As filed with the Securities and Exchange Commission on January 25, 2007

Registration No. 333-139572

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CHENIERE ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	2813	20-5913059
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

717 Texas Avenue, Suite 3100

Houston, Texas 77002

(713) 659-1361

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Don A. Turkleson

Chief Financial Officer

717 Texas Avenue, Suite 3100

Houston, Texas 77002

(713) 659-1361

(Name, address, including zip code, and telephone number including area code, of agent for service)

Copies to:

Geoffrey K. Walker Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 (713) 220-4200	Joshua Davidson Sean T. Wheeler Baker Botts L.L.P. One Shell Plaza 910 Louisiana Street Houston, Texas 77002 (713) 229-1234

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 25, 2007

P R O S P E C T U S

12,500,000 Common Units

Representing Limited Partner Interests

Cheniere Energy Partners, L.P.

$          per unit

We are a limited partnership recently formed by Cheniere Energy, Inc., or Cheniere. This is the initial public offering of our common units. This prospectus relates to 5,210,331 common units to be offered by us and 7,289,669 common units to be offered by Cheniere LNG Holdings, LLC, an affiliate of Cheniere. We expect the initial public offering price to be between $             and $             per unit. The selling unitholder has granted the underwriters a 30-day option to purchase up to an additional 1,875,000 common units to cover over-allotments. We will not receive any proceeds from any common units sold by the selling unitholder. We have applied to list our common units on the American Stock Exchange under the symbol “        .”

We will establish a distribution reserve with the net proceeds that we receive from this offering, which will be used to fund the payment of the initial quarterly distribution of $0.425 per unit on all common units, as well as related distributions to our general partner, through the quarter ending June 30, 2009.

Investing in our common units involves risks. Please read “ Risk Factors” beginning on page 18.

These risks include the following:

•	We are a development stage company without any revenues, operating cash flows or operating history. If our efforts to complete construction of the Sabine Pass liquefied natural gas, or LNG, receiving terminal are unsuccessful or substantially delayed for any reason, you may lose all or a portion of your investment.

•	We are dependent on three customers for all of our revenue. If any of these customers fails to perform under its terminal use agreement, or TUA, for any reason, our business will be materially and adversely affected and you may lose all or a portion of your investment.

•	Until we begin to receive significant cash flows under our TUAs, which we expect to occur in 2009, our distributions to you will come from the distribution reserve and will be a return of your investment.

•	Half of our contracted TUA revenue is from an affiliate of our general partner, Cheniere Marketing, which has a limited operating history, limited capital, no credit rating and an unproven business strategy.

•	If Cheniere Marketing is unable to enter into commercial arrangements for the use of its contracted capacity at the Sabine Pass LNG receiving terminal or otherwise generate funds, it will be unable to make its TUA payments without financial support from Cheniere, which has guaranteed Cheniere Marketing’s obligations under its TUA. Cheniere has a non-investment grade corporate rating of B.

•	Cheniere Marketing’s ability to satisfy its obligations under its TUA is dependent on favorable industry conditions, including increased demand for LNG in the United States.

•	The indenture governing the Sabine Pass LNG notes issued to fund construction of the Sabine Pass LNG receiving terminal prohibits cash distributions to us unless specified conditions have been satisfied, including a fixed charge coverage ratio test. Because payments under the other two customers’ TUAs will not provide sufficient coverage, substantial additional revenues from the Cheniere Marketing TUA or from other sources will be required after March 31, 2009 to satisfy the indenture test. If these additional payments are not received from the Cheniere Marketing TUA or from other sources, or if Cheniere Marketing makes the payments but those payments are not considered revenue under generally accepted accounting principles, the indenture will prevent Sabine Pass LNG from making distributions to us. As a result, we would be unable to make any distributions on our common units.

•	Cheniere is not restricted from competing with us and is free to develop, operate and dispose of, and is currently developing, LNG receiving terminals, pipelines and other assets without any obligation to offer us the opportunity to develop or acquire those assets.

•	Our general partner and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to your detriment.

•	Holders of our common units are not entitled to elect our general partner or its directors.

•	You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to Cheniere Energy Partners, L.P.	$	$
Proceeds to selling unitholder (before expenses)	$	$

(1)	Includes a structuring fee equal to 0.50% of the gross proceeds of this offering, or approximately $ million, payable to Citigroup Global Markets Inc.

The underwriters expect to deliver the common units on or about                     , 2007.

Citigroup	Merrill Lynch & Co.	Credit Suisse

                    , 2007

You should rely only on the information contained in this prospectus. We have not, and the underwriters and selling unitholder have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters and selling unitholder are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

ii

References in this prospectus to “Cheniere Energy Partners, L.P.,” “we,” “our,” “us” or like terms when used in a historical context refer to the business conducted by Sabine Pass LNG, L.P. and its general partner and limited partner, the equity interests of which are being contributed to Cheniere Energy Partners, L.P. in connection with this offering. When used in the present tense or prospectively, those terms refer to Cheniere Energy Partners, L.P. and its subsidiaries. References to “Cheniere” with respect to periods prior to the closing of this offering mean Cheniere Energy, Inc., together with its subsidiaries, as the historical owner and operator of our business, while those references with respect to periods from and after the closing of this offering mean Cheniere Energy, Inc., together with its subsidiaries, as the indirect owner of our general partner. References to “Sabine Pass LNG” refer to Sabine Pass LNG, L.P., our indirect wholly-owned subsidiary. References to the “selling unitholder” and “Cheniere Holdings” refer to Cheniere LNG Holdings, LLC, an indirect subsidiary of Cheniere and our sole limited partner prior to the closing of this offering.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in the common units. You should read the entire prospectus carefully, including the historical financial statements and the notes to those financial statements. You should read “Risk Factors” for information about important risks to consider before buying our common units. Unless otherwise indicated, the information presented in this prospectus assumes an initial offering price per common unit of $         and that the underwriters’ option to purchase additional units is not exercised.

Cheniere Energy Partners, L.P.

Overview

We are a Delaware limited partnership recently formed by Cheniere Energy, Inc. Through our wholly-owned subsidiary, Sabine Pass LNG, we will develop, own and operate the Sabine Pass LNG receiving terminal currently under construction in western Cameron Parish, Louisiana on the Sabine Pass Channel.

Construction of the Sabine Pass LNG receiving terminal began in March 2005. Upon completion of construction, the Sabine Pass LNG receiving terminal will be the largest LNG receiving terminal in North America with approximately 4.0 billion cubic feet per day, or Bcf/d, of regasification capacity and approximately 16.8 Bcf of LNG storage capacity. All of this capacity has been contracted for under three 20-year, firm commitment terminal use agreements, or TUAs. Each customer must make payments on a “take-or-pay” basis, which means that the customer will be obligated to pay the full contracted amount of monthly fees whether or not it uses any of its reserved capacity. Provided the Sabine Pass LNG receiving terminal has achieved the required level of commercial operation, which we expect will occur in the third quarter of 2008, these “take-or-pay” TUA payments will be made as follows:

•	Total LNG USA, Inc., or Total, has reserved approximately 1.0 Bcf/d of regasification capacity and has agreed to make monthly payments to us aggregating approximately $125 million per year for 20 years commencing April 1, 2009. Total, S.A. has guaranteed Total’s obligations under its TUA up to $2.5 billion. Total, S.A. has Moody’s and Standard & Poor’s corporate ratings of Aa1 and AA, respectively.

•	Chevron U.S.A., Inc., or Chevron, has reserved approximately 1.0 Bcf/d of regasification capacity and has agreed to make monthly payments to us aggregating approximately $125 million per year for 20 years commencing not later than July 1, 2009. Chevron Corporation has guaranteed up to 80% of the fees payable by Chevron under its TUA. Chevron Corporation has Moody’s and Standard & Poor’s corporate ratings of Aa2 and AA, respectively.

•	Cheniere Marketing, Inc., or Cheniere Marketing, a wholly-owned subsidiary of Cheniere, has reserved approximately 2.0 Bcf/d of regasification capacity, is entitled to use any capacity not utilized by Total and Chevron and has agreed to make monthly payments to us aggregating approximately $250 million per year for at least 19 years commencing January 1, 2009. In addition, Cheniere Marketing has agreed to make payments of $5 million per month during an initial commercial operations ramp-up period in 2008. Cheniere has guaranteed Cheniere Marketing’s obligations under its TUA. Cheniere has no Moody’s rating and a Standard & Poor’s corporate rating of B.

The Sabine Pass LNG Receiving Terminal

The initial phase, or Phase 1, of the Sabine Pass LNG receiving terminal was designed, and permitted by the Federal Energy Regulatory Commission, or the FERC, with a regasification capacity of 2.6 Bcf/d, three LNG storage tanks with an aggregate LNG storage capacity of 10.1 billion cubic feet, or Bcf, and two unloading docks capable of handling the largest LNG carriers currently being operated or built. In July 2006, Sabine Pass LNG received approval from the FERC to increase the regasification capacity of the Sabine Pass LNG receiving terminal from 2.6 Bcf/d to 4.0 Bcf/d by adding up to three additional LNG storage tanks, additional vaporizers and related facilities. We refer to the entire FERC- approved expansion as Phase 2. The first stage of the Phase 2 expansion will include two additional LNG storage tanks, additional vaporizers and related facilities, and will achieve a full operability at approximately 4.0 Bcf/d and an aggregate storage capacity of approximately 16.8 Bcf. We refer to this expansion as Phase 2 – Stage 1. We will conduct further Phase 2 expansion, if any, including construction of a potential sixth LNG storage tank, in one or more subsequent stages.

The timeline below sets forth the anticipated timing for completing construction of Phase 1 and Phase 2 – Stage 1 of the Sabine Pass LNG receiving terminal and the timing of payments to Sabine Pass LNG under the TUAs.

We estimate that the cost to construct Phase 1 of the Sabine Pass LNG receiving terminal will be approximately $900 million to $950 million, before financing costs. We estimate that the cost to construct Phase 2 – Stage 1 will be approximately $500 million to $550 million, before financing costs. These cost estimates are subject to change due to such items as cost overruns, change orders, delays in construction, increased component and material costs, escalation of labor costs and increased spending to maintain the construction schedule. As of December 31, 2006, Sabine Pass LNG had paid $579.1 million and $53.8 million of Phase 1 and Phase 2 – Stage 1 construction costs, respectively. The remaining construction expenditures will be funded from a construction account established in November 2006 with $886.7 million of the proceeds from the issuance of $2,032 million of its senior secured notes, which we refer to as the Sabine Pass LNG notes. Please read “Indebtedness” for more information about the Sabine Pass LNG notes and, among other things, the restricted payment requirements imposed on Sabine Pass LNG by the indenture governing the Sabine Pass LNG notes.

Business Objectives

Our primary business objectives are to complete construction of the Sabine Pass LNG receiving terminal and, thereafter, to generate stable cash flows sufficient to pay the initial quarterly distribution to our unitholders and, over time and upon satisfaction of these objectives, to increase our quarterly cash distribution.

Competitive Strengths

We believe that we have several strengths in pursuing our business objectives and strategies, including:

•	three long-term TUAs providing for contracted and stable cash flows;

•	solid arrangements with Bechtel Corporation, or Bechtel, for the construction of the Sabine Pass LNG receiving terminal;

•	having what we believe is one of the best available North American sites for the Sabine Pass LNG receiving terminal;

•	ample pipeline access to natural gas markets, which is currently being developed;

•	economies of scale in operation of the Sabine Pass LNG receiving terminal;

•	an environmentally sound and community friendly approach in developing the Sabine Pass LNG receiving terminal; and

•	an experienced management team.

Our Relationship with Cheniere

Cheniere is the indirect owner of our general partner, as well as of our common and subordinated units that will represent a 90.4% limited partner interest in us upon completion of this offering. Cheniere is engaged primarily in the business of developing onshore LNG receiving terminals, and related natural gas pipelines, along the Gulf Coast of the United States. Cheniere is also developing a business to market LNG and natural gas, primarily through Cheniere Marketing. To a limited extent, Cheniere is also engaged in oil and natural gas exploration and development activities in the Gulf of Mexico.

Cheniere Marketing has entered into a TUA for all of the regasification capacity at the Sabine Pass LNG receiving terminal not reserved and utilized by Total and Chevron. As a result, approximately 50% of our anticipated combined revenues will be attributable to fees paid by Cheniere Marketing under its TUA with Sabine Pass LNG, which will be guaranteed by Cheniere. Cheniere Marketing is a small, development stage company, with a limited operating history, limited capital, no credit rating and an unproven business strategy. Cheniere Marketing’s business plan is to purchase LNG on a short-term and long-term basis, to regasify the LNG at Sabine Pass LNG or other LNG receiving terminals, and to trade natural gas and market its regasified LNG in North America and other worldwide natural gas markets. It intends to earn a profit on the purchase of LNG and sale of natural gas after paying its TUA and pipeline fees and other operating expenses. Cheniere Marketing has no agreements or arrangements for supplies of LNG, a limited history of trading natural gas and no unconditional commitments from customers for the purchase of natural gas.

In addition to the Sabine Pass LNG receiving terminal, Cheniere has two other LNG receiving terminals that are currently in early stages of development: the Corpus Christi LNG receiving terminal near Corpus Christi, Texas, and the Creole Trail LNG receiving terminal at the mouth of the Calcasieu Channel in central Cameron Parish, Louisiana. If constructed in accordance with the permits that have been issued by the FERC, these two terminals would have an aggregate designed regasification capacity of approximately 5.9 Bcf/d. Cheniere is also developing, and anticipates constructing, natural gas pipelines to connect each of the three LNG receiving terminals to North American natural gas markets.

In the future, we may have opportunities to acquire some or all of these assets from Cheniere at an appropriate stage of commercialization and development, although we cannot predict whether any acquisitions will be made available to us or whether we will pursue or complete any future acquisitions. Our relationship with Cheniere also provides us with access to Cheniere’s management talent, market insights and significant industry relationships. Although we believe that our relationship with Cheniere is a strength, it is also a source of conflicts of interest. Cheniere is not restricted from competing with us and is free to develop, operate and dispose of, and is currently developing, LNG receiving terminals, pipelines and other assets without any obligation to offer us the opportunity to develop or acquire those assets. Please read “Conflicts of Interest and Fiduciary Duties.”

Independent Engineer’s Report

This prospectus contains a report by Stone & Webster Management Consultants, Inc., or the Independent Engineer. The Independent Engineer is a leading consulting and engineering firm that devotes a substantial portion of its resources to providing services related to the technical, environmental and economic aspects of industrial facilities. The Independent Engineer’s report analyzes certain construction, technical, environmental and economic aspects of the Sabine Pass LNG receiving terminal. This report includes, among other things, discussions of the technology used at the Sabine Pass LNG receiving terminal, engineering and construction execution issues and costs, operating plans, timing matters, environmental permitting status, and a technical review of the construction and related documents pertaining to the Sabine Pass LNG receiving terminal. A copy of the report is attached as Appendix B to this prospectus and should be read in its entirety.

In the preparation of its report, the Independent Engineer has relied on assumptions regarding circumstances beyond the control of us or any other person. By their nature, these assumptions are subject to significant uncertainties, and actual results will differ, perhaps materially, from those stated in the report. We cannot give any assurance that these assumptions will prove to be correct. If our actual results are materially less favorable than those shown in the Independent Engineer’s report, or if the assumptions prove to be incorrect, Sabine Pass LNG’s ability to pay distributions to us, and our ability to pay distributions to our unitholders, may be adversely affected.

Summary of Risk Factors

An investment in our common units involves risks associated with our business, our partnership structure and the tax characteristics of our common units. Those risks are described under the caption “Risk Factors” and include:

Risks Relating to Our Business in General

•	We are a development stage company without any revenues, operating cash flows, operating history or experience constructing, operating or maintaining an LNG facility, and if we are unable to complete construction of the Sabine Pass LNG receiving terminal or if our customers fail to perform under their contracts for whatever reason, our business will be materially and adversely affected and you could lose all or a significant portion of your investment.

•	Until we begin to receive cash flows under all three of our TUAs in 2009, all or a portion of our distributions to you will be a return of your investment.

•	Our substantial indebtedness could adversely affect our ability to operate our business and to pay or increase distributions to you.

Risks Relating to Completion of the Sabine Pass LNG Receiving Terminal

•	Sabine Pass LNG’s inability to timely construct and commission the Sabine Pass LNG receiving terminal would prevent it from commencing operations when anticipated and would delay or prevent it, and consequently us, from realizing anticipated cash flows. Factors that might delay or prevent completion of construction include failure of the contractors to fulfill their contractual obligations, failure to enter additional agreements with contractors, shortages of materials, difficulty in financing any cost overruns, difficulties in obtaining LNG for commissioning activities, failure to obtain necessary governmental and third-party permits, weather conditions and other catastrophes, labor shortages or disputes, and local community resistance.

•	We are dependent on Bechtel and other contractors for the successful completion of the Sabine Pass LNG receiving terminal.

•	We may experience cost overruns.

Risks Relating to Our Cash Distributions

•	We may not have sufficient cash from operations to enable us to fund the initial quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to our general partner and funding of capital expenditures.

•	Sabine Pass LNG may be restricted under the terms of the indenture governing the Sabine Pass LNG notes from making distributions to us and from incurring additional indebtedness under certain circumstances, which may limit our ability to pay or increase distributions to you.

•	Cost reimbursements and management fees due to our general partner and its affiliates will reduce cash available to pay distributions to you.

•	Our financial estimates, including our forecast of cash available for distribution, and our Independent Engineer’s conclusions are based on certain assumptions that may not materialize.

Risks Relating to Development and Operation of Our Business

•	We will be dependent for substantially all of our revenues and cash flows on the TUA counterparties, including Cheniere Marketing, which has a limited operating history, limited capital, no credit rating and an unproven business strategy.

•	After the Sabine Pass LNG receiving terminal is placed in service, its business will involve significant operational risks.

•	Sabine Pass LNG may be required to purchase more natural gas than anticipated to provide fuel at the Sabine Pass LNG receiving terminal, which would increase operating costs and could have a material adverse effect on our results of operations.

•	The inability to import LNG into the U.S. could materially adversely affect our customers, particularly Cheniere Marketing, and our business plans and results of operations if Sabine Pass LNG has to replace TUAs that terminate or expire.

•	Failure of sufficient LNG liquefaction capacity to be constructed worldwide could adversely affect the performance by our customers, particularly Cheniere Marketing, of their obligations under the TUAs and could reduce our operating revenues, cause us operating losses and adversely affect our ability to make or increase distributions.

•	A shortage of LNG tankers worldwide could adversely affect the performance by our customers, particularly Cheniere Marketing, of their obligations under the TUAs and could reduce our operating revenues, cause us operating losses and adversely affect our ability to make or increase distributions.

•	Failure of imported LNG to become a competitive source of energy in North America could adversely affect the performance by our customers, particularly Cheniere Marketing, of their obligations under the TUAs and could reduce our operating revenues, cause us operating losses and adversely affect our ability to make or increase distributions.

•	Decreases in the price of natural gas could lead to reduced development of LNG projects worldwide, which could adversely affect the performance by our customers, particularly Cheniere Marketing, of their obligations under the TUAs and could reduce our operating revenues, cause us operating losses and adversely affect our ability to make or increase distributions.

•	Cyclical changes in the demand for LNG regasification capacity may adversely affect the performance by our customers, particularly Cheniere Marketing, of their obligations under the TUAs and could reduce our operating revenues, cause us operating losses and adversely affect our ability to make or increase distributions.

•	We may face competition from competitors with far greater resources, as well as potential overcapacity in the LNG receiving terminal marketplace.

Risks Relating to an Investment in Us and Our Common Units

•	Our general partner and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to the detriment of us and our unitholders.

•	Cheniere is not restricted from competing with us and is free to develop, operate and dispose of, and is currently developing, LNG receiving terminals, pipelines and other assets without any obligation to offer us the opportunity to develop or acquire those assets.

•	Our partnership agreement limits our general partner’s fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

•	Even if unitholders are dissatisfied, they cannot initially remove our general partner without its consent.

•	Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

•	You will experience immediate and substantial dilution of $18.66 per common unit.

Risks Relating to Tax Matters

•	Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity level taxation by individual states. If the Internal Revenue Service, or IRS, were to treat us as a corporation or if we were to become subject to a material amount of entity level taxation for state tax purposes, then our cash available for distribution to you would be substantially reduced.

•	A successful IRS contest of the federal income tax positions that we take may adversely impact the market for our common units, and the costs of any contests will be borne by our unitholders and our general partner.

•	You may be required to pay taxes on your share of our taxable income even if you do not receive any cash distributions from us.

•	Tax gain or loss on the disposition of our common units could be different than expected.

Formation Transactions and Partnership Structure

General

We are a Delaware limited partnership formed in November 2006. At the closing of this offering, the following transactions will occur:

•	Cheniere LNG Holdings, LLC, which we refer to as Cheniere Holdings, will contribute through us to our wholly-owned subsidiary, Cheniere Energy Investments, LLC, all of its equity interests in Sabine Pass LNG-GP, Inc. and Sabine Pass LNG-LP, LLC, which own all of the equity interests in Sabine Pass LNG;

•	we will issue to Cheniere Holdings 21,206,026 common units and 135,383,831 subordinated units;

•	we will issue to our general partner, a direct wholly-owned subsidiary of Cheniere Holdings, 3,302,045 general partner units representing a 2% general partner interest in us and all of our incentive distribution rights, which will entitle our general partner to increasing percentages of the cash that we distribute in excess of $0.489 per unit per quarter;

•	we will issue 5,210,331 common units to the public in this offering;

•	we will use our net proceeds from this offering to deposit $96.7 million into a distribution reserve account as described in “—The Offering;”

•	Cheniere Holdings will sell 7,289,669 common units to the public in this offering, after which Cheniere Holdings and the public will have an aggregate 90.4% and 7.6% limited partner interest in us, respectively;

•	our general partner will enter into a services agreement with an affiliate of Cheniere for the provision of various general and administrative services for an annual administrative fee of $10 million, adjusted for inflation after January 1, 2007, beginning in the first quarter of 2009; and

•	our general partner will enter into a services and secondment agreement pursuant to which we anticipate that certain employees of a Cheniere affiliate will be seconded to our general partner to provide operating and routine maintenance services with respect to the Sabine Pass LNG receiving terminal.

As is common with publicly traded limited partnerships and in order to maximize operational flexibility, we will conduct our operations through subsidiaries.

Organizational Structure

The following table and diagram depict our ownership and organizational structure, after giving effect to this offering and the related transactions, and our relationship with Cheniere and Cheniere Marketing.

Public Common Units	7.6%
Cheniere Affiliate Common Units	8.4%
Cheniere Affiliate Subordinated Units	82.0%
General Partner Units	2.0%

Total	100.0%

Management of Our Partnership

Our general partner, Cheniere Energy Partners GP, LLC, will manage our operations and activities. Cheniere indirectly owns and controls our general partner. An affiliate of Cheniere will receive an annual administrative fee of $10 million, adjusted for inflation after January 1, 2007, beginning in the first quarter of 2009 for the provision of various general and administrative services to us and will also be entitled to reimbursement of all direct expenses incurred on our behalf. Our general partner will also be entitled to distributions on its general partner units and, if specified requirements are met, on its incentive distribution rights. Please read “Cash Distribution Policy and Restrictions on Distributions” and “Certain Relationships and Related Transactions.” Unlike stockholders in a publicly traded corporation, our unitholders will not be entitled to elect our general partner or its directors.

Principal Executive Offices and Internet Address

Our principal executive offices are located at 717 Texas Avenue, Suite 3100, Houston, Texas 77002, and our telephone number is (713) 659-1361. Our website is http://www.                    .com. We will make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission, or SEC, available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Summary of Conflicts of Interest and Fiduciary Duties

Our general partner has a fiduciary duty to manage us in a manner beneficial to our unitholders. However, because our general partner is indirectly wholly-owned by Cheniere, the officers and directors of our general partner also have fiduciary duties to manage the business of our general partner in a manner beneficial to Cheniere. Certain of the executive officers and non-independent directors of our general partner also serve as executive officers and directors of Cheniere. As a result of these relationships, conflicts of interest exist and may arise in the future between us and our unitholders, on the one hand, and our general partner and its affiliates, on the other hand. Cheniere and its affiliates may compete directly with us and do not have an obligation to present business opportunities to us. For more detailed descriptions of the conflicts of interest of our general partner, please read “Risk Factors—Risks Relating to an Investment in Us and Our Common Units” and “Conflicts of Interest and Fiduciary Duties—Conflicts of Interest.”

Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions that might otherwise constitute a breach of our general partner’s fiduciary duties owed to our unitholders. By purchasing a common unit, you are treated as having consented to various actions contemplated in the partnership agreement and to conflicts of interest that might otherwise be considered a breach of fiduciary or other duties under applicable state law. Please read “Conflicts of Interest and Fiduciary Duties—Fiduciary Duties” for a description of the fiduciary duties imposed on our general partner by Delaware law, the material modifications of these duties contained in our partnership agreement and certain legal rights and remedies available to our unitholders.

For a description of our other relationships with our affiliates, especially Cheniere Marketing, please read “Certain Relationships and Related Transactions.”

The Offering

Common units offered by us	5,210,331 common units.

Common units offered by the selling unitholder	7,289,669 common units, or 9,164,669 common units if the underwriters exercise their option to purchase additional units in full.

Units outstanding after this offering

26,416,357 common units, representing a 16% limited partner interest, 135,383,831 subordinated units, representing an 82% limited partner interest, and 3,302,045 general partner units, representing a 2% general partner interest.

Use of proceeds

We estimate that we will receive net proceeds of approximately $96.7 million from the sale of our common units in this offering, after deducting the underwriting discount and structuring fee on each unit sold, assuming an initial public offering price of $20.00 per common unit. All of our net proceeds will be used to purchase U.S. treasury securities in an amount sufficient to fund a distribution reserve to pay the $0.425 initial quarterly distribution on all common units, as well as related distributions to our general partner, through the distribution made in respect of the quarter ending June 30, 2009.

The selling unitholder will pay the same underwriting discount and structuring fee on each unit sold, as well as all other costs related to this offering. The selling unitholder has granted the underwriters an option to purchase additional common units to cover over-allotments, if any, in connection with this offering. We will not receive any proceeds from any common units sold by the selling unitholder, including proceeds received from any exercise of the underwriters’ option to purchase additional common units.

Distribution reserve

We will deposit $96.7 million as a distribution reserve in a separate account. The deposited amount will be invested in U.S. treasury securities maturing as to principal and interest at such times and in such amounts as will be sufficient to pay the $0.425 initial quarterly distribution per common unit for all common units, as well as related distributions to our general partner, through the distribution made in respect of the quarter ending June 30, 2009. The distribution reserve will be restricted cash on our balance sheet. In the event that we issue additional common units prior to June 30, 2009, we will use a portion of the net proceeds from such issuance to increase the distribution reserve by an amount that our general partner, with the concurrence of the conflicts committee of its board of directors, determines is required to fund the initial quarterly distribution for such additional common units and related general partner units from their date of issuance through the distribution made in respect of the quarter ending June 30, 2009. Any amount remaining in the distribution reserve on August 15, 2009 will be distributed to Cheniere Holdings. We may distribute amounts in the distribution reserve to Cheniere

Holdings prior to August 15, 2009 if our general partner, with the concurrence of the conflicts committee, determines that such reserves are not necessary to provide for distributions on all of our common units and general partner units for any quarter ending on or prior to June 30, 2009.

Anticipated cash distributions

We must distribute all of our cash on hand at the end of each quarter, less any reserves established by our general partner. We refer to this as available cash, and we define its meaning in our partnership agreement. We expect that we will not have sufficient operating cash flow under the TUAs to pay the full initial quarterly distribution on all the common and general partner units until the third quarter of 2009. Therefore, we will use the distribution reserve to fund the initial quarterly distribution on the common units and general partner units through the quarter ending June 30, 2009.

For each calendar quarter, we intend to pay the initial quarterly distribution on all of our outstanding units to the extent that we have sufficient cash in the distribution reserve and from operations, after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. Our ability to pay the initial quarterly distribution is subject to various restrictions and other factors described in more detail under the caption “Cash Distribution Policy and Restrictions on Distributions.” In general, we will pay any cash distributions that we make with respect to each such quarter in the following manner:

•	first, 98% to the common units and 2% to our general partner, until each common unit has received the initial quarterly distribution of $0.425 plus any arrearages from prior quarters;

•	second, 98% to the subordinated units and 2% to our general partner, until each subordinated unit has received the initial quarterly distribution of $0.425; and

•	third, 98% to all units, pro rata, and 2% to our general partner, until each unit has received an aggregate distribution equal to $0.489;

•	fourth, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives a total of $0.531 per unit for that quarter;

•	fifth, 75% to all unitholders, pro rata, and 25% to our general partner, until each unitholder receives a total of $0.638 per unit for that quarter; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

We refer to distributions to our general partner in excess of 2% as incentive distributions.

Cash distributions on the common units will generally be made within 45 days after the end of each quarter. The initial quarterly distribution for the period from the closing of this offering through the end of the quarter in which the closing occurs will be adjusted based on the actual length of the period.

Subordination period

During the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the initial quarterly distribution plus any arrearages on the initial quarterly distribution from prior quarters. Subordinated units will not accrue arrearages.

The subordination period generally will end if:

•	we have earned and paid at least $0.425 on each outstanding common unit, subordinated unit and general partner unit for any three consecutive, non-overlapping four-quarter periods ending on or after March 31, 2010; or

•	if we have earned and paid at least $0.638 (150% of the initial quarterly distribution) on each outstanding common unit, subordinated unit and general partner unit for any four consecutive quarters ending on or after March 31, 2008.

The subordination period will also end upon the removal of our general partner other than for cause if the units held by our general partner and its affiliates are not voted in favor of such removal. Please read “How We Make Cash Distributions—Subordination Period.”

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, the common units will no longer be entitled to any arrearages and the converted units will then participate pro rata with the other common units in distributions of available cash.

Issuance of additional units

During the subordination period, we may not issue any additional common units or units senior to our common units without the approval of the conflicts committee of the board of directors of our general partner. For any additional common units that we issue prior to June 30, 2009, we must increase the distribution reserve by an amount that our general partner, with the concurrence of the conflicts committee of its board of directors, determines is required to fund the initial quarterly distribution on such additional common units and related general partner units from their date of issuance through the distribution in respect of the quarter ending June 30, 2009. After the subordination period, we can issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of the conflicts committee. Please read “Units Eligible for Future Sale” and “The Partnership Agreement—Issuance of Additional Securities.”

Limited voting rights

Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or the directors of our general partner. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, our general partner and its affiliates will own an aggregate of 92.3% of our common and subordinated units (approximately 91.2% if the underwriters exercise their option to purchase additional common units in full). This will give our general partner the practical ability to prevent its involuntary removal. Please read “The Partnership Agreement—Voting Rights.”

Limited call right

If at any time our general partner and its affiliates own more than 80% of our outstanding common units, our general partner has the right, but not the obligation, to purchase all, but not less than all, of our remaining common units at a price not less than the current market price, as defined in our partnership agreement, of our common units. Please read “The Partnership Agreement—Limited Call Right.”

Estimated ratio of taxable income to distributions

We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2009, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than         % of the cash distributed to you with respect to that period. Please read “Material Tax Consequences—Tax Consequences of Unit Ownership” for the basis of this estimate.

Material tax consequences

For a discussion of other material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read “Material Tax Consequences.”

Exchange listing	We have applied to list our common units on the American Stock Exchange under the symbol “ .”

Forecast of Cash Available to Pay Distributions

The following table summarizes our forecast of the expected revenues, EBITDA and cash available to pay the initial quarterly distribution of $0.425 on all of our outstanding common units, subordinated units and general partner units for each of the four quarters in the twelve-month period ending June 30, 2010. Prior to June 30, 2009, we will use funds from the distribution reserve to pay the initial quarterly distribution of $0.425 on all of our outstanding common units, as well as related distributions to our general partner. This information should be read in conjunction with the more detailed information presented in the table illustrating our forecast of cash available for distribution for the period from March 31, 2007 through June 30, 2010, including the accompanying footnotes, explanations and descriptions of assumptions relating thereto, set forth under “Cash Distribution Policy and Restrictions on Distributions.”

The information set forth below summarizes our anticipated results of operations, including the projected revenues under our 20-year TUAs with Total, Chevron and Cheniere Marketing, for the first four consecutive quarters in which we expect to receive operating revenues under all three TUAs. In preparing this information, we have relied on assumptions regarding circumstances beyond the control of us or any other person. By their nature, the assumptions are subject to significant uncertainties, and actual results will differ, perhaps materially, from those forecasted. We cannot give any assurance that these assumptions are correct or that this information will reflect actual results. Accordingly, this forecast is not intended to be a prediction of future results. If our actual results are materially less favorable than those shown, or if the assumptions used in preparing this information prove to be incorrect, our ability to make distributions to our unitholders may be adversely affected. For additional information relating to our financial forecast, please read “Risk Factors—Risks Relating to Our Cash Distributions—Our financial estimates, including our forecast of cash available for distribution, and our Independent Engineer’s conclusions are based on certain assumptions that may not materialize.” For information about risks relating to Cheniere Marketing’s business as a development stage company, please read “Risk Factors—Risks Relating to Development and Operation of Our Business—We will be dependent for substantially all of our revenues and cash flows on the TUA counterparties, including Cheniere Marketing, which has a limited operating history, limited capital, no credit rating and an unproven business strategy.”

The operating expenses set forth in the table below for the four quarters ending June 30, 2010 may be higher in later years due to numerous factors, such as increased maintenance costs of the Sabine Pass LNG receiving terminal as the facility ages. As a result, the Sabine Pass LNG EBITDA forecast for the fourth quarter ending June 30, 2010 is not indicative of the Sabine Pass LNG EBITDA that may be achieved in the future. Furthermore, Sabine Pass LNG’s EBITDA does not include capital expenditures and other non-operating items that require cash expenditures, which over time may be material to our business and may have a significant negative impact on our cash available for payment of interest on, and the principal of, the Sabine Pass LNG notes.

Approximately one-half of our forecast revenues are attributable to Cheniere Marketing, which is a small, development stage company with virtually no operating history. See “Risk Factors—Risks Relating to Development and Operation of Our Business—We will be dependent for substantially all of our revenues and cash flows on the TUA counterparties. Cheniere Marketing has a limited operating history, limited capital, no credit rating and an unproven business strategy and may not be able to make payments to us under its TUA.” We do not expect to generate sufficient cash flow from operations to repay the Sabine Pass LNG notes upon maturity without additional refinancing, which may not be available on terms reasonably acceptable to us or at all. See “Risk Factors—Risk Relating to Our Business in General—Our substantial indebtedness could adversely affect our ability to operate our business and to pay or increase distributions to you.”

Forecast of Cash Available for Distribution

Four Quarters Ending June 30, 2010

(in millions)

TUA revenues(1)
Total TUA(2)	$125.5
Chevron TUA(2)	129.9
Cheniere Marketing TUA	255.7

Aggregate TUA revenues	511.1
Deferred revenues(2)	(4.0)
Operating expenses of Sabine Pass LNG(3)	(36.7)
Assumed commissioning costs(4)	—
State and local taxes	(9.9)

Sabine Pass LNG EBITDA(5)	460.5
Maintenance capital expenditures(3)	(1.5)
Interest on Sabine Pass LNG Notes(6)	(151.0)
General and administrative expenses of our partnership(7)	(13.3)

Cash available for distribution	294.7

Annual distributions to:
Publicly held common units	(21.3)
Common units held by affiliates of our general partner	(23.7)
Subordinated units held by affiliates of our general partner	(230.1)
General partner units held by our general partner	(5.6)

Total annual distributions	(280.7)

Surplus	$14.0

(1)	Fixed capacity reservation fees, including an operating fee component subject to adjustment for annual consumer price index inflation (assumed to be 2.5% annually).
(2)	TUA revenues include $2 million of annual non-cash deferred revenues during the first ten years under each of the Total and Chevron TUAs related to $20 million of advance capacity reservation fees previously received from each of Total and Chevron.
(3)	Combined Sabine Pass LNG operating expenses and maintenance capital expenditures are as estimated by us and the Independent Engineer. See the report of the Independent Engineer, attached as Appendix B to this prospectus. Maintenance capital expenditures estimated by us at $1.5 million per year beginning in 2009, escalating with inflation at 2.5% annually thereafter, are presented separately in this table.
(4)	We anticipate that these commissioning costs will be paid before the third quarter of 2009.
(5)	Calculated as Sabine Pass LNG’s aggregate TUA revenues less non-cash deferred revenues, operating expenses, assumed commissioning costs and state and local taxes. See “—Non-GAAP Financial Measure” below for more information.
(6)	Assumes total debt consists solely of the $2,032 million of the Sabine Pass LNG notes, which have a weighted-average fixed interest rate of 7.432% paid semi-annually.
(7)	Estimated tax compliance and publicly traded partnership tax reporting, accounting, SEC reporting and other costs of operating as a publicly traded partnership of $2.5 million per year and, beginning in the first quarter of 2009, annual payments of $10 million per year to a Cheniere affiliate for providing general and administrative services to us, in each case as adjusted for assumed inflation at 2.5% per year after January 1, 2007.

Non-GAAP Financial Measure

Sabine Pass LNG’s EBITDA is computed as total revenues less non-cash deferred revenues, operating expenses, assumed commissioning costs and state and local taxes. It does not include depreciation expenses and certain non-operating items. Because we have not forecasted such depreciation expense and non-operating items, we have not made any forecast of net income, which would be the most directly comparable financial measure under generally accepted accounting principles, or GAAP. As a result, we are unable to reconcile differences between forecasts of EBITDA and net income. EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as commercial banks, to assess:

•	the anticipated financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest on our indebtedness; and

•	our anticipated operating performance and return on invested capital compared to other comparable companies, without regard to their financing methods and capital structure.

Sabine Pass LNG’s EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Sabine Pass LNG’s EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among companies. Therefore, Sabine Pass LNG’s EBITDA may not be comparable to similarly titled measures of other companies.

Selected Financial Data of Our Combined Predecessor Entities

The following tables set forth the selected financial data of our predecessor entities on a combined basis for the periods and at the dates indicated. Our combined predecessor entities refers to Sabine Pass LNG and its limited partner and general partner.

The combined statement of operations data for the period from October 20, 2003 (inception) through December 31, 2003, for the years ended December 31, 2004 and 2005, and the combined balance sheet information at December 31, 2004 and 2005 are derived from our audited combined financial statements, which are included elsewhere in this prospectus. The summary combined balance sheet information at December 31, 2003 has been derived from our audited combined balance sheet as of December 31, 2003, which is not included in this prospectus. We have derived the combined statement of operations data for the nine months ended September 30, 2005 and 2006 and for the period from October 20, 2003 (inception) to September 30, 2006, and the combined balance sheet data at September 30, 2006 from our unaudited combined financial statements, which are included elsewhere in this prospectus. The unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements and, in the opinion of management of our general partner, include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the information set forth therein. Our past financial or operating performance is not a reliable indicator of our future performance (particularly anticipated revenues, debt costs and expenses), and you should not use our historical performance to anticipate results or future period trends.

We derived the information in the following table from, and that information should be read together with and is qualified in its entirety by reference to, the combined financial statements and the accompanying notes included in this prospectus. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Combined Predecessor Entities
	Period from October 20, 2003 (inception) to December 31, 2003	Year ended December 31,		Nine months ended September 30,		Period from October 20, 2003 (inception) to September 30, 2006
		2004	2005	2005	2006
	(in thousands)
				(unaudited)	(unaudited)	(unaudited)
Statement of Operations Data:
Revenues	$—	$—	$—	$—	$—	$—
Expenses	2,763	4,682	4,718	3,410	9,399	21,563

Loss from operations	(2,763)	(4,682)	(4,718)	(3,410)	(9,399)	(21,563)
Other income	—	28	456	83	112	597

Net loss	$(2,763)	$(4,654)	$(4,262)	$(3,327)	$(9,287)	$(20,966)

Cash Flow Data:
Cash flows provided by (used in) operating activities	$101	$23,192	$6,320	$3,204	$(6,231)	$23,382
Cash flows used in investing activities	(101)	(124)	(246,337)	(180,998)	(296,383)	542,944
Cash flows provided by (used in) financing activities	—	(1,246)	218,200	156,002	302,621	519,575

	Combined Predecessor Entities
	December 31,			September 30, 2006
	2003	2004	2005
	(in thousands)
				(unaudited)
Balance Sheet Data:
Cash and cash equivalents (unrestricted)(1)	$—	$21,822	$5	$7
Property, plant and equipment	96	212	270,740	563,988
Total assets	101	23,316	309,139	613,832
Long-term debt(1)	—	—	72,485	386,730
Deferred revenues	—	22,000	40,000	40,000
Total other long-term liabilities	2,864	17,418	120	19,927

(1)	In November 2006, Sabine Pass LNG issued $2,032 million of senior secured notes due 2013 and 2016 and repaid all outstanding debt incurred under an amended and restated credit facility; $886.7 million of the net proceeds received from the issuance of the Sabine Pass LNG notes was deposited in a restricted construction account.

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus when evaluating an investment in our common units. If any of the following risks were to occur, our business, results of operations and financial condition could be materially adversely affected. In that case, we might not be able to pay distributions on our common units, the trading price of our common units could decline, and you could lose all or part of your investment.

The risk factors in this section are grouped into the following categories:

•	Risks Relating to Our Business in General, beginning on this page 18;

•	Risks Relating to Completion of the Sabine Pass LNG Receiving Terminal, beginning on page 19;

•	Risks Relating to Our Cash Distributions, beginning on page 23;

•	Risks Relating to Development and Operation of Our Business, beginning on page 27;

•	Risks Relating to an Investment in Us and Our Common Units, beginning on page 35; and

•	Risks Relating to Tax Matters, beginning on page 41.

Risks Relating to Our Business in General

We are a development stage company without any revenues, operating cash flows, operating history or experience constructing, operating or maintaining an LNG facility, and if we are unable to complete construction of the Sabine Pass LNG receiving terminal or if our customers fail to perform under their contracts for whatever reason, our business will be materially and adversely affected and you could lose all or a significant portion of your investment.

We are a newly-formed development stage company with no revenues, operating cash flows or operating history. We had net losses of $9.3 million and $21.0 million for the nine months ended September 30, 2006 and the period from inception through September 30, 2006, respectively. We expect to continue to incur losses and experience negative operating cash flow through 2008 and to incur significant capital expenditures through completion of development of the Sabine Pass LNG receiving terminal. Any delays beyond the expected development periods for the Sabine Pass LNG receiving terminal would prolong, and could increase the level of, our operating losses and negative operating cash flows. Neither we nor Cheniere and its affiliates have ever managed the construction, operation or maintenance of an LNG facility.

As more fully discussed in subsequent risk factors, our ability to generate sufficient cash flow to pay the initial quarterly distribution on all units is dependent on the successful and timely completion of the Sabine Pass LNG receiving terminal and on the ability of our three customers, Chevron, Total and Cheniere Marketing, to perform their obligations under their TUAs. Cheniere Marketing has a limited operating history, and Cheniere has a non-investment grade corporate rating. As a result, Cheniere Marketing and Cheniere have a higher risk of being financially unable to perform on the Cheniere Marketing TUA than either Chevron or Total under their TUAs.

Until we begin to receive cash flows under all three of our TUAs in 2009, all or a portion of our distributions to you will be a return of your investment.

Except to the extent that we receive revenues under TUAs, all distributions on our common units will be made from the distribution reserve through the distribution in respect of the second quarter of 2009 and will be a return of your investment. We do not expect to receive any TUA revenues until 2008, and we do not expect to receive sufficient revenues under our TUAs to make all other required cash expenditures and cover all distributions to you until the third quarter of 2009.

Our substantial indebtedness could adversely affect our ability to operate our business and to pay or increase distributions to you.

As of November 30, 2006, we had $2,032 million of indebtedness, consisting entirely of the Sabine Pass LNG notes. Our substantial indebtedness could have important consequences, including:

•	limiting our ability to pay distributions to our unitholders;

•	limiting our ability to obtain additional financing to fund our capital expenditures, working capital, acquisitions, debt service requirements or liquidity needs for general business or other purposes;

•	limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service debt, including indebtedness that we may incur in the future;

•	limiting our ability to compete with other companies who are not as highly leveraged;

•	limiting our ability to react to changing market conditions in our industry and in our customers’ industries and to economic downturns;

•	limiting our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

•	making us more vulnerable than a less leveraged company to a downturn in our business or in the economy;

•	limiting our ability to attract customers; and

•	resulting in a material adverse effect on our business, results of operations and financial condition if we are unable to service our indebtedness or obtain additional financing, as needed.

Under some circumstances, our substantial indebtedness and the restrictive covenants contained in our debt agreements may not allow us the flexibility that we need to operate our business in an effective and efficient manner and may prevent us from taking advantage of strategic and financial opportunities that would benefit our business. See also “—Risks Relating to Our Cash Distributions—Sabine Pass LNG may be restricted under the terms of the indenture governing the Sabine Pass LNG notes from making distributions to us and from incurring additional indebtedness under certain circumstances, which may limit our ability to pay or increase distributions to you.”

Our ability to satisfy our obligations will depend upon our future operating performance. Prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make payments on our debt obligations. We do not expect to receive full contracted revenues under the Cheniere Marketing TUA until the first quarter of 2009 and under the Total and Chevron TUAs until the second and third quarters of 2009, respectively. If we cannot thereafter generate sufficient cash from operations to meet our other obligations, we may need to refinance all or a portion of our indebtedness, including the Sabine Pass LNG notes, on or before maturity. We may not be able to refinance any of our indebtedness on commercially reasonable terms or at all.

Risks Relating to Completion of the Sabine Pass LNG Receiving Terminal

Sabine Pass LNG’s inability to timely construct and commission the Sabine Pass LNG receiving terminal would prevent it from commencing operations when anticipated and would delay or prevent it, and consequently us, from realizing anticipated cash flows.

Sabine Pass LNG may not complete Phase 1 or Phase 2 – Stage 1 of the Sabine Pass LNG receiving terminal in a timely manner, or at all, due to numerous factors, some of which are beyond our control. Factors that could adversely affect our planned completion include:

•	failure by Bechtel or the other contractors to fulfill their obligations under their construction contracts, or disagreements with them over their contractual obligations;

•	failure by Sabine Pass LNG to enter into satisfactory additional agreements with contractors for the rest of Phase 2 – Stage 1;

•	shortages of materials or delays in delivery of materials;

•	cost overruns and difficulty in obtaining sufficient debt or equity financing to pay for such additional costs;

•	difficulties or delays in obtaining LNG for commissioning activities necessary to achieve commercial operability of the Sabine Pass LNG receiving terminal;

•	failure to obtain all necessary governmental and third-party permits, licenses and approvals for the construction and operation of the Sabine Pass LNG receiving terminal;

•	weather conditions, such as hurricanes, and other catastrophes, such as explosions, fires, floods and accidents;

•	difficulties in attracting a sufficient skilled and unskilled workforce, increases in the level of labor costs and the existence of any labor disputes;

•	resistance in the local community to the development of the Sabine Pass LNG receiving terminal due to safety, environmental or security concerns; and

•	local and general economic and infrastructure conditions.

Sabine Pass LNG’s inability to timely complete the Sabine Pass LNG receiving terminal, including as a result of any of the foregoing factors, could prevent it from commencing operations when anticipated, which could delay payments under the TUAs. As a result, we may not receive our anticipated cash flows on time or at all.

We are dependent on Bechtel and other contractors for the successful completion of the Sabine Pass LNG receiving terminal.

We have no experience constructing LNG receiving terminals and limited experience working with EPC contractors, including Bechtel, and with other construction contractors. Timely and cost-effective completion of the Sabine Pass LNG receiving terminal in compliance with agreed specifications is central to our business strategy and is highly dependent on our contractors’ performance under their agreements with Sabine Pass LNG. Our contractors’ ability to perform successfully under their contracts is dependent on a number of factors, including their ability to:

•	design and engineer the Sabine Pass LNG receiving terminal to operate in accordance with specifications;

•	engage and retain third-party subcontractors and procure equipment and supplies;

•	respond to difficulties such as equipment failure, delivery delays, schedule changes and failure to perform by subcontractors, some of which are beyond their control;

•	attract, develop and retain skilled personnel, including engineers;

•	post required construction bonds and comply with the terms thereof;

•	manage the construction process generally, including coordinating with other contractors and regulatory agencies; and

•	maintain their own financial condition, including adequate working capital.

These risks are heightened for Phase 2 – Stage 1, which is still in the contracting phase. A substantial number of contracts, such as for performing portions of or supplying materials for Phase 2 – Stage 1, remain to be negotiated for Phase 2 – Stage 1, and we may be unable to reach satisfactory arrangements for these contracts. As a result, the scope, design, timing and cost for Phase 2 – Stage 1 construction are not as well defined as they are for Phase 1, and therefore the risk of delays, cost overruns or non-completion is greater for Phase 2 – Stage 1 than for Phase 1.

Although some of our EPC contracts provide for liquidated damages, if the contractor fails to perform in the manner required with respect to certain of its obligations, the events that trigger a requirement to pay liquidated damages may delay or impair the operation of the Sabine Pass LNG receiving terminal, and any liquidated damages that we receive may not be sufficient to cover the damages that we suffer as a result of any such delay or impairment. In addition, each contractor’s liability for liquidated damages is subject to a cap. Each of our material agreements with contractors is also subject to termination by the contractor prior to completion of construction under certain circumstances, including extended delays (of 100 days or more) caused by force majeure events and our insolvency, breach of material obligations not subject to adjustment by change order, or failure to pay undisputed amounts. Please read “Description of Principal Construction Agreements” for further information.

Furthermore, we may have disagreements with our contractors about different elements of the construction process, which could lead to the assertion of rights and remedies under their contracts and increase the cost of the project or result in a contractor’s unwillingness to perform further work on the project. If any contractor is unable or unwilling to perform according to the negotiated terms and timetable of its respective agreement for any reason or terminates its agreement, Sabine Pass LNG would be required to engage a substitute contractor. This would likely result in significant project delays and increased costs.

The failure of our contractors to perform under their contracts for any of the reasons described above may extend the date on which our TUA customers are required to begin making payments to us. This delay in payments could have a material adverse effect on our cash flows and results of operations and on our ability to make distributions to you in a timely manner, or at all.

We may experience cost overruns and delays in the completion of Phase 1 or Phase 2 – Stage 1 of the Sabine Pass LNG receiving terminal as well as difficulties in obtaining funding for any additional costs, which could have a material adverse effect on our results of operations and ability to make cash distributions to our unitholders.

Our construction costs for Phase 1 and for Phase 2 – Stage 1 may be significantly higher than our current estimates as a result of cost overruns, change orders under existing or future construction contracts, increased component and material costs, escalating labor costs, limited availability of labor, delays in construction and increased spending to maintain construction schedules. As of January 17, 2007, change orders for $119.4 million have been approved under the Phase 1 EPC agreement with Bechtel. We do not have any prior experience in constructing LNG receiving terminals, and no LNG receiving terminal has been constructed and placed in service in the United States in almost 25 years, as a result of which there are limited benchmarks against which to compare our estimates. If our construction costs are higher than estimated, our cash available for distribution to unitholders may be reduced.

Furthermore, in order to cover not only increased costs but also the cost of a sixth LNG storage tank that we may be required to construct if requested by Cheniere Marketing under its TUA, we may need to obtain additional funding. If we fail to obtain sufficient funding and Sabine Pass LNG fails to complete Phase 1, our business plan could fail. If Phase 1 is satisfactorily completed but funding is not sufficient for completion of Phase 2 – Stage 1, Sabine Pass LNG will be entitled to receive payments under the TUAs, including the Cheniere Marketing TUA, but Cheniere Marketing may not have access to regasification capacity or other resources or business opportunities sufficient to generate cash flow to fund its required payments to Sabine Pass LNG under the Cheniere Marketing TUA. This could cause Cheniere Marketing to default on its obligations, which could have a material adverse effect on our business, results of operations, financial condition and prospects.

Our ability to obtain debt or equity financing that may be needed to provide additional funding to cover increased costs will depend, in part, on factors beyond our control, such as the status of various capital and industry markets at the time financing is sought. Accordingly, we may not be able to obtain financing on terms that are acceptable to us, if at all. Even if we are able to obtain financing, we may have to accept terms that are disadvantageous to us or that may have a material adverse effect on our current or future business, results of operations, financial condition and prospects.

To commission the Sabine Pass LNG receiving terminal, Sabine Pass LNG must purchase and process LNG. Sabine Pass LNG has not previously purchased or processed any LNG.

The Sabine Pass LNG receiving terminal must undergo a commissioning process for its storage tanks and other equipment before commencement of commercial operation. The commissioning process will require a substantial quantity of LNG as well as access to adequate LNG tankers to deliver the LNG.

Our construction cost estimates do not include the costs of this LNG (other than a minor portion we refer to as “heel” LNG) or the cost to transport it to the Sabine Pass LNG receiving terminal, which we have projected will together be approximately $157.5 million for purposes of calculating forecasted cash available for distribution to unitholders in this prospectus. Please read “Cash Distribution Policy and Restrictions on Distributions—Forecast of Cash Available for Distribution.” Our actual cost to obtain LNG for the commissioning process could exceed our estimates, and the overrun could be significant.

Sabine Pass LNG faces several principal risks associated with this required purchase of LNG, including the following:

•	Sabine Pass LNG may be unable to enter into a contract for the purchase of the LNG needed for commissioning and may be unable to obtain tankers to deliver such LNG on terms reasonably acceptable to it or at all. Although Sabine Pass LNG expects to contract with Cheniere Marketing to provide the LNG and the tankers, it has not negotiated any such contract at this time with Cheniere Marketing or any other third party;

•	Sabine Pass LNG will bear the commodity price risk associated with purchasing the LNG, holding it in inventory for a period of time and selling the regasified LNG; and

•	Sabine Pass LNG may be unable to obtain financing for the purchase and shipment of the LNG on terms that are reasonably acceptable to it or at all.

The failure of Sabine Pass LNG to obtain LNG, tankers or both, or its inability to finance the purchase of LNG needed for commissioning, would impede commencement of commercial operation at the Sabine Pass LNG receiving terminal, which could delay the date on which our TUA customers are required to begin making payments to us. This delay in payments could have a material adverse effect on our business, results of operations, financial condition and prospects.

Failure to obtain and maintain approvals and permits from governmental and regulatory agencies with respect to the development of the Sabine Pass LNG receiving terminal could impede completion and have a material adverse effect on us.

The design, construction and operation of LNG receiving terminals are all highly regulated activities. The FERC’s approval under Section 3 of the Natural Gas Act of 1938, as well as several other material governmental and regulatory approvals and permits, are required in order to construct and operate the Sabine Pass LNG receiving terminal. Although Sabine Pass LNG has obtained Section 3 authorization to construct and operate the Sabine Pass LNG receiving terminal, such authorization is subject to ongoing conditions imposed by the FERC. Sabine Pass LNG also has not obtained several other material governmental and regulatory approvals and permits required in order to construct and operate Phase 2 – Stage 1 of the Sabine Pass LNG receiving terminal, including several under the Clean Air Act and the Clean Water Act from the U.S. Army Corps of Engineers and the Louisiana Department of Environmental Quality. We have no control over the outcome of the review and approval process. We do not know whether or when any such approvals or permits can be obtained, or whether or not any existing or potential interventions or other actions by third parties will interfere with Sabine Pass LNG’s ability to obtain and maintain such permits or approvals. Failure to obtain and maintain any of these approvals and permits could have a material adverse effect on our business, results of operations, financial condition and prospects.

Hurricanes or other disasters could result in a delay in the completion of the Sabine Pass LNG receiving terminal, higher construction costs and the deferral of the dates on which our TUA counterparties are obligated to begin making payments to us.

In August and September of 2005, Hurricanes Katrina and Rita and related storm activity, including windstorms, storm surges, floods and tornadoes, caused extensive and catastrophic damage to coastal and inland areas located in the Gulf Coast region of the U.S. (parts of Texas, Louisiana, Mississippi and Alabama) and certain other parts of the southeastern U.S. Construction at the Sabine Pass LNG receiving terminal site was temporarily suspended in connection with Hurricane Katrina, as a precautionary measure. Approximately three weeks after the occurrence of Hurricane Katrina, the terminal site was again secured and evacuated in anticipation of Hurricane Rita, the eye of which made landfall to the east of the site. As a result of these 2005 storms and related matters, the Sabine Pass LNG receiving terminal experienced construction delays and increased costs totaling approximately $30.6 million.

Future similar storms and related storm activity and collateral effects, or other disasters such as explosions, fires, floods or accidents, could result in damage to, delays or cost increases in construction of, or interruption of operations at, the Sabine Pass LNG receiving terminal or related infrastructure.

Risks Relating to Our Cash Distributions

We may not have sufficient cash from operations to enable us to fund the initial quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to our general partner and funding of capital expenditures.

We plan to retain cash in a distribution reserve sufficient to fund the initial quarterly distribution only through the distribution made in respect of the quarter ending June 30, 2009. After that time, we may not have sufficient available cash each quarter to pay the initial quarterly distribution. The amount of cash that we can distribute on our common units principally will depend upon the amount of cash that we generate from our operations, which will be based on, among other things:

•	Sabine Pass LNG’s success in completing Phase 1 and Phase 2 – Stage 1 of the Sabine Pass LNG receiving terminal, and the timing and cost of completion;

•	performance by counterparties of their obligations under the TUAs;

•	performance by Sabine Pass LNG of its obligations under the TUAs;

•	the adequacy of Sabine Pass LNG’s 2% retainage to cover fuel requirements and natural gas losses; and

•	the level of our operating costs, including payments to our general partner and its affiliates.

In addition, the actual amount of cash that we will have available for distribution will depend on other factors such as:

•	the level of capital expenditures that we make, including those for a sixth LNG storage tank that we may be required to construct, which we have internally estimated could cost in the range of $120 million to $140 million. Sabine Pass LNG will not receive additional revenues in exchange for constructing a sixth LNG storage tank under the Cheniere Marketing TUA;

•

the restrictions contained in our debt agreements and our debt service requirements, including the ability of Sabine Pass LNG to pay distributions to us under the indenture governing the Sabine Pass LNG notes as a result of requirements for a $75 million debt service reserve account, a debt payment account and satisfaction of a fixed charge coverage ratio. See “Indebtedness—Indenture—Covenants—Restricted Payments;”

•	the costs and capital requirements of acquisitions, if any;

•	fluctuations in our working capital needs;

•	our ability to borrow for working capital or other purposes; and

•	the amount, if any, of cash reserves established by our general partner.

Sabine Pass LNG may be restricted under the terms of the indenture governing the Sabine Pass LNG notes from making distributions to us and from incurring additional indebtedness under certain circumstances, which may limit our ability to pay or increase distributions to you.

The indenture governing the Sabine Pass LNG notes restricts payments that Sabine Pass LNG can make to us in certain events and limits the indebtedness that Sabine Pass LNG can incur. Please read “Indebtedness.” Prior to Phase 1 Target Completion, as defined in the indenture, which we anticipate will not occur until the second quarter of 2008, Sabine Pass LNG will not be permitted to pay any distributions to us. Following Phase 1 Target Completion, Sabine Pass LNG will be permitted to pay distributions to us only after the following payments have been made:

•	an operating account has been funded with amounts sufficient to cover the succeeding 45 days of operating and maintenance expenses, maintenance capital expenditures and obligations, if any, under an assumption agreement and a state tax sharing agreement;

•	1/6th of the amount of interest due on the Sabine Pass LNG notes on the next interest payment date (plus any shortfall from any such month subsequent to the preceding interest payment date) has been transferred to a debt payment account;

•	outstanding principal on the Sabine Pass LNG notes then due and payable has been paid;

•	taxes payable by Sabine Pass LNG and permitted payments in respect of taxes have been paid; and

•	the debt service reserve account has been replenished with the amount (or acceptable letters of credit or acceptable guarantees in respect of such amount) required to make the next interest payment on the Sabine Pass LNG notes.

In addition, Sabine Pass LNG will only be able to make distributions to us in the event that it could, among other things, incur at least $1.00 of additional indebtedness under the fixed charge coverage ratio test of 2.0 to 1.0 at the time of payment and after giving pro forma effect to the distribution. Please read “Indebtedness—Indenture—Covenants” for the method of calculating the fixed charge coverage ratio.

Sabine Pass LNG will also be prohibited under the indenture governing the Sabine Pass LNG notes from paying distributions to us or incurring additional indebtedness upon the occurrence of any of the following events, among others:

•	a default for 30 days in the payment of interest on, or additional interest, if any, with respect to, the Sabine Pass LNG notes;

•	a failure to pay any principal of, or premium, if any, on the Sabine Pass LNG notes;

•	a failure by Sabine Pass LNG to comply with various covenants in the indenture governing the Sabine Pass LNG notes;

•	a failure to observe any other agreement in the indenture governing the Sabine Pass LNG notes beyond any specified cure periods;

•	a default under any mortgage, indenture or instrument governing any indebtedness for borrowed money by Sabine Pass LNG in excess of $25 million if such default results from a failure to pay principal or interest on, or results in the acceleration of, such indebtedness;

•	a final money judgment or decree (not covered by insurance) in excess of $25 million is not discharged or stayed within 60 days following entry;

•	a failure of any material representation or warranty in the security documents entered into in connection with the indenture to be correct;

•	the Sabine Pass LNG receiving terminal project is abandoned; or

•	certain events of bankruptcy or insolvency.

Sabine Pass LNG’s inability to pay distributions to us or to incur additional indebtedness as a result of the foregoing restrictions in the indenture governing the Sabine Pass LNG notes may inhibit our ability to pay or increase distributions to you.

After March 31, 2009, the fixed charge coverage ratio test contained in the indenture governing the Sabine Pass LNG notes could prevent Sabine Pass LNG from making cash distributions to us. As a result, we may be prevented from making distributions to our unitholders, which could materially and adversely affect the market price of our common units.

After March 31, 2009, Sabine Pass LNG will not be permitted to make cash distributions to us if its consolidated cash flow is not at least twice its fixed charges, calculated as required in the indenture. See “Indebtedness—Indenture—Covenants” for more detail regarding this calculation. In order to satisfy this fixed charge coverage ratio test after March 31, 2009, we estimate that Sabine Pass LNG’s revenues under its TUAs must aggregate at least approximately $350 million per year. Accordingly, we will not receive cash distributions from Sabine Pass LNG if Sabine Pass LNG does not receive, in addition to the approximately $250 million per year of contracted annual revenues from the Total and Chevron TUAs, substantial revenues under the Cheniere Marketing TUA or from one or more substitute customers.

Cheniere Marketing is a development stage company with a limited operating history, limited capital, no credit rating and an unproven business strategy. It may never develop its business, assets or revenues sufficiently to pay its fees under its TUA. Cheniere has guaranteed 100% of the obligations of Cheniere Marketing under its TUA. Cheniere has a non-investment grade corporate rating of B from Standard & Poor’s. If Cheniere does not receive sufficient future cash flows from businesses that Cheniere is developing, Cheniere may be unable to perform its guarantee of the Cheniere Marketing TUA.

In addition, even if Sabine Pass LNG receives the contracted payments under the Cheniere Marketing TUA, the fixed charge coverage test will not be satisfied if those payments do not constitute revenues under GAAP as then in effect and as provided in the indenture governing the Sabine Pass LNG notes. Because the Cheniere Marketing TUA is an agreement between related parties, payments under the Cheniere Marketing TUA may not constitute revenues under GAAP as currently in effect if Cheniere Marketing is determined to lack economic substance apart from Sabine Pass LNG. We believe Cheniere Marketing could be determined to lack economic substance apart from Sabine Pass LNG if, for example, Cheniere Marketing has no substantive business and is not pursuing, and has no prospect of developing, any substantive business apart from its TUA with Sabine Pass LNG.

If we do not receive distributions from Sabine Pass LNG, we may not be able to continue to make distributions to our unitholders, which could have a material and adverse effect on the perceived value of our partnership and the market price of our common units.

The indenture governing the Sabine Pass LNG notes may prevent Sabine Pass LNG from engaging in certain beneficial transactions.

In addition to restrictions on the ability of Sabine Pass LNG to make distributions or incur additional indebtedness, the indenture governing the Sabine Pass LNG notes also contains various other covenants that may prevent it from engaging in beneficial transactions, including limitations on Sabine Pass LNG’s ability to:

•	sell or transfer assets;

•	incur liens;

•	enter into transactions with affiliates;

•	consolidate, merge, sell or lease all or substantially all of its assets; and

•	enter into sale and leaseback transactions.

Management fees and cost reimbursements due to our general partner and its affiliates will reduce cash available to pay distributions to you.

We will pay significant management fees to our general partner and its affiliates and reimburse them for expenses incurred on our behalf, which will reduce our cash available for distribution to you. These fees and expenses are payable as follows:

•	under a services agreement, we will pay an affiliate of Cheniere an administrative fee of $10 million per year, as adjusted for inflation after January 1, 2007, commencing in the first quarter of 2009 for general and administrative services for our benefit. This fee does not include reimbursements by us of direct expenses that the affiliate incurs on our behalf, such as salaries of operational personnel performing services on-site at the Sabine Pass LNG receiving terminal and the cost of their employee benefits, including 401(k) plan, pension and health insurance benefits;

•	under an operation and maintenance agreement that an affiliate of Cheniere will assign to our general partner at or near the closing of the offering, Sabine Pass LNG will pay our general partner a fixed monthly fee of $95,000 (indexed for inflation) and reimburse our general partner for its operating expenses, which consist of labor, maintenance, land lease and insurance expenses, and for maintenance capital expenditures. The fixed monthly fee will increase to $130,000 (indexed for inflation) upon substantial completion of the Sabine Pass LNG receiving terminal. Thereafter, our general partner will, under certain circumstances, be entitled to a bonus equal to 50% of the salary component of labor costs, which is payable in the sole discretion of Sabine Pass LNG; and

•	under a management services agreement, Sabine Pass LNG will pay its general partner a monthly fixed fee of $340,000 (indexed for inflation) prior to substantial completion of the Sabine Pass LNG receiving terminal; thereafter, the monthly fixed fee will increase to $520,000 (indexed for inflation). The general partner of Sabine Pass LNG will, in turn, pay an affiliate of Cheniere all amounts that it receives from Sabine Pass LNG under the management services agreement.

Our general partner and its affiliates will also be entitled to reimbursement for all other direct expenses that they incur on our behalf. The payment of fees to our general partner and its affiliates and the reimbursement of expenses could adversely affect our ability to pay cash distributions to you. Please read “Conflicts of Interest and Fiduciary Duties—Conflicts of Interest.”

The amount of cash that we have available for distributions to you will depend primarily on our cash flow and not solely on profitability.

The amount of cash that we will have available for distributions will depend primarily on our cash flow, including cash reserves and working capital or other borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record losses, and we may not make cash distributions during periods when we record net income.

We will not be able to increase the distributions on our common units unless we are able to make accretive acquisitions.

We will not be able to increase distributions on our common units by generating additional cash flows from Phase 1 and Phase 2 – Stage 1 of the Sabine Pass LNG receiving terminal because the entire capacity of the Sabine Pass LNG receiving terminal has already been reserved under fixed fee TUAs with three customers. As a result, we must make accretive acquisitions of additional cash-generating assets and operations in order to increase the quarterly distributions on our common units.

Our financial estimates, including our forecast of cash available for distribution, and our Independent Engineer’s conclusions are based on certain assumptions that may not materialize.

The financial estimates that we have included in this prospectus, including under “Summary—Forecast of Cash Available to Pay Distributions” and “Cash Distribution Policy and Restrictions on Distributions—Cash Distributions” are based upon assumptions and information that we believe are reliable as of today. However, these estimates and assumptions are inherently subject to significant business, economic and other uncertainties, many of which are beyond our control. Financial estimates are necessarily speculative in nature, and you should expect that some or all of the assumptions will not materialize. Actual results will probably vary from the estimates, and the variations will likely be material and are likely to increase over time. Consequently, the inclusion of estimates in this prospectus should not be regarded as a representation by us or the underwriters or any other person that the estimated results will actually be achieved. Moreover, we do not intend to update or otherwise revise the estimates to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Undue reliance should not be placed on the estimates contained in this prospectus. Our estimates were not prepared with a view toward compliance with the guidelines of the American Institute of Certified Public Accountants. Moreover, no independent accountants compiled or examined the estimates, and, accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect to our estimates and assume no responsibility for, and disclaim any association with, the estimates.

In the preparation of its report, the Independent Engineer relied on assumptions regarding circumstances beyond the control of us or any other person. By their nature, these assumptions are subject to significant uncertainties, and actual results will differ, perhaps materially, from those stated in the Independent Engineer’s report. We cannot give any assurance that these assumptions will prove to be correct. If our actual results are materially less favorable than those shown in the Independent Engineer’s report, or if the assumptions in the Independent Engineer’s report on which we rely for certain of our financial estimates, prove to be incorrect, Sabine Pass LNG’s ability to pay distributions to us, and our ability to pay distributions to our unitholders, may be adversely affected.

Risks Relating to Development and Operation of Our Business

We will be dependent for substantially all of our revenues and cash flows on the TUA counterparties. Cheniere Marketing has a limited operating history, limited capital, no credit rating and an unproven business strategy, and may not be able to make payments to us under its TUA.

We will be dependent on the Chevron, Total and Cheniere Marketing TUAs for substantially all of our operating revenues and cash flows. Each of Chevron and Total will pay approximately $125 million annually when payments under those contracts commence, and Cheniere Marketing will pay approximately $250 million annually commencing in 2009. In order for us to pay the initial quarterly distribution on all of our units, our TUA counterparties must pay these amounts in full. We are also exposed to the credit risk of the guarantors of our customers’ obligations under the TUAs in the event that Sabine Pass LNG must seek recourse under a guaranty, and any nonpayment or nonperformance by the guarantors could reduce the ability of Sabine Pass LNG to pay distributions to us and, in turn, our ability to pay distributions to our unitholders.

Cheniere Marketing has a limited operating history, limited capital and an unproven business strategy. Cheniere Marketing has no credit rating and Cheniere has a non-investment grade corporate rating of B from

Standard and Poor’s, indicating that Cheniere Marketing and Cheniere have a higher risk of being financially unable to perform on the Cheniere Marketing TUA than either Chevron or Total have with respect to their TUAs. Although each of our TUA counterparties faces a risk that it will not be able to enter into commercial arrangements for the use of its capacity at the Sabine Pass LNG receiving terminal to support the payment of its obligations under its TUA, due to negative developments in the LNG industry or for other reasons, that risk is greater for Cheniere Marketing than for Total and Chevron. The principal risks attendant to Cheniere Marketing’s future ability to generate operating cash flow to support its TUA obligations include the following:

•	Cheniere Marketing has no agreements or arrangements for any supplies of LNG, for any vessels to transport LNG or for the utilization of the capacity that it has contracted for under its TUA with Sabine Pass LNG and may not be able to obtain such agreements or arrangements on economical terms, or at all;

•	Cheniere Marketing does not have unconditional commitments from customers for the purchase of the natural gas it proposes to sell from the Sabine Pass LNG receiving terminal, and it may not be able to obtain commitments or other arrangements on economical terms, or at all;

•	the pipeline infrastructure on which Cheniere Marketing will rely to transport gas from the Sabine Pass LNG receiving terminal to interconnections with other pipelines has not been constructed, and its timely construction is subject to numerous risks, such as weather delays, accidents, difficulty in obtaining construction financing and inability to obtain required rights-of-way or governmental approvals. In addition, Cheniere Marketing has no existing arrangements with other pipelines for transportation of natural gas to customers from the Sabine Pass LNG receiving terminal;

•	even if Cheniere Marketing is able to arrange for supplies and transportation of LNG to the Sabine Pass LNG receiving terminal, and for transportation and sales of natural gas to customers, it may experience negative cash flows and adverse liquidity effects due to fluctuations in supply, demand and price for LNG, for transportation of LNG, for natural gas and for storage and transportation of natural gas; and

•	Cheniere Marketing engages in trading and hedging activities involving both physical natural gas and natural gas derivatives, which requires posting of collateral with trade counterparties and imposes other liquidity requirements and constraints that may be difficult for Cheniere Marketing to satisfy because it has no credit rating and limited access to capital. In pursuing this business, Cheniere Marketing will be exposed to losses from fluctuations in commodity prices and could also result in negative cash flows and adverse liquidity effects for Cheniere Marketing.

In pursuing each aspect of its planned business, Cheniere Marketing will encounter intense competition, including competition from major oil companies and other competitors with significantly greater resources. Cheniere Marketing will also compete with our other customers and may compete with Cheniere and its other subsidiaries that are developing or operating other LNG receiving terminals and related infrastructure, which may include vessels, pipelines and storage. Cheniere Marketing’s regasification capacity at the Sabine Pass LNG receiving terminal, in particular, will be marketed in competition with existing capacity and additional future capacity offered by other terminals that currently exist or that may be completed or expanded in the future by Cheniere affiliates or others.

Any or all of these factors, as well as other risk factors that we or Cheniere Marketing may not be able to anticipate, control or mitigate, could materially and adversely affect the business, results of operations, financial condition, prospects and liquidity of Cheniere Marketing, which in turn could have a material adverse effect upon us.

Sabine Pass LNG may be required to purchase natural gas to provide fuel at the Sabine Pass LNG receiving terminal, which would increase operating costs and could have a material adverse effect on our results of operations.

Sabine Pass LNG’s three TUAs provide for an in-kind deduction of 2% of the LNG delivered to the Sabine Pass LNG receiving terminal, which it will use primarily as fuel for revaporization and self-generated power and to cover natural gas unavoidably lost at the facility. There is a risk that this 2% in-kind deduction will be insufficient for these needs and that Sabine Pass LNG will have to purchase additional natural gas from third parties. Sabine Pass LNG has no arrangements in place to obtain any such natural gas and will bear the risk of changing prices with respect to additional natural gas that it may need to purchase for fuel.

The inability to import LNG into the U.S. could materially adversely affect our customers, particularly Cheniere Marketing, and our business plans and results of operations if Sabine Pass LNG has to replace TUAs that terminate or expire.

Upon completion of the Sabine Pass LNG receiving terminal, our business will be dependent upon the ability of our customers to import LNG supplies into the U.S. Political instability in foreign countries that have supplies of natural gas, or strained relations between such countries and the U.S., may impede the willingness or ability of LNG suppliers in such countries to export LNG to the U.S. Such foreign suppliers may also be able to negotiate more favorable prices with other LNG customers around the world than with customers in the U.S., thereby reducing the supply of LNG available to be imported into the U.S. market. Any significant impediment to the ability to import LNG into the U.S. could have a material adverse affect on Sabine Pass LNG’s customers, particularly Cheniere Marketing, and on our business, results of operations, financial condition and prospects. In addition, the quality of LNG available for importation may not meet the quality specifications of the pipelines interconnected with or downstream of the Sabine Pass LNG receiving terminal, and the terminal and its customers do not have plans or equipment in place to condition such LNG to meet the pipeline specifications. The inability to import LNG into the U.S. may also limit the LNG assets being constructed, and therefore, our potential acquisition opportunities, which may limit our ability to increase distributions to you.

Failure of sufficient LNG liquefaction capacity to be constructed worldwide could adversely affect the performance by our customers, particularly Cheniere Marketing, of their obligations under the TUAs and could reduce our operating revenues, cause us operating losses and adversely affect our ability to make or increase distributions.

Commercial development of an LNG liquefaction facility can take a number of years and requires a very substantial capital investment. Many factors could negatively affect continued development of LNG liquefaction facilities, including:

•	increases in interest rates or other events that may affect the availability of sufficient financing for LNG projects on commercially reasonable terms;

•	decreases in the price of LNG and natural gas, which might decrease the expected returns relating to investments in LNG projects;

•	the inability of project owners or operators to obtain governmental approvals to construct or operate LNG facilities;

•	political unrest in exporting countries or local community resistance in such countries to the siting of LNG facilities due to safety, environmental or security concerns; and

•	any significant explosion, spill or similar incident involving an LNG liquefaction facility or LNG vessel.

If sufficient LNG liquefaction capacity is not constructed, our customers, particularly Cheniere Marketing, may find it difficult to obtain sufficient utilization of their capacity at the Sabine Pass LNG receiving terminal to support their obligations under their TUAs. A lack of growth in liquefaction capacity may also limit the LNG assets being constructed and therefore, our potential acquisition opportunities, which may limit our ability to increase distributions to you.

A shortage of LNG tankers worldwide could adversely affect the performance by our customers, particularly Cheniere Marketing, of their obligations under the TUAs and could reduce our operating revenues, cause us operating losses and adversely affect our ability to make or increase distributions.

We believe that the existing fleet of tankers that is available to transport LNG is inadequate, and the failure to expand LNG tanker capacity would impede our customers’ ability to import LNG into the U.S. The construction and delivery of additional LNG vessels require significant capital, and the availability of the vessels could be delayed to the detriment of our customers because of:

•	an inadequate number of shipyards constructing LNG vessels and a backlog of orders at these shipyards;

•	political or economic disturbances in the countries where the vessels are being constructed;

•	changes in governmental regulations or maritime self-regulatory organizations;

•	work stoppages or other labor disturbances at the shipyards;

•	bankruptcy or other financial crisis of shipbuilders;

•	quality or engineering problems;

•	weather interference or a catastrophic event, such as a major earthquake, tsunami or fire; and

•	shortages of or delays in the receipt of necessary construction materials.

Failure of imported LNG to become a competitive source of energy in North America could adversely affect the performance by our customers, particularly Cheniere Marketing, of their obligations under the TUAs and could reduce our operating revenues, cause us operating losses and adversely affect our ability to make or increase distributions.

In North America, due mainly to an historically abundant supply of natural gas, imported LNG has not been a major energy source in the past. Cheniere Marketing’s business plan is based, in part, on the belief that LNG can be produced and delivered at a lower cost than the cost to produce some domestic supplies of natural gas, or other alternative energy sources. Through the use of improved exploration technologies, additional sources of natural gas may be discovered in North America, which could further increase the available supply of natural gas at a lower cost than LNG. In addition to natural gas, LNG also competes with other sources of energy, including coal, oil, nuclear, hydroelectric, wind and solar energy. As a result, LNG may not become a competitive source of energy in North America. The failure of LNG to become a competitive supply alternative to domestic natural gas, oil and other import alternatives could adversely affect the performance by our customers, particularly Cheniere Marketing, of their obligations under the TUAs and could reduce our operating revenues, cause us operating losses and adversely affect our ability to make or increase distributions. In addition, the failure of LNG to become a competitive supply alternative may impede the ability of our customers, particularly Cheniere Marketing, to obtain customers for regasified LNG, which may decrease their revenues and ability to make payments under their TUAs and result in a default of their payment obligations thereunder.

Decreases in the price of natural gas could lead to reduced development of LNG projects worldwide, which could adversely affect the performance by our customers, particularly Cheniere Marketing, of their obligations under the TUAs and could reduce our operating revenues, cause us operating losses and adversely affect our ability to make or increase distributions.

The development of domestic LNG receiving terminals and LNG projects generally is based on assumptions about the future price of natural gas and the availability of imported LNG. Natural gas prices have been, and are likely to continue to be, volatile and subject to wide fluctuations in response to any of the following factors:

•	relatively minor changes in the supply of, and demand for, natural gas;

•	political conditions in international natural gas producing regions;

•	the extent of domestic production and importation of natural gas in relevant markets;

•	the level of consumer demand;

•	weather conditions;

•	the competitive position of natural gas as a source of energy compared with other energy sources; and

•	the effect of federal and state regulation on the production, transportation and sale of natural gas.

The willingness of potential customers to contract for regasification capacity would be negatively impacted and, once facilities are in operation, LNG throughput volumes would likely decline if the price of natural gas in North America is, or is forecast to be, lower than the cost to produce and deliver LNG to North American markets. Any significant decline in the price of natural gas could cause the cost of natural gas produced from imported LNG to be higher than domestically produced natural gas. As a result, our customers, particularly Cheniere Marketing, may not be able to procure supplies of LNG or customers for regasified LNG, which may decrease their revenues and ability to make payments under the TUAs and result in a default of their payments obligations thereunder. Such payment defaults may have a material adverse effect on our business, results of operations, financial condition and prospects. In addition, a decline in the price of natural gas may result in fewer LNG assets being constructed or available for acquisition by us at a given time and, therefore, limit our ability to increase distributions to you.

Cyclical changes in the demand for LNG regasification capacity may adversely affect the performance by our customers, particularly Cheniere Marketing, of their obligations under the TUAs and could reduce our operating revenues, cause us operating losses and adversely affect our ability to make or increase distributions.

The economics of Sabine Pass LNG terminal operations could be subject to cyclical swings, reflecting alternating periods of under-supply and over-supply of LNG importation capacity and available natural gas, principally due to the combined impact of several factors, including:

•	significant additions in regasification capacity in North America, Europe, Asia and other markets, which could divert LNG from the Sabine Pass LNG receiving terminal;

•	reduced demand for natural gas, which could suppress demand for LNG;

•	increased natural gas production deliverable by pipelines, which could suppress demand for LNG;

•	insufficient LNG production worldwide, which may limit the LNG traded worldwide, including at the Sabine Pass LNG receiving terminal;

•	cost improvements that allow competitors to offer LNG regasification services at reduced prices;

•	changes in supplies of, and prices for, alternative energy sources such as coal, oil, nuclear, hydroelectric, wind and solar energy, which may reduce the demand for natural gas; and

•	cyclical trends in general business and economic conditions that cause changes in the demand for natural gas.

These changes in the economics of LNG terminal operations could materially adversely affect the ability of our customers, including Cheniere Marketing, to procure supplies of LNG to be imported into North America and to procure customers for regasified LNG at economical prices, or at all. If and when the TUAs terminate or expire, unfavorable economic conditions that affect our customers could, in turn, for similar reasons, reduce our operating revenues, cause us operating losses and adversely affect our ability to make or increase distributions. In addition, these cyclical changes may result in fewer LNG assets being constructed or available for acquisition by us at a given time and, therefore, limit our ability to increase distributions to you.

We may experience increased labor costs, and the unavailability of skilled workers or our failure to retain key personnel could hurt our ability to construct and operate the Sabine Pass LNG receiving terminal.

Companies in our industry, including us, are dependent upon the available labor pool of skilled employees. We compete with other energy companies and other employers to attract and retain qualified personnel with the technical skills and experience required to construct the Sabine Pass LNG receiving terminal and, upon commencement of commercial operation, to provide our customers with the highest quality service. A shortage in the labor pool of skilled workers or other general inflationary pressures or changes in applicable laws and regulations could make it more difficult to attract and retain personnel and could require an increase in the wage and benefits packages that we offer, thereby increasing our operating costs and reducing cash available for distribution. For example, in the aftermaths of Hurricanes Katrina and Rita, Bechtel and certain subcontractors temporarily experienced a shortage of available skilled labor necessary to meet the requirements of the Phase 1 construction plan. As a result, Sabine Pass LNG agreed to change orders with Bechtel concerning additional activities and expenditures to mitigate the hurricanes’ effects on the completion of Phase 1 of the Sabine Pass LNG receiving terminal. Any increase in our operating costs could materially adversely affect our business, results of operations, financial condition and prospects.

We may face competition from competitors with far greater resources, as well as potential overcapacity in the LNG receiving terminal marketplace.

Many companies are considering or pursuing the development of infrastructure in the domestic LNG market, including major oil and natural gas companies such as Chevron Corporation, ConocoPhillips, ExxonMobil, Royal Dutch/Shell and Total. Other energy companies such as AES, Dominion, El Paso Corporation, Excelerate Energy, McMoRan Exploration, Occidental Petroleum, Sempra, Suez and other public and private companies have also proposed developing or expanding LNG receiving facilities in North America, both onshore and offshore. Almost all of these competitors have longer operating histories, more development experience, greater name recognition, larger staffs and substantially greater financial, technical and marketing resources and access to LNG supply than we and our affiliates do. The superior resources that these competitors have available for deployment could allow them to compete successfully against us, if and when Sabine Pass LNG’s TUAs terminate or expire, and/or against Cheniere Marketing, which could have a material adverse effect on us.

Industry analysts have predicted that if a substantial number of the proposed LNG receiving terminals in North America that have been announced by developers were actually built, there would likely be substantial excess capacity available from such terminals in the future. In addition, the Sabine Pass LNG receiving terminal will likely continue to face competition when and if it is completed, including competition from North American sources of natural gas and onshore, offshore and shipboard LNG regasification facilities. The Sabine Pass LNG receiving terminal will also compete with the Corpus Christi and Creole Trail LNG receiving terminals that Cheniere is proposing to develop and the Freeport LNG receiving terminal that is currently under construction and in which Cheniere owns a minority interest. If the number of LNG receiving terminals built outstrips demand for natural gas from those terminals, the excess capacity could have a material adverse effect on Cheniere Marketing, or on us in the event Sabine Pass LNG has to replace its TUAs, and on our business, results of operations, financial condition and prospects.

Each of the three TUAs that Sabine Pass LNG has entered into is subject to termination by the contractual counterparty under certain circumstances, and Sabine Pass LNG is dependent on the performance of those counterparties under the TUAs.

Sabine Pass LNG has entered into long-term TUAs with Total, Chevron and Cheniere Marketing. Each of the TUAs contains various termination rights. For example, each counterparty may terminate its TUA if the Sabine Pass LNG receiving terminal experiences a force majeure delay for longer than 18 months, fails to deliver a specified amount of natural gas redelivery nominations or fails to receive or unload a specified number of LNG cargoes. Please read “Business—Customers.” Sabine Pass LNG may not be able to replace these TUAs on desirable terms, or at all, if they are terminated. In the case of each of these TUAs, Sabine Pass LNG is dependent on the respective counterparty’s continued willingness and ability to perform its obligations under the TUAs. If any of these counterparties fails to perform its obligations under its respective TUA, our business, results of operations, financial condition and prospects could be materially adversely affected, even if Sabine Pass LNG was to be ultimately successful in seeking damages from that counterparty or its guarantor for a breach of the TUA.

We will be entirely dependent on Cheniere, including employees of Cheniere and its subsidiaries, for key personnel, and a loss of key personnel could have a material adverse effect on our business.

As of September 30, 2006, Cheniere and its subsidiaries had 212 full-time employees, who, for the most part, were focused on the development of three LNG receiving terminals and other complementary businesses. As construction of the Sabine Pass LNG receiving terminal progresses, we will have to hire or otherwise arrange with Cheniere affiliates for new onsite employees to manage the facility. Before the Sabine Pass LNG receiving terminal commences operations, we will also have to hire or otherwise arrange for an entire staff to operate the facility, which will increase the personnel needed to operate the facility from 11 as of December 1, 2006 to 65 in the first quarter of 2008, at an estimated annual cost of approximately $7.6 million. We will rely to a significant extent on the new personnel that we hire or otherwise arrange to perform these functions. As our operations expand, our general partner, Sabine Pass LNG’s general partner and other Cheniere subsidiaries will also have to expand their administrative staffs. If we or those other entities are not able to successfully manage the expansion, our business, results of operations, financial condition and prospects could be materially adversely affected.

Our general partner’s executive officers are also officers of Cheniere and its affiliates. Please read “Management—Directors and Executive Officers of Our General Partner.” We do not maintain key person life insurance policies on any personnel. Although Cheniere has arranged agreements relating to compensation and benefits with certain of our general partner’s executive officers, our general partner does not have any employment contracts or other agreements with key personnel binding them to provide services for any particular term. The loss of the services of any of these individuals, including Messrs. Souki, Horton and Turkleson, could have a material adverse effect on our business. In addition, our future success will depend in part on our general partner’s ability to engage, and Cheniere’s ability to attract and retain, additional qualified personnel.

If we do not make acquisitions on economically acceptable terms, our future growth and our ability to increase distributions to you will be limited.

Our ability to grow depends, in part, on our ability to make accretive acquisitions. We may be unable to make accretive acquisitions for any of the following reasons:

•	we are unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them;

•	we are unable to obtain necessary governmental approvals;

•	we are unable to obtain financing for the acquisitions on economically acceptable terms, or at all;

•	we are unable to secure adequate customer commitments to use the acquired facilities; or

•	we are outbid by competitors.

If we are unable to make accretive acquisitions, then our future growth and ability to increase distributions to you will be limited.

We intend to pursue acquisitions of additional LNG receiving terminals, natural gas pipelines and related assets in the future, either directly from Cheniere or from third parties. However, Cheniere is not obligated to offer us any of these assets. If Cheniere does offer us the opportunity to purchase assets, we may not be able to successfully negotiate a purchase and sale agreement and related agreements, we may not be able to obtain any required financing for such purchase and we may not be able to obtain any required governmental and third-party consents. The decision whether or not to accept such offer, and to negotiate the terms of such offer, will be made by the conflicts committee of our general partner, which may decline the opportunity to accept such offer for a variety of reasons, including a determination that the acquisition of the assets at the proposed purchase price would not result in an increase, or a sufficient increase, in our adjusted operating surplus per unit within an appropriate timeframe.

Acquisitions involve risks that may adversely affect our business and ability to make distributions to you.

Any acquisition involves potential risks, including:

•	an inability to integrate successfully the businesses that we acquire with our existing business;

•	a decrease in our liquidity by using a significant portion of our available cash or borrowing capacity to finance the acquisition;

•	the assumption of unknown liabilities;

•	limitations on rights to indemnity from the seller;

•	mistaken assumptions about the cash generated, or to be generated, by the business acquired or the overall costs of equity or debt;

•	the diversion of management’s and employees’ attention from other business concerns; and

•	unforeseen difficulties encountered in operating new business segments or in new geographic areas.

If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of our future funds and other resources. In addition, if we issue additional units in connection with future growth, your interest in us will be diluted, and distributions to you may be reduced.

We are subject to significant operating hazards and uninsured risks, one or more of which may create significant liabilities for us.

The construction and operation of the Sabine Pass LNG receiving terminal will be subject to the inherent risks often associated with this type of operation, including explosions, pollution, release of toxic substances, fires, hurricanes and adverse weather conditions and other hazards, each of which could result in a significant delay in the timing of commencement of operations and/or in damage to or destruction of the facility or damage to persons and property. In addition, operations at the Sabine Pass LNG receiving terminal and the facilities and tankers of third parties on which our operations are dependent face possible risks associated with acts of aggression or terrorism.

We do not maintain and intend to maintain insurance against some of these risks and losses. See “Business—Insurance.” We may not be able to maintain desired or required insurance in the future at rates that we consider reasonable. The occurrence of a significant event not fully insured or indemnified against could have a material adverse effect on our business, results of operations, financial condition and prospects.

Existing and future U.S. governmental regulation could result in increased compliance costs or additional operating costs and restrictions.

Our business is and will be subject to extensive federal, state and local laws and regulations that regulate the discharge of natural gas, hazardous substances, materials and other compounds into the environment or otherwise relate to the protection of the environment. Many of these laws and regulations, such as the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, the Oil Pollution Act and the

Clean Water Act, and analogous state laws and regulations, restrict or prohibit the types, quantities and concentration of substances that can be released into the environment in connection with the construction and operation of the Sabine Pass LNG receiving terminal. Releases in violation of these regulations can lead to substantial liabilities for non-compliance or for pollution or releases of hazardous substances, materials or compounds or otherwise require additional costs or changes in operations that could have a material adverse effect on our business, results of operations, financial condition and prospects. Failure to comply with these laws and regulations may also result in substantial civil and criminal fines and penalties.

Existing environmental laws and regulations may be revised or reinterpreted or new laws and regulations may be adopted or become applicable to us. For example, the adoption of frequently proposed legislation implementing a carbon tax on energy sources that emit carbon dioxide into the atmosphere may have a material adverse effect on the ability of our customers, particularly Cheniere Marketing: (i) to import LNG, if imposed on them as importers of potential emission sources, or (ii) to sell regasified LNG, if imposed on them or their customers as natural gas suppliers or consumers. In addition, as Sabine Pass LNG consumes retainage gas at the Sabine Pass LNG receiving terminal, this carbon tax may also be imposed on Sabine Pass LNG directly. Other future legislation and regulations, such as those relating to the transportation and security of LNG imported to the Sabine Pass LNG receiving terminal through the Sabine Pass Channel, could cause additional expenditures, restrictions and delays in our business and to our planned construction, the extent of which cannot be predicted and which may require us to limit substantially, delay or cease operations in some circumstances. Revised, reinterpreted or additional laws and regulations that result in increased compliance costs or additional operating costs and restrictions could have a material adverse effect on our business, results of operations, financial condition and prospects.

Our lack of diversification could have an adverse effect on our financial condition and results of operations.

All of our revenue is derived from payments under TUAs relating to one asset, the Sabine Pass LNG receiving terminal. Due to our lack of asset and geographic diversification, an adverse development at the Sabine Pass LNG receiving terminal or in the LNG industry would have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets and operating areas.

Terrorist attacks or military campaigns may adversely impact our business.

A terrorist incident involving an LNG facility or LNG carrier may result in delays in, or cancellation of, construction of new LNG facilities, including the Sabine Pass LNG receiving terminal, which would increase our costs and decrease our cash flows and could delay commencement of commercial operations. A terrorist incident may also result in temporary or permanent closure of existing LNG facilities, which, after commencement of commercial operations at the Sabine Pass LNG receiving terminal, could increase our costs and decrease our cash flows, depending on the duration of the closure. Operations at the Sabine Pass LNG receiving terminal could also become subject to increased governmental scrutiny that may result in additional security measures at a significant incremental cost to us. In addition, the threat of terrorism and the impact of military campaigns may lead to continued volatility in prices for natural gas that could adversely affect our customers, particularly Cheniere Marketing, including their ability to satisfy their obligations to us under their TUAs.

Risks Relating to an Investment in Us and Our Common Units

Our general partner and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to the detriment of us and our unitholders.

Following this offering, Cheniere will control our general partner, which has sole responsibility for conducting our business and managing our operations. Some of our general partner’s directors are also directors of Cheniere, and certain of our general partner’s officers are officers of Cheniere. Therefore, conflicts of interest may arise between Cheniere and its affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of us and our unitholders. These conflicts include, among others, the following situations:

•	neither our partnership agreement nor any other agreement requires Cheniere to pursue a business strategy that favors us. Cheniere’s directors and officers have a fiduciary duty to make these decisions in favor of the owners of Cheniere, which may be contrary to our interests;

•	our general partner controls the interpretation and enforcement of contractual obligations between us, on one hand, and Cheniere, on the other hand, including provisions governing administrative services and acquisitions;

•	our general partner is allowed to take into account the interests of parties other than us, such as Cheniere and its affiliates, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to us and our unitholders;

•	our general partner has limited its liability and reduced its fiduciary duties under the partnership agreement, while also restricting the remedies available to our unitholders for actions that, without these limitations, might constitute breaches of fiduciary duty;

•	Cheniere is not limited in its ability to compete with us. Please read “—Cheniere is not restricted from competing with us and is free to develop, operate and dispose of, and is currently developing, LNG receiving terminals, pipelines and other assets without any obligation to offer us the opportunity to develop or acquire those assets;”

•	our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional partnership securities, and the establishment, increase or decrease in the amounts of reserves, each of which can affect the amount of cash that is distributed to our unitholders;

•	our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and the ability of the subordinated units to convert to common units;

•	our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf;

•	our general partner intends to limit its liability regarding our contractual and other obligations and, in some circumstances, is entitled to be indemnified by us;

•	our general partner may exercise its limited right to call and purchase common units if it and its affiliates own more than 80% of the common units; and

•	our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

We expect that there will be additional agreements or arrangements with Cheniere and its affiliates, including future interconnection, natural gas balancing and storage agreements with one or more Cheniere- affiliated natural gas pipelines as well as other agreements and arrangements that cannot now be anticipated. In those circumstances where additional contracts with Cheniere and its affiliates may be necessary or desirable, additional conflicts of interest will be involved.

Cheniere is not restricted from competing with us and is free to develop, operate and dispose of, and is currently developing, LNG receiving terminals, pipelines and other assets without any obligation to offer us the opportunity to develop or acquire those assets.

Cheniere and its affiliates are not prohibited from owning assets or engaging in businesses that compete directly or indirectly with us. Cheniere may acquire, construct or dispose of its planned Corpus Christi or Creole Trail LNG receiving terminals, its planned pipelines or any other assets without any obligation to offer us the opportunity to purchase or construct any of those assets. In addition, under our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to Cheniere and its affiliates. As a result, neither Cheniere nor any of its affiliates will have any obligation to present new business opportunities to us before taking advantage of them itself. Cheniere also has significantly greater resources and experience than we have, which may make it more difficult for us to compete with Cheniere and its affiliates with respect to commercial activities or acquisition candidates.

Our partnership agreement limits our general partner’s fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement:

•	permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, the exercise of its rights to transfer or vote the units it owns, the exercise of its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement;

•	provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as general partner, as long as it acted in good faith, meaning that it believed the decision was in the best interests of our partnership;

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us;

•	provides that our general partner, its affiliates and their officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that such conduct was criminal; and

•	provides that in resolving conflicts of interest, it will be presumed that in making its decision the general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

By purchasing a common unit, a unitholder will become bound by the provisions of our partnership agreement, including the provisions described above. Please read “Description of the Common Units—Transfer of Common Units.”

Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which the common units trade.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders will have no right to elect our general partner or its board of directors on an annual or other continuing basis. The board of directors of our general partner is chosen entirely by Cheniere Holdings, an indirect wholly-owned subsidiary of Cheniere. As a result, the price at which the common units will trade could be diminished because of the absence or reduction of a control premium in the trading price.

Even if unitholders are dissatisfied, they cannot initially remove our general partner without its consent.

If our unitholders will be unable initially to remove our general partner. Our unitholders will be unable to remove our general partner without the consent of Cheniere Holdings because Cheniere Holdings will own a sufficient number of common and subordinated units upon completion of this offering to be able to prevent removal of our general partner. The vote of the holders of at least 66 2/3% of all outstanding common and subordinated units (including any units owned by our general partner and its affiliates) voting together as a single class is required to remove our general partner. Following the closing of this offering, Cheniere Holdings will own approximately 92.3% of our common and subordinated units (approximately 91.2% if the underwriters exercise their option to purchase additional common units in full). In addition, if our general partner is removed without cause during the subordination period and units held by our general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically be converted into common units and any existing arrearages on the common units will be extinguished. A removal of our general partner under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests.

Cause is narrowly defined in our partnership agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful misconduct in its capacity as our general partner. Cause does not include most cases of poor management of the business, so the removal of the general partner because of the unitholder’s dissatisfaction with our general partner’s performance in managing our partnership will most likely result in the termination of the subordination period and conversion of all subordinated units to common units.

Control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, our partnership agreement does not restrict the ability of the owners of our general partner from transferring all or a portion of their respective ownership interest in our general partner to a third party. The new owners of our general partner would then be in a position to replace the board of directors and officers of our general partner with its own choices and thereby influence the decisions taken by the board of directors and officers.

We will incur significant costs as a result of being a publicly traded company.

We have no history operating as a publicly traded company. As a publicly traded company, we will incur significant legal, accounting and other expenses that we would not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the American Stock Exchange, have required changes in corporate governance practices of publicly traded companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of becoming a publicly traded company, we are required to have at least three independent directors, create additional board committees and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we will incur additional costs associated with our publicly traded company reporting requirements. We also expect these new rules and regulations to make it more difficult and more expensive for our general partner to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for our general partner to attract and retain qualified persons to serve on its board of directors or as executive officers.

Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

At the completion of this offering, and assuming no exercise of the underwriters’ option to purchase additional units, an affiliate of our general partner will own 52.7% of our total common units. If the subordinated units convert into common units, an affiliate of our general partner will own approximately 92.3% of the common units (approximately 91.2% if the underwriters exercise their option to purchase additional common units in full). If at any time more than 80% of our outstanding common units are owned by our general partner and its affiliates, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of our common units held by unaffiliated persons at a price not less than their then-current market price, as defined in our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your common units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the limited call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units or other equity securities and exercising its call right. If our general partner exercised its limited call right, the effect would be to take us private and, if the common units were subsequently deregistered, we would no longer be subject to the reporting requirements of the Exchange Act. For additional information about the limited call right, please read “The Partnership Agreement—Limited Call Right.”

Our partnership agreement restricts the voting rights of unitholders (other than our general partner and its affiliates) owning 20% or more of any class of our units.

Our partnership agreement restricts unitholders’ voting rights by providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner and its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter. The partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

You will experience immediate and substantial dilution of $18.66 per common unit.

The assumed initial public offering price of $20.00 per common unit exceeds the pro forma net tangible book value of $1.34 per common unit. You will incur immediate and substantial dilution of $18.66 per common unit. This dilution results primarily because the assets contributed by our general partner and its affiliates are recorded at their historical cost, and not their fair value, in accordance with generally accepted accounting principles, or GAAP. Please read “Dilution.”

You may not have limited liability if a court finds that unitholder action constitutes control of our business.

A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for contractual obligations of the partnership that are expressly made without recourse to the general partner. We are organized under Delaware law, and we conduct business in other states. As a limited partner in a partnership organized under Delaware law, you could be held liable for our obligations to the same extent as a general partner if a court determined that the right or the exercise of the right by our unitholders as a group to remove or replace our general partner, to approve some amendments to the partnership agreement or to take other action under our partnership agreement constituted participation in the “control” of our business. In addition, limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in many jurisdictions. Please read “The Partnership Agreement—Limited Liability.”

You may have liability to repay distributions wrongfully made.

Under certain circumstances, our unitholders may have to repay amounts wrongfully distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that, for a period of three years from the date of the impermissible distribution, partners who received such a distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the partnership for the distribution amount. Liabilities to partners on account of their partner interests and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

We may issue additional units without your approval, which would dilute your ownership interest.

At any time during the subordination period, with the approval of the conflicts committee of the board of directors of our general partner, we may issue an unlimited number of limited partner interests of any type without the approval of our unitholders. After the subordination period, we may issue an unlimited number of limited partner interests of any type without limitation of any kind. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

•	our unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available per unit to pay distributions may decrease;

•	because a lower percentage of total outstanding units will be subordinated units, the risk will increase that a shortfall in the payment of the initial quarterly distribution will be borne by our common unitholders;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop.

Prior to this offering, there has been no public market for the common units, and our common units have not previously traded on any exchange or market. After this offering, there will be only publicly traded common units, assuming no exercise of the underwriters’ option to purchase additional common units. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Unitholders may not be able to resell their common units at or above the initial public offering price. In addition, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units. We cannot assure you as to:

•	the likelihood that an active market will develop for our common units;

•	the liquidity of any such market;

•	the ability for you to sell your common units; or

•	the price that you may obtain for your common units.

The price of our common units may fluctuate significantly, and you could lose all or part of your investment.

The initial public offering price for our common units will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of our common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

•	our quarterly distributions;

•	our quarterly or annual earnings or those of other companies in our industry;

•	actual or potential non-performance by any customer under a TUA;

•	announcements by us or our competitors of significant contracts;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general economic conditions;

•	the failure of securities analysts to cover our common units after this offering or changes in financial or other estimates by analysts;

•	future sales of our common units; and

•	other factors described in these “Risk Factors.”

Risks Relating to Tax Matters

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity level taxation by individual states. If the IRS were to treat us as a corporation or if we were to become subject to a material amount of entity level taxation for state tax purposes, then our cash available for distribution to you would be substantially reduced.

The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this matter.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and we likely would pay state taxes as well. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, the cash available for distributions to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to you, likely causing a substantial reduction in the value of our common units.

Current law may change, causing us to be treated as a corporation for federal income tax purposes or otherwise subjecting us to a material amount of entity level taxation for federal, state or local income tax purposes. In addition, several states are evaluating ways to subject partnerships to entity level taxation through the imposition of state income, franchise or other forms of taxation. For example, we will be subject to a new entity level tax on the portion of our revenue generated in Texas beginning for tax reports due on or after January 1, 2008. Specifically, the Texas margin tax will be imposed at a maximum effective rate of 0.7% of our gross income apportioned to Texas. Imposition of such tax on us by the State of Texas, or any other state, will reduce the cash available for distribution to you.

A successful IRS contest of the federal income tax positions that we take may adversely impact the market for our common units, and the costs of any contests will be borne by our unitholders and our general partner.

The IRS may adopt positions that differ from the positions that we take, even positions taken with advice of counsel. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions that we take. A court may not agree with some or all of the positions that we take. Any contest with the IRS may materially and adversely impact the market for our common units. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will be borne indirectly by our unitholders and our general partner.

You may be required to pay taxes on your share of our taxable income even if you do not receive any cash distributions from us.

Because our unitholders will be treated as partners to whom we will allocate taxable income, which could be different in amount from the cash that we distribute, you will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income even if you do not receive any cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability which results from your share of our taxable income.

We intend to allocate items of income, gain, loss and deduction among the holders of our common units and subordinated units on or after the date that the subordination period ends to ensure that common units issued in exchange for our subordinated units have the same economic and federal income tax characteristics as our other common units. Any such allocation of items of our income or gain to unitholders, which may include allocations to holders of our common units, would not be accompanied by a distribution of cash to such unitholders. In addition, any such allocation of items of deduction or loss to specific unitholders (for example, to the holder of the subordinated units) would effectively reduce the amount of items of deduction or loss that will be allocated to other unitholders.

Tax gain or loss on the disposition of our common units could be different than expected.

If you sell common units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions to you in excess of the total net taxable income a unitholder is allocated for a common unit, which decreased your tax basis in that common unit, will, in effect, become taxable income to you if the common unit is sold at a price greater than your tax basis in that common unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you.

Tax-exempt entities and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

Investments in common units by tax-exempt entities, such as individual retirement accounts (known as IRAs) and foreign persons raises issues unique to them. For example, virtually all of our income allocated to unitholders who are organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file United States federal income tax returns and pay tax on their share of our taxable income.

We will treat each holder of our common units as having the same tax benefits without regard to the actual common units held. The IRS may challenge this treatment, which could adversely affect the value of our common units.

Because we cannot match transferors and transferees of common units, we adopt depreciation and amortization positions that may not conform with all aspects of applicable Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to a common unitholder. It also could affect the timing of these tax benefits or the amount of gain from a sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to the common unitholders’ tax returns.

You will likely be subject to state and local taxes and return filing requirements as a result of an investment in our common units.

In addition to federal income taxes, you will likely be subject to other taxes, including state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property. We will initially own property or do business in Louisiana and Texas. You will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Furthermore, you may be subject to penalties for failure to comply with those requirements. We may own property or conduct business in other states or foreign countries in the future. It is your responsibility to file all United States federal, state and local tax returns. Our counsel has not rendered an opinion on the state and local tax consequences of an investment in our common units.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. Please read “Material Tax Consequences—Disposition of Common Units—Constructive Termination” for a discussion of the consequences of our termination for federal income tax purposes.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $96.7 million from this offering, after deducting the underwriting discount of $1.35 and the structuring fee of $0.10 on each unit sold and assuming an initial public offering price of $20.00 per common unit. All of our net proceeds will be used to purchase U.S. treasury securities in such amounts as will be sufficient to fund a distribution reserve to pay the $0.425 initial quarterly distribution on all common units, as well as related distributions to our general partner, through the distribution made in respect of the quarter ending June 30, 2009.

The selling unitholder will pay the same underwriting discount and structuring fee on each unit sold, as well as all other costs related to this offering. The selling unitholder has granted the underwriters an option to purchase additional common units to cover over-allotments, if any, in connection with this offering. We will not receive any proceeds from any common units sold by the selling unitholder, including proceeds received from any exercise of the underwriters’ option to purchase additional common units.

CAPITALIZATION

The following table shows:

•	our combined historical capitalization as of September 30, 2006; and

•	our combined capitalization as of September 30, 2006, as adjusted to reflect:

•	the issuance of $2,032 million of the Sabine Pass LNG notes in November 2006;

•	the repayment in November 2006 of the Sabine Pass LNG amended and restated credit facility and the termination of related interest rate swap agreements;

•	the distribution by Sabine Pass LNG of $380 million to Cheniere Holdings in connection with the issuance of the Sabine Pass LNG notes, which, with other funds, was used for the repayment of Cheniere Holdings’ term loan;

•	the issuance of our common units, subordinated units and general partner units to our general partner and its affiliate; and

•	the issuance and sale of additional common units in this offering and application of the net proceeds that we receive.

This table is derived from and should be read together with and is qualified in its entirety by reference to, our historical and unaudited combined financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of September 30, 2006
	Combined Actual	Combined as Adjusted
	(in thousands)
Long-term debt:
Amended Sabine Pass LNG credit facility	$351,500	$—
Sabine Pass LNG notes due 2013	—	550,000
Sabine Pass LNG notes due 2016	—	1,482,000
Payable to affiliate	35,230	35,230

Total long-term debt	386,730	2,067,230

Equity:
Owners’ equity	124,638	—
Held by public:
Common units	—	96,652
Held by the general partner and its affiliate:
Common units	—	(25,803)
Subordinated units	—	(251,017)
General partner	—	(6,121)

Total equity (deficit)	124,638	(186,289)

Total capitalization	$511,368	$1,880,941

DILUTION

Dilution is the amount by which the offering price paid by purchasers of common units sold in this offering will exceed the net tangible book value per common unit after the offering. Based on the assumed initial public offering price of $20.00 per common unit, on a pro forma basis as of September 30, 2006, after giving effect to the offering of common units and the related transactions, our net tangible book value was $221.3 million, or $1.34 per common unit. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit, as illustrated in the following table.

Assumed initial public offering price per common unit		$20.00
Pro forma net tangible book value per common unit before the offering(1)	$0.78
Increase in net tangible book value per common unit attributable to purchasers in the offering	0.56

Less: Pro forma net tangible book value per common unit after the offering(2)		1.34

Immediate dilution in net tangible book value per common unit to purchasers in the offering		$18.66

(1)	Determined by dividing the total number of units (21,206,026 common units, 135,383,831 subordinated units, and 3,302,045 general partner units) to be issued to our general partner and its affiliate for the contribution of the equity interests in the limited partner and general partner of Sabine Pass LNG into the net tangible book value of the contributed assets.
(2)	Determined by dividing the total number of units (26,416,357 common units, 135,383,831 subordinated units, and 3,302,045 general partner units) to be outstanding after the offering into our pro forma net tangible book value, after giving effect to the application of the expected net proceeds of the offering.

The following table sets forth the number of units that we will issue and the total consideration contributed to us by our general partner and its affiliate and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus.

	Units Acquired		Total Consideration
	Number	Percent	Amount	Percent
	(in millions)
General partner and its affiliate(1)(2)	152.6	92.4%	$124.6	33.3%
New investors	12.5	7.6%	250.0	66.7%

Total	165.1	100.0%	$374.6	100.0%

(1)	Upon consummation of the transactions contemplated by this prospectus, our general partner and its affiliate will own 13,916,357 common units, 135,383,831 subordinated units and 3,302,045 general partner units.
(2)	The assets contributed by our general partner and its affiliate were recorded at historical cost in accordance with GAAP. Book value of the consideration provided by our general partner and its affiliate, as of September 30, 2006, was $124.6 million.

CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy in conjunction with the specific assumptions included in this section. For more detailed information regarding the factors and assumptions upon which our cash distribution policy is based, please read “—Assumptions and Considerations” below. In addition, you should read “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

General

Rationale for Our Cash Distribution Policy

For the Period Through June 30, 2009

We are a development stage company without any revenues, operating cash flows or operating history. We do not expect that revenues from our TUAs with Total and Chevron will begin until the second and third quarter of 2009, respectively. Therefore, we do not expect to generate sufficient cash from operations to fund distributions to our unitholders until the third quarter of 2009. As a result, we will use $96.7 million of the net proceeds of this offering to purchase an amount of U.S. treasury securities sufficient to fund a distribution reserve to pay the $0.425 initial quarterly distribution per common unit for all common units, as well as related distributions to our general partner, through the distribution made in respect of the quarter ending June 30, 2009. Distributions to our unitholders from the distribution reserve will be a return of your investment. Please read “How We Make Cash Distributions—Distributions from Capital Surplus—Effect of a Distribution from Capital Surplus.”

The distribution reserve will be treated as restricted cash and will be invested in short-term money market securities or U.S. treasuries. In the event that we issue additional common units prior to June 30, 2009, we will use a portion of the net proceeds to increase the distribution reserve by an amount that our general partner, with the concurrence of the conflicts committee of its board of directors, determines is required to fund the initial quarterly distribution for such additional common units and related general partner units from their date of issuance through the distribution made in respect of the quarter ending June 30, 2009. Any amount remaining in the distribution reserve on August 15, 2009 will be distributed to Cheniere Holdings. We may distribute amounts in the distribution reserve to Cheniere Holdings prior to August 15, 2009 if our general partner, with the concurrence of its conflicts committee of its board of directors, determines that such reserves are not necessary to provide for distributions on all of our common units and general partner units for any quarter ending on or prior to June 30, 2009. If we generate cash from operations during the period from the closing of this offering to June 30, 2009, we will make quarterly distributions for our common units from such cash generated from operations and, if the amount of such cash is insufficient to make the full quarterly distribution, from amounts in the distribution reserve.

For the Period After June 30, 2009

Beginning in the third quarter of 2009, the combined cash flow received from the Total and Chevron TUAs is expected to be sufficient to cover all annual debt service on the Sabine Pass LNG notes, which will be approximately $151 million, and all other annual operating costs of the Sabine Pass LNG receiving terminal, which will be approximately $48 million for the four consecutive quarters ending June 30, 2010. The remaining funds from Total and Chevron will be sufficient for us to pay the operating expenses of our partnership and the initial quarterly distribution on all of our common units and general partner units so long as these funds are distributable under the indenture governing the Sabine Pass LNG notes.

We will receive $5 million per month under the Cheniere Marketing TUA commencing with Phase 1 commercial operation, which we expect will occur during the second quarter of 2008. We will not receive the full contracted payments from Cheniere Marketing of approximately $21 million per month until the first quarter of 2009. These payments from Cheniere Marketing are expected to be sufficient to cover the initial quarterly distribution on the subordinated units beginning in the third quarter of 2009 but will not be sufficient to permit an increase in the common unit distribution above the initial quarterly distribution.

Our cash distribution policy beginning in the third quarter of 2009 will reflect a basic judgment that our unitholders will be better served by our distributing our cash available after expenses and reserves rather than retaining it. Because we are not subject to entity level federal income tax, we will have more cash to distribute to you than would be the case were we subject to tax. Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly.

Limitations on Our Ability to Pay Quarterly Distributions After June 30, 2009

There is no guarantee that unitholders will receive quarterly distributions from us for the period after June 30, 2009. Our distribution policy may be changed at any time and is subject to certain restrictions and uncertainties, including:

•	Our ability to pay distributions to our unitholders will depend on the performance of Sabine Pass LNG and its ability to distribute funds to us. In general, Sabine Pass LNG may make distributions under its indenture if:

•	no default or event of default under the indenture has occurred and is continuing or would occur as a consequence of such distribution; and

•	Sabine Pass LNG has successfully completed Phase 1 Target Completion (as defined in the indenture governing the Sabine Pass LNG notes), which we currently expect to occur during the second quarter of 2008; and

•	Sabine Pass LNG would, at the time of such distribution and after giving pro forma effect thereto as if such distribution had been made at the beginning of the applicable four-quarter period (or if fewer than four fiscal quarters have elapsed since the achievement of Phase 1 Target Completion, the number of full fiscal quarters that have elapsed), have been permitted to incur at least $1.00 of additional indebtedness pursuant to the 2.0 to 1.0 fixed charge coverage ratio test described in the indenture; and

•	Sabine Pass LNG has on deposit in a debt payment account an amount equal to (i) the aggregate amount of interest on the Sabine Pass LNG notes due on the immediately succeeding interest payment date, multiplied by (ii) the number of months passed since the preceding interest payment date, divided by (iii) six; and

•	Sabine Pass LNG has on deposit in a debt service reserve account an amount no less than the amount required to make the interest payments on the Sabine Pass LNG notes on the next succeeding interest payment date.

For more information on the Sabine Pass LNG indenture, please read “Indebtedness–Indenture.”

•	We may lack sufficient cash to pay distributions to our unitholders due to a number of factors that could adversely affect us. Please read “Risk Factors” for more information regarding these factors.

•	Our general partner has broad discretion to establish reserves for the prudent conduct of our business, and the establishment of those reserves could result in a reduction of our cash distributions to you from levels we currently anticipate pursuant to our stated distribution policy.

•	Even if our cash distribution policy is not modified, the amount of distributions that we pay under our cash distribution policy and the decision to pay any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

•	Although our partnership agreement requires us to distribute our available cash, our partnership agreement may be amended. During the subordination period, with certain exceptions, our partnership agreement may not be amended without the approval of nonaffiliated common unitholders. However, our partnership agreement can be amended with the approval of a majority of the outstanding common units after the subordination period has ended. At the closing of this offering, our general partner and its affiliates will own approximately 52.7% of the outstanding common units (49.2% if the underwriters exercise their option to purchase additional common units) and 100% of the outstanding subordinated units.

•	Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

Our Cash Distribution Policy May Limit Our Ability to Grow

We will distribute all of our available cash to our unitholders. As a result, we expect to rely primarily upon external financing sources, including commercial borrowings and issuances of debt or equity securities, to fund our acquisition and capital investment expenditures. The incurrence of additional commercial borrowings or other debt to finance our operations would result in increased interest expense, which in turn may impact the available cash that we have to distribute to our unitholders. If we are unable to finance growth externally, our cash distribution policy could significantly impair our ability to grow.

There are no limitations in our credit facility or, after the subordination period, in our partnership agreement on our ability to issue additional units, including units ranking senior to the common units. In the event that we issue additional common units prior to June 30, 2009, we will use a portion of the net proceeds to increase the distribution reserve by an amount that our general partner, with the concurrence of the conflicts committee of its board of directors, determines is required to fund the initial quarterly distribution for such additional common units and related general partner units from their date of issuance through the distribution made in respect of the quarter ending June 30, 2009. To the extent we issue additional units after June 30, 2009, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level, which in turn may impact the available cash that we have to distribute on each unit.

Cash Distributions

Overview

The amount of the initial quarterly distribution on our common units is $0.425 per unit, or $1.70 per year. The amount of cash needed to pay the initial quarterly distribution on all of the common units, subordinated units and general partner units to be outstanding immediately after this offering for one quarter and for four quarters ending June 30, 2010 will be approximately:

	Number of Units	One Quarter	Four Quarters
Public Common Units	12,500,000	$5,312,500	$21,250,000
Cheniere Affiliate Common Units	13,916,357	5,914,452	23,657,807
Cheniere Affiliate Subordinated Units	135,383,831	57,538,128	230,152,513
General Partner Units	3,302,045	1,403,369	5,613,476

Total	165,102,233	$70,168,449	$280,673,796

Our Initial Distribution Rate

For each calendar quarter through the quarter ending June 30, 2009, we will make cash distributions of $0.425 per unit, or $1.70 per year, on all outstanding common units using cash from the distribution reserve that will be funded with the proceeds we receive from this offering. We will make these quarterly cash distributions within 45 days after the end of each quarter, beginning with the quarter ending March 31, 2007, to unitholders of record on the applicable record date. We will adjust the initial quarterly distribution for the period from the closing of this offering through March 31, 2007 based on the actual length of the period. We believe that following the completion of the offering, we will have sufficient available cash in the distribution reserve to allow us to pay the full initial quarterly distribution on all of our outstanding common units and general partner units for each quarter through the quarter ending June 30, 2009.

Until the end of the subordination period, before we make any quarterly distributions to subordinated unitholders, our common unitholders are entitled to receive payment of the full initial quarterly distribution plus any arrearages from prior quarters. Please read “How We Make Cash Distributions—Subordination Period.” However, we cannot guarantee that we will pay the initial quarterly distribution on the common units in any quarter after June 30, 2009.

As of the date of this offering, our general partner will be entitled to 2% of all distributions that we make prior to our liquidation. The general partner’s initial 2% interest in these distributions may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its initial 2% general partner interest. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest.

In the sections that follow, we present in detail the basis for our belief that we will be able:

•	to pay the initial quarterly distribution on all of our outstanding common units and general partner units for each quarter through the quarter ending June 30, 2009; and

•	to pay the initial quarterly distribution on all outstanding units, including both common units and subordinated units, as well as related distributions to our general partner, for each of the four consecutive quarters ending June 30, 2010.

Financial Forecast for the Period from the Closing of this Offering Through June 30, 2010

Set forth below is a financial forecast of the expected revenues, EBITDA and cash available for distribution for Cheniere Energy Partners, L.P. for the period from the closing of this offering through June 30, 2010. Our financial forecast presents, to the best of our knowledge and belief, the expected revenues, EBITDA and cash available for distribution for Cheniere Energy Partners L.P. for the forecast period. EBITDA is calculated as Sabine Pass LNG’s aggregate TUA revenues less Sabine Pass LNG’s non-cash deferred revenues, operating expenses, assumed commissioning costs and state and local taxes.

Our financial forecast reflects our judgment as of the date of this prospectus of conditions we expect to exist and the course of action we expect to take during the period from the closing of this offering through June 30, 2010. The footnotes to the financial forecast below describe numerous assumptions and considerations that we believe are significant to our financial forecast. We believe our actual revenues and cash flows will approximate those reflected in our financial forecast; however, we can give you no assurance that our forecast results will be achieved. There will likely be differences between our forecast and the actual results and those differences could be material. If the forecast is not achieved, we may not be able to pay cash distributions on our common units at the initial distribution rate stated in our cash distribution policy. For all quarters ending on or before June 30, 2009, we will use funds from our distribution reserve to pay the initial quarterly distribution of $0.425 per unit on all of our outstanding common units, as well as related distributions to our general partner. In order to fund distributions to our unitholders at our initial quarterly rate of $0.425 per common unit for the twelve months ending June 30, 2010, our cash available for distribution for the twelve months ending June 30, 2010 must be at least $280.7 million. As set forth in the table on the following pages, we estimate that our cash available for distribution for the twelve months ending June 30, 2010 will be approximately $294.7 million.

After this offering, we do not intend to make public projections as to future sales, earnings or other results. The accompanying prospective financial information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis, and presents, to the best of management’s knowledge and belief, our expected course of action and our expected future financial performance. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither our independent registered public accounting firm, nor any other registered public accounting firm, has compiled, examined or performed any procedures with respect to the prospective financial information contained below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Please read the footnotes below for a discussion of the material assumptions underlying our belief that we will be able to generate sufficient cash available to pay distributors for the forecast period. Our belief is based on those assumptions and reflects our judgment, as of the date of this prospectus, regarding the conditions that we expect to exist and the course of action that we expect to take over the estimation period. The assumptions that we disclose below are those that we believe are significant to our ability to generate sufficient cash available to pay distributions for the forecast period. If our estimates prove to be materially incorrect, we may not be able to pay the full initial quarterly distribution or any amount on our outstanding common and subordinated units.

When considering this forecast, you should keep in mind the risk factors and other cautionary statements under the heading “Risk Factors” and elsewhere in this prospectus. Any of these risk factors or the other risks discussed in this prospectus could cause our financial condition and consolidated results of operations to vary significantly from those set forth in the table below. In addition, we do not undertake any obligation to release publicly the results of any future revisions that we may make to these estimates or to update these estimates to reflect events or circumstances after the date of this prospectus. Therefore, we caution you not to place undue reliance on this information.

Cheniere Energy Partners, L.P.

Forecast of Cash Available for Distribution

(in millions, except per unit amounts)

Line Item		Closing Until Phase 1 Commercial Operation
		2007
		Q1	Q2	Q3	Q4	Q1
1.	Sabine Pass LNG, L.P.:
2.	TUA Revenues(6)
3.	Total TUA(7)	$—	$—	$—	$—	$—
4.	Chevron TUA(7)	—	—	—	—	—
5.	Cheniere Marketing TUA(8)	—	—	—	—	—

6.	Aggregate TUA Revenues	$—	$—	$—	$—	$—
7.	Deferred Revenues(9)	—	—	—	—	—
8.	Operating Expenses(10)	(3.8)	(2.4)	(3.3)	(3.0)	(8.7)
9.	Assumed Commissioning Costs(11)	—	—	—	—	(0.5)
10.	State and Local Taxes(12)	—	—	—	—	—

11.	Sabine Pass LNG EBITDA(13)	$(3.8)	$(2.4)	$(3.3)	$(3.0)	$(9.2)

12.	Capital Expenditures
13.	Construction Capital Expenditures(14)	$(155.7)	$(121.0)	$(100.5)	$(90.6)	$(63.9)
14.	Construction Account Disbursements (Construction Capital)(15)	155.7	121.0	100.5	90.6	63.9
15.	Construction Account Disbursements (Operating Expenses)(15)	3.8	2.4	3.3	3.0	9.2
16.	(Interest Earned on Construction Account)(15)	—	4.2	5.9	4.8	3.6
17.	(Ending Balance in Construction Account)(15)	607.4	488.3	390.4	301.5	232.0
18.	Maintenance Capital Expenditures(16)	—	—	—	—	—
19.	Debt Service
20.	Interest on Notes	$—	$(75.5)	$—	$(75.5)	$—
21.	Debt Payment Account Funding (17)	—	—	—	—	—
22.	Interest Payments Funded from Debt Payment Account	—	—	—	—	—
23.	Interest Payments Funded from Const. Period Debt Service Reserve Account	—	75.5	—	75.5	—
24.	(Interest Earned on Construction Period Debt Service Reserve Account)(18)	4.6	4.4	3.8	3.6	2.9
25.	(Ending Balance in Construction Period Debt Service Reserve Account)	359.4	291.5	295.3	223.4	226.3
26.	Permanent Debt Service Reserve Funding (17)	—	—	—	—	—

27.	Cash Distributable to Us	$—	$—	$—	$—	$—

28.	Cheniere Energy Partners, L.P.
29.	Cash Received from Sabine Pass LNG	$—	$—	$—	$—	$—
30.	Operating Expenses(19)	—	(0.6)	(0.6)	(0.6)	(0.6)
31.	Advance from Cheniere Energy, Inc.(19)	—	0.6	0.6	0.6	0.6

32.	Distribution Reserve
33.	(Beginning Balance in Distribution Reserve)	$—	$96.7	$86.5	$76.1	$65.7
34.	(Interest Earned or Distribution Reserve)(20)	—	1.3	1.1	1.0	0.9
35.	Common Unit Distribution	—	(11.2)	(11.2)	(11.2)	(11.2)
36.	General Partner Distribution	—	(0.2)	(0.2)	(0.2)	(0.2)
37.	Ending Balance in Distribution Reserve	96.7	86.5	76.1	65.7	55.1

38.	Cash Available to Pay Distributions	$—	$11.5	$11.5	$11.5	$11.5

39.	Anticipated Cash Distributions	$—	$11.5	$11.5	$11.5	$11.5

40.	Anticipated Cash Distributions Per Unit:
41.	Common Units	$—	$0.425	$0.425	$0.425	$0.425
42.	Subordinated Units	—	—	—	—	—
43.	General Partner Units	—	0.069	0.069	0.069	0.069

Note:	Italicized amounts are provided for informational purposes. They do not affect the total and subtotals of amounts not in italics.

Phase 1 Commercial Operation through Phase 1 Completion (2.6 Bcf/d)		Phase 1 Completion through Phase 2 – Stage 1 Completion (4.0 Bcf/d)				Phase 2 – Stage 1 Completion (4.0 Bcf/d)			Line Item
2008			2009				2010
Q2(1)	Q3(2)	Q4	Q1(3)	Q2(4)	Q3(5)	Q4	Q1	Q2
									1.
									2.
$—	$—	$—	$—	$31.3	$31.6	$31.6	$31.0	$31.3	3.
—	—	—	—	—	32.8	32.8	32.0	32.4	4.
15.8	16.0	16.0	63.0	63.7	64.4	64.4	63.1	63.8	5.

$15.8	$16.0	$16.0	$63.0	$95.0	$128.8	$128.8	$126.1	$127.5	6.
—	—	—	—	(0.5)	(1.0)	(1.0)	(1.0)	(1.0)	7.
(8.7)	(8.7)	(8.7)	(8.6)	(9.1)	(9.1)	(9.1)	(9.3)	(9.3)	8.
(0.4)	—	—	—	—	—	—	—	—	9.
(0.9)	(0.9)	(0.9)	(1.3)	(2.4)	(2.4)	(2.4)	(2.5)	(2.5)	10.

$5.8	$6.4	$6.4	$53.1	$83.0	$116.3	$116.3	$113.3	$114.7	11.

									12.
$(60.5)	$(34.9)	$(33.9)	$(23.1)	$(20.1)	$(10.2)	$(6.6)	$—	$—	13.
60.5	34.9	33.9	23.1	20.1	10.2	6.6	—	—	14.
9.1	8.7	8.7	—	—	—	—	—	—	15.
2.7	2.0	1.4	0.9	0.7	0.5	0.3	0.3	0.3	16.
165.0	123.4	82.2	59.9	40.6	30.9	24.7	25.0	25.3	17.
—	—	—	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)	18.
									19.
$(75.5)	$—	$(75.5)	$—	$(75.5)	$—	$(75.5)	$—	$(75.5)	20.
(14.9)	(15.1)	(15.1)	(45.3)	(37.8)	(37.8)	(37.8)	(37.8)	(37.8)	21.
9.9	—	30.1	—	75.5	—	75.5	—	75.5	22.
65.6	—	45.5	123.7	—	—	—	—	—	23.
2.7	2.2	2.0	1.6	—	—	—	—	—	24.
163.4	165.6	122.1	—	—	—	—	—	—	25.
—	—	—	(75.5)	—	—	—	—	—	26.

$—	$—	$—	$55.6	$44.8	$78.1	$78.1	$75.2	$76.6	27.

									28.
$—	$—	$—	$55.6	$44.8	$78.1	$78.1	$75.2	$76.6	29.
(0.6)	(0.6)	(0.6)	(3.3)	(3.3)	(3.3)	(3.3)	(3.4)	(3.4)	30.
0.6	0.6	0.6	—	—	—	—	—	—	31.
									32.

$55.1	$44.4	$33.5	$22.5	$11.3	$—	$—	$—	$—	33.
0.7	0.6	0.4	0.3	0.1	—	—	—	—	34.
(11.2)	(11.2)	(11.2)	(11.2)	(11.2)	—	—	—	—	35.
(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	—	—	—	—	36.
44.4	33.5	22.5	11.3	—	—	—	—	—	37.

$11.5	$11.5	$11.5	$63.8	$53.0	$74.8	$74.8	$71.8	$73.2	38.

$11.5	$11.5	$11.5	$63.8	$53.0	$70.2	$70.2	$70.2	$70.2	39.
									40.

$0.425	$0.425	$0.425	$0.425	$0.425	$0.425	$0.425	$0.425	$0.425	41.
—	—	—	0.379	0.301	0.425	0.425	0.425	0.425	42.
0.069	0.069	0.069	0.386	0.321	0.425	0.425	0.425	0.425	43.

(1)	We expect to achieve Phase 1 commercial operation during the second quarter of 2008. For purposes of this forecast, we have assumed that Phase 1 commercial operation will commence in April 2008. From the date that we achieve Phase 1 commercial operation through December 2008, Cheniere Marketing will pay $5 million per month plus tax reimbursements under its TUA with Sabine Pass LNG.
(2)	We expect to complete Phase 1 with three LNG storage tanks and a sendout rate of 2.6 Bcf/d, which we refer to as Phase 1 completion, during the third quarter of 2008. Under its EPC contract with Sabine Pass LNG, Bechtel has guaranteed Phase 1 substantial completion by December 20, 2008.
(3)	Provided we have achieved Phase 1 commercial operation, Cheniere Marketing will be required under its TUA with Sabine Pass LNG to pay monthly capacity reservation fees aggregating approximately $255.5 million per year, starting January 2009. These monthly payments will be required on what is referred to as a “take or pay” basis, which means that the customer will be obligated to pay the full contracted amount of monthly fees whether or not it uses the Sabine Pass LNG receiving terminal.
(4)	Provided we have achieved the level of commercial operability required under Total’s TUA, which we expect will occur during the third quarter of 2008, Total will be required under its TUA with Sabine Pass LNG to pay monthly capacity reservation fees aggregating approximately $125.5 million per year, starting April 2009. These monthly payments will be required on a “take or pay” basis.
(5)	Provided we have achieved the level of commercial operability required under Chevron’s TUA, which we expect will occur during the third quarter of 2008, Chevron will be required under its TUA with Sabine Pass LNG to pay monthly capacity reservation fees aggregating approximately $129.9 million per year, starting not later than July 2009. These monthly payments will be required on a “take or pay” basis.
(6)	Monthly capacity reservation fees under the TUAs are based on the aggregate million British thermal units, or MMbtu, receipt capacity reserved by each customer and will include a fixed fee component equivalent to approximately $0.28 per MMbtu and an additional fee component equivalent to approximately $0.04 per MMbtu that is adjusted annually for consumer price index inflation, which we assume will be 2.5% annually. This adjustment will commence one year after the commercial start date for Total, on January 1, 2010 for Chevron and on January 1, 2009 for Cheniere Marketing. The aggregate MMbtu reserved capacity is equivalent to approximately 1.0 Bcf/d for each of Total and Chevron from inception of payments under its TUA and is equivalent to approximately 2.0 Bcf/d for Cheniere Marketing when we achieve Phase 2 – Stage 1 completion. We will achieve Phase 2 – Stage 1 completion when we complete two additional LNG storage tanks and achieving full operability of the Sabine Pass LNG receiving terminal at approximately 4.0 Bcf/d. We expect to achieve Phase 2 – Stage 1 completion in the third quarter of 2009. Also included in TUA revenues are reimbursements by TUA customers of state and local taxes paid by Sabine Pass LNG (see footnote (12)). In addition, under each customer’s TUA, Sabine Pass LNG is entitled to take an in-kind “retainage” equal to 2% of the LNG delivered for the customer’s account, which Sabine Pass LNG will use primarily as fuel for revaporization and self-generated power and to cover natural gas unavoidably lost at the Sabine Pass LNG receiving terminal. We have assumed that Sabine Pass LNG will not have any revenue from retainage LNG and will not incur any cost to provide fuel to revaporize LNG for sendout, to provide self-generated power and to cover natural gas unavoidably lost at the Sabine Pass LNG receiving terminal.
(7)	Each of Total and Chevron has previously paid $20 million of advance capacity reservation fees to Sabine Pass LNG. These payments will be recognized as deferred revenues and will reduce cash payments by each customer by $2 million per year in each of the first ten years under its TUA. TUA revenues from each of Total and Chevron include $2 million per year of non-cash deferred revenues.
(8)	Cheniere Marketing has agreed to relinquish up to 200 million cubic feet per day, or MMcf/d, of its reserved capacity (and proportionately reduce the monthly fee) under its TUA if required to allow Sabine Pass LNG to satisfy its obligations under a TUA that it may potentially enter into with J&S Cheniere, S.A., as more fully discussed in “Business—Customers—Cheniere Marketing TUA.” We have assumed that any assignment to J&S Cheniere will not affect our forecast.
(9)	Non-cash deferred revenues of $2 million per year are deducted from TUA revenues from each of Total and Chevron in calculating EBITDA.

(10)	Sabine Pass LNG’s combined operating expenses and maintenance capital expenditures have been estimated by us and the Independent Engineer at approximately $36.6 million for the calendar year 2010 in order to support receiving terminal operations at 2.0 Bcf/d, the minimum level required to perform Sabine Pass LNG’s obligations under both the Total TUA and the Chevron TUA. We and the Independent
Engineer have also estimated that Sabine Pass LNG’s combined operating expenses and maintenance capital expenditures will increase by approximately $2.1 million to approximately $38.7 million for the calendar year 2010 in order to support receiving terminal operations at 4.0 Bcf/d. Each of these estimates includes $8.3 million of fees and expenses payable under agreements with Cheniere affiliates for services necessary to operate and maintain the Sabine Pass LNG receiving terminal. In preparing our forecast, we have assumed operating expenses and maintenance capital expenditures as estimated to support operations at the 2.0 Bcf/d level beginning January 1, 2008 and at the 4.0 Bcf/d level beginning April 1, 2009 upon commencement of the Total TUA. We have separated out $1.5 million per year from operating expenses and classified that amount as maintenance capital expenditures (see footnote (16)). We have assumed Sabine Pass LNG operating expenses (net of the $1.5 million of maintenance capital expenditures) of $37.2 million for the calendar year 2010. We have assumed inflation of 2.5% in 2008 and 2009 in estimating operating expenses for those years. Please read the report of the Independent Engineer attached as Appendix B to this prospectus for more information.
(11)	Sabine Pass LNG must obtain LNG in order to commission its receiving terminal. We have assumed that Sabine Pass LNG will obtain three 3.0 Bcf cargoes of LNG in the first quarter of 2008 at an aggregate cost of $85.5 million ($9.50 per MMbtu, which was the average NYMEX price on November 28, 2006 for contracts to purchase natural gas in the first quarter of 2008) and three additional 3.0 Bcf cargoes of LNG in the second quarter of 2008 at an aggregate cost of $72.0 million ($8.00 per MMbtu, which was the average NYMEX price on November 28, 2006 for contracts to purchase natural gas in the second quarter of 2008). We have assumed that we will not make any profit or incur any loss in reselling the natural gas produced from these six cargoes of LNG. Our assumed commissioning costs shown in the table consist solely of interest costs to finance purchases of these six LNG cargoes and assumes an interest rate of 7.0% per annum. In calculating interest cost, we have further assumed that we are in possession of, on average, one cargo on each day in the first and second quarters of 2009.
(12)	Sabine Pass LNG will pay a 4% usage tax on LNG consumed in plant operations. We have estimated the amount of this tax assuming that Sabine Pass LNG’s full 2% “retainage” of LNG will be consumed in plant operations. Sabine Pass LNG will also pay ordinary ad valorem taxes on its plant assets. Sabine Pass LNG has obtained a 100% deferral of those ad valorem taxes through 2018. In order to assist the taxing authorities to fund reconstruction of infrastructure that was damaged by hurricanes in 2005 and that supports development and operation of the Sabine Pass LNG receiving terminal, Sabine Pass LNG has offered to make payments in lieu of taxes to the extent of approximately $2.5 million annually for ten years. We have assumed that this offer will be accepted and that payments will begin in 2009. The TUA customers are obligated to reimburse Sabine Pass LNG for all usage and ad valorem taxes (see footnote (6)), provided that Sabine Pass LNG will assume half of Total’s ad valorem tax obligation subject to a cap of $3.9 million.
(13)	Sabine Pass LNG’s EBITDA is calculated as aggregate TUA revenues less non-cash deferred revenues, operating expenses, assumed commissioning costs and state and local taxes. See “—Non-GAAP Financial Measure” below for more information.
(14)

Construction capital expenditures represent our current estimates of the amounts and timing of the capital expenditures that will be required to achieve Phase 1 commercial operation, Phase 1 completion and full Phase 2 – Stage 1 operability on the schedules specified in footnotes (1), (2) and (6). The base amount of LNG, referred to as “heel” LNG, that must be retained in the Sabine Pass LNG receiving terminal in order to maintain requisite cryogenic temperatures after commissioning of all of Phase 1 and Phase 2 – Stage 1 has been included in the construction budget and will be funded from the construction account described in footnote (15). Sabine Pass LNG may also be required to construct a sixth LNG storage tank for the benefit of Cheniere Marketing within four years after notification from Cheniere Marketing. We have assumed that no funds are required to be expended prior to July 1, 2010 in respect of this potential sixth tank. We have internally estimated that the cost of the sixth tank could be in the range of $120 to $140 million.

(15)	In connection with its issuance of $2,032 million of notes in November 2006, Sabine Pass LNG deposited approximately $886.7 million into a construction account to fund completion and commissioning costs of Phase 1 and Phase 2 – Stage 1 of its receiving terminal, as well as other incidental expenses, including taxes and operating fees and expenses. We estimate that approximately $24.7 million of interest earned on amounts in the construction account will have been transferred from the construction account and be unexpended funds available for distribution when we have completed Phase 2 – Stage 1 of the Sabine Pass LNG receiving terminal. We have assumed that funds on deposit in the construction account will earn interest at 5.25% per year. Under the indenture governing the Sabine Pass LNG notes, the first $20 million of such interest earnings must be transferred to a construction period debt service reserve account described in footnote (18).
(16)	Maintenance capital expenditures estimated by us at $1.5 million per year beginning in 2009, escalating with inflation at 2.5% annually thereafter. This amount does not include natural gas turbine generator maintenance costs, which are covered by a third-party contract fee included in operating expenses. Maintenance capital expenditures in the forecast period are low because the receiving terminal will be brand new, will require little maintenance and will initially be protected by warranties. These maintenance capital costs have been separated out from the Independent Engineer’s estimates and reclassified as described in footnote (10).
(17)	Under the indenture governing the Sabine Pass LNG notes, Sabine Pass LNG may not make distributions to us until certain conditions are satisfied. The indenture requires that Sabine Pass LNG apply its net operating cash flow (i) first, to fund with monthly deposits its next semiannual payment of approximately $75.5 million of interest on its notes, and (ii) second, to fund a one-time, permanent debt service reserve fund equal to one semiannual interest payment of approximately $75.5 million on its notes. Distributions to us from Sabine Pass LNG will be permitted only after Phase 1 Target Completion, as defined in the indenture governing the Sabine Pass LNG notes, or such earlier date as project revenues are received by Sabine Pass LNG, upon satisfaction of the foregoing funding requirements and after satisfaction of a fixed charge coverage ratio test and other conditions specified in the indenture. Please read “Indebtedness—Indenture” for more information. We will not receive the full contracted payments from the Cheniere Marketing TUA until the first quarter of 2009 and, accordingly, do not expect that Sabine Pass LNG will make distributions to us until the first quarter of 2009.
(18)	In connection with its issuance of the Sabine Pass LNG notes in November 2006, Sabine Pass LNG also deposited $335 million into a construction period debt service reserve account. This account, together with $20 million of interest earned on amounts on deposit in the construction account that will be transferred to the construction period debt service reserve account as described in footnote (17), and together with interest earned on amounts on deposit in the construction period debt service reserve account, is intended to be sufficient to pay all scheduled semiannual payments of interest on the Sabine Pass LNG notes through the payment due May 30, 2009. We have assumed that funds on deposit in the construction period debt service reserve account will earn interest at 5.25% per year.
(19)	We have estimated that our partnership will incur costs of approximately $2.5 million per year, adjusted for inflation at 2.5% per year after January 1, 2007, for tax compliance and publicly traded partnership tax reporting, accounting, SEC reporting and other costs of operating as a publicly traded partnership. Through 2008, we will fund these costs with funds advanced to us from Cheniere, after which time we will use available cash to pay such expenses and, after payment of the initial quarterly distribution on all units, to reimburse Cheniere. In addition, we will pay a Cheniere affiliate a fixed amount of $10 million per year, adjusted for inflation at 2.5% per year after January 1, 2007, beginning in the first quarter of 2009 for providing general and administrative services to our partnership.
(20)	At completion of this offering, our partnership will fund a distribution reserve of approximately $96.7 million, which will be invested in U.S. treasury securities. The distribution reserve, together with interest earned on funds on deposit in the distribution reserve and operating cash flows, will be used to pay the $0.425 initial quarterly distribution per common unit for all common units, as well as related distributions to our general partner, through the distribution in respect of the quarter ending June 30, 2009. We have assumed that unexpended funds in the distribution reserve will earn interest at 5.25% per year.

Assumptions and Considerations

The footnotes to the financial forecast set forth above describe the numerous assumptions and considerations that we believe are significant to our financial forecast. While we believe that these assumptions are reasonable based upon management’s current expectations concerning future events, they are inherently uncertain and are subject to significant risks and uncertainties, including those described in “Risk Factors” or in the footnotes to the financial forecast included above, that could cause actual results to differ materially from those we anticipate. We cannot give any assurance these assumptions or assessments are correct. If any of our assumptions are not correct, or if we inaccurately assess any of these considerations, the actual available cash that we generate could be substantially less than that currently expected and could, therefore, be insufficient to permit us to pay distributions to our unitholders, in which event the market price of the common units may decline materially.

In the preparation of its report attached to this prospectus as Appendix B, the Independent Engineer has relied on assumptions regarding circumstances beyond the control of us or any other person. By their nature, these assumptions are subject to significant uncertainties, and actual results will differ, perhaps materially, from those stated in the report. We cannot give any assurance that these assumptions will prove to be correct. If our actual results are materially less favorable than those shown in the Independent Engineer’s report, or if the assumptions in the Independent Engineer’s report on which we rely for certain of our financial estimates, prove to be incorrect, Sabine Pass LNG’s ability to pay distributions to us, and our ability to pay distributions to our unitholders, may be adversely affected.

Non-GAAP Financial Measure

Sabine Pass LNG’s EBITDA is computed as total revenues less non-cash deferred revenues, operating expenses, assumed commissioning costs and state and local taxes. It does not include depreciation expense and certain non-operating items. Because we have not forecasted such depreciation expense and non-operating items, we have not made any forecast of net income, which would be the most directly comparable financial measure under GAAP. As a result, we are unable to reconcile differences between forecasts of EBITDA and net income. EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as commercial banks, to assess:

•	the anticipated financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest on our indebtedness; and

•	our anticipated operating performance and return on invested capital compared to other comparable companies, without regard to their financing methods and capital structure.

Sabine Pass LNG’s EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Sabine Pass LNG’s EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among companies. Therefore, Sabine Pass LNG’s EBITDA may not be comparable to similarly titled measures of other companies.

HOW WE MAKE CASH DISTRIBUTIONS

Operating Surplus and Capital Surplus

Overview

All cash distributed to unitholders will be characterized as either “operating surplus” or “capital surplus.” We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Definition of Available Cash

We define available cash in the partnership agreement, and it generally means, for each fiscal quarter, the sum of all cash and cash equivalents on hand at the end of the quarter, including cash released from the distribution reserve as available cash in accordance with our partnership agreement:

•	less the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business;

•	comply with applicable law, any of our debt instruments, or other agreements; and

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

•	plus all additional cash and cash equivalents on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter and any amounts released from the distribution reserve as available cash in accordance with our partnership agreement. Working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement and in all cases are used solely for working capital purposes or to pay distributions to partners.

Definition of Operating Surplus

We define operating surplus in the partnership agreement, and for any period it generally means:

•	$30 million (as described below); plus

•	all of our cash receipts after the closing of this offering, excluding cash from:

•	borrowings that are not working capital borrowings,

•	sales of equity securities and debt securities,

•	sales or other dispositions of assets outside the ordinary course of business,

•	the termination of commodity hedge contracts or interest rate swap agreements prior to the termination date specified therein,

•	capital contributions received, and

•	corporate reorganizations or restructurings; plus

•	working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for the quarter; plus

•	all cash released from the distribution reserve; plus

•

cash distributions paid on equity issued in connection with the construction or development of a capital improvement or replacement asset during the period beginning on the date that we enter into a binding commitment to commence the construction or development of such capital improvement or replacement asset and ending on the earlier to occur of the date the capital improvement or replacement asset is placed into service and the date that it is abandoned or disposed of; less

•	all of our operating expenditures (as defined below) after the closing of this offering; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred.

If a working capital borrowing, which increases operating surplus, is not repaid during the twelve month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital is in fact repaid, it will not be treated as a reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $30 million of cash that we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus.

We define operating expenditures in the partnership agreement, and it generally means all of our expenditures, including, but not limited to, taxes, payments to our general partner, reimbursements of expenses incurred by our general partner on our behalf, non-pro rata repurchases of units, repayment of working capital borrowings, debt service payments, interest payments, payments made in the ordinary course of business under commodity hedge contracts and maintenance capital expenditures, provided that operating expenditures will not include:

•	repayment of working capital borrowings deducted from operating surplus pursuant to the last bullet point of the definition of operating surplus above when such repayment actually occurs;

•	payments (including prepayments) of principal of and premium on indebtedness other than working capital borrowings;

•	expansion capital expenditures;

•	investment capital expenditures;

•	payment of transaction expenses (including taxes) relating to interim capital transactions;

•	distributions to our partners; and

•	non-pro rata repurchases of units of any class made with the proceeds of a substantially concurrent equity issuance.

Where capital expenditures are made in part for expansion capital expenditures and in part for other purposes, our general partner, with the concurrence of the conflicts committee, will determine the allocation between the amounts paid for each.

Capital Expenditures

For purposes of determining operating surplus, maintenance capital expenditures are those capital expenditures required to maintain, including over the long-term, our asset base, and expansion capital expenditures are those capital expenditures that we expect will increase our asset base over the long-term. Maintenance capital expenditures include interest (and related fees) on debt incurred and distributions on equity issued to finance the construction or development of a replacement asset during the period from such financing until the earlier to occur of the date any such replacement asset is placed into service and the date that it is abandoned or disposed. Capital expenditures made solely for investment purposes will not be considered maintenance capital expenditures or expansion capital expenditures.

Expansion capital expenditures are those capital expenditures that we expect will increase our asset base. Expansion capital expenditures include interest (and related fees) on debt incurred and distributions on equity issued to finance the construction or development of a capital improvement during the period from such financing until the earlier to occur of the date any such capital improvement is placed into service and the date that it is abandoned or disposed.

As described above, none of investment capital expenditures or expansion capital expenditures are subtracted from operating surplus. Because investment capital expenditures and expansion capital expenditures include interest payments (and related fees) on debt incurred and distributions on equity issued to finance the construction or development of a capital improvement or replacement asset during the period from such financing until the earlier to occur of the date any such capital improvement or replacement asset is placed into service or the date that it is abandoned or disposed, such interest payments and equity distributions are also not subtracted from operating surplus (except, in the case of maintenance capital expenditures, to the extent such interest payments and distributions are included in maintenance capital expenditures).

Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes, but which is not expected to expand our asset base for more than the short-term.

Capital expenditures that are made in part for maintenance capital purposes and in part for investment capital or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditure by the board of directors of our general partner, based upon its good faith determination, subject to approval by our conflicts committee.

Definition of Capital Surplus

We also define capital surplus in the partnership agreement, and it will generally be generated only by:

•	borrowings other than working capital borrowings;

•	sales of debt and equity securities; and

•	sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

Characterization of Cash Distributions

We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes $30 million, cash receipts from our operations, cash released from our distribution reserve and cash from working capital borrowings. This amount does not reflect actual cash on hand at closing that is available for distribution to our unitholders. It is instead a provision that will enable us, if we choose, to distribute as operating surplus up to $30 million of cash that we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Distribution Reserve

We will deposit $96.7 million as a distribution reserve in a separate account. The deposited amount will be invested in U.S. treasury securities maturing as to principal and interest at such times and in such amounts as will be sufficient to pay the $0.425 initial quarterly distribution per common unit for all common units, as well as related distributions to our general partner, through the distribution made in respect of the quarter ending June 30, 2009. The distribution reserve will be restricted cash on our balance sheet and will be invested in short-term money market securities or U.S. treasuries. In the event that we issue additional common units prior to June 30, 2009, we will use a portion of the net proceeds from such issuance to increase the distribution reserve by an amount that our general partner, with the concurrence of the conflicts committee of its board of directors, determines is required to fund the initial quarterly distribution for such additional common units and related general partner units from their date of issuance through the distribution made in respect of the quarter ending June 30, 2009. Any amount remaining in the distribution reserve on August 15, 2009 will be distributed to Cheniere Holdings. We may distribute amounts in the distribution reserve to Cheniere Holdings prior to August 15, 2009 if our general partner, with the concurrence of its conflicts committee of its board of directors, determines that such reserves are not necessary to provide for distributions on all of our common units and general partner units for any quarter ending on or prior to June 30, 2009. If we generate cash from operations during the period from the closing of this offering to June 30, 2009, we will make quarterly distributions for our common units from such cash generated from operations and, if the amount of such cash is insufficient to make the full quarterly distribution, from amounts in the distribution reserve.

Subordination Period

General

During the subordination period, which will commence upon the closing of this offering, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the initial quarterly distribution of $0.425 per quarter, plus any arrearages in the payment of the initial quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Cheniere Holdings will own all of the 135,383,831 subordinated units, representing 83.7% of the limited partner interests in us. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions until after the common units have received the initial quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordination period is to increase the likelihood that during this period there will be sufficient available cash to pay the initial quarterly distribution on the common units.

Definition of Subordination Period

The subordination period will end on the first to occur of the following dates:

•

the first day after we have earned and paid at least the initial quarterly distribution on an annualized basis on each outstanding common unit and subordinated unit for any three consecutive, non-overlapping four-quarter periods ending on or after March 31, 2010;

•

the first day after we have earned and paid at least 150% of the initial quarterly distribution on each outstanding common unit and subordinated unit for each of any four consecutive quarters ending on or after March 31, 2008; and

•

the date on which the general partner is removed as general partner of the partnership upon the requisite vote by holders of outstanding units under circumstances where cause does not exist and no units held by the general partner and its affiliates are voted in favor of such removal.

If the subordination period ends as a result of the removal of our general partner other than for cause where no units held by the general partner or its affiliates are voted in favor of such removal, in addition to each subordinated unit immediately converting into one common unit,

•	any existing arrearages in payment of the initial quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

Definition of Adjusted Operating Surplus

We define adjusted operating surplus in the partnership agreement, and for any period, it generally means:

•	operating surplus generated with respect to that period (other than amounts released from the distribution reserve); less

•	any net increase in working capital borrowings with respect to that period; less

•	any net reduction in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods. In addition, adjusted operating surplus does not include cash amounts held in the distribution reserve or amounts released therefrom to pay distributions.

Effect of Expiration of the Subordination Period

Upon expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other units in distributions of available cash.

Distributions of Available Cash from Operating Surplus During the Subordination Period

We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•	First, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to the initial quarterly distribution for that quarter;

•	Second, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the initial quarterly distribution on the common units for any prior quarters during the subordination period;

•	Third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding subordinated unit an amount equal to the initial quarterly distribution for that quarter; and

•	Thereafter, in the manner described in “—Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest, that we do not issue additional classes of equity securities and that the general partner is not removed without its consent.

Distributions of Available Cash from Operating Surplus After the Subordination Period

We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	First, 98% to all unitholders, pro rata, and 2% to the general partner, until we distribute for each outstanding unit an amount equal to the initial quarterly distribution for that quarter; and

•	Thereafter, in the manner described in “—Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the initial quarterly distribution and that the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights but may transfer these rights separately from its general partner interest, subject to restrictions in our partnership agreement.

If for any quarter:

•	we have distributed available cash from operating surplus to the unitholders in an amount equal to the initial quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units and the general partner interest in an amount necessary to eliminate any cumulative arrearages in payment of the initial quarterly distribution to the common units;

then we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

•	First, 98% to all unitholders, pro rata, and 2% to our general partner, until each unitholder receives a total of $0.489 per unit for that quarter (the “first target distribution”);

•	Second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives a total of $0.531 per unit for that quarter (the “second target distribution”);

•	Third, 75% to all unitholders, pro rata, and 25% to our general partner, until each unitholder receives a total of $0.638 per unit for that quarter (the “third target distribution”); and

•	Thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the initial quarterly distribution to the common unitholders. The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and has not transferred its incentive distribution rights and that we do not issue additional classes of equity securities.

Percentage Allocations of Available Cash from Operating Surplus

The following table illustrates the percentage allocations of the additional available cash from operating surplus between the unitholders and our general partner up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus that we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution,” until available cash from operating surplus that we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and our general partner for the initial quarterly distribution are also applicable to quarterly distribution amounts that are less than the initial quarterly distribution. The percentage interests set forth below for our general partner include its 2% general partner interest and assume that our general partner maintains its 2% general partner interest and has not transferred its incentive distribution rights.

	Total Quarterly Distribution	Marginal Percentage Interest in Distributions
		Common and Subordinated Unitholders	General Partner
	Target Amount
Initial quarterly distribution	$0.425	98%	2%
First Target Distribution	above $0.425 up to $0.489	98%	2%
Second Target Distribution	above $0.489 up to $0.531	85%	15%
Third Target Distribution	above $0.531 up to $0.638	75%	25%
Thereafter	above $0.638	50%	50%

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

We will make distributions of available cash from capital surplus, if any, in the following manner:

•	First, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit that was issued in this offering an amount of available cash from capital surplus equal to the initial public offering price;

•	Second, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the initial quarterly distribution on the common units; and

•	Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus

Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the initial quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the initial quarterly distribution, after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the initial quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, we will reduce the initial quarterly distribution and the target distribution levels to zero. We will then make all future distributions from operating surplus, with 50% being paid to the unitholders, pro rata, and 50% to our general partner. The percentage interests shown for our general partner include its 2% general partner interest and assume that our general partner maintains its 2% general partner interest and has not transferred its incentive distribution rights.

Adjustment to the Initial Quarterly Distribution and Target Distribution Levels

In addition to adjusting the initial quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the initial quarterly distribution;

•	the target distribution levels; and

•	the unrecovered initial unit price.

For example, if a two-for-one split of the common and subordinated units should occur, the initial quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. If we combine our common units into fewer units or subdivide our common units into a greater number of units, we will combine our subordinated units or subdivide our subordinated units, using the same ratio applied to the common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a court of competent jurisdiction so that we become taxable as a corporation or otherwise subjecting us to a material amount of entity level taxation for federal, state or local income tax purposes, we will reduce the initial quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (after deducting our general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation) and the denominator of which is the sum of available cash for that quarter plus our general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the initial quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the initial quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, although there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights currently owned by our general partner.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in our partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

•	First, to the general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	Second, 98% to the common unitholders, pro rata, and 2% to our general partner, until the capital account for each common unit is equal to the sum of:

(1)	the unrecovered initial unit price;

(2)	the amount of the initial quarterly distribution for the quarter during which our liquidation occurs; and

(3)	any unpaid arrearages in payment of the initial quarterly distribution;

•	Third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner, until the capital account for each subordinated unit is equal to the sum of:

(1)	the unrecovered initial unit price; and

(2)	the amount of the initial quarterly distribution for the quarter during which our liquidation occurs;

•	Fourth, 98% to all unitholders, pro rata, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1)	the sum of the excess of the first target distribution per unit over the initial quarterly distribution per unit for each quarter of our existence; less

(2)	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the initial quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to our general partner, for each quarter of our existence;

•	Fifth, 85% to all unitholders, pro rata, and 15% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1)	the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

(2)	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to our general partner for each quarter of our existence;

•	Sixth, 75% to all unitholders, pro rata, and 25% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1)	the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

(2)	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to our general partner for each quarter of our existence; and

•	Thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

The percentages set forth above are based on the assumptions that our general partner maintains its 2% general partner interest and has not transferred its incentive distribution rights and that we do not issue additional classes of equity securities.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

Manner of Adjustments for Losses

If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to our general partner and the unitholders in the following manner:

•	First, 98% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

•	Second, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	Thereafter, 100% to our general partner.

The 2% interests set forth in the first and second bullet points above for our general partner are based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to Capital Accounts

We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in our general partner’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

SELECTED FINANCIAL DATA OF OUR COMBINED PREDECESSOR ENTITIES

The following tables set forth the selected financial data of our predecessor entities on a combined basis for the periods and at the dates indicated. Our combined predecessor entities refers to Sabine Pass LNG and its limited partner and general partner.

The combined statement of operations data for the period from October 20, 2003 (inception) through December 31, 2003, for the years ended December 31, 2004 and 2005, and the combined balance sheet information at December 31, 2004 and 2005 are derived from our audited combined financial statements, which are included elsewhere in this prospectus. The summary combined balance sheet information at December 31, 2003 has been derived from our audited combined balance sheet as of December 31, 2003, which is not included in this prospectus. We have derived the combined statement of operations data for the nine months ended September 30, 2005 and 2006 and for the period from October 20, 2003 (inception) to September 30, 2006, and the combined balance sheet data at September 30, 2006 from our unaudited combined financial statements, which are included elsewhere in this prospectus. The unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements and, in the opinion of management of our general partner, include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the information set forth therein. Our past financial or operating performance is not a reliable indicator of our future performance (particularly anticipated revenues, debt costs and expenses), and you should not use our historical performance to anticipate results or future period trends.

We derived the information in the following table from, and that information should be read together with and is qualified in its entirety by reference to, the combined financial statements and the accompanying notes included in this prospectus. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Combined Predecessor Entities
	Period from October 20, 2003 (inception) to December 31, 2003	Year ended December 31,		Nine months ended September 30,		Period from October 20, 2003 (inception) to September 30, 2006
		2004	2005	2005	2006
	(in thousands)
				(unaudited)	(unaudited)	(unaudited)
Statement of Operations Data:
Revenues	$—	$—	$—	$—	$—	$—
Expenses	2,763	4,682	4,718	3,410	9,399	21,563

Loss from operations	(2,763)	(4,682)	(4,718)	(3,410)	(9,399)	(21,563)
Other income	—	28	456	83	112	597

Net loss	$(2,763)	$(4,654)	$(4,262)	$(3,327)	$(9,287)	$(20,966)

Cash Flow Data:
Cash flows provided by (used in) operating activities	$101	$23,192	$6,320	$3,204	$(6,231)	$23,382
Cash flows used in investing activities	(101)	(124)	(246,337)	(180,998)	(296,383)	542,944
Cash flows provided by (used in) financing activities	—	(1,246)	218,200	156,002	302,621	519,575

	Combined Predecessor Entities
	December 31,			September 30, 2006
	2003	2004	2005
	(in thousands)
				(unaudited)
Balance Sheet Data (at period end):
Cash and cash equivalents (unrestricted)	$—	$21,822	$5	$7
Property, plant and equipment	96	212	270,740	563,988
Total assets	101	23,316	309,139	613,832
Long-term debt(1)	—	—	72,485	386,730
Deferred revenues	—	22,000	40,000	40,000
Total other long-term liabilities	2,864	17,418	120	19,927

(1)	In November 2006, Sabine Pass LNG issued $2,032 million of senior secured notes due 2013 and 2016 and repaid all outstanding debt incurred under an amended and restated credit facility; $886.7 million of the net proceeds received from the issuance of the Sabine Pass LNG notes was deposited in a restricted construction account.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The combined financial statements included in this prospectus reflect the combined business and financial results of Sabine Pass LNG and its general partner and limited partner to be contributed to us by Cheniere in connection with this offering. The following discussion analyzes the financial condition and results of operations of these combined predecessor entities. You should read the following discussion of the financial condition and results of operations for these combined predecessor entities in conjunction with the historical combined financial statements and notes included elsewhere in this prospectus.

In addition to historical information, the following discussion contains forward-looking statements that are subject to significant risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including the factors set forth under the captions “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” and elsewhere in this prospectus.

Overview

We are a Delaware limited partnership recently formed by Cheniere to develop, own and operate the Sabine Pass LNG receiving terminal currently under construction in western Cameron Parish, Louisiana on the Sabine Pass Channel. The Sabine Pass LNG receiving terminal is being constructed in two phases:

•	Phase 1. The initial phase of the Sabine Pass LNG receiving terminal was designed with an initial regasification capacity of 2.6 Bcf/d and three LNG storage tanks with an aggregate LNG storage capacity of 10.1 Bcf, along with two unloading docks capable of handling the largest LNG carriers currently being built. Construction of Phase 1 began in March 2005, commercial operation is expected to commence during the second quarter of 2008 and construction is expected to be completed during the third quarter of 2008. We estimate the cost to construct Phase 1 of the Sabine Pass LNG receiving terminal will be approximately $900 million to $950 million, before financing costs. As of December 31, 2006, Sabine Pass LNG had paid $579.1 million of Phase 1 construction costs.

•	Phase 2. The first stage of the second phase of the development of the Sabine Pass LNG receiving terminal is expected to increase the regasification capacity from 2.6 Bcf/d to 4.0 Bcf/d by adding two LNG storage tanks, additional vaporizers and related facilities. We estimate the cost to construct Phase 2 – Stage 1 of the Sabine Pass LNG receiving terminal will be approximately $500 million to $550 million, before financing costs. As of December 31, 2006, Sabine Pass LNG had paid $53.8 million of Phase 2 – Stage 1 construction costs.

We are a development stage company without any revenues, operating cash flows or operating history. We currently do not expect that we will begin receiving any revenues from operations until the second quarter of 2008, at the earliest.

Our Contracted Capacity

Upon completion of construction, the Sabine Pass LNG receiving terminal will have approximately 4.0 Bcf/d of regasification capacity and approximately 16.8 Bcf of storage capacity. All of this capacity has been contracted for under three 20-year, firm commitment terminal use agreements, or TUAs. Each customer must make payments on a “take-or-pay” basis, which means that the customer will be obligated to pay the full contracted amount of monthly fees whether or not it uses any of its reserved capacity. Provided the Sabine Pass LNG receiving terminal has achieved commercial operation at 2.0 Bcf/d, which we expect will occur during the second quarter of 2008, these “take-or-pay” TUA payments will be made as follows:

•	Total has reserved approximately 1.0 Bcf/d of regasification capacity and has agreed to make monthly payments to us aggregating approximately $125 million per year for 20 years commencing April 1,

2009. Total, S.A. has guaranteed Total’s obligations under its TUA up to $2.5 billion, subject to certain exceptions.

•

Chevron has reserved approximately 1.0 Bcf/d of regasification capacity and has agreed to make monthly payments to us aggregating approximately $125 million per year for 20 years commencing not later than July 1, 2009. Chevron Corporation has guaranteed Chevron’s obligations under its TUA up to 80% of the fees payable by Chevron.

•

Cheniere Marketing has reserved approximately 2.0 Bcf/d of regasification capacity, is entitled to use any capacity not utilized by Total and Chevron and has agreed to make monthly payments to us aggregating approximately $250 million per year for at least 19 years commencing January 1, 2009, plus payments of $5 million per month during an initial commercial operations ramp-up period in 2008. Cheniere has guaranteed Cheniere Marketing’s obligations under its TUA.

Cheniere Marketing is a development stage company with a limited operating history, limited capital, no credit rating and an unproven business strategy. It may never develop its business, assets or revenues sufficiently to make payments under its TUA. Cheniere has guaranteed 100% of the obligations of Cheniere Marketing under its TUA. Cheniere has a non-investment grade corporate rating of B from Standard & Poor’s. If Cheniere does not receive sufficient future cash flows from businesses that Cheniere is developing, Cheniere may be unable to perform its guarantee of the Cheniere Marketing TUA. Without sufficient revenue from the Cheniere Marketing TUA, Sabine Pass LNG would fail to meet the fixed charge coverage ratio test under the indenture governing the Sabine Pass LNG notes, which would prevent Sabine Pass LNG from being able to distribute cash to us. If we do not receive distributions from Sabine Pass LNG, we may not be able to continue to make distributions to our unitholders, which could have a material and adverse effect on the perceived value of our partnership and the market price of our common units.

Each of Total and Chevron has paid us $20 million in nonrefundable advance capacity reservation fees, which are being amortized over a 10-year period as a reduction of each customer’s regasification capacity fees payable under its TUA.

Liquidity and Capital Resources

General

We estimate that the aggregate total cost to complete construction of Phase 1 and Phase 2 – Stage 1 of the Sabine Pass LNG receiving terminal will be approximately $1.4 billion to $1.5 billion, before financing costs. Our cost estimates are subject to change due to such items as cost overruns, change orders, increased component and material costs, escalation of labor costs and increased spending to maintain our construction schedule.

We will fund our construction period capital resource requirements from a portion of the $2,032 million in net proceeds received from Sabine Pass LNG’s issuance of senior secured notes in November 2006. We placed $335 million of the net proceeds in a reserve account to fund scheduled interest payments on the Sabine Pass LNG notes through May 2009. We also placed approximately $887 million in a construction account, which, until satisfaction of construction completion milestones, will only be applied to pay construction and startup costs of the Sabine Pass LNG receiving terminal and to pay other expenses incidental for us to complete construction of the project. We used the remaining net proceeds received from the issuance of the Sabine Pass LNG notes to repay indebtedness, to make a distribution to Cheniere Holdings for the repayment of its outstanding term loan and to pay fees and expenses related to the issuance of the Sabine Pass LNG notes.

We believe that we have adequate financial resources to complete Phase 1 and Phase 2 – Stage 1 of the Sabine Pass LNG receiving terminal and to meet our anticipated operating, maintenance and debt service requirements and all of the initial quarterly distribution on the common units through the first half of 2009. Furthermore, we anticipate that:

•	cash flows from operations will commence in the second quarter of 2008, when Phase 1 of the Sabine Pass LNG receiving terminal is anticipated to commence commercial operation; and

•	beginning in the third quarter of 2009, cash flows from operations will be sufficient to cover all debt service on the Sabine Pass LNG notes, all other costs of operating Sabine Pass LNG and all of the initial quarterly distribution on the common units, subordinated units and general partner units.

Any delays in construction could prevent us from commencing operations when we anticipate and could prevent us from realizing anticipated cash flows. Our future liquidity may also be affected by the timing of construction financing availability in relation to our incurrence of construction costs and other outflows and by the timing of our receipt of cash flows under the TUAs in relation to our incurrence of project and operating expenses. Moreover, many factors (including factors beyond our control) could result in a disparity between our liquidity sources and cash needs, including factors such as construction delays and breaches of construction agreements. After the construction period, our business may not generate sufficient cash flow from operations, currently anticipated costs may increase or future borrowings may not be available to us in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs, including operating expenses and distributions to our unitholders. The operation of our business is subject to many risks (many of which are beyond our control), including general economic, financial, competitive, legislative, regulatory and other developments.

Uses of Capital

Phase 1 EPC Agreement

In December 2004, Sabine Pass LNG entered into a lump-sum turnkey EPC agreement with Bechtel for Phase 1 of the Sabine Pass LNG receiving terminal. Except for certain third-party work specified in the EPC agreement, the work to be performed by Bechtel includes all of the work required to achieve substantial completion and final completion of Phase 1 of the Sabine Pass LNG receiving terminal in accordance with the requirements of the EPC agreement.

Pursuant to the EPC agreement, Sabine Pass LNG agreed to pay Bechtel a contract price of $646.9 million plus certain reimbursable costs for the work performed under the EPC agreement. This contract price is subject to adjustment for certain costs of materials, contingencies, change orders and other items. As of January 17, 2007, change orders for $119.4 million were approved, primarily for design changes, increases in costs of materials, insurance costs and costs related to the 2005 hurricanes, increasing the total contract price to $766.4 million.

Phase 2 Construction Agreements

In July 2006, Sabine Pass LNG entered into three construction agreements to facilitate construction of the Phase 2 – Stage 1 expansion, as follows:

•	EPCM agreement. Sabine Pass LNG entered into an engineering, procurement, construction and management, or EPCM, agreement with Bechtel pursuant to which Bechtel will provide: design and engineering services for Phase 2 – Stage 1 of the Sabine Pass LNG receiving terminal project, except for such portions to be designed by other contractors and suppliers that Sabine Pass LNG contracts with directly; construction management services to manage the construction of the LNG receiving terminal; and a portion of the construction services. Under the terms of the EPCM agreement, Bechtel will be paid on a cost reimbursable basis, plus a fixed fee in the amount of $18.5 million. A discretionary bonus may be paid to Bechtel at Sabine Pass LNG’s sole discretion upon completion of Phase 2 – Stage 1. For more information, please read “Description of Principal Construction Agreements—Phase 2 – Stage 1 EPCM Agreement.”

•

EPC Tank Contract.    Sabine Pass LNG entered into an EPC LNG tank contract, or tank contract, with Zachry Construction Corporation, or Zachry, and Diamond LNG LLC, or Diamond, under which Zachry and Diamond will furnish all plant, labor, materials, tools, supplies, equipment, transportation, supervision, technical, professional and other services, and perform all operations necessary and required to satisfactorily engineer, procure materials for and construct the two Phase 2 – Stage 1 LNG storage tanks. In addition, Sabine Pass LNG has the option (to be elected on or before March 31, 2007)

for Zachry and Diamond to engineer, procure and construct a sixth LNG storage tank, with the cost and completion date to be agreed upon if the option is exercised. The tank contract provides that Zachry and Diamond will receive a lump-sum, total fixed price payment for the two Phase 2 – Stage 1 tanks of approximately $140.9 million, which is subject to adjustment based on fluctuations in the cost of labor and certain materials, including the steel used in the Phase 2 – Stage 1 tanks, and change orders. For more information, please read “Description of Principal Construction Agreements—Phase 2 – Stage 1 EPC LNG Tank Contract.”

•	EPC LNG Unit Rate Soil Contract. Sabine Pass LNG entered into an EPC LNG unit rate soil contract, or soil contract, with Remedial Construction Services, L.P., or Recon. Under the soil contract, Recon is required to furnish all plant, labor, materials, tools, supplies, equipment, transportation, supervision, technical, professional and other services, and perform all operations necessary and required to satisfactorily conduct soil remediation and improvement on the Phase 2 site, unless otherwise set forth in the soil contract. Upon issuing a final notice to proceed in August 2006, Sabine Pass LNG paid Recon an initial payment of approximately $2.9 million. The soil contract price is based on unit rates. Payments under the soil contract will be made based on quantities of work performed at unit rates. For more information, please read “Description of Principal Construction Agreements—Phase 2 – Stage 1 EPC LNG Soil Contract.”

Cheniere Marketing’s Option for a Sixth LNG Storage Tank

The Cheniere Marketing TUA provides that, at Cheniere Marketing’s request, Sabine Pass LNG must construct a sixth LNG storage tank with a working capacity of approximately 160,000 cubic meters of LNG as soon as possible but not later than four years after notification from Cheniere Marketing. Our obligation to construct the additional LNG storage tank will be subject to receipt of all FERC and other required governmental permits and approvals and obtaining financing that we consider reasonably acceptable in form and content.

If Cheniere Marketing exercises its option to require us to construct the sixth LNG storage tank, we may have to incur additional debt. Our internal estimate of the cost to construct the sixth tank is in the range of $120 million to $140 million. As described above, we have an option, exercisable on or before March 31, 2007, to require Zachry and Diamond to engineer, procure and construct the sixth LNG storage tank, with the cost and completion date to be agreed upon if the option is exercised. If Cheniere Marketing exercises its option after March 31, 2007, we may have to negotiate one or more new construction agreements with one or more new contractors. Sabine Pass LNG will not receive additional revenues in exchange for constructing a sixth LNG storage tank under the Cheniere Marketing TUA.

Cash Distributions to Unitholders

For each calendar quarter through June 30, 2009, we will make quarterly cash distributions of $0.425 per unit on all outstanding common units, as well as related distributions to our general partner, using cash from a distribution reserve that will be funded with proceeds from this offering. We believe that the amount of the distribution reserve, together with interest expected to be earned on that amount and cash from operations, if any, will be sufficient to allow us to pay the full initial quarterly distribution on all our outstanding common units, as well as related distributions to our general partner, for each quarter through June 30, 2009. After the quarter ended June 30, 2009, we intend to pay distributions to our unitholders primarily with operating cash flows.

Services Agreements

Operation and Maintenance Agreement.    In February 2005, Sabine Pass LNG entered into an Operation and Maintenance Agreement, or O&M Agreement, with Cheniere LNG O&M Services, L.P., or O&M Services, an indirect wholly-owned subsidiary of Cheniere. Pursuant to the O&M Agreement, O&M Services agreed to provide all necessary services required to construct, operate and maintain the Sabine Pass LNG receiving terminal. The O&M Agreement will remain in effect until 20 years after substantial completion of the facility.

Prior to substantial completion of the facility, Sabine Pass LNG is required to pay a fixed monthly fee of $95,000 (indexed for inflation). The fixed monthly fee will increase to $130,000 (indexed for inflation) upon substantial completion of the facility, and O&M Services will thereafter be entitled to a bonus equal to 50% of the salary component of labor costs in certain circumstances to be agreed upon between Sabine Pass LNG and O&M Services at the beginning of each operating year. In addition, Sabine Pass LNG is required to reimburse O&M Services for its operating expenses, which are comprised of labor, maintenance, land lease and insurance expenses and for maintenance capital expenditures.

At or near the closing of this offering, O&M Services will assign the O&M Agreement to our general partner, and O&M Services and our general partner will enter into a services and secondment agreement pursuant to which we anticipate that certain employees of O&M Services will be seconded to our general partner to provide operating and routine maintenance services with respect to the Sabine Pass LNG receiving terminal under the direction, supervision and control of our general partner. Under this agreement, our general partner will pay O&M Services amounts that it receives from Sabine Pass LNG under the O&M Agreement.

Management Services Agreements.    In February 2005, Sabine Pass LNG entered into a Management Services Agreement, or the Sabine Pass LNG MSA, with its general partner, Sabine Pass LNG–GP, Inc., which is a wholly-owned subsidiary of us. Pursuant to the Sabine Pass LNG MSA, Sabine Pass LNG appointed its general partner to manage the construction and operation of the Sabine Pass LNG receiving terminal, excluding those matters provided for under the O&M Agreement. The Sabine Pass LNG MSA terminates 20 years after the commercial start date set forth in the Total TUA. Prior to substantial completion of construction of the Sabine Pass LNG receiving terminal, Sabine Pass LNG is required to pay its general partner a monthly fixed fee of $340,000 (indexed for inflation); thereafter, the monthly fixed fee will increase to $520,000 (indexed for inflation).

In September 2006, the general partner of Sabine Pass LNG entered into a Management Services Agreement with Cheniere LNG Terminals, Inc., or Cheniere Terminals, a wholly-owned subsidiary of Cheniere. Pursuant to this agreement, Cheniere Terminals provides the general partner with technical, financial, staffing and related support necessary to allow it to meet its obligations to Sabine Pass LNG under the Sabine Pass LNG MSA. Under this agreement with Cheniere Terminals, the general partner of Sabine Pass LNG pays Cheniere Terminals amounts that it receives from Sabine Pass LNG for management of the Sabine Pass LNG receiving terminal.

Services Agreement.    Our general partner anticipates entering into a services agreement with Cheniere Terminals upon the closing of this offering. Under this agreement, we will pay Cheniere Terminals an annual administrative fee of $10 million (adjusted for inflation after January 1, 2007) commencing in the first quarter of 2009 for the provision of various general and administrative services for our benefit and reimburse Cheniere Terminals for its services in an amount equal to the sum of all out-of-pocket costs and expenses incurred by Cheniere Terminals that are directly related to our business or activities. The annual administrative fee includes expenses incurred by Cheniere Terminals to perform all technical, financial, accounting, treasury, tax, staffing and related support and all management and other services necessary or reasonably requested on behalf of our partnership by our general partner in order to conduct our business as contemplated by our partnership agreement. The fee does not include reimbursements for direct expenses that Cheniere Terminals incurs on our behalf, such as salaries of operational personnel performing services on-site at the Sabine Pass LNG receiving terminal and the cost of their employee benefits, including 401(k) plan, pension and health insurance benefits.

For more information on these agreements, please read “Certain Relationships and Related Transactions.”

Public Company Expenses

Following this offering, our general and administrative expenses will increase as a result of becoming a publicly traded partnership. In addition, Sabine Pass LNG will also become a reporting entity under the Exchange Act once its registration statement relating to the Sabine Pass LNG notes is declared effective. As a result, we anticipate that our combined total annual general and administrative expenses following the completion of this offering will increase by approximately $2.5 million. This increase is expected to result from the cost of additional accounting and support services to be incurred after this offering, including costs related to compliance with the Sarbanes-Oxley Act of 2002, filing annual and quarterly reports with the SEC, increased audit fees, tax compliance and publicly traded partnership tax reporting, investor relations, director compensation, directors’ and officers’ insurance, legal fees, registrar and transfer agent fees and stock exchange fees. Cheniere will advance us funds to pay public company expenses associated with being a publicly traded partnership through 2008, after which time we will use available cash to pay such expenses directly and, after payment of the initial quarterly distribution on all units, to reimburse Cheniere.

Maintenance Capital Expenditures

Beginning in 2009, Sabine Pass LNG expects to incur approximately $1.5 million per year in maintenance capital expenditures, which are generally capital expenditures to maintain the operating capacity of the Sabine Pass LNG receiving terminal and extend its useful life.

State Tax Sharing Agreement

In November 2006, Sabine Pass LNG entered into a state tax sharing agreement with Cheniere. Under this agreement, Cheniere has agreed to prepare and file all Texas franchise tax returns which it and Sabine Pass LNG are required to file on a combined basis and to timely pay the combined tax liability. If Cheniere, in its sole discretion, demands payment, Sabine Pass LNG will pay to Cheniere an amount equal to the Texas franchise tax that Sabine Pass LNG would be required to pay if its Texas franchise tax liability were computed on a separate company basis. This agreement contains similar provisions for other state and local taxes that Cheniere and Sabine Pass LNG are required to file on a combined, consolidated or unitary basis. The agreement is effective for tax returns first due on or after January 1, 2008. For more information on this agreement, please read “Certain Relationships and Related Transactions—Arrangement Regarding Taxes.”

Debt Agreements

Sabine Pass LNG Notes

In November 2006, Sabine Pass LNG issued $550 million aggregate principal amount of 7.25% Senior Secured Notes due 2013 and $1,482 million aggregate principal amount of 7.50% Senior Secured Notes due 2016 in a private placement. Please read “Indebtedness.”

Amended Sabine Pass Credit Facility

In February 2005, Sabine Pass LNG entered into an $822 million credit agreement with HSBC Bank, USA and Société Générale and a syndicate of financial institutions, and related interest rate swap agreements with HSBC Bank, USA and Société Générale. This original credit facility was subsequently amended and restated in July 2006. The amended credit facility increased the amount of loans available to Sabine Pass LNG from $822 million under the original credit facility to $1.5 billion to finance Phase 1 and Phase 2 – Stage 1 expansion construction of the Sabine Pass LNG receiving terminal. In connection with the closing of the credit facility and subsequent amendment, Sabine Pass LNG entered into interest rate swap agreements with HSBC Bank, USA and Société Générale. In connection with the issuance of the notes in November 2006, the amended credit facility and related interest rate swaps were paid in full and terminated.

Historical Cash Flows

Net cash used in operating activities was $6.2 million during the nine months ended September 30, 2006 compared to $3.2 million net cash provided by operating activities in the same period of 2005. Net cash provided by operating activities during the nine months ended September 30, 2005 was primarily the result of our receipt of $15.0 million in advance terminal capacity reservation fees partially offset by a $7.4 million reimbursement of expenses paid to an affiliate. Absent these items, we would have recorded net cash used in operating activities of $4.4 million for the nine-month period ended September 30, 2005.

Net cash used in investing activities was $296.4 million during the nine months ended September 30, 2006 compared to net cash used in investing activities of $181.0 million during the nine months ended September 30, 2005. During the first nine months of 2006, we invested $287.5 million of cash in expenditures relating to the construction of the Sabine Pass LNG receiving terminal compared to $164.5 million in the comparable period of 2005. In addition, we advanced $4.9 million to third-party contractors for the procurement of long-term assets. Investment activities during the first nine months of 2005 included $16.2 million of advances to Bechtel, net of transfers to construction-in-progress.

Net cash provided by financing activities during the first nine months of 2006 was $302.6 million compared to net cash provided by financing activities of $156.0 million during the same period of 2005. During the first nine months of 2006, we received proceeds from borrowings under the original Sabine Pass LNG credit facility totaling $351.5 million. These proceeds were partially offset by $11.5 million in debt issuance costs primarily related to the amended Sabine Pass LNG credit facility, and the repayment of a $37.4 million related party subordinated note. During the first nine months of 2005, we received $171.8 million in limited partner capital contributions from an affiliate, which was partially reduced by $15.8 million in debt issuance costs related to the original Sabine Pass LNG credit facility.

Our unrestricted cash and cash equivalent ending balance was $7,000 as of September 30, 2006.

Contractual Obligations

We are committed to make cash payments in the future pursuant to certain of our contracts. Below is a schedule of the future payments that we are obligated to make based on agreements in place as of December 31, 2005 (in thousands).

	Payments Due for Years Ending December 31,(1)(2)
	Total	2006	2007-2008	2009-2010	Thereafter
Operating lease obligations—LNG site rental	$43,529	$1,501	$3,002	$3,002	$36,024
Long-term debt—Related party(3)	$72,485	$—	$—	$—	$72,485
Service contracts—
Affiliate O&M agreement	$34,620	$1,140	$2,280	$3,120	$28,080
Affiliate general partner MSA	$138,400	$4,080	$8,160	$11,760	$114,400

(1)	As of September 30, 2006, we had $351.5 million outstanding under the Sabine Pass LNG amended credit facility, which was repaid in November 2006 with a portion of the net proceeds from the issuance of the Sabine Pass LNG notes.
(2)	On November 9, 2006, Sabine Pass LNG issued $550 million of 7.25% Senior Secured Notes due 2013 and $1,482 million of 7.50% Senior Secured Notes due 2016.
(3)	In July 2006, $37.4 million of related party long-term debt was repaid to an affiliate of Cheniere using a portion of the proceeds received under the Sabine Pass LNG amended credit facility. In November 2006, Cheniere Holdings made a $35.1 million non-cash contribution to Sabine Pass LNG-LP, LLC in settlement of a payable to an affiliate.

Lease Commitments and Other Obligations

In January 2005, Sabine Pass LNG exercised options and entered into three land leases for the Sabine Pass LNG receiving terminal site. The leases have an initial term of 30 years, with options to renew for six 10-year extensions. In February 2005, two of the three leases were amended, thereby increasing the total acreage under lease to 853 acres and increasing the annual lease payments to $1.5 million. For 2005, these payments were capitalized as part of the construction cost of the Sabine Pass LNG receiving terminal; however, beginning in January 2006, these lease payments have been expensed as required by Financial Accounting Standards Board, or FASB, Staff Position, or FSP, 13-1, Accounting for Rental Costs Incurred During Construction.

Inflation

We have experienced escalating steel prices relating to the construction of the Sabine Pass LNG receiving terminal and increasing labor costs in connection with the collateral effects of the 2005 hurricanes, which we believe have been fully reflected in our estimated costs to construct the Sabine Pass LNG receiving terminal.

Off-Balance Sheet Arrangements

As of September 30, 2006, we had no off-balance sheet debt or other such unrecorded obligations, and we have not guaranteed the debt of any other party.

Results of Operations

Nine Months Ended September 30, 2006 compared to Nine Months Ended September 30, 2005

Overview

Our financial results for the nine months ended September 30, 2006 reflected a net loss of $9.3 million compared to a net loss of $3.3 million for the same period in 2005. Because we are a development stage company and our operations consist solely of constructing the Sabine Pass LNG receiving terminal, we have not generated any operating revenues.

Expenses

Total expenses were $9.4 million during the first nine months of 2006 compared to $3.4 million during the first nine months of 2005, a $6.0 million increase. This increase was primarily attributable to the reimbursement of development expenses related to Phase 2 – Stage 1 of the Sabine Pass LNG receiving terminal and land site rental costs.

Prior to the execution of the amended Sabine Pass LNG credit facility in July 2006, an affiliate spent $4.5 million related to technical, consulting, legal and other professional fees associated with front-end engineering and design work, obtaining an order from the FERC authorizing construction of Phase 2 – Stage 1 of the Sabine Pass LNG receiving terminal and other required permitting. Concurrently with the execution of the amended Sabine Pass LNG credit facility in July 2006, these expenses became our obligation, and we reimbursed the affiliate for the expenses in August 2006. During 2005, land site rental payments were capitalized as part of the construction cost of the Sabine Pass LNG receiving terminal; however, beginning in January 2006, these rental payments ($1.1 million) have been expensed as required by FAS No. 13-1, Accounting for Rental Costs Incurred during a Construction Period.

Fiscal Year Ended December 31, 2005 compared to Fiscal Year Ended December 31, 2004

Overview

Our financial results for the year ended December 31, 2005 reflected a net loss of $4.3 million compared to a net loss of $4.7 million for the year ended December 31, 2004.

Expenses

Total expenses for each of the years ended December 31, 2004 and 2005 were $4.7 million. During 2004, primarily all of our expenses related to technical, consulting, legal and other professional fees associated with front-end engineering and design work, obtaining an order from FERC authorizing construction of the Sabine Pass LNG receiving terminal and other required permitting. In March 2005, we received the order from FERC authorizing construction of the Sabine Pass LNG receiving terminal and, accordingly, began construction. In mid-February 2005, we began paying overhead charges to affiliates related to services required to construct the Sabine Pass LNG receiving terminal. These charges totaled $4.1 million in 2005 (net of $0.3 million capitalized).

Other Income

Other income for the year ended December 31, 2005 was $0.5 million compared to a negligible amount for 2004. We recorded a derivative gain of $0.3 million in 2005 compared to none in 2004. The derivative gain was related to the ineffective portion of our interest rate swap gain associated with the original Sabine Pass LNG credit facility entered into in February 2005.

Period from October 20, 2003 (Inception) to December 31, 2003

We recorded a net loss of $2.8 million for the period from October 20, 2003 (inception) to December 31, 2003. The net loss related to expenses incurred for technical, consulting, legal and other professional fees associated with front-end engineering and design work, obtaining an order from FERC authorizing construction of the Sabine Pass LNG receiving terminal and other required permitting.

Other Matters

Critical Accounting Estimates and Policies

The selection and application of accounting policies is an important process that has developed as our business activities have evolved and as the accounting rules have developed. Accounting rules generally do not involve a selection among alternatives but involve an implementation and interpretation of existing rules, and the use of judgment, to the specific set of circumstances existing in our business. We make every effort to comply properly with all applicable rules on or before their adoption, and we believe that the proper implementation and consistent application of the accounting rules are critical. However, not all situations are specifically addressed in the accounting literature. In these cases, we must use our best judgment to adopt a policy for accounting for these situations. We accomplish this by analogizing to similar situations and the accounting guidance governing them.

Accounting for LNG Activities

Generally, expenditures for direct construction activities, major renewals and betterments are capitalized, while expenditures for maintenance and repairs and general and administrative activities are charged to expense as incurred. Beginning in 2006, site rental costs are expensed as required by FSP 13-1, Accounting for Rental Costs Incurred During a Construction Period.

During the construction period of the Sabine Pass LNG receiving terminal, we capitalize interest and other related debt costs in accordance with Statement of Financial Accounting Standards, or SFAS, No. 34, Capitalization of Interest Cost, as amended by SFAS No. 58, Capitalization of Interest Cost in Financial Statements That Include Investments Accounted for by the Equity Method (an Amendment of FASB Statement No. 34). Upon commencement of operations, capitalized interest, as a component of the total cost, will be amortized over the estimated useful life of the asset.

Revenue Recognition

LNG receiving terminal capacity reservation fees are recognized as revenue over the term of the respective TUAs. Advance capacity reservation fees are deferred initially.

Cash Flow Hedges

As defined in SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, cash flow hedge transactions hedge the exposure to variability in expected future cash flows (i.e., in our case, the variability of floating interest rate exposure). In the case of cash flow hedges, the hedged item (the underlying risk) is generally unrecognized (i.e., not recorded on the balance sheet prior to settlement), and any changes in the fair value, therefore, will not be recorded within earnings. Conceptually, if a cash flow hedge is effective, this means that a variable, such as a movement in interest rates, has been effectively fixed so that any fluctuations will have no net result on either cash flows or earnings. Therefore, if the changes in fair value of the hedged item are not recorded in earnings, then the changes in fair value of the hedging instrument (the derivative) must also be excluded from the income statement or else a one-sided net impact on earnings will be reported, despite the fact that the establishment of the effective hedge results in no net economic impact. To prevent such a scenario from occurring, SFAS No. 133 requires that the fair value of a derivative instrument designated as a cash flow hedge be recorded as an asset or liability on the balance sheet, but with the offset reported as part of other comprehensive income, to the extent that the hedge is effective. Any ineffective portion will be reflected in earnings.

New Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. SFAS No. 155 provides entities with relief from having to separately determine the fair value of an embedded derivative that would otherwise be required to be bifurcated from its host contract in accordance with SFAS No. 133. SFAS No. 155 allows an entity to make an irrevocable election to measure such a hybrid financial instrument at fair value in its entirety, with changes in fair value recognized in earnings. SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We believe that the adoption of SFAS No. 155 will not have a material impact on our financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets – An Amendment to FASB Statement No. 140. SFAS No. 156 requires entities to recognize a servicing asset or liability each time they undertake an obligation to service a financial asset by entering into a servicing contract in certain situations. This statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value and permits a choice of either the amortization or fair value measurement method for subsequent measurement. The effective date of this statement is for annual periods beginning after September 15, 2006, with earlier adoption permitted as of the beginning of an entity’s fiscal year provided the entity has not issued any financial statements for that year. We do not plan to adopt SFAS No. 156 early, and we are currently assessing the impact on our combined financial statements.

In July 2006, the FASB issued FASB Interpretation, or FIN, No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This new standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The provisions of FIN No. 48 are to be applied to all tax positions upon initial adoption of this standard. Only tax positions that meet the more likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized upon adoption of FIN No. 48. The cumulative effect of applying the provisions of FIN No. 48 should be reported as an adjustment to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that fiscal year. The provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006. Earlier application is permitted as long as the enterprise has not yet issued financial statements, including interim financial statements, in the period of adoption. We believe that the adoption of FIN No. 48 will not have a material impact on our financial position, results of operations or cash flows.

In July 2006, the FASB issued FSP No. FAS 13-2, Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction. FSP No. FAS 13-2 requires that changes in the projected timing of income tax cash flows generated by a leveraged lease transaction be recognized as a gain or loss in the year in which change occurs. The pretax gain or loss is required to be included in the same line item in which the leveraged lease income is recognized, with the tax effect being included in the provision for income taxes. FSP No. FAS 13-2 is effective for fiscal years beginning after December 15, 2006. We believe that the adoption of FSP No. FAS 13-2 will not have a material impact on our financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption permitted. We are currently determining the effect, if any, the adoption of SFAS No. 157 will have on our financial statements.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plan—an amendment of FASB Statement No. 87, 88, 106 and 132(R). SFAS No. 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and recognize changes in the funded status in the year in which the changes occur. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. We believe that the adoption of SFAS No. 158 will not have a material impact on our financial position, results of operations or cash flows.

In September 2006, the FASB issued FSP No. AUG AIR-1, Accounting for Planned Major Maintenance Activities. FSP No. AUG AIR-1 prohibits the use of the accrue-in-advance method for accounting for major maintenance activities and confirms the acceptable methods of accounting for planned major maintenance activities. FSP No. AUG AIR-1 is effective the first fiscal year beginning after December 15, 2006. We believe that the adoption of FSP No. AUG AIR-1 will not have a material impact on our financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

We have cash investments that we manage based on internal investment guidelines that emphasize liquidity and preservation of capital. Such cash investments are stated at historical cost, which approximates fair market value on our balance sheet.

Interest Rates

Prior to termination of the amended Sabine Pass LNG credit facility on November 9, 2006, we were exposed to changes in interest rates primarily as a result of our debt obligations. The fair value of our fixed rate debt was affected by changes in market rates. We utilized interest rate swap agreements to mitigate exposure to rising interest rates. We did not use interest rate swap agreements for speculative or trading purposes.

At September 30, 2006, we had approximately $351.5 million of non-affiliated debt outstanding. The amended Sabine Pass LNG credit facility bore interest at floating rates; however, Sabine Pass LNG entered into interest rate swaps with respect to this loan amount. In connection with the issuance of the Sabine Pass LNG notes, the amended Sabine Pass LNG credit facility and interest rate swaps were terminated. The following table summarizes the fair market values of our interest rate swap agreements as of September 30, 2006 (in thousands):

Maturity Date	Weighted Average Notional Principal Amount	Fixed Interest Rate (Pay)	Weighted Average Interest Rate	Fair Market Value(1)
September through December 2006	$468,847	4.49% - 5.69%	US $ LIBOR BBA	$917
January through December 2007	768,989	4.49% - 5.69%	US $ LIBOR BBA	1,230
January through December 2008	1,075,088	4.49% - 5.69%	US $ LIBOR BBA	(1,212)
January through December 2009	1,243,482	4.49% - 5.69%	US $ LIBOR BBA	(2,273)
January through December 2010	1,249,997	4.98% - 5.69%	US $ LIBOR BBA	(3,359)
January through December 2011	1,249,996	4.98% - 5.69%	US $ LIBOR BBA	(1,943)
January through December 2012	1,250,000	4.98% - 5.69%	US $ LIBOR BBA	(3,210)
January through December 2013	881,483	5.69%	US $ LIBOR BBA	(3,742)
January through December 2014	619,241	5.69%	US $ LIBOR BBA	(1,831)
January through June 2015	597,166	5.69%	US $ LIBOR BBA	(1,406)

				$(16,829)

(1)	The fair market value is based upon a marked-to-market calculation utilizing an extrapolation of third-party mid-market LIBOR rate quotes at September 30, 2006.

In connection with the termination of the amended Sabine Pass LNG credit facility in November 2006, Sabine Pass LNG closed out its interest rate swap positions. The early settlement of these positions resulted in a $20.5 million loss.

INDUSTRY

We obtained the information in this prospectus about the LNG industry from several independent outside sources, including: the Energy Information Administration, or EIA, an independent statistical and analytical agency within the U.S. Department of Energy; Groupe International des Importateurs de Gaz Naturel Liquéfié, or GIIGNL, an industry organization representing LNG importers; the BP Statistical Review of World Energy, June 2006; Wood Mackenzie Limited, a consulting company; and the FERC. Much of the most recent government data available regarding the LNG industry is for 2004 and 2005.

Overview

LNG is an effective means to transport natural gas from remote areas to demand centers.    In 2005, natural gas satisfied more than 23% of worldwide, and 25% of North American, primary energy consumption according to the 2006 BP Statistical Review. The EIA expects global demand for natural gas to grow by 0.7% per year, on average, from 2005 to 2030. This growth has been driven by economic growth, the clean-burning nature of natural gas and the widespread applicability of natural gas as a fuel source. Furthermore, according to the EIA, demand for natural gas has increased at a faster rate than supply since 2004 and is forecast to continue doing so through 2030. Substantial natural gas reserves are located in countries that have low energy consumption and are far from major energy demand centers. Natural gas supplies close to some major consuming markets are facing declining production. To transport natural gas effectively from remote locations to major energy demand centers, natural gas is liquefied to condense its volume and permit efficient transportation by sea. Liquefying natural gas is, therefore, becoming an increasingly significant alternative for distributing natural gas produced in remote areas to key centers of natural gas consumption.

Global LNG export capability is expanding.    LNG provides a cost-effective means for transporting natural gas overseas by supercooling it to a liquid form, which reduces its volume to approximately  1/600th of its volume in a gaseous state. The EIA reports that between 1995 and 2005, annual LNG exports increased by an 8% compound annual growth rate, from 9 Bcf/d to 19 Bcf/d, as a result of increasing worldwide energy demand and achievement of economies of scale in liquefaction, shipping and regasification. Historically, the LNG trade was led by large utilities in Europe, Japan, South Korea and Taiwan, which lack adequate indigenous supplies of natural gas. LNG export facilities in Algeria, Indonesia, Malaysia, Australia and Alaska served these markets. Today, European utilities seek to diversify their supply sources to meet peak winter demand, and North American producers seek to support growing demand. This has encouraged more liquefaction development globally, including in the Americas (Trinidad, Venezuela and Peru), Africa (Egypt, Algeria, Nigeria, Equatorial Guinea, Angola and Libya), the Middle East (Qatar, Oman and Iran), Asia (Indonesia, Malaysia and Papua New Guinea), Australia and Russia.

North America, the largest natural gas market in the world, needs new natural gas supplies, including LNG.    North America has the largest interconnected natural gas market in the world, consuming approximately 76 Bcf/d in 2004, according to the EIA. LNG’s contribution to the North American market has historically been minimal, due mainly to abundant, indigenous supplies of low cost natural gas. The average wellhead price of natural gas produced in the United States has increased significantly from 2002 to 2006, which is an indication of a depleted resource base. The EIA forecasts LNG imports to the U.S. of 12.3 Bcf/d by 2030. The former Chairman of the Federal Reserve, Alan Greenspan, stated in May 2003 in testimony before Congress that greater access to global natural gas reserves is required for North American natural gas markets “to be able to adjust effectively to unexpected shortfalls in domestic supply [and that] access to world natural gas supplies will require a major expansion of LNG terminal import capacity.” Ben Bernanke, the current Federal Reserve Chairman, reaffirmed this view in February 2006, when he said, “building LNG terminals is one thing that we can do and we should continue to do to create a more global market for natural gas.”

North America’s LNG receiving capability is expanding, and LNG’s share of the North American natural gas market is increasing.    According to the EIA, in 2005, North American LNG imports were sourced from Trinidad and Tobago, Algeria, Egypt, Nigeria, Oman, Qatar and Malaysia. Currently, there are five onshore receiving terminals in continental North America with a combined natural gas sendout capacity of approximately

4.75 Bcf/d, or about 6% of total North American natural gas consumption. As of December 2006, six additional LNG receiving terminals with an aggregate send-out capacity of 11 Bcf/d were under construction in North America.

LNG Supply Chain

The LNG supply chain can be divided into five major phases:

Production: Natural gas is produced and transported via pipeline to natural gas liquefaction facilities located along the coast of the producing country.

Liquefaction: Once delivered to the liquefaction facility, the natural gas is supercooled to a temperature of -260 degrees Fahrenheit, transforming the gas into a liquid  1/600th the volume of its gaseous state.

Shipping: LNG is loaded onto specially designed, double-hulled LNG carriers and transported overseas from the liquefaction facility to the receiving terminal.

Regasification: In receiving terminals (either onshore or aboard specialized LNG carriers), the LNG is returned to its gaseous state, or regasified.

Storage, Transportation and Marketing: Once regasified, the natural gas is stored in specially designed facilities or transported to natural gas consumers via pipelines.

The following diagram illustrates the flow of natural gas and LNG from production to end use marketing.

Worldwide Natural Gas Reserves

Worldwide proved natural gas reserves as of January 1, 2007 were estimated to be 6,183 trillion cubic feet, or Tcf, according to the EIA. The following chart displays the natural gas reserves of countries with more than 25 Tcf of proved reserves as estimated by the EIA. The chart also highlights the current and potential future LNG exporters. Current LNG exporters hold 33% of total proved natural gas reserves. Russia, Iran, Saudi Arabia, Venezuela, Iraq and Norway have 52% of total proved natural gas reserves and access to coastline such that they could become LNG exporters under appropriate economic and political conditions.

Source: EIA and Cheniere research. Proved reserves as of January 1, 2005.

LNG Exporters

According to GIIGNL, as of 2005, there were 76 “trains,” or production units, in 13 countries capable of producing approximately 23.4 Bcf/d of LNG. LNG production capacity grew by over 40% during the 2000 to 2005 period. Liquefaction capacity will reach approximately 37 Bcf/d in 2010 according to Wood Mackenzie Limited. A country’s ability to export LNG depends on its access to natural gas reserves and on its capacity to liquefy natural gas.

As of 1995, the Asia Pacific region, including Indonesia, Malaysia, Australia, Brunei and the United States via Alaska, represented approximately 73% of LNG exports. By 2005, these countries only accounted for 46% of global exports, with the Middle East Gulf increasing its share of global LNG trade from 7% to 23% and the Atlantic Basin increasing its share from 20% to 31%. In 2005, Qatar became the third largest exporting country, with 14% of total LNG exports. The following table lists the LNG exporting countries.

Country	1995 Exports	2005 Exports
	(Bcf/d)	(Bcf/d)	% of Total
Indonesia	3.3	3.1	16%
Malaysia	1.3	2.8	15%
Qatar	—	2.7	14%
Algeria	1.7	2.4	13%
Australia	1.0	1.6	9%
Trinidad and Tobago	—	1.4	7%
Nigeria	—	1.2	6%
Oman	—	0.9	5%
Brunei	0.8	0.9	5%
United Arab Emirates	0.6	0.7	4%
Egypt	—	0.7	4%
United States	0.2	0.2	1%
Libya	0.1	0.1	0%

Total	9.0	18.7	100%

Source: EIA.

LNG Importers

Historically, regasification capacity has exceeded liquefaction capacity by a factor of 2 to 1, as Asian and European markets constructed capacity for peak winter needs in highly fragmented markets. As the global LNG trade continues to expand, capacity in the U.S. Gulf Coast will become increasingly important to balancing worldwide seasonal demand variations with baseload LNG production. According to GIIGNL, as of 2005, there were 51 regasification plants in 15 countries with a total capacity of 46.3 Bcf/d. Of this regasification capacity, 71% of capacity was in the Asia Pacific region, 17% in Europe and 12% in North America. Global regasification capacity grew by 42% during the 2001 to 2005 period. We estimate that regasification capacity will reach approximately 76 Bcf/d in 2010, with 22% of total 2010 capacity in North America.

As of 1995, the Asia Pacific region, including Japan, South Korea, Taiwan, and India, imported 78% of worldwide LNG. By 2005, these countries accounted for only 66% of global imports, with Europe increasing its share of global LNG trade from 21% to 24% and North America increasing its share from less than 1% to 10%. From 1995 to 2005, LNG imports also grew at an 8% compound annual growth rate. From 1995 to 2005, U.S. LNG imports grew at a 43% compound annual growth rate and in 2005 the U.S. became the fourth largest LNG importing country, with 9% of total imports. The following table lists the LNG importing countries.

Country	1995 Imports	2005 Imports
	(Bcf/d)	(Bcf/d)	% of Total
Japan	5.8	7.8	42%
South Korea	0.9	2.9	16%
Spain	0.7	2.1	11%
United States	0.0	1.7	9%
France	0.7	1.2	7%
Taiwan	0.3	0.9	5%
India	—	0.6	3%
Turkey	0.1	0.5	2%
Belgium	0.5	0.3	1%
Italy	—	0.2	1%
Portugal	—	0.2	1%
Puerto Rico	—	0.1	0%
United Kingdom	—	0.0	0%
Greece	—	0.0	0%
Dominican Republic	—	0.0	0%

Total	9.0	18.7	100%

Source: EIA as of October 10, 2006.

North American Regasification Facilities

Availability of regasification capacity is a limiting factor on LNG supplies in North America. As illustrated in the following map, as of December 2006, there were five operational onshore LNG regasification facilities in continental North America with an aggregate sendout capacity of 4.75 Bcf/d and the capability to satisfy approximately 6% of natural gas consumption in North America. There is also one offshore receiving system not shown, which regasifies LNG on-board specialized LNG vessels that can interconnect with an offshore pipeline in the Gulf of Mexico and potentially the U.S. East Coast. In December 2006, six additional LNG receiving terminals with an aggregate sendout capacity of 11 Bcf/d were under construction: one in Eastern Canada, four in the Gulf Coast, and one in Baja California, Mexico. With the exception of Cameron LNG, the owners of North American LNG receiving terminals, both existing and under construction, have sold all of their available capacity under long term contracts. According to the FERC, as of January 18, 2007, there were another 36 terminals and expansion projects in various stages of permitting, proposals and planning in the U.S. Most of these projects were sited in the U.S. Gulf or East Coasts. If constructed, these LNG receiving terminals would interconnect with natural gas pipelines that could transport natural gas to market areas in the U.S., Canada and Mexico.

*	Source: Websites of Capacity Holders; Wood Mackenzie Limited; Polen & Partners, Inc.

BUSINESS

Overview

We are a Delaware limited partnership recently formed by Cheniere. Through our wholly-owned subsidiary, Sabine Pass LNG, we will develop, own and operate the Sabine Pass LNG receiving terminal currently under construction in western Cameron Parish, Louisiana on the Sabine Pass Channel.

Construction of the Sabine Pass LNG receiving terminal began in March 2005. Upon completion of construction, the Sabine Pass LNG receiving terminal will be the largest LNG receiving terminal in North America with approximately 4.0 Bcf/d of regasification capacity and approximately 16.8 Bcf of LNG storage capacity. All of this capacity has been contracted for under three 20-year, firm commitment terminal use agreements, or TUAs. Each customer must make payments on a “take-or-pay” basis, which means that the customer will be obligated to pay the full contracted amount of monthly fees whether or not it uses any of its reserved capacity. Provided the Sabine Pass LNG receiving terminal has achieved the required level of commercial operation, which we expect will occur in the third quarter of 2008, these “take-or-pay” TUA payments will be made as follows:

•	Total has reserved approximately 1.0 Bcf/d of regasification capacity and has agreed to make monthly payments to us aggregating approximately $125 million per year for 20 years commencing April 1, 2009. Total, S.A. has guaranteed Total’s obligations under its TUA up to $2.5 billion. Total, S.A. has Moody’s and Standard & Poor’s corporate ratings of Aa1 and AA, respectively.

•	Chevron has reserved approximately 1.0 Bcf/d of regasification capacity and has agreed to make monthly payments to us aggregating approximately $125 million per year for 20 years commencing not later than July 1, 2009. Chevron Corporation has guaranteed up to 80% of the fees payable by Chevron under its TUA. Chevron Corporation has Moody’s and Standard & Poor’s corporate ratings of Aa2 and AA, respectively.

•	Cheniere Marketing has reserved approximately 2.0 Bcf/d of regasification capacity, is entitled to use any capacity not utilized by Total and Chevron and has agreed to make monthly payments to us aggregating approximately $250 million per year for at least 19 years commencing January 1, 2009. In addition, Cheniere Marketing has agreed to make payments of $5 million per month during an initial commercial operations ramp-up period in 2008. Cheniere has guaranteed Cheniere Marketing’s obligations under its TUA. Cheniere has no Moody’s rating and a Standard & Poor’s corporate rating of B.

Business Strategies

Our primary business objectives are to complete construction of the Sabine Pass LNG receiving terminal and, thereafter, to generate stable cash flows sufficient to pay the initial quarterly distribution to our unitholders and, over time and upon satisfaction of these objectives, to increase our quarterly cash distribution. We intend to achieve these objectives by executing the following strategies:

•	manage the development and construction of the Sabine Pass LNG receiving terminal to achieve completion, commissioning and commercial operation in a timely manner and on budget;

•	after construction and commissioning, operate the Sabine Pass LNG receiving terminal safely, at a low cost and in an efficient manner, utilizing proven, conventional regasification technology; and

•	expand our existing asset base through acquisitions from Cheniere or third parties of complementary businesses or assets, such as pipelines, other LNG receiving terminals and natural gas storage assets.

Competitive Strengths

We believe that we have several strengths in pursuing our business strategies.

Contracted and Stable Long-Term Cash Flows.    All of the regasification capacity that will be available at the Sabine Pass LNG receiving terminal upon completion of Phase 1 and Phase 2 – Stage 1 is reserved under long-term TUAs. The TUAs are structured to provide Sabine Pass LNG with stable cash flows as a result of the following:

•	$250 Million of Revenues Annually from Total and Chevron. Total and Chevron have each agreed to pay Sabine Pass LNG on a “take-or-pay” basis a monthly fixed capacity reservation fee plus a monthly operating fee in a fixed amount that is adjusted annually for inflation. The Total and Chevron TUAs are supported by guarantees from Total, S.A. and Chevron Corporation, respectively, which have Moody’s and Standard & Poor’s corporate ratings of Aa1/AA and Aa2/AA, respectively. Contracted cash revenues of approximately $250 million per year under the Total and Chevron TUAs, which are expected to begin in the third quarter of 2009, should be sufficient by themselves to cover:

•	all annual debt service on the Sabine Pass LNG notes, which will be approximately $151 million; and

•	all other annual costs of operating Sabine Pass LNG, which we estimate will be approximately $48 million for the four consecutive quarters ending June 30, 2010.

The remaining funds from Total and Chevron will be sufficient for us to pay the operating expenses of our partnership and the initial quarterly distribution on all of our common units and general partner units so long as those funds are distributable to us under the indenture governing the Sabine Pass LNG notes.

•	No Direct LNG Supply Risk or Direct Commodity Price Risk under the TUAs. The customers, rather than Sabine Pass LNG, bear all direct risks associated with obtaining supplies of LNG, transporting LNG to the Sabine Pass LNG receiving terminal, arranging for pipelines to transport regasified LNG from the receiving terminal to natural gas markets, and assuring that the regasified LNG satisfies downstream natural gas pipeline quality specifications. Under the TUAs, the amount of the cash payments Sabine Pass LNG is entitled to receive from its customers will not be affected by changes in demand for, or the price of, LNG or natural gas. Marketing and direct commodity price risks are borne by Sabine Pass LNG’s customers.

•	Long-term Commitments. Under the TUAs, Sabine Pass LNG’s customers have committed to make monthly payments for 20-year terms. Sabine Pass LNG’s customers have options to extend their TUAs for one or more additional 10-year terms. Sabine Pass LNG’s customers are able to terminate their TUAs before 20 years only in limited circumstances, such as a force majeure delay that extends for 18 months or more, and are required to continue to make monthly payments for up to 18 months even if terminal services are unavailable due to a force majeure event.

Please read “Risk Factors” for information regarding Sabine Pass LNG’s dependence upon contractual revenues under the Cheniere Marketing TUA and the risk that Sabine Pass LNG may not be able to distribute any cash to us, including cash received from Total and Chevron, in the event that it does not receive the contracted revenues under the Cheniere Marketing TUA.

Solid Construction Arrangements.    Bechtel Corporation, or Bechtel, is our EPC contractor under a lump-sum turnkey EPC agreement for Phase 1 and is providing design and engineering services and acting as construction manager for Phase 2 – Stage 1. Our construction agreements with Bechtel provide bonuses for early completion, and the EPC agreement for Phase 1 obligates Bechtel to pay liquidated damages for delayed completion. We believe these provisions mitigate the potential for delays. In addition, Sabine Pass LNG has fixed the costs for a substantial majority of the materials used to construct the Sabine Pass LNG receiving terminal, which minimizes the risk posed by escalation of those prices.

Early Mover Advantage.    Cheniere established its LNG business plan in 1999 at a time when the construction of new LNG import capacity in North America was being seriously considered for the first time since completion of the last domestic LNG import terminal in the early 1980s. As a result, Cheniere secured what we believe is one of the best available North American sites for the Sabine Pass LNG receiving terminal. Located at the Texas/Louisiana border only 3.7 miles from open waters near the Gulf of Mexico, the Sabine Pass LNG receiving terminal site is easily accessible by the largest LNG transport vessels currently operating or being built. The Sabine Pass LNG receiving terminal is located in close proximity to interconnection points with numerous existing natural gas pipelines.

Ample Pipeline Access.    We anticipate that the Sabine Pass LNG receiving terminal will have ample access to natural gas markets. Kinder Morgan Energy Partners, L.P. has announced that it is building a 3.2 Bcf/d take-away pipeline system from the Sabine Pass LNG receiving terminal to interconnection points that will transport natural gas to the interstate pipeline network. Total and Chevron have both announced agreements with Kinder Morgan securing 100% of the initial capacity on this pipeline for 20 years. In addition, Cheniere Sabine Pass Pipeline, L.P., a subsidiary of Cheniere, is developing a 16-mile natural gas pipeline from the Sabine Pass LNG receiving terminal that is designed to transport 2.6 Bcf/d to interconnection points with existing natural gas transmission pipelines. Cheniere Marketing has contracted to use this pipeline, and construction is expected to commence in the second quarter of 2007.

Economies of Scale.    With approximately 4.0 Bcf/d of sendout capacity and approximately 16.8 Bcf of storage capacity upon completion of Phase 2 – Stage 1, the Sabine Pass LNG receiving terminal will be the largest LNG receiving terminal in North America, designed to have more than two times the capacity of any other terminal operating in North America. With this capacity, we believe that the Sabine Pass LNG receiving terminal will benefit from economies of scale in operating expenses. After completing Phase 1, we expect that the annual operating expenses of the Sabine Pass LNG receiving terminal will be approximately $35 million to support 2.6 Bcf/d of sendout capacity. We expect annual operating expenses will only increase by approximately $2 million to support the full 4.0 Bcf/d of sendout capacity upon completion of Phase 2 – Stage 1.

Environmentally Sound and Community Friendly Approach.    We are committed to an environmentally sound and community friendly approach in developing and operating the Sabine Pass LNG receiving terminal. We consider investing time and effort into developing strong community relationships a key factor in ensuring the success of the Sabine Pass LNG receiving terminal. Sabine Pass LNG began the application process for the Sabine Pass LNG receiving terminal only after it was convinced that the local community understood the process and was willing to support the Sabine Pass LNG receiving terminal project.

Experienced Management Team.    Cheniere has assembled a team of professionals with extensive experience in the LNG industry to pursue its business, including construction and operation of the Sabine Pass LNG receiving terminal. Through tenure with major oil companies, operators of LNG receiving terminals, pipelines, and engineering and construction companies, Cheniere’s senior management team has substantial experience in the areas of LNG project development, operation, engineering, technology, transportation and marketing. Because of our relationship with Cheniere, we will continue to have access to these professionals not only for the operation of the Sabine Pass LNG receiving terminal but also for any future growth opportunities.

Our Relationship with Cheniere

Cheniere is the indirect owner of our general partner, as well as of our common and subordinated units that will represent a 90.4% limited partner interest in us upon completion of this offering. Cheniere is engaged primarily in the business of developing onshore LNG receiving terminals, and related natural gas pipelines, along the Gulf Coast of the United States. Cheniere is also developing a business to market LNG and natural gas, primarily through Cheniere Marketing. To a limited extent, Cheniere is also engaged in oil and natural gas exploration and development activities in the Gulf of Mexico.

Cheniere Marketing has entered into a TUA for all of the regasification capacity at the Sabine Pass LNG receiving terminal not reserved and utilized by Total and Chevron. As a result, approximately 50% of our anticipated combined revenues will be attributable to fees paid by Cheniere Marketing under its TUA with

Sabine Pass LNG, which will be guaranteed by Cheniere. Cheniere Marketing is a small, development stage company, with a limited operating history, limited capital, no credit rating and an unproven business strategy. Cheniere Marketing’s business plan is to purchase LNG on a short-term and long term-basis, to regasify the LNG at Sabine Pass LNG or other LNG receiving terminals, and to trade natural gas and market its regasified LNG in North America and other worldwide natural gas markets. It intends to earn a profit on the purchase of LNG and sale of natural gas after paying its TUA and pipeline fees and other operating expenses. Cheniere Marketing has no agreements or arrangements for supplies of LNG, a limited history of trading natural gas and no unconditional commitments from customers for the purchase of natural gas.

In addition to the Sabine Pass LNG receiving terminal, Cheniere has two other LNG receiving terminals that are currently in early stages of development: the Corpus Christi LNG receiving terminal near Corpus Christi, Texas, and the Creole Trail LNG receiving terminal at the mouth of the Calcasieu Channel in central Cameron Parish, Louisiana. If constructed in accordance with the permits that have been issued by the FERC, these two terminals would have an aggregate designed regasification capacity of approximately 5.9 Bcf/d. Cheniere is also developing, and anticipates constructing, natural gas pipelines to connect each of the three LNG receiving terminals to North American natural gas markets.

In the future, we may have opportunities to acquire some or all of these assets from Cheniere at an appropriate stage of commercialization and development, although we cannot predict whether any acquisitions will be made available to us or whether we will pursue or complete any future acquisitions. Our relationship with Cheniere also provides us with access to Cheniere’s management talent, market insights and significant industry relationships. Although we believe that our relationship with Cheniere is a strength, it is also a source of conflicts of interest. Cheniere is not restricted from competing with us and is free to develop, operate and dispose of, and is currently developing, LNG receiving terminals, pipelines and other assets without any obligation to offer us the opportunity to develop or acquire those assets. Please read “Conflicts of Interest and Fiduciary Duties.”

LNG Receiving Terminal Development

In 2003, Sabine Pass LNG was formed by Cheniere as the entity to own, develop and operate the Sabine Pass LNG receiving terminal in western Cameron Parish, Louisiana, on the Sabine Pass Channel. Sabine Pass LNG has entered into leases for three tracts of land comprising 853 acres in Cameron Parish, Louisiana for the project site. Phase 1 of the Sabine Pass LNG receiving terminal was designed, and permitted by the FERC, with an initial regasification capacity of 2.6 Bcf/d and three LNG storage tanks with an aggregate LNG storage capacity of 10.1 Bcf and two unloading docks capable of handling the largest LNG carriers currently being built. In July 2006, Sabine Pass LNG received approval from the FERC to increase the regasification capacity of the Sabine Pass LNG receiving terminal from 2.6 Bcf/d to 4.0 Bcf/d by adding up to three additional LNG storage tanks, additional vaporizers and related facilities. This expansion is referred to as Phase 2.

Phase 1

In March 2005, the FERC issued an order authorizing Sabine Pass LNG to commence construction of Phase 1 of the Sabine Pass LNG receiving terminal, subject to certain ongoing conditions. Construction of the Sabine Pass LNG receiving terminal began in March 2005. During the second quarter of 2008, Sabine Pass LNG expects to complete construction and cool down of the first two tanks, to complete related equipment installation and specified checks and tests, and to achieve a sustained revaporized natural gas sendout at a significant rate for a preagreed period of time (currently provided to be a rate of at least 2.0 Bcf/d for a minimum sustained test period of at least 24 hours). Sabine Pass LNG expects to complete construction and commissioning of the third tank and the rest of Phase 1, and to achieve the full 2.6 Bcf/d of Phase 1 regasification capacity, during the third quarter of 2008.

The cost to construct Phase 1 of the Sabine Pass LNG receiving terminal is currently estimated to be approximately $900 million to $950 million, before financing costs, but including the change orders discussed below. In December 2004, Sabine Pass LNG entered into a lump-sum turnkey agreement with Bechtel, a major international EPC contractor, which currently requires Sabine Pass LNG to pay Bechtel $766.4 million, including change orders agreed through January 17, 2007. Our cost estimates are subject to change due to such items as cost overruns, change orders, delays in construction, increased component and material costs, escalation of labor costs and increased spending to maintain our construction schedules.

In August 2005, construction at Phase 1 of the Sabine Pass LNG receiving terminal site was temporarily suspended in connection with Hurricane Katrina, as a precautionary measure. In September 2005, the terminal site was again secured and evacuated in anticipation of Hurricane Rita. Construction activities were remobilized at the site and returned to pre-hurricane levels by mid-November 2005. While no significant damage occurred to the site, equipment or materials at the Sabine Pass LNG receiving facility, as a residual effect of the hurricanes, Bechtel and certain subcontractors temporarily experienced a shortage of available skilled labor necessary to meet the requirements of the Phase 1 construction plan. As a result, Sabine Pass LNG agreed to change orders with Bechtel concerning additional activities and expenditures to mitigate the hurricanes’ effects on the completion of Phase 1 of the Sabine Pass LNG receiving terminal. See “Description of Principal Construction Agreements—Phase 1 EPC Agreement—Force Majeure.”

Phase 2

In July 2006, Sabine Pass LNG received authorization from the FERC to commence site preparation construction activities for the Phase 2 expansion of the Sabine Pass LNG receiving terminal, subject to certain ongoing conditions. The first stage of the Phase 2 expansion will include the addition of the fourth and fifth LNG storage tanks, additional vaporizers and related facilities, thereby increasing the total regasification capacity of the Sabine Pass LNG receiving terminal to 4.0 Bcf/d. This expansion is referred to as Phase 2 – Stage 1. LNG regasification operations relating to the Phase 2 – Stage 1 expansion are expected to commence by April 2009. Sabine Pass LNG expects to complete all of Phase 2 – Stage 1, including construction and commissioning of the fourth and fifth tanks, and to achieve full operability at 4.0 Bcf/d and aggregate storage capacity of approximately 16.8 Bcf during the third quarter of 2009.

In July 2006, Sabine Pass LNG entered into three construction agreements to facilitate construction of the Phase 2 – Stage 1 expansion, as follows:

Sabine Pass LNG entered into an EPCM agreement with Bechtel pursuant to which Bechtel will provide: design and engineering services for Phase 2 – Stage 1 of the Sabine Pass LNG receiving terminal project, except for such portions to be designed by other contractors and suppliers that Sabine Pass LNG contracts with directly; construction management services to manage the construction of the LNG receiving terminal; and a portion of the construction services. Under the terms of the EPCM agreement, Bechtel will be paid on a cost reimbursable basis, plus a fixed fee in the amount of $18.5 million. A discretionary bonus may be paid to Bechtel at Sabine Pass LNG’s sole discretion upon completion of Phase 2 – Stage 1. See “Description of Principal Construction Agreements—Phase 2 – Stage 1 EPCM Agreement.”

Sabine Pass LNG entered into an EPC LNG tank contract with Zachry and Diamond pursuant to which Zachry and Diamond will furnish all plant, labor, materials, tools, supplies, equipment, transportation, supervision, technical, professional and other services, and perform all operations necessary and required to satisfactorily engineer, procure and construct the two Phase 2 – Stage 1 LNG storage tanks. In addition, Sabine Pass LNG has the option (to be elected on or before March 31, 2007) for Zachry and Diamond to engineer, procure materials for and construct a sixth LNG storage tank, with the cost and completion date to be agreed upon if the option is exercised. The tank contract provides that Zachry and Diamond will receive a lump-sum, total fixed price payment for the two Phase 2 – Stage 1 tanks of approximately $140.9 million, which is subject to adjustment based on fluctuations in the cost of labor and certain materials, including the steel used in the Phase 2 – Stage 1 tanks, and change orders. See “Description of Principal Construction Agreements—Phase 2 – Stage 1 EPC LNG Tank Contract.”

Sabine Pass LNG entered into an EPC LNG unit rate soil contract with Recon. Under the soil contract, Recon is required to furnish all plant, labor, materials, tools, supplies, equipment, transportation, supervision, technical, professional and other services, and perform all operations necessary and required to satisfactorily conduct soil remediation and improvement on the Phase 2 site, unless otherwise set forth in the soil contract. Upon issuing a final notice to proceed in August 2006, Sabine Pass LNG paid Recon an initial payment of approximately $2.9 million. The soil contract price is based on unit rates. Payments under the soil contract will be made based on quantities of work performed at unit rates. See “Description of Principal Construction Agreements—Phase 2 – Stage 1 EPC LNG Soil Contract.”

Phase 2 – Stage 1 is estimated to cost approximately $500 million to $550 million, before financing costs. Operations relating to the Phase 2 – Stage 1 expansion are expected to commence before April 2009, and all of Phase 2 – Stage 1 is expected to be completed during the third quarter of 2009.

Customers

Although Sabine Pass LNG is still in the process of constructing the Sabine Pass LNG receiving terminal, Sabine Pass LNG has already entered into three TUAs, through which Total, Chevron and Cheniere Marketing have reserved, in the aggregate, the entire approximately 4.0 Bcf/d of LNG regasification capacity that will be available upon completion of Phase 1 and Phase 2 – Stage 1 of the Sabine Pass LNG receiving terminal. The Total TUA and the Chevron TUA reserve a combined annual LNG regasification capacity of approximately 2.0 Bcf/d. Phase 1 of the Sabine Pass LNG receiving terminal (2.6 Bcf/d) will be sufficient to cover Sabine Pass LNG’s obligations under the Total and Chevron TUAs. Cheniere Marketing has reserved the entire 2.0 Bcf/d of capacity that will be available beyond the Total and Chevron TUA capacity reservations, upon completion of Phase 2 – Stage 1, as well as any Phase 1 capacity that is available prior to the commencement of the Total and Chevron TUAs and after Sabine Pass LNG has fulfilled its obligations under the Total and Chevron TUAs.

Total TUA

In September 2004, Sabine Pass LNG entered into a TUA with Total to provide berthing for LNG vessels and for the unloading, storage and regasification of LNG at the Sabine Pass LNG receiving terminal. Sabine Pass LNG has no obligation to provide Total with certain services such as (i) harbor, mooring and escort services for LNG vessels, including the provision of tugboats, (ii) the transportation of natural gas downstream from the Sabine Pass LNG receiving terminal or the construction of any pipelines to provide such transportation or (iii) the marketing of natural gas.

Under the TUA, Total has reserved 390,915,000 MMBtu of annual LNG receipt capacity, which is equivalent to approximately 1.0 Bcf/d of regasification capacity, assuming an energy content of 1.05 MMBtu per thousand cubic feet and retainage of 2%. Total’s fees under the TUA are payable monthly in advance, commencing with the commercial start date of April 1, 2009 (subject to achieving commercial operations completion by that date, and subject to delay by events of force majeure) and will continue for a term of 20 years subject to six additional 10-year extension terms. Commercial operations completion will be achieved when the Sabine Pass LNG receiving terminal is ready to be used for its intended purpose to provide the services called for under the Total TUA, with Bechtel as contractor for the Phase 1 EPC agreement having achieved all minimum acceptance requirements under the Phase 1 EPC agreement sufficient to provide the services called for under the Total TUA and contracts with other customers purchasing LNG terminalling services from Sabine Pass LNG similar to the services called for under the Total TUA. Under the Total TUA, Total will pay a monthly fixed capacity reservation fee of $9.1 million; a monthly operating fee of $1.3 million, which is adjusted annually for changes in the U.S. Consumer Price Index (All Urban Consumers); and certain other incremental costs and governmental authority taxes and costs. These monthly payment amounts, which are due on the 20th of the month prior to the month in which Sabine Pass LNG provides services under the Total TUA, are equivalent to payments of $0.28 per MMBtu for capacity and $0.04 per MMBtu (subject to adjustment for inflation) for operating fees, respectively, of reserved monthly LNG receipt capacity. In addition, each month Sabine Pass LNG is entitled to receive a “retainage” equal to 2% of the LNG delivered for Total’s account, which Sabine Pass LNG will use primarily as fuel for revaporization and self-generated power and to cover natural gas unavoidably lost at the facility.

If any governmental authority (i) imposes any taxes on Sabine Pass LNG (excluding taxes on revenue or income) with respect to the services provided under the TUA, or the LNG receiving terminal or (ii) enacts any safety or security related regulation which materially increases Sabine Pass LNG’s costs in relation to the services provided or the LNG receiving terminal, Total will bear 40% of such taxes or increased regulatory costs. When LNG regasification capacity exceeds 3.0 Bcf/d, Total will thereafter bear a proportionate share of such taxes or increased regulatory costs, not to exceed 40%. After the Chevron and Total TUAs commence, Sabine Pass LNG expects that Total’s proportionate share of such taxes and increased regulatory costs will be 25%. To the extent any ad valorem taxes are imposed and not abated, Sabine Pass LNG will reimburse Total for up to one-half of such amount, not to exceed $3.9 million per year.

Sabine Pass LNG is obligated to pay liquidated damages to Total in the event of certain types of docking and unloading delays.

Either party may assign its interests under the TUA to affiliates, and, as permitted by the TUA, Sabine Pass LNG has pledged its interest under the TUA to the collateral trustee of the Sabine Pass LNG notes to secure its obligations under the Sabine Pass LNG notes. In addition, Total may make a partial assignment of its total reserved regasification capacity to nonaffiliates provided that (i) the assignee agrees to be bound by the TUA, (ii) the parent guarantee continues to apply to all assigned obligations and (iii) Total and the assignee designate a representative and jointly exercise all rights under the TUA.

An assignment under the TUA will extinguish Total’s or Sabine Pass LNG’s obligations only if (i) the assignment constitutes all of such party’s rights and obligations under the TUA, (ii) the assignee agrees to be bound by the TUA and (iii) the assignee demonstrates creditworthiness at the time of the assignment that is the same as or better than the guarantor, in the case of Total, or Sabine Pass LNG.

Total may terminate the TUA if Sabine Pass LNG has declared force majeure with respect to a period that has extended, or is projected to extend, for 18 months, or for reasons not excused by force majeure or Total’s actions, if Sabine Pass LNG:

•	fails to deliver at least 191,625,000 MMBtu of Total’s total natural gas nominations in a 12-month period;

•	fails entirely to receive at least 15 cargoes nominated by Total over a period of 90 consecutive days; or

•	fails to unload 50 cargoes or more scheduled for delivery by Total for a 12-month period.

Sabine Pass LNG may terminate the TUA if:

•	the parent guarantee ceases to be in full force and effect;

•	for a period exceeding 15 days, two of the parent guarantor’s credit ratings fall below investment grade; or

•	the parent guarantor commences bankruptcy or liquidation proceedings, or has such proceedings commenced against it, and such proceedings are not stayed within 60 days of service.

Either party may terminate the TUA with 30 days’ written notice if (i) a party has failed to pay when due an amount to the other party owed that causes its cumulative delinquency to exceed three times the monthly capacity reservation fee, (ii) the cumulative delinquency has not been paid within 60 days of such notice and (iii) the other party has subsequently given 30 days’ written notice to terminate the TUA.

In November 2004, Total exercised its option to proceed with the transaction by delivering to Sabine Pass LNG an advance capacity reservation fee payment of $10 million and an irrevocable guarantee for an amount up to $2.5 billion by its parent entity, Total S.A., of Total’s payment obligations under the TUA, except for claims arising in tort or strict liability or claims for damages to property or personal injury. Because Total elected to proceed with the transaction and Bechtel accepted the final notice to proceed in April 2005, Total paid Sabine Pass LNG an additional advance capacity reservation fee payment of $10 million.

Sabine Pass LNG also entered into an omnibus agreement with Total in September 2004, under which the TUA remains subject to certain conditions. Under the omnibus agreement, if Sabine Pass LNG enters into a new TUA with a third party, other than its affiliates, for capacity of 50 MMcf/d or more, with a term of five years or more, prior to the commercial start date under the TUA, Total will have the option, exercisable within 30 days of the receipt of notice of such transaction, to adopt the pricing terms contained in such new TUA for the remainder of the term of the Total TUA. In addition, the omnibus agreement provides Total with an option to increase its reserved capacity in the event that either party provided notice of a plan to expand the Sabine Pass LNG facility. During 2005, Sabine Pass LNG provided such notice to Total, and Total’s option to increase its reserved capacity expired.

Chevron TUA

In November 2004, Sabine Pass LNG entered into a TUA with Chevron to provide berthing for LNG vessels and for the unloading, storage and regasification of LNG at the Sabine Pass LNG receiving terminal. Sabine Pass LNG has no obligation to provide certain services such as (i) harbor, mooring and escort services for LNG vessels, including the provision of tugboats, (ii) the transportation of natural gas downstream from the Sabine Pass LNG receiving terminal or the construction of any pipelines to provide such transportation or (iii) the marketing of natural gas.

In December 2005, Chevron exercised its option under its omnibus agreement to increase its regasification capacity by 300 MMcf/d for a total of 1.0 Bcf/d and paid Sabine Pass LNG an additional $3 million advance capacity reservation fee. As a result of Chevron exercising its option, the TUA was amended to reflect the increased reservation of regasification capacity. Under the amended TUA, Chevron has reserved 403,945,500 MMBtu of annual LNG receipt capacity, which is equal to approximately 1.0 Bcf/d of regasification capacity, assuming an energy content of 1.085 MMBtu per thousand cubic feet and retainage of 2%.

Although Chevron could select a date as early as February 1, 2009, it is expected that payments of fees under the Chevron TUA will commence on July 1, 2009 (subject to achieving commercial operations completion by that date, and subject to delay caused by events of force majeure). Chevron’s fees under the Chevron TUA are payable monthly in advance and will continue for a term of 20 years subject to two additional 10-year extensions. Under the Chevron TUA, Chevron is required to pay Sabine Pass LNG a fixed monthly fee for this regasification capacity that consists of (i) a reservation fee of $9.4 million, (ii) an operating fee of $1.3 million and (iii) certain taxes and regulatory costs. The operating fee is adjusted annually for changes in the U.S. Consumer Price Index (All Urban Consumers). In addition, each month Sabine Pass LNG is entitled to receive a “retainage” equal to 2% of the LNG delivered for Chevron’s account, which Sabine Pass LNG will use primarily as fuel for revaporization and self-generated power and to cover natural gas unavoidably lost at the facility. Chevron’s payments under the Chevron TUA are due on the 25th of the month prior to the month in which Sabine Pass LNG provides services under the Chevron TUA. Chevron Corporation has guaranteed Chevron’s payment obligations under the TUA in an amount up to a maximum of 80% of the fees payable under the TUA.

If any governmental authority (i) imposes any taxes on Sabine Pass LNG (excluding taxes on revenue or income) with respect to the services provided under the TUA, or the Sabine Pass LNG receiving terminal or (ii) enacts any safety or security related regulation which materially increases Sabine Pass LNG’s costs in relation to the services provided at the Sabine Pass LNG receiving terminal, Chevron will bear a proportionate share of such taxes or increased regulatory costs, not to exceed 28%. After the Chevron and Total TUAs commence, Sabine Pass LNG expects that Chevron’s proportionate share of such taxes and increased regulatory costs will be 25%.

Sabine Pass LNG is obligated to pay liquidated damages to Chevron in the event of certain types of docking and unloading delays.

Both parties may assign their interests under the TUA to affiliates, and, as permitted by the TUA, Sabine Pass LNG has pledged its interest under the TUA to the collateral trustee of the Sabine Pass LNG notes to secure its obligations under the Sabine Pass LNG notes. In addition, Chevron may make a partial assignment of its total reserved regasification capacity to non-affiliates provided (i) the assignee agrees to be bound by the TUA, (ii) the parent guarantee continues to apply to all assigned obligations, (iii) Chevron remains liable for payments owed and (iv) the respective responsibilities of the parties under the TUA are not increased or decreased.

An assignment under the TUA will extinguish Chevron’s or Sabine Pass LNG’s obligations only if (i) the assignment constitutes all of such party’s rights and obligations under the TUA, (ii) the assignee agrees to be bound by the TUA and (iii) the assignee demonstrates creditworthiness at the time of the assignment that is the same as or better than the guarantor, in the case of Chevron, or Sabine Pass LNG.

Chevron may terminate the TUA if Sabine Pass LNG has declared force majeure with respect to a period that has extended, or is projected to extend, for 18 months, or for reasons not excused by force majeure or Chevron’s actions, if Sabine Pass LNG:

•	fails to deliver at least 191,625,000 MMBtu of Chevron’s total natural gas nominations in a 12-month period;

•	fails entirely to receive 15 cargoes or more nominated by Chevron over a period of 90 days; or

•	fails to unload, or notify Chevron that Sabine Pass LNG would be unable to unload, 50 cargoes or more scheduled for delivery by Chevron for a 12-month period.

Sabine Pass LNG may terminate the TUA if the parent guarantee ceases to be in full force and effect or if Chevron or its parent guarantor, Chevron Corporation, commences bankruptcy, insolvency or liquidation proceedings, or has such proceedings commenced against it, that are not stayed within 60 days.

Either party may terminate the TUA with 30 days written notice if (i) a party has failed to pay when due an amount owed to the other party that causes its cumulative delinquency to exceed three times the monthly capacity reservation fee, (ii) the cumulative delinquency has not been paid within 60 days after issuance of a delinquency notice and (iii) the other party has subsequently given 30 days written notice to terminate the TUA.

Sabine Pass LNG simultaneously entered into an omnibus agreement with Chevron, under which Chevron agreed to make advance capacity reservation fee payments. Under the omnibus agreement, Chevron exercised an option in December 2005, at the same fee, to increase its reserved capacity to 1.0 Bcf/d. As a result, Chevron paid Sabine Pass LNG a total of $20 million of advance capacity reservation fee payments under the omnibus agreement. In addition, the omnibus agreement provided Chevron with an option to increase its reserved capacity in the event that either party provided notice of a plan to expand the Sabine Pass LNG facility. During 2005, Sabine Pass LNG provided such notice to Chevron and its option expired.

Cheniere Marketing TUA

In November 2006, Sabine Pass LNG entered into an amended and restated TUA with Cheniere Marketing, a wholly-owned subsidiary of Cheniere, to provide berthing for LNG vessels and for the unloading, storage and regasification of LNG at the Sabine Pass LNG receiving terminal. Sabine Pass LNG has no obligation to provide Cheniere Marketing with certain services such as (i) harbor, mooring and escort services for LNG vessels, including the provision of tugboats, (ii) the transportation of natural gas downstream from the Sabine Pass LNG receiving terminal or the construction of any pipelines to provide such transportation or (iii) the marketing of natural gas.

Under the Cheniere Marketing TUA, Cheniere Marketing will pay fees to Sabine Pass LNG based on 781,830,000 MMBtu of stipulated maximum annual LNG reception quantity, which is equivalent to approximately 2.0 Bcf/d of regasification capacity assuming an energy content of 1.05 MMBtu per Mcf and retainage of 2%.

Cheniere Marketing’s fees under the Cheniere Marketing TUA are payable monthly in advance commencing on the commercial start date (which will be the later of January 1, 2008 or the date when commercial operations completion is achieved), and will continue for a term of 20 years subject to four additional 10-year extension terms. Commercial operations completion will be achieved when the Sabine Pass LNG receiving terminal is ready to be used for its intended purpose to provide the services called for under the Cheniere Marketing TUA, with Bechtel as contractor for the Phase 1 EPC agreement having achieved all minimum acceptance requirements under the Phase 1 EPC agreement sufficient to provide the services called for under the Cheniere Marketing TUA. Under the Cheniere Marketing TUA, Cheniere Marketing is required to pay Sabine Pass LNG a fixed monthly fee for this regasification capacity that is comprised of: (i) a reservation fee of $0.28 per MMBtu times 1/12 of the stipulated maximum annual LNG reception quantity; (ii) an operating fee of $0.04 per MMBtu times 1/12 of the stipulated maximum annual LNG reception quantity, which operating fee is adjusted annually for changes in the U.S. Consumer Price Index (All Urban Consumers); and (iii) certain other taxes and regulatory costs. Notwithstanding the foregoing, Cheniere Marketing is required to pay a flat fee of $5 million per month from the commercial start date under the Cheniere Marketing TUA through December 31, 2008. Cheniere Marketing’s payments under the Cheniere Marketing TUA are due on the 25th of the month prior to the month in which Sabine Pass LNG provides services under the Cheniere Marketing TUA.

The stipulated maximum LNG reception quantity allocated to Cheniere Marketing is reduced to the extent that the Sabine Pass LNG receiving terminal is unable to provide services up to such amount as a result of the timing of start dates under existing customer agreements (including the Total and Chevron TUAs) or delays in commencing commercial operation of the Phase 2 – Stage 1 expansion of the Sabine Pass LNG receiving terminal; however, the fees to be paid by Cheniere Marketing under the Cheniere Marketing TUA will not be accordingly adjusted. In addition, each month, Sabine Pass LNG is entitled to receive a “retainage” equal to 2% of the LNG delivered for Cheniere Marketing’s account, which Sabine Pass LNG will use primarily as fuel for revaporization and self-generated power and to cover natural gas unavoidably lost at the facility. All of Cheniere Marketing’s obligations during the initial 20-year term of the TUA are supported by an irrevocable guaranty in favor of Sabine Pass LNG by Cheniere.

If any governmental authority (i) imposes any taxes on Sabine Pass LNG (excluding taxes on revenue or income) with respect to the services provided under the Cheniere Marketing TUA, or the Sabine Pass LNG receiving terminal or (ii) enacts any safety or security related regulation which materially increases Sabine Pass LNG’s costs in relation to the services provided at the Sabine Pass LNG receiving terminal, Cheniere Marketing will bear such taxes or increased regulatory costs at a rate proportional to its percentage of the right to use of the Sabine Pass LNG receiving terminal’s total capacity.

Both Sabine Pass LNG and Cheniere Marketing may assign their respective interests under the Cheniere Marketing TUA to affiliates, as long as such assignment is not made prior to the first business day following the Cheniere Marketing TUA’s commercial start date. As permitted by the Cheniere Marketing TUA, Sabine Pass LNG has pledged its interest under the Cheniere Marketing TUA to the collateral trustee under the Sabine Pass LNG notes to secure its obligations under the Sabine Pass LNG notes. In addition, Cheniere Marketing may make a partial assignment of its total reserved regasification capacity (but not its rights to excess capacity described below) to non-affiliates provided that (i) the assignee agrees to be bound by the Cheniere Marketing TUA, (ii) Cheniere Marketing continues to be liable for all payments due under the Cheniere Marketing TUA, and (iii) Cheniere Marketing and the assignee designate a representative and jointly exercise all rights under the Cheniere Marketing TUA.

An assignment under the Cheniere Marketing TUA will terminate Cheniere Marketing’s obligations only if (i) the assignment constitutes all of Cheniere Marketing’s rights and obligations, (ii) the assignee agrees to assume all obligations of the assignor from inception of the Cheniere Marketing TUA, and (iii) the assignee demonstrates creditworthiness at the time of the assignment that is reasonably acceptable to Sabine Pass LNG (and including credit standards that will be deemed acceptable).

Cheniere Marketing may terminate the Cheniere Marketing TUA if Sabine Pass LNG has declared force majeure with respect to a period that has extended, or is projected to extend, for 18 months, or for reasons not excused by force majeure or Cheniere Marketing’s actions, if Sabine Pass LNG:

•	fails to deliver at least 201,972,750 MMBtu of Cheniere Marketing’s total natural gas nominations in a 12 month period;

•	fails entirely to receive at least 17 cargoes nominated by Cheniere Marketing over a period of 90 consecutive days; or

•	fails to unload 53 cargoes or more scheduled for delivery by Cheniere Marketing for a 12-month period.

Sabine Pass LNG may terminate the Cheniere Marketing TUA if Cheniere Marketing commences bankruptcy, reorganization or liquidation proceedings, or has such proceedings commenced against it, and such proceedings are not stayed within 60 days of service.

Either party may terminate the Cheniere Marketing TUA with 30 days written notice if (i) a party has failed to pay when due an amount owed to the other party that causes its cumulative delinquency to exceed three times the monthly capacity reservation fee, (ii) the cumulative delinquency has not been paid within 60 days of such notice and (iii) the other party has subsequently given 30 days’ written notice to terminate the Cheniere Marketing TUA.

The Cheniere Marketing TUA is designed to work in tandem with the Total TUA and the Chevron TUA and states that no provision of the Cheniere Marketing TUA shall be effective if and to the extent that it expressly conflicts with a provision of the Total TUA or the Chevron TUA. Any excess capacity at the Sabine Pass LNG receiving terminal that Sabine Pass LNG is not contractually obligated to make available to any other customer, and any capacity that any other customer elects not to use, may be used exclusively by Cheniere Marketing without any additional charge or fee except for 2% retainage and port charges in respect of vessels entering or leaving the Sabine Pass LNG receiving terminal. This excess capacity may be available from time to time, including at completion of Phase 1 and the outset of commercial operation of the Sabine Pass LNG receiving terminal, which is the date on which the Sabine Pass LNG receiving terminal is projected to have capacity of 2.6 Bcf/d.

The effective date at which Cheniere Marketing is to purchase and pay for services from the Sabine Pass LNG receiving terminal is the later of January 1, 2008 or the date of commercial operations completion, which is currently expected to occur during the second quarter of 2008.

The Cheniere Marketing TUA provides that, at Cheniere Marketing’s request, Sabine Pass LNG must construct a sixth LNG storage tank with a working capacity of approximately 160,000 cubic meters of LNG for the benefit of Cheniere Marketing as soon as possible but not later than four years after notification from Cheniere Marketing. Sabine Pass LNG’s obligation to construct the additional LNG storage tank will be subject to its (i) receipt of all FERC and other required governmental permits and approvals and (ii) obtaining financing that it considers reasonably acceptable in form and content.

Cheniere Marketing has also entered into a letter agreement with Cheniere LNG, Inc., a wholly-owned subsidiary of Cheniere, and Sabine Pass LNG, pursuant to which Cheniere Marketing has agreed to relinquish up to 200 Mmcf/d of its capacity (and proportionately reduce its fixed monthly fee) under the Cheniere Marketing TUA if Sabine Pass LNG enters into a TUA with J&S Cheniere S.A., or J&S Cheniere. J&S Cheniere is a Swiss company in which Cheniere holds a minority interest. This arrangement stems from a 2003 option agreement between Cheniere LNG, Inc. and J&S Cheniere pursuant to which J&S Cheniere has an option to negotiate a TUA for up to 200 Mmcf/d of vaporization capacity and proportional LNG storage at the Sabine Pass LNG receiving terminal. The terms of the potential TUA contemplated by the J&S Cheniere option agreement have not been negotiated or finalized, and Cheniere has publicly disclosed its anticipation that definitive arrangements with J&S Cheniere may involve different terms and transaction structures than were contemplated when the option agreement was entered into in December 2003.

FERC and Other Governmental Regulation

Our LNG operations are subject to extensive regulation under federal, state and local statutes, rules, regulations and other laws. Among other matters, these laws require the acquisition of certain consultations, permits and other authorizations before commencement of construction and operation of the Sabine Pass LNG receiving terminal. This regulatory burden increases the cost of constructing and operating the Sabine Pass LNG receiving terminal, and failure to comply with such laws could result in substantial penalties.

Federal Energy Regulatory Commission

In order to site and construct the Sabine Pass LNG receiving terminal, Sabine Pass LNG was required to receive and is required to maintain authorization from the FERC under Section 3 of the Natural Gas Act of 1938. The FERC permitting process includes:

•	initial public notice and public meetings;

•	data gathering and analysis at the FERC’s request;

•	issuance of a Draft Environmental Impact Statement by the FERC;

•	additional public meetings;

•	issuance of a Final Environmental Impact Statement by the FERC; and

•	the FERC order authorizing construction.

Sabine Pass LNG received the FERC authorization to construct both Phase 1 and Phase 2 – Stage 1, although those authorizations are subject to specified conditions that must be satisfied throughout the construction, commissioning and operation of the terminal. Those conditions require Sabine Pass LNG to: appoint third-party environmental inspectors to monitor compliance with the FERC’s conditions; submit any material changes to the design or construction of the facility for FERC approval; submit an implementation plan for compliance with the FERC-ordered mitigation measures; submit monthly and weekly construction reports detailing construction progress and ongoing compliance efforts; comply with U.S. Fish and Wildlife Service guidelines regarding lighting; file a Coastal Zone Management Plan consistency determination; limit construction activities to comply with noise limits and regulations and file a noise survey; and file plans regarding the installation, implementation and operation of various safety measures and comply with those plans. In addition, throughout the life of the Sabine Pass LNG receiving terminal, it will be subject to regular reporting requirements to the FERC regarding the operation and maintenance of the facility.

Other Federal Governmental Permits, Approvals and Consultations

In addition to FERC authorization under Section 3 of the Natural Gas Act of 1938, the construction and operation of the Sabine Pass LNG receiving terminal is also subject to additional federal permits, approvals and consultations required by certain other federal agencies, including: Advisory Counsel on Historic Preservation, U.S. Army Corps of Engineers, U.S. Department of Commerce, National Marine Fisheries Services, U.S. Department of the Interior, U.S. Fish and Wildlife Service, U.S. Environmental Protection Agency and U.S. Department of Homeland Security.

The Sabine Pass LNG receiving terminal will also be subject to U.S. Department of Transportation siting requirements and regulations of the U.S. Coast Guard relating to facility security. Moreover, the Sabine Pass LNG receiving terminal will be subject to local and state laws, rules and regulations.

Energy Policy Act of 2005

In 2005, the Energy Policy Act of 2005, or EPAct, was signed into law. The EPAct contains numerous provisions relevant to the natural gas industry and to interstate pipelines. The EPAct includes several provisions which amend the Natural Gas Act of 1938. The primary provisions of interest to our operations focus on two areas: infrastructure development, and market manipulation and enforcement. Regarding infrastructure development, the EPAct states that the FERC has exclusive authority to approve or deny an application for the siting, construction, expansion or operation of an LNG receiving terminal. Regarding market manipulation and enforcement, the EPAct amends the Natural Gas Act of 1938 to prohibit market manipulation. The EPAct also amends the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978 to increase civil and criminal penalties for any violations of both laws and any rules, regulations or orders of the FERC up to $1 million per day per violation. In addition, the FERC issued a final rule effective January 26, 2006 regarding market manipulation, which makes it unlawful for any entity, in connection with the purchase or sale of natural gas or transportation service subject to the FERC’s jurisdiction, to defraud, make an untrue statement or omit a material fact or engage in any practice, act or course of business that operates or would operate as a fraud. This final rule works together with the FERC’s enhanced penalty authority to provide increased oversight of the natural gas marketplace.

Environmental Regulation

Our LNG operations are subject to various federal, state and local laws and regulations relating to the protection of the environment. In some cases, these laws and regulations require us to obtain governmental permits and authorizations before we may conduct certain activities. These environmental laws and regulations may impose substantial penalties for noncompliance and substantial liabilities for pollution. Many of these laws and regulations restrict or prohibit the types, quantities and concentration of substances that can be released into the environment and can lead to substantial liabilities for non-compliance or for pollution or releases of hazardous substances, materials or compounds or otherwise require additional costs or changes in operations that could have a material adverse effect on our business, results of operations, financial condition and prospects. Failure to comply with these laws and regulations may also result in substantial civil and criminal fines and penalties. As with the industry generally, our operations will entail risks in these areas, and compliance with these laws and regulations increases our overall cost of business. While these laws and regulations affect our capital expenditures and earnings, we believe that these laws and regulations do not affect our competitive position in the industry because our competitors are similarly affected. Environmental laws and regulations have historically been subject to frequent revision and reinterpretation. Consequently, we are unable to predict the future costs or other future impacts of environmental regulations on our future operations.

Comprehensive Environmental Response, Compensation and Liability Act

The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, also known as the “Superfund” law, imposes liability, without regard to fault, on certain classes of persons who are considered to be responsible for the spill or release of a hazardous substance into the environment. Potentially liable persons include the owner or operator of the site where the release occurred and persons who disposed or arranged for the disposal of hazardous substances at the site. Under CERCLA, responsible persons may be subject to joint and several liability for:

•	the costs of cleaning up the hazardous substances that have been released into the environment;

•	damages to natural resources; and

•	the costs of certain health studies.

In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances. Although CERCLA currently excludes petroleum, natural gas, natural gas liquids and LNG from its definition of “hazardous substances,” this exemption may be limited or modified by the U.S. Congress in the future.

Clean Air Act

Our operations are subject to the federal Clean Air Act and comparable state and local laws. We may be required to incur certain capital expenditures over the next several years for air pollution control equipment in connection with maintaining or obtaining permits and approvals addressing other air emission-related issues. We do not believe, however, that our operations will be materially adversely affected by any such requirements.

Certain persons have expressed concerns that air emissions from the Sabine Pass LNG receiving terminal, which are allowed under Sabine Pass LNG’s existing permits, could adversely impact regional air quality in southeastern Texas so as to trigger future federal sanctions for that area under the Clean Air Act. While we have no reason to believe that any formal challenge will be made regarding Sabine Pass LNG’s existing permits under the Clean Air Act, such challenges may be pursued and, if pursued, may result in costs or conditions that could have a material adverse effect on our business and operations.

Clean Water Act

Our operations are also subject to the federal Clean Water Act and analogous state and local laws. Pursuant to certain requirements of the Clean Water Act, the EPA has adopted regulations concerning discharges of wastewater and storm water runoff. This program requires covered facilities to obtain individual permits, participate in a group permit or seek coverage under an EPA general permit.

Resource Conservation and Recovery Act

The federal Resource Conservation and Recovery Act and comparable state statutes govern the disposal of “hazardous wastes.” In the event any hazardous wastes are generated in connection with our LNG operations, we may be subject to regulatory requirements affecting the handling, transportation, treatment, storage and disposal of such wastes.

Endangered Species Act

Our operations and planned construction activities may also be restricted by requirements under the Endangered Species Act, which seeks to ensure that human activities do not jeopardize endangered or threatened animal, fish and plant species nor destroy or modify their critical habitats.

Competition

Sabine Pass LNG currently does not experience competition because the entire approximately 4.0 Bcf/d of regasification capacity that will be available at the Sabine Pass LNG receiving terminal upon completion of Phase 2 – Stage 1 has been fully reserved under three 20-year TUAs under which the terminal’s customers are generally required to pay monthly capacity fees on a “take-or-pay” basis.

According to the FERC, as of December 18, 2006, there were six existing LNG receiving terminals in North America, including one offshore facility for receiving LNG regasified aboard specialized LNG vessels, as well as 44 new LNG receiving terminals or expansions approved or proposed to be constructed in the U.S., of which six are under construction. If and when Sabine Pass LNG has to replace any TUAs, we will compete with these existing and proposed North American LNG receiving terminals and their customers. Cheniere is currently developing two of these proposed LNG receiving terminals. With the exception of Cameron LNG, we believe that all of the capacity at the five existing onshore U.S. terminals and all of the capacity at the six terminals or expansions under construction is committed to customers under long-term arrangements. As of December 31, 2005, there were 51 LNG receiving terminals in 15 countries, and if and when Sabine Pass LNG has to replace any TUAs, we will compete with these and other proposed LNG receiving terminals worldwide to be the most economical delivery point for LNG production for both long-term contracted and spot volumes.

Insurance

We maintain a comprehensive insurance program to insure against potential losses to the Sabine Pass LNG receiving terminal from physical loss or damage, hurricanes and terrorism, as well as third-party liabilities, during construction and subsequent operation. We have engaged Aon Risk Services, Inc., or Aon, as our independent insurance advisor. Aon has provided independent validation regarding the appropriateness of our insurance policies compared to other selected benchmark projects. We may not be able to maintain adequate insurance in the future at rates that are considered reasonable. See “Risk Factors—Risks Relating to Development and Operation of Our Business—We are subject to significant operating hazards and uninsured risks, one or more of which may create significant liabilities for us.”

Insurance During Construction Period

During construction of Phase 1, under terms of the EPC contract, Bechtel is responsible for obtaining for Sabine Pass LNG substantially all of the required insurance covering loss or damage to assets, loss of income due to a delay in the Sabine Pass LNG receiving terminal’s completion, and third-party liabilities. Terrorism insurance and our primary auto liability insurance are excluded from Bechtel’s contractual obligations and as such have been procured by us directly. Upon substantial completion of Phase 1, we will assume responsibility of maintaining the insurance program. Bechtel has obtained expansions of Phase 1 policies to insure against Phase 2 – Stage 1 exposures.

Windstorm and Flood Insurance

For Phase 1 and Phase 2 – Stage 1, we have $400 million in total windstorm and flood insurance, $100 million of which is shared with Phase 2 – Stage 1. This aggregate $400 million limit applies to both physical damage and delayed startup, or DSU, losses. Aon has deemed the current insurance package as more than sufficient to cover a “worst-case” scenario.

Physical Damage and DSU Insurance

For Phase 1 and Phase 2 – Stage 1, we have total insurance coverage against property damage of approximately $1.1 billion, subject to stated sublimits. We have $259 million in both builder’s risk and marine cargo DSU insurance in addition to the property damage insurance. For Phase 2 – Stage 1, the builder’s risk property damage limit was increased by $448 million to cover additional insurable Phase 2 – Stage 1 assets. We do not intend to acquire builder’s risk DSU or marine cargo DSU insurance for delays in the completion of Phase 2 – Stage 1. Delays in completion of Phase 1 are insured under the builder’s risk DSU and marine cargo DSU policies.

Third-Party Liability

We have $100 million of third-party liability insurance shared between Phase 1 and Phase 2 – Stage 1. Due to changes in the risk of loss and required amount of insurance for major Phase 2 – Stage 1 construction contractors, we placed an additional $100 million of third-party liability insurance during construction dedicated to only Phase 2 – Stage 1.

Pollution Legal Liability

We have $25 million of pollution legal liability insurance covering third-party liabilities, remediation legal liability, and legal defense expense. This limit is shared by both Phase 1 and Phase 2 – Stage 1.

Terrorism

Aon reported in August 2006 that there was limited exposure to physical damage and subsequent loss of income arising out of a terrorist act against Phase 1. Aon believes that this risk is unlikely to change significantly as a result of Phase 2 – Stage 1. Until the first LNG tanker reaches the Sabine Pass LNG receiving terminal, we have $25 million of terrorism insurance. Prior to the arrival of the first LNG tanker, we intend to complete a terrorism maximum foreseeable loss study that incorporates Phase 1 and Phase 2 – Stage 1. We plan to assess the scope of our terrorism insurance policy upon completion of this study.

Insurance During Operational Period

Upon commencement of operations, we will have responsibility for all insurance coverage including those previously obtained for us by Bechtel. We intend to place insurance coverages that are in such form and amounts as are customary for project facilities of similar type and scale to this facility.

Employees

We have no employees. We will rely on our general partner to manage all aspects of the construction, operation and maintenance of the Sabine Pass LNG receiving terminal and the conduct of our business. Because our general partner has no employees, it will rely on subsidiaries of Cheniere to provide the personnel necessary to allow it to meet its management obligations to us and to Sabine Pass LNG. See “Certain Relationships and Related Transactions” for a discussion of these arrangements.

Legal Proceedings

We are not a party to any legal proceeding but may in the future be a party to various administrative, regulatory or other legal proceedings that may arise in the ordinary course of our business.

DESCRIPTION OF PRINCIPAL CONSTRUCTION AGREEMENTS

The following are summaries of material terms of certain agreements related to the construction of the Sabine Pass LNG receiving terminal. These summaries should not be considered to be a full statement of the terms and provisions of such agreements. Accordingly, the following summaries are qualified in their entirety by reference to each agreement. Copies of the agreements described below are filed as exhibits to the registration statement of which this prospectus is a part. Unless otherwise stated, any reference in this prospectus to any agreement means such agreement and all schedules, exhibits and attachments thereto as amended, supplemented or otherwise modified and in effect as of the date hereof.

Phase 1 EPC Agreement

Scope of Work

In December 2004, Sabine Pass LNG entered into a lump-sum turnkey EPC agreement with Bechtel for the construction of Phase 1 of the Sabine Pass LNG receiving terminal. Under the EPC agreement, Bechtel agreed to provide Sabine Pass LNG with services for the engineering, procurement and construction of the Sabine Pass LNG receiving terminal. Except for certain specified third-party work outlined in the EPC agreement, the work to be performed by Bechtel includes all of the work required to achieve substantial completion and final completion of Phase 1 of the Sabine Pass LNG receiving terminal in accordance with the requirements of the EPC agreement, including achieving specified minimum acceptance criteria and performance guarantees. Bechtel is obligated to perform its work in accordance with good engineering and construction practices and applicable laws, codes and standards.

Sabine Pass LNG issued a limited notice to proceed in December 2004 and a final notice to proceed in early April 2005, which required Bechtel to commence all other aspects of the work under the EPC agreement. Bechtel must achieve substantial completion in accordance with the requirements of the EPC agreement on or before December 20, 2008. Final completion must be attained no later than 90 days after achieving substantial completion.

Payment for Work

Sabine Pass LNG agreed to pay to Bechtel a contract price of $646.9 million plus certain reimbursable costs for the work under the EPC agreement. This contract price is subject to adjustment for contingencies, change orders and other items. As of January 17, 2007, change orders for $119.4 million had been approved, increasing the total contract price to $766.4 million. Payments under the EPC agreement will be made in accordance with the payment schedule set forth in the EPC agreement. The contract price and payment schedule, including milestones, may be amended only by change order. Bechtel will be liable to Sabine Pass LNG for certain delays in achieving substantial completion, minimum acceptance criteria and performance guarantees. Bechtel will be entitled to a scheduled bonus of $12 million if on or before April 3, 2008, Bechtel completes construction sufficient to achieve, among other requirements specified in the EPC agreement, a sustained revaporized natural gas sendout at a significant rate for a preagreed period of time (currently provided to be a rate of at least 2.0 Bcf/d for a minimum sustained test period of 24 hours). The amount of such scheduled bonus will decrease by a specified amount for each day after April 3, 2008, that Bechtel fails to meet this test, up to a total of 40 days. The specified amount per day is $125,000 for the first 15 days, $300,000 for the next 10 days and $425,000 for the next 15 days. Bechtel will be entitled to receive an additional bonus of $67,000 per day (up to a maximum of $6 million) for each day that commercial operation is achieved prior to April 1, 2008.

Change Orders

Until substantial completion under the terms of the EPC agreement, Sabine Pass LNG has certain rights to request change orders, and Bechtel has the right to request change orders up to and after substantial completion in the event of specified occurrences, including, among other things:

•	a force majeure event;

•	a suspension of work ordered by Sabine Pass LNG;

•	certain acts and omissions by Sabine Pass LNG (including failure to fulfill obligations), but, in each case, only where such act or omission adversely affects Bechtel’s costs of the performance of work, its ability to perform the work in accordance with the project schedule or its ability to perform any material obligation under the EPC agreement; and

•	certain changes in law, but only where such delay adversely affects Bechtel’s costs of the performance of the work, its ability to perform the work in accordance with the project schedule or its ability to perform any material obligation under the EPC agreement.

Liquidated Damages

Bechtel is required to pay “delay” liquidated damages for each day of delay that Bechtel fails to complete the work necessary to commence the cool down phase at the Sabine Pass LNG receiving terminal beyond a date estimated by Bechtel for completion of such work. The maximum aggregate amount of liquidated damages for such delay is 1% of the contract price. In addition, Bechtel is required to pay liquidated damages for each day of delay beyond December 20, 2008 that Bechtel fails to achieve substantial completion. The maximum aggregate amount of all delay liquidated damages is 10% of the contract price.

In addition, if the Sabine Pass LNG receiving terminal fails to achieve one or more performance guarantees relating to sendout rate and ship unloading time by December 20, 2008, but meets specified minimum acceptance criteria and all other requirements for substantial completion, then Bechtel is required to pay “performance” liquidated damages for such failure. The maximum aggregate amount of all performance liquidated damages is 10% of the contract price.

Subject to certain exceptions, Bechtel’s maximum aggregate liability under the EPC agreement (including its liability for liquidated damages) is 30% of the contract price.

Warranty

Bechtel warrants in the EPC agreement that:

•	the equipment required for the Sabine Pass LNG receiving terminal will be new and of good quality;

•	the work and the equipment will meet the requirements of the EPC agreement, including good engineering and construction practices and applicable laws, codes and standards; and

•	the work and the equipment will be free from encumbrances to title.

Until 18 months after Sabine Pass LNG’s provisional acceptance of the Sabine Pass LNG receiving terminal, Bechtel will be liable for promptly correcting any work that is found to be defective.

Force Majeure

Under the EPC agreement, if Bechtel experiences a force majeure event, it could be entitled to an extension of the date by which substantial completion is to be accomplished and an extension of the date by which it could earn the $12 million bonus. If any force majeure delay lasts at least 30 days, Bechtel would be entitled to an adjustment of the contract price under the EPC agreement to compensate it for its standby expenses, up to a limit of $3.8 million in the aggregate. A force majeure event generally occurs if any act or event occurs that:

•	prevents or delays the affected party’s performance of its obligations in accordance with the terms of the EPC agreement;

•	is beyond the reasonable control of the affected party, not due to its fault or negligence; and

•	could not have been prevented or avoided by the affected party through the exercise of due diligence.

Bechtel has claimed events of force majeure arising out of three hurricanes that made landfall along the U.S. Gulf Coast in 2005. Sabine Pass LNG has entered into change orders with Bechtel concerning additional activities and expenditures in order, among other things, to attract sufficient skilled labor to mitigate potential schedule delays and provide a reasonable opportunity for Bechtel to attain the initial target bonus date of April 3, 2008 (the date originally anticipated for completion of construction sufficient to achieve a sendout rate of at least 2.0 Bcf/d for a minimum sustained test period of 24 hours and that, if attained, would entitle Bechtel to a scheduled $12 million bonus). In a change order dated May 16, 2006, Sabine Pass LNG agreed to defer the date by which substantial completion of the entire project is required to be accomplished under the EPC agreement from September 3 to December 20, 2008, which is the new substantial completion date. In the absence of substantial completion by such date, Bechtel would be obligated to pay Sabine Pass LNG certain liquidated damages as provided under the terms of the contract.

Termination and Suspension

In the event of an uncured default by Bechtel, Sabine Pass LNG may terminate the EPC agreement and take any of the following actions:

•	take possession of the facility, equipment, construction equipment, work product and books and records;

•	take assignment of certain subcontracts; and

•	complete the work.

Following such a termination, if the cost to reach final completion exceeded the unpaid balance of the contract price, Bechtel would be liable for the difference. If the cost to reach final completion were less than the unpaid balance of the contract price, the difference would be payable to Bechtel.

Sabine Pass LNG also has the right to terminate the EPC agreement for convenience. In the event of any such termination for convenience, Bechtel would be paid:

•	the portion of the contract price for the work performed prior to termination, less that portion of the contract price paid previously;

•	actual reasonable cancellation charges owed by Bechtel to subcontractors (if Sabine Pass LNG does not take assignment of such subcontracts);

•	actual costs associated with demobilization charges; and

•	lost profits, except in certain cases, equal to 10% of the contract price less a portion of the advance payment related to the final notice to proceed.

Sabine Pass LNG may, upon a 30-day written notice to Bechtel, suspend the work under the EPC agreement. In the event of such suspension for a period exceeding 90 consecutive days or 120 aggregate days, other than any suspension due to an event of force majeure or the fault or negligence of Bechtel or its subcontractors, Bechtel would be permitted to terminate the EPC agreement subject to giving 14 days’ notice. In the event of such a termination, Bechtel would be entitled to the compensation described above in relation to termination for convenience. If Sabine Pass LNG suspends work under the EPC agreement, Bechtel could be entitled to a change order to recover the reasonable costs of the suspension, including demobilization and remobilization costs. Bechtel may also suspend or terminate the EPC agreement upon the occurrence of certain other events, including force majeure and Sabine Pass LNG’s uncured defaults, such as:

•	failure to pay any undisputed amounts;

•	failure to comply materially with material obligations under the EPC agreement; and

•	insolvency.

Phase 2 – Stage 1 EPCM Agreement

Scope of Work

In July 2006, Sabine Pass LNG entered into an Agreement for Engineering, Procurement, Construction and Management of Construction Services of the Phase 2 Receiving, Storage and Regasification Terminal Expansion, or the EPCM agreement, with Bechtel. Under the EPCM agreement, Bechtel will provide design and engineering services for Phase 2 – Stage 1 of the Sabine Pass LNG receiving terminal expansion project, except for such portions to be designed by other contractors and suppliers of equipment, materials and services that Sabine Pass LNG contracts with directly, who we refer to as the Sabine contractors; construction management services to manage the construction of the facility; and performance of a portion of the construction. The EPCM agreement does not contain any guaranteed completion dates, but Bechtel will provide a schedule for Sabine Pass LNG’s approval.

Payment for Work

The EPCM agreement provides for compensating Bechtel on a cost reimbursable basis, plus a fixed fee in the amount of $18.5 million. A discretionary bonus may be paid to Bechtel at Sabine Pass LNG’s sole discretion upon completion of Phase 2 – Stage 1. Payments under the EPCM agreement will be based on monthly estimates, with a reconciliation in the next month, and the fixed fee will be paid in accordance with a payment schedule set forth in the EPCM agreement. In addition to disputed amounts, Sabine Pass LNG may, upon giving prior written notice and subject to specified cure periods, withhold payment or a portion thereof, in an amount and to such extent as may be reasonably necessary to protect Sabine Pass LNG from loss due to:

•	defective services;

•	liens or other encumbrances on all or a portion of the Phase 2 site or the Phase 2 facility filed by Bechtel or any subcontractor or any person acting through or under any of them;

•	any material breach by Bechtel of any provision of the EPCM agreement;

•	the assessment of any fines or penalties against Sabine Pass LNG as a result of Bechtel’s failure to comply with applicable law or applicable codes and standards;

•	amounts Sabine Pass LNG paid to Bechtel in a preceding month incorrectly; or

•	any other costs and liabilities that Sabine Pass LNG has incurred for which Bechtel is responsible under the EPCM agreement.

Bechtel has the right to submit a change order to Sabine Pass LNG to increase the fixed fee:

•	in the event that Sabine Pass LNG adjusts the scope of Phase 2 – Stage 1 at a cost individually or in the aggregate of $5,000,000 or more, excluding any increased costs caused by escalation in the cost of labor or materials, estimating errors or higher than expected costs for labor, materials or equipment;

•	for significant delays to Phase 2 – Stage 1 resulting from a force majeure event (as described below) causing a delay in excess of 90 consecutive days;

•	if Sabine Pass LNG suspends all or a significant portion of Phase 2 – Stage 1 for more than 60 consecutive days; or

•	if Sabine Pass LNG directs Bechtel or Sabine Pass LNG’s Sabine contractors to significantly delay the progress of Phase 2 – Stage 1.

In such circumstances, Bechtel will be entitled to an adjustment in the fixed fee of $200,000 for each $5,000,000 increase in the cost of Phase 2 – Stage 1.

Warranty

Bechtel warrants that the materials, equipment and supplies provided by Bechtel and its subcontractors (but not Sabine Pass LNG’s contractors) will be new and of good quality; the services will be provided in accordance with all requirements of the EPCM agreement; and all equipment, materials and supplies furnished by Bechtel and its subcontractors will be free from encumbrances to title. There are three distinct defect correction periods, and during any such period and for 18 months thereafter, Bechtel is responsible for promptly correcting any defective service and performing any other services necessary to correct the defect to the Phase 2 – Stage 1 facility. Bechtel will be reimbursed on a recoverable cost basis for performing corrective services, including the cost of field labor, field supervision, materials and equipment, but Bechtel will not be entitled to payment for any costs associated with design, engineering, construction management, or for the costs of field personnel above a rank of general foreman. In addition, Bechtel will not be entitled to any increase in the fixed fee in connection with the performance of corrective services.

Limitation of Liability

Bechtel’s liability in contract, warranty, tort, strict liability, products liability, professional liability, indemnity, contribution or any other cause is limited to the amount of 50% of the fixed fee (as adjusted pursuant to a change order), except that this limitation does not apply to: (i) Bechtel’s indemnification obligations; (ii) proceeds of insurance required to be obtained by Bechtel and its subcontractors; or (iii) Bechtel’s obligation to deliver unencumbered title to Sabine Pass LNG in accordance with the EPCM agreement for materials, equipment and supplies furnished by Bechtel or its subcontractors.

Force Majeure

Because the EPCM agreement is cost-reimbursable, no change order is required for costs incurred by Bechtel related to a force majeure event, except in connection with significant delays as described under “—Payment for Work.” Any costs incurred by Bechtel in exercising reasonable efforts to prevent, avoid, overcome or mitigate the effects of force majeure on Phase 2 – Stage 1 will be recoverable under the cost reimbursable structure. A force majeure under the EPCM agreement is any act or event that:

•	prevents or delays the affected party’s performance of its obligations in accordance with the terms of the EPCM agreement;

•	is beyond the reasonable control of the affected party, not due to its fault or negligence; and

•	could not have been prevented or avoided by the affected party through the exercise of due diligence.

Termination and Suspension

In the event of an uncured default by Bechtel, Sabine Pass LNG may terminate the EPCM agreement and take any of the following actions:

•	take possession of the facility, materials, equipment, construction equipment, work product, books and records and other items owned or rented by Bechtel;

•	take assignment of any or all subcontracts; and

•	complete the work.

Following such a termination, Sabine Pass LNG has no further obligation to pay Bechtel, and Bechtel must refund any advance payments made for services not yet performed, and Bechtel will be liable for reasonable costs incurred by Sabine Pass LNG due to the default.

Sabine Pass LNG also has the right to terminate the EPCM agreement for convenience upon 30 days’ prior written notice to Bechtel. In the event of any such termination for convenience, Bechtel would be paid:

•	all recoverable costs for services performed through the date of termination, less that portion of the recoverable costs previously paid;

•	all recoverable costs reasonably incurred by Bechtel on account of such termination, including cancellation charges owed by Bechtel to its subcontractors if Sabine Pass LNG does not take assignment of such subcontracts, and costs associated with demobilization of personnel and construction equipment; and

•	the fixed fee for services performed through the date of termination, less amounts previously paid.

Bechtel’s ability to terminate the EPCM agreement is limited to the following events:

•	Sabine Pass LNG’s failure to pay an undisputed amount, if such failure is not cured within 45 days after notice from Bechtel;

•	Sabine Pass LNG’s failure to materially comply with any of its material obligations under the EPCM agreement (but only to the extent such material failure and the impact thereof is not subject to adjustment by change order), and Sabine Pass LNG fails to cure such failure within 45 days (or a reasonable time beyond 45 days, not to exceed 90 days) after notice from Bechtel; or

•	Sabine Pass LNG experiences an insolvency event.

In the event of any such termination event, Bechtel is entitled to the same compensation set forth above as if Sabine Pass LNG had terminated for convenience.

If any force majeure event or the effects thereof causes suspension of a substantial portion of the work at the Phase 2 site for a period exceeding 90 consecutive days or 180 days in the aggregate during any continuous 24-month period, then either party has the right to terminate the EPCM agreement by providing 14 days’ written notice to the other party. In the event of such termination, Bechtel is entitled to the same compensation set forth above as if Sabine Pass LNG had terminated the EPCM agreement for convenience.

Sabine Pass LNG may, upon 10 days’ written notice to Bechtel, suspend the work under the EPCM agreement. In the event such suspension period exceeds 90 consecutive days or 180 aggregate days, Bechtel is permitted to terminate the EPCM agreement subject to giving 14 days’ written notice to Sabine Pass LNG. Bechtel is also permitted to suspend performance of its services after 14 days’ prior written notice if Sabine Pass LNG fails to pay any undisputed amount due and owing to Bechtel and such failure continues for more than 30 days after the due date for such payment.

Phase 2 – Stage 1 EPC LNG Tank Contract

Scope of Work

In July 2006, Sabine Pass LNG entered into an Engineer, Procure and Construct (EPC) LNG Tank Contract, or tank contract, with Zachry and Diamond (each of whom is jointly and severally liable for obligations under the tank contract), who are collectively referred to as the tank contractor, for the Phase 2 – Stage 1 expansion of the Sabine Pass LNG receiving terminal. Under the tank contract, the tank contractor will furnish all plant, labor, materials, tools, supplies, equipment, transportation, supervision, technical, professional and other services, and perform all operations necessary and required to satisfactorily engineer, procure the materials for and construct the two Phase 2 – Stage 1 tanks, except as otherwise specified in the tank contract. In addition, Sabine Pass LNG has the option (to be elected on or before March 31, 2007) for the tank contractor to engineer, procure and construct a third tank, with the cost and completion date thereof to be agreed upon if the option is elected.

Scheduling

The target milestone completion date of the first Phase 2 – Stage 1 tank is scheduled in the first quarter of 2009, and the target milestone completion date of the second Phase 2 – Stage 1 tank is scheduled in the second quarter of 2009.

Payments

The tank contract provides that the tank contractor will receive a lump-sum, fixed price payment of approximately $140.9 million. The contract price is subject to adjustment based on fluctuations in the cost of labor and certain materials for the Phase 2 – Stage 1 tanks, including the nickel steel used in the Phase 2 – Stage 1 tanks.

Payments under the tank contract will be made in accordance with a specified milestone payment schedule. As retainage, Sabine Pass LNG withholds 5% of each milestone payment for the work performed up to provisional acceptance. One-half of the retainage will be released upon provisional acceptance of the first Phase 2 – Stage 1 tank, and the remaining retainage will be released upon provisional acceptance of the second Phase 2 – Stage 1 tank.

In addition to disputed invoice amounts, Sabine Pass LNG may, upon giving prior written notice and allowing the tank contractor an opportunity to cure, withhold payment on an invoice or a portion thereof, or collect on the letter of credit, if:

•	the tank contractor is in default of any tank contract condition, including, but not limited to, the schedule, quality assurance and health and safety requirements;

•	the tank contractor has not submitted the tank contract schedule, including any revisions or updates, as required by the tank contract;

•	the tank contractor has failed to submit proper insurance certificates, or not provided proper coverage or proof thereof;

•	the tank contractor has failed to submit securities approved by Sabine Pass LNG;

•	the tank contractor fails to submit interim lien waivers from the tank contractor and major subcontractors; or

•	adjustments are due from previous overpayment or audit results.

Letter of Credit

The tank contractor has furnished Sabine Pass LNG with an irrevocable standby letter of credit in the amount of 5% of the contract price, issued and confirmed by a bank acceptable to Sabine Pass LNG. The letter of credit will expire upon final acceptance of the two Phase 2 – Stage 1 tanks and Sabine Pass LNG’s notice to the issuing bank to release the letter of credit. If at any time the contract price is increased by change order by at least 1% of the contract price, in the aggregate, the tank contractor will increase the amount of the letter of credit to 5% of the adjusted contract price. In addition, Mitsubishi Heavy Industries Ltd. has executed a guarantee agreement with respect to the obligations of Diamond under the tank contract.

Change Orders

Sabine Pass LNG has the right to submit any change order, subject to certain caps on unilateral change orders (including an individual cap of 5% and an aggregate cap of 10% of the contract price).

The tank contractor has the right to submit a change order in the event of specified circumstances, including the following:

•	a change in law;

•	acts or omissions by Sabine Pass LNG that constitute a change in the work under the tank contract;

•	force majeure;

•	acceleration of the work directed by Sabine Pass LNG;

•	if the finished work conforms with the requirements of the tank contract, but Sabine Pass LNG requires disassembling or dismantling of a tank for the purpose of inspection;

•	in the event of a delay or suspension of work ordered by or on behalf of Sabine Pass LNG;

•	in the event subsurface soil conditions are materially different from the information provided by Sabine Pass LNG; and

•	discovery of pre-existing hazardous material at the site.

In many instances, before such a change order can be submitted by the tank contractor, such occurrences must adversely affect the tank contractor’s (i) cost of performing the work; (ii) ability to perform the work in accordance with the project schedule; or (iii) ability to perform any material obligation under the tank contract.

Liquidated Damages

The tank contractor is required to pay liquidated damages for each day of delay that the tank contractor fails to achieve mechanical completion for each Phase 2 – Stage 1 tank by the respective mechanical completion milestone date. The amount of the liquidated damages for each tank is $50,000 for each of the first 75 days of delay and $100,000 for each day thereafter, subject to a maximum of 10% of the contract price.

Limitation of Liability

The tank contractor is obligated to perform all of the work required to achieve ready for cool down for both of the Phase 2 – Stage 1 tanks. Once both of the Phase 2 – Stage 1 tanks are ready for cool down, liability under the tank contract or under any cause of action related to the subject matter of the tank contract, whether in contract, warranty, tort, strict liability, products liability, professional liability, indemnity, contribution or any other cause of action, is limited to an aggregate of 30% of the contract price, except that this limitation does not apply to: (i) losses caused by criminal acts, fraud or gross negligence of the tank contractor’s key personnel or their superiors; (ii) the tank contractor’s indemnification obligations under the tank contract; or (iii) proceeds of insurance required to be obtained by the tank contractor and its subcontractors and sub-subcontractors.

Warranty

The tank contractor warrants that the work (including all materials and equipment) will be new (unless otherwise agreed) and of good quality, in accordance with all requirements of the tank contract (including good engineering and construction practices, applicable law and applicable codes and standards), and free from encumbrances to title. Until the end of the defect correction period (ending 18 months after provisional acceptance of each Phase 2 – Stage 1 tank or 24 months after each Phase 2 – Stage 1 tank is ready for cool down, whichever occurs first, and subject to extension for corrected work, and up to 30 months if the Phase 2 – Stage 1 tank ceases operating solely because of defects in the work or corrections therefor, to the extent of the interruption in operations), the tank contractor is liable to promptly correct any work that is found to be defective.

Force Majeure

A force majeure event entitles the tank contractor to an extension to the project schedule if the delay caused by the force majeure event affects the performance of any work that is on the critical path of the work and causes, or will cause, the tank contractor to complete the work beyond the applicable milestone date. The tank contractor is also entitled to its reasonable incremental costs incurred as a result of a force majeure event, but only after such costs incurred with respect to any one force majeure event exceed $250,000.

A force majeure under the tank contract is any act or event that:

•	prevents, delays or materially and adversely impacts the affected party’s performance of its obligations in accordance with the terms of the tank contract;

•	is beyond the reasonable control of the affected party, not due to its fault or negligence; and

•	could not have been prevented or avoided by the affected party through the exercise of commercially reasonable efforts.

The tank contractor may terminate the tank contract upon 30 days’ prior written notice if a force majeure event causes a complete suspension of all work that continues for more than 120 consecutive days, unless Sabine Pass LNG agrees to a modification of the contract price and modifying the milestone schedule to account for such force majeure event.

Termination and Suspension

Sabine Pass LNG has the right to terminate the tank contract as a result of a default by the tank contractor, which occurs if the tank contractor:

•	performs work that fails materially to conform to the requirements of the tank contract;

•	fails to make progress according to the agreed-upon tank contract schedule so as to endanger performance of the tank contract;

•	abandons or refuses to proceed with any of the work, including modifications thereto;

•	fails to fulfill or comply with any of the other material terms of the tank contract;

•	fails to commence the work in accordance with the provisions of the tank contract;

•	abandons the work;

•	fails to maintain insurance required under the tank contract;

•	materially disregards applicable law or applicable standards and codes;

•	engages in behavior that is dishonest, fraudulent or constitutes a conflict with the tank contractor’s obligations under the tank contract; or

•	suffers an insolvency event or makes a general assignment for the benefit of creditors.

In the event of such a default (other than such set forth in the last bullet, in which case Sabine Pass LNG has an immediate right to terminate the tank contract) which remains uncured after 30 days’ notice (or a reasonable time beyond 30 days, not to exceed 90 days), Sabine Pass LNG may:

•	terminate the tank contract in whole or in part;

•	complete the work in whatever manner Sabine Pass LNG deems expedient;

•	take possession of and utilize any data, designs, work product, licenses, materials, equipment and tools furnished by the tank contractor or subcontractors or sub-subcontractors and necessary to complete the work;

•	hire any or all of the tank contractor’s employees; and

•	take assignment of any or all of the subcontracts and sub-subcontracts.

Notwithstanding the foregoing, Sabine Pass LNG is not entitled to terminate the tank contract for delay in achieving mechanical completion for a Phase 2 – Stage 1 tank during the first three months after the milestone date for the tank unless the tank contractor is not paying Sabine Pass LNG’s liquidated damages when owed during such three-month period or the tank contractor is not diligently performing the work, and Sabine Pass LNG is otherwise entitled to terminate the tank contract.

Following such termination, if the cost to complete the Phase 2 – Stage 1 tanks exceeds the unpaid balance of the contract price, the tank contractor will be liable for the difference. In addition, the tank contractor is also liable for liquidated damages and the cost to accelerate the work of any substitute contractor to achieve the milestone dates.

Sabine Pass LNG has the right to terminate the tank contract in whole or in part for convenience by written notice to the tank contractor. In such event, the tank contractor will be paid:

•	the portion of the contract price for the work performed prior to termination, less that portion of the contract price paid previously;

•	all reasonable costs for work thereafter performed as specified in such notice;

•	reasonable administrative costs of settling and paying claims arising out of the termination of work under subcontracts and sub-subcontracts;

•	reasonable costs associated with demobilization;

•	a reasonable overhead and profit on the amounts;

•	a sum equal to 5% of the unpaid contract price, not to exceed $4,000,000; and

•	less all payments previously made.

If Sabine Pass LNG fails to pay any undisputed amount due and owing to the tank contractor and such failure continues for more than 30 days after the due date for such payment, then the tank contractor may suspend performance of the work until the tank contractor receives such undisputed amounts. If Sabine Pass LNG does not cure such failure within 30 days after receipt of the notification given above, or fails to provide satisfactory evidence that such default will be corrected within 90 days, the tank contractor may, by written notice to Sabine Pass LNG, terminate in whole or in part the tank contract.

Sabine Pass LNG may, upon written notice, suspend all or any portion of the work. The tank contractor is permitted to submit a change order to recover the reasonable costs of such suspension. The tank contractor has no equivalent right to terminate or suspend the tank contract.

Phase 2 – Stage 1 EPC LNG Soil Contract

Scope of Work

In July 2006, Sabine Pass LNG entered into an Engineer, Procure and Construct (EPC) LNG Unit Rate Soil Contract, or soil contract, with Recon, or the soil contractor, for Phase 2 – Stage 1 of the Sabine Pass LNG receiving terminal expansion project. Under the soil contract, the soil contractor is required to furnish all plant, labor, materials, tools, supplies, equipment, transportation, supervision, technical, professional and other services, and perform all operations necessary and required to satisfactorily conduct soil remediation and improvement on the Phase 2 site, unless otherwise set forth in the soil contract.

Payments

Upon issuing the final notice to proceed, Sabine Pass LNG paid the soil contractor an initial payment of approximately $2.9 million. The soil contract price is based on unit rates. Payments under the soil contract will be made based on quantities of work performed at unit rates. As retainage, Sabine Pass LNG withholds 10% of each invoiced amount, with the retainage being released upon final completion of the work.

In addition to disputed invoice amounts, Sabine Pass LNG may, upon giving prior written notice and allowing the soil contractor an opportunity to cure, withhold payment on an invoice or a portion thereof, or collect on the letter of credit, if:

•	the soil contractor is in default of any soil contract condition, including, but not limited to, the schedule, quality assurance and health and safety requirements;

•	the soil contractor has not submitted the soil contract schedule, including any revisions or updates, as required by the soil contract;

•	the soil contractor has failed to submit proper insurance certificates, or not provided proper coverage or proof thereof;

•	the soil contractor fails to submit interim lien waivers from the soil contractor and major subcontractors; or

•	adjustments are due from previous overpayment or audit results.

Letter of Credit

The soil contractor has furnished Sabine Pass LNG with an irrevocable standby letter of credit in an amount of $2,850,000, issued by a bank acceptable to Sabine Pass LNG. The letter of credit will expire upon final completion of the work. If at any time the unit rates are increased by change order by more than 10% of the unit rates, upon Sabine Pass LNG’s request, the soil contractor will increase the amount of the letter of credit to 10% of the adjusted unit rates.

Change Orders

Sabine Pass LNG has the right to submit any change order to make any change in the work that is within the scope of the soil contract.

The soil contractor has the right to submit a change order in the event of specified circumstances, including the following:

•	a change in law;

•	acts or omissions by Sabine Pass LNG that constitute a change in the work under the soil contract;

•	force majeure;

•	acceleration of the work directed by Sabine Pass LNG;

•	in the event of a delay or suspension of work ordered by Sabine Pass LNG;

•	in the event subsurface soil conditions are materially different from the information provided by Sabine Pass LNG; and

•	discovery of pre-existing hazardous material at the site.

In many instances, before such a change order can be submitted by the soil contractor, such occurrences must adversely affect the soil contractor’s (i) ability to perform the work in accordance with the project schedule; or (ii) ability to perform any material obligation under the soil contract.

Liquidated Damages

The soil contractor is required to pay liquidated damages for each day of delay that the soil contractor fails to achieve substantial completion for each Phase 2 – Stage 1 tank and final completion by the respective specified milestone date. The amount of the liquidated damages for failure to achieve the milestone date for substantial completion and final completion of each tank is $21,000 for each day of delay, subject in all cases to a maximum of $3,000,000.

Limitation of Liabilities

The soil contractor is obligated to perform all of the work required to achieve substantial completion. Following attainment of substantial completion, liability under the soil contract or under any cause of action related to the subject matter of the soil contract, whether in contract, warranty, tort, strict liability, products liability, professional liability, indemnity, contribution or any other cause of action, is limited to an aggregate of

$7,500,000, except that this limitation does not apply to: (i) losses caused by intentional misconduct or gross negligence of the soil contractor; (ii) the soil contractor’s indemnification obligations under the soil contract; or (iii) proceeds of insurance required to be obtained by the soil contractor and its subcontractors and sub-subcontractors.

Warranty

The soil contractor warrants that the work (including all materials and equipment) will be new (unless otherwise agreed) and of good quality, in accordance with all requirements of the soil contract (including good engineering and construction practices, applicable law and applicable codes and standards), and free from encumbrances to title. Until the end of the defect correction period (ending 24 months after substantial completion, subject to extension to 36 months where corrective work is performed), the soil contractor is liable to promptly correct any work that is found defective.

Force Majeure

A force majeure event entitles the soil contractor to an extension to the project schedule if the delay caused by the force majeure event affects the performance of any work that is on the critical path of the work and causes, or will cause, the soil contractor to complete the work beyond the applicable milestone date. A force majeure under the soil contract is any act or event that:

•	prevents or delays the affected party’s performance of its obligations in accordance with the terms of the soil contract;

•	is beyond the reasonable control of the affected party, not due to its fault or negligence; and

•	could not have been prevented or avoided by the affected party through the exercise of due diligence.

If there is a force majeure event, the soil contractor shall be entitled to an extension of the applicable milestone date, which is the soil contractor’s sole remedy for the occurrence of such delay for a continuous period of less than 30 days. For such an event that extends beyond 30 consecutive days, the soil contractor may be entitled to an adjustment to the unit rates for reimbursement of the standby time for the soil contractor’s employees and construction equipment and other standby costs that are incurred by the soil contractor after the expiration of such 30-day period and which are caused by such excusable delay, up to a maximum aggregate of 40 days of standby time.

Termination and Suspension

Sabine Pass LNG has the right to terminate the soil contract as a result of a default by the soil contractor, which occurs if the soil contractor:

•	performs work which fails materially to conform to the requirements of the soil contract;

•	fails to make progress so as to endanger performance of the soil contract;

•	abandons or refuses to proceed with any of the work, including modifications thereto;

•	fails to fulfill or comply with any of the terms of the soil contract;

•	fails to commence the work in accordance with the provisions of the soil contract;

•	abandons the work;

•	fails to maintain insurance required under the soil contract;

•	materially disregards applicable law or applicable standards and codes;

•	engages in behavior that is dishonest, fraudulent or constitutes a conflict with the soil contractor’s obligations under the soil contract; or

•	suffers an insolvency event or makes a general assignment for the benefit of creditors.

In the event of such a default (other than such set forth in the last bullet, which provides an immediate right of termination, or a default considered not curable or for failure to cure safety violations) which remains uncured after 48 hours’ notice (or a reasonable time beyond 48 hours, not to exceed 30 days), Sabine Pass LNG may:

•	terminate the soil contract in whole or in part;

•	complete the work in whatever manner Sabine Pass LNG deems expedient;

•	take possession of and utilize any data, designs, work product, licenses, materials, plant, equipment, tools and property of any kind furnished by the soil contractor or subcontractors or sub-subcontractors and necessary to complete the work;

•	hire any or all of the soil contractor’s employees; and

•	take assignment of any or all of the subcontracts and sub-subcontracts.

Following such termination, the soil contractor will be liable for liquidated damages and the cost of any substitute contractor to accelerate the work in order to achieve the substantial completion milestone dates.

Sabine Pass LNG has the right to terminate the soil contract in whole or in part for convenience by written notice to the soil contractor. In this event, the soil contractor will be paid:

•	the unit rates corresponding to the work performed prior to termination;

•	all reasonable costs for work thereafter performed as specified in such notice;

•	reasonable administrative costs of settling and paying claims arising out of the termination of work under subcontracts and sub-subcontracts;

•	reasonable costs incurred in demobilization and the disposition of residual material, plant and equipment;

•	a sum equal to 5% of the result obtained by subtracting all previous payments to the soil contractor from $30,000,000, but such sum shall not in any event exceed $1,000,000; and

•	less all payments previously made.

Sabine Pass LNG may, upon written notice, suspend all or any portion of the work. The soil contractor is permitted to submit a change order to recover the reasonable costs of such suspension. The soil contractor has no equivalent right to terminate or suspend the soil contract.

INDEBTEDNESS

The following are summaries of material terms of certain agreements related to our indebtedness. These summaries should not be considered to be a full statement of the terms and provisions of such agreements. Accordingly, the following summaries are qualified in their entirety by reference to each agreement. Copies of the agreements described below are filed as exhibits to the registration statement of which this prospectus is a part. Unless otherwise stated, any reference in this prospectus to any agreement means such agreement and all schedules, exhibits and attachments thereto as amended, supplemented or otherwise modified and in effect as of the date hereof.

Indenture

In November 2006, Sabine Pass LNG issued $550 million aggregate principal amount of 7.25% Senior Secured Notes due 2013, or the 2013 notes, and $1,482 million aggregate principal amount of 7.50% Senior Secured Notes due 2016, or the 2016 notes, in a private placement. We refer to the 2013 notes and the 2016 notes collectively as the Sabine Pass LNG notes. Sabine Pass LNG used the net proceeds from the issuance of the Sabine Pass LNG notes for the following purposes:

•	approximately $335 million to fund a reserve account for scheduled interest payments on the Sabine Pass LNG notes through the May 2009 interest payment date;

•	approximately $380 million to repay principal, accrued interest and fees relating to the amended Sabine Pass credit facility;

•	approximately $380 million to distribute funds to Cheniere Holdings for repayment of principal, accrued interest and a prepayment penalty relating to its term loan, net of other funds available at Cheniere Holdings;

•	approximately $18 million to pay associated debt repayment transaction costs and expenses, including costs to settle interest rate swaps related to the amended Sabine Pass credit facility; and

•	approximately $887 million to fund remaining construction costs to complete Phase 1 and Phase 2 – Stage 1 of the Sabine Pass LNG receiving terminal.

Maturity; Interest

The 2013 notes and the 2016 notes mature on November 30, 2013 and November 30, 2016, respectively. The 2013 notes and the 2016 notes bear interest at 7.25% per annum and 7.50% per annum, respectively, from November 9, 2006, payable semi-annually in arrears on May 30 and November 30 of each year, beginning May 30, 2007. Sabine Pass LNG will be required to pay additional interest on the Sabine Pass LNG notes if they are not exchanged for registered notes within a specified time period. Sabine Pass LNG deposited $335 million from the sale of the Sabine Pass LNG notes in a debt service reserve account, which will be withdrawn as necessary to pay the first five interest payments on the Sabine Pass LNG notes.

Guarantees; Collateral

The Sabine Pass LNG notes are guaranteed by all of Sabine Pass LNG’s future domestic restricted subsidiaries. Sabine Pass LNG’s obligations under the Sabine Pass LNG notes are secured on a first-priority basis (subject to certain permitted liens) by a security interest in all of Sabine Pass LNG’s equity interests and substantially all of its operating assets, including a pledge of the stock of its future domestic subsidiaries (or 65% of the voting stock of its future foreign subsidiaries). In addition, Sabine Pass LNG’s future domestic restricted subsidiaries will grant security interests in all of their operating assets as collateral for the repayment of the Sabine Pass LNG notes.

Cash Waterfall

Sabine Pass LNG deposited approximately $887 million from the sale of the Sabine Pass LNG notes in a construction account. Until the Phase 1 Target Completion (as defined below), this amount will be applied only to pay construction and startup costs of the Sabine Pass LNG receiving terminal and to pay other expenses (including taxes) incidental for Sabine Pass LNG to complete construction of the terminal. “Phase 1 Target Completion” is the time when Phase 1 has been successfully completed in accordance with the target completion date performance standards set forth in the EPC agreement with Bechtel, which is currently defined to be the time when Sabine Pass LNG has completed construction and commissioning of the first two tanks, completed related equipment installation and precommissioning checks and tests, and achieved revaporized natural gas sendout at a rate of 2.0 Bcf/d or more for a continuous period of at least 24 hours.

Following completion of Phase 1, any funds remaining in the construction account that Sabine Pass LNG determines are not necessary to complete construction will be transferred to a revenue sub-account, to be used to make an offer to repurchase the Sabine Pass LNG notes at 100% of their outstanding principal balance, plus accrued interest, and to repurchase any other debt which is pari passu with the Sabine Pass LNG notes containing similar repurchase provisions. Any funds remaining in such revenue sub-account after consummation of the repurchase offer will be transferred to a revenue account. All revenues received by Sabine Pass LNG will be deposited in the revenue account and will be applied as described below under “Pre-Completion Account Flows” and “Post Completion Account Flows.”

Pre-Completion Account Flows

Prior to Phase 1 Target Completion, revenues received by Sabine Pass LNG will be applied in the following manner:

•	first, to pay obligations, if any, under an assumption agreement executed by Sabine Pass LNG and its affiliates in settlement of certain litigation as described in the indenture;

•	second, to the extent that amounts on deposit in the debt service reserve account are not sufficient to pay interest on the Sabine Pass LNG notes on the next interest payment date, to such account in an amount sufficient to make such payment; and

•	third, to the construction account to the extent that there are not sufficient funds in the construction account to fund disbursement requests for construction and startup costs of the Sabine Pass LNG receiving terminal.

Post-Completion Account Flows

After Phase 1 Target Completion, revenues received by Sabine Pass LNG will be applied in the following manner:

•	first, to fund the operating account with amounts sufficient to cover the succeeding 45 days of operation and maintenance expenses, maintenance capital expenditures and obligations, if any, under the assumption agreement described above and the state tax sharing agreement described under “Certain Relationships and Related Transactions;”

•	second, on the 30th day of each month, 1/6th of the amount of interest due on the Sabine Pass LNG notes on the next interest payment date (plus any shortfall from any such month subsequent to the preceding interest payment date) will be transferred to a debt payment account;

•	third, to pay outstanding principal then due and payable on the Sabine Pass LNG notes;

•	fourth, to pay taxes payable by Sabine Pass LNG or the guarantors of the Sabine Pass LNG notes and permitted payments in respect of taxes;

•	fifth, to replenish the debt service reserve account when such account is not funded with the amount (or acceptable letters of credit or acceptable guarantees in respect of such amount) required to make the next interest payment on the Sabine Pass LNG notes; and

•	sixth, for all other purposes permitted by the indenture, including restricted payments (such as cash distributions), subject to the limitations contained in the indenture.

Optional Redemption

At any time and from time to time, Sabine Pass LNG may redeem some or all of the Sabine Pass LNG notes at a redemption price equal to 100% of the principal amount plus a make-whole premium, plus accrued and unpaid interest and additional interest, if any, to the redemption date. In addition, until November 30, 2009, Sabine Pass LNG may redeem up to 35% of the aggregate principal amount of each series of notes using the net cash proceeds of one or more equity offerings by Sabine Pass LNG, at par plus a premium equal to the coupon, plus accrued and unpaid interest and additional interest, if any, as long as at least 65% of the aggregate principal amount of the applicable series of notes remains outstanding immediately after the redemption and the redemption occurs within 90 days of the date of the closing of such equity offering.

Repurchase at the Option of Holders

Change of Control.    If a change of control of the general partner of Sabine Pass LNG occurs as stated in the indenture, Sabine Pass LNG must offer to repurchase all or any portion of each note at a price equal to 101% of the aggregate principal amount of each note repurchased, plus accrued and unpaid interest and additional interest, if any, as of the date of repurchase.

Asset Sales.    Sabine Pass LNG is not permitted to consummate certain asset sales, including those to a third party in excess of $5 million, unless it receives consideration equal to the greater of the fair market value of the assets sold and an amount equal to the invested cost of the assets sold and at least 90% of the consideration is in the form of cash, cash equivalents or replacement assets. Within 360 days after the receipt of any net proceeds from a permitted asset sale, Sabine Pas LNG may apply the proceeds to repay senior debt or to make capital expenditures or purchase replacement assets. To the extent that any net proceeds in excess of $25 million are not so applied or invested, Sabine Pass LNG must offer to purchase the Sabine Pass LNG notes at a price equal to 100% of the aggregate principal amount of each note repurchased, plus accrued and unpaid interest and additional interest, if any, as of the date of repurchase.

Events of Loss.    In the event of a loss, destruction or damage of the Sabine Pass LNG receiving terminal or any condemnation, eminent domain, confiscation or requisition of the terminal, or settlement of the foregoing, Sabine Pass LNG is permitted to apply any net loss proceeds to the rebuilding, repair, replacement or construction of improvements to the Sabine Pass LNG receiving terminal. With respect to any net loss proceeds in excess of $100 million that are not reinvested (or committed for reinvestment) within 540 days following the event of loss, Sabine Pass LNG must offer to repurchase all or any portion of the Sabine Pass LNG notes at a price equal to 101% of the aggregate principal amount of each note repurchased, plus accrued and unpaid interest and additional interest, if any, as of the date of repurchase.

Covenants

The indenture contains covenants that, among other things, limit the ability of Sabine Pass LNG and its restricted subsidiaries to, subject to certain exceptions specified in the indenture:

•	make certain investments or pay dividends or distributions on Sabine Pass LNG’s equity interests or subordinated indebtedness or purchase or redeem or retire equity interests, as more fully described below under “—Restricted Payments;”

•	incur additional indebtedness or issue preferred stock, as more fully described below under “—Indebtedness;”

•	sell or transfer assets, including equity interests of Sabine Pass LNG’s restricted subsidiaries, as more fully described above under “—Repurchase at the Option of Holders—Asset Sales;”

•	incur liens;

•	restrict dividends or other payments by restricted subsidiaries;

•	consolidate, merge or sell or lease all or substantially all of Sabine Pass LNG’s assets;

•	enter into transactions with affiliates; and

•	enter into sale and leaseback transactions.

Restricted Payments

Sabine Pass LNG will be permitted to pay distributions to its partners, make payments on subordinated debt, purchase any equity interest in an affiliate and make restricted investments using any available cash, as permitted under the indenture, which includes revenues available after payment of construction costs and other capital expenditures, payments of required principal and interest on indebtedness and payment of operation and maintenance expenses. Such payments can be made as long as:

•	no default or event of default under the indenture has occurred and is continuing;

•	Phase 1 of the Sabine Pass LNG receiving terminal has been completed in accordance with the target completion date performance standards set forth in the EPC contract with Bechtel;

•	Sabine Pass LNG would be permitted under the fixed charge coverage ratio of 2.0 to 1.0 to incur at least $1.00 of additional indebtedness at the time of the payment and after giving pro forma effect thereto;

•	the operating period debt service reserve account has been funded with at least $75 million, which is six months of interest payments; and

•	the debt payment account has on deposit the amount required at such time.

Indebtedness

Pursuant to the indenture, Sabine Pass LNG is not permitted to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any indebtedness. Notwithstanding the foregoing, Sabine Pass LNG may incur indebtedness if additional equity investments in Sabine Pass LNG are made (other than to redeem or repurchase outstanding indebtedness), in which case Sabine Pass LNG may incur $1.00 of additional indebtedness for each $1.00 so contributed as long as Sabine Pass LNG has received written confirmation from Moody’s Investors Service, Inc. and Standard and Poor’s Ratings Group that there will be no decline in the credit rating on the Sabine Pass LNG notes as a result of the incurrence of such additional indebtedness.

Notwithstanding the foregoing, Sabine Pass LNG is permitted to incur the following indebtedness:

•	indebtedness represented by the Sabine Pass LNG notes;

•	permitted refinancing indebtedness incurred in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, any indebtedness (other than intercompany indebtedness) that was permitted by the indenture to be incurred in the first paragraph above or the first, second or fourteenth bullets of this paragraph;

•	the issuance by any of Sabine Pass LNG’s restricted subsidiaries to Sabine Pass LNG or to any of its restricted subsidiaries of shares of preferred stock;

•	the incurrence, assumption or creation of obligations pursuant to the assumption agreement described in the indenture;

•	the incurrence, assumption or creation of obligations pursuant to interest rate and currency hedges;

•	the incurrence of a guarantee of indebtedness of Sabine Pass LNG or a restricted subsidiary that was permitted to be incurred by another provision set forth in this paragraph; provided that if the indebtedness being guaranteed is subordinated indebtedness, then the guarantee must be subordinated to the same extent as the contractual subordination applicable to the indebtedness guaranteed;

•	indebtedness in an amount not to exceed $100.0 million (i) in respect of cost overruns of the construction, cool down, commissioning and completion of Phase 1 and Phase 2 and (ii) to finance the restoration of the Sabine Pass LNG receiving terminal following an event of loss;

•	indebtedness in respect of working capital in an amount not to exceed $20.0 million (subject to a temporary increase, in an amount not to exceed $75.0 million, which increase will terminate not later than December 31, 2010, to fund the purchase of LNG for commissioning of the Sabine Pass LNG receiving terminal and the entering into by Sabine Pass LNG of any commodity hedging arrangements relating to that LNG);

•	indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance bonds, completion bonds, bid bonds, appeal bonds and surety bonds or other similar bonds or obligations, and any guarantees or letters of credit functioning as, or supporting, any of the foregoing;

•	indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

•	indebtedness incurred to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Sabine Pass LNG notes;

•	indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of Sabine Pass LNG and its restricted subsidiaries in the ordinary course of business;

•	subordinated indebtedness between or among Sabine Pass LNG and/or any of its restricted subsidiaries; and

•	additional indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all permitted refinancing indebtedness incurred to renew, refund, refinance, replace, defease or discharge any indebtedness incurred pursuant to this bullet, not to exceed $25.0 million.

In addition to permitted indebtedness described above, Sabine Pass LNG may incur additional indebtedness (other than parity secured debt) as long as (i) the fixed charge coverage ratio for Sabine Pass LNG’s most recently ended four full fiscal quarters (or if fewer than four fiscal quarters have elapsed since the achievement of Phase 1 Target Completion, the number of full fiscal quarters that have elapsed) for which internal financial statements are available immediately preceding the date on which such additional indebtedness is incurred would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional indebtedness had been incurred at the beginning of such period and (ii) Sabine Pass LNG has received written confirmation from each of Moody’s Investors Service, Inc. and Standard and Poor’s Ratings Group that no ratings decline with respect to the Sabine Pass LNG notes will occur as a result of the incurrence of the additional indebtedness.

The fixed charge coverage ratio means the ratio that the consolidated cash flow, as defined in the indenture, for a given period bears to the fixed charges, as defined in the indenture, for such period. In all cases, the fixed charge coverage ratio gives pro forma effect to the restricted payment or the incurrence of debt proposed to be made as if such payment or incurrence had occurred at the beginning of the applicable four-quarter reference period, and consolidated cash flow or fixed charges attributable to discontinued operations, as determined in accordance with generally accepted accounting principles, are excluded from the calculation. For purposes of the indenture, consolidated cash flow means consolidated net income, determined in accordance with generally accepted accounting principles, excluding:

•	dividends declared by a subsidiary that are not actually paid or received in cash;

•	the cumulative effect of a change in accounting principles; and

•	any non-cash mark-to-market adjustment to assets or liabilities resulting in unrealized gains or losses in respect of interest rate or currency hedges;

but including, to the extent such items were deducted in computing consolidated net income:

•	any net loss realized in connection with an asset sale; plus

•	all extraordinary, unusual or non-recurring items of loss or expense; plus

•	provision for taxes based on income or profits; plus

•	the fixed charges for such period; plus

•	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent it represents an accrual of or reserve for cash expenses in any future period); plus

•	all non-cash charges related to restricted stock interests granted to officers, directors and employees; minus

•	non-cash items increasing consolidated net income, other than the accrual of revenue in the ordinary course of business.

For purposes of the indenture, fixed charges means the sum, without duplication, of:

•	beginning April 1, 2009, consolidated interest expense, whether paid or accrued during such period; plus

•	beginning April 1, 2009, the consolidated interest expense that was capitalized during such period; plus

•	any interest on indebtedness of any other person that is guaranteed by, or secured by a lien on the assets of, Sabine Pass LNG, whether or not the guarantee or lien is called on; plus

•	the after-tax cost of all dividends, whether paid or accrued and whether or not in cash, or any series of preferred stock, other than dividends payable solely in equity interests of Sabine Pass LNG or certain subsidiaries of Sabine Pass LNG or paid to Sabine Pass LNG or certain subsidiaries of Sabine Pass LNG.

Collateral Trust Agreement

In connection with the issuance of the Sabine Pass LNG notes, Sabine Pass LNG entered into a collateral trust agreement, which establishes a trust to hold the collateral pledged to the collateral trustee pursuant to a security agreement, a mortgage, a pledge agreement and a deposit agreement, each described below. The collateral trust agreement also establishes trusts to hold collateral pledged to the collateral trustee to secure (i) certain future indebtedness of Sabine Pass LNG and its subsidiaries as permitted by the indenture governing the Sabine Pass LNG notes, (ii) the issuance of additional notes as permitted by the indenture and (iii) the obligations of Sabine Pass LNG under an assumption agreement described in the indenture.

Security Agreement and Mortgage

In connection with the issuance of the Sabine Pass LNG notes, Sabine Pass LNG entered into a mortgage and a security agreement with the collateral trustee, pursuant to which Sabine Pass LNG has granted to the collateral trustee a first lien on substantially all of its real property interests (consisting principally of leasehold interests and improvements) at the Sabine Pass LNG receiving terminal site and a first lien on substantially all of its personal property as security for its obligations under the Sabine Pass LNG notes and under an assumption agreement described in the indenture and the other obligations secured under the collateral trust agreement. If an event of default occurs with respect to the Sabine Pass LNG notes, or the obligations under the assumption agreement are not paid when due, the collateral trustee may exercise its rights in such collateral, including any rights of a secured party under the Uniform Commercial Code, which includes the right to sell the collateral at public or private sale. The proceeds received upon realization of the collateral would be applied first to satisfy any outstanding obligations under the assumption agreement and then to pay Sabine Pass LNG’s outstanding obligations under the Sabine Pass LNG notes and the other obligations secured under the collateral trust agreement.

Pledge Agreement

In connection with the issuance of the Sabine Pass LNG notes, Sabine Pass LNG entered into a pledge agreement with the collateral trustee, Sabine Pass LNG-GP, Inc. and Sabine Pass LNG-LP, LLC, pursuant to which both of Sabine Pass LNG’s general partner and limited partner, each as pledgor, granted the collateral trustee a security interest in each pledgor’s partnership interest in Sabine Pass LNG to secure Sabine Pass LNG’s obligations under the Sabine Pass LNG notes and the other obligations secured under the collateral trust agreement. If an event of default occurs with respect to the Sabine Pass LNG notes, or the obligations under the assumption agreement are not paid when due, the collateral trustee may exercise its rights in such collateral, including any rights of a secured party under the Uniform Commercial Code, which includes the right to sell the collateral at public or private sale. The proceeds received upon realization of the collateral would be applied first to satisfy any outstanding obligations under the assumption agreement and then to pay Sabine Pass LNG’s outstanding obligations under the Sabine Pass LNG notes.

Security Deposit Agreement

In connection with the issuance of the Sabine Pass LNG notes, Sabine Pass LNG entered into a security deposit agreement, pursuant to which Sabine Pass LNG has granted to a depositary agent a security interest in the various project accounts established pursuant to the indenture, including the debt service reserve accounts, the construction account, the revenue account and the operating account to secure the obligations under the Sabine Pass LNG notes and the other obligations secured under the collateral trust agreement. The security deposit agreement specifies the conditions to be satisfied for the disbursement of funds from the project accounts and requires that the proceeds from certain asset sales and casualty or condemnation awards be deposited into the project accounts, including those described under the caption “—Indenture—Cash Waterfall.” If the funds in a specified project account are not sufficient to pay Sabine Pass LNG’s operation and maintenance expenses or its obligations under the Sabine Pass LNG notes, the security deposit agreement permits the depositary agent to transfer funds among the various project accounts pursuant to the priorities set forth therein for the purpose of paying such obligations.

MANAGEMENT

Management of Cheniere Energy Partners, L.P.

Cheniere Energy Partners GP, LLC, as our general partner, will manage our operations and activities. Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. Unitholders will not be entitled to elect the directors of our general partner or to participate directly or indirectly in our management or operation.

Our general partner owes a fiduciary duty to us and our unitholders. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. Whenever possible, our general partner intends to incur indebtedness or other obligations that are nonrecourse.

At least three members of the board of directors of our general partner will serve on a conflicts committee to review specific matters that the board believes may involve conflicts of interest. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers, or employees of its affiliates, and must meet the independence and experience standards established by the American Stock Exchange and the Sarbanes-Oxley Act of 2002 and other federal securities laws. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties that it may owe us or our unitholders. In addition, we will have an audit committee of at least three independent directors that will review our external financial reporting, recommend engagement of our independent auditors and review procedures for internal auditing and the adequacy of our internal accounting controls. Our conflicts committee will consist of three or more independent members that will also serve on our audit committee. We will also have a compensation committee, consisting of two or more independent members, with the limited function of administering our long-term incentive plan and any future compensation plans, should the board of directors of our general partner choose to implement these plans. Please read “—Long-Term Incentive Plan.”

In compliance with the requirements of the American Stock Exchange, the members of the board of directors of our general partner will appoint an independent member to the board upon the closing of this offering, a second independent member within 90 days of the effective date of the registration statement of which this prospectus is a part and a third independent member within 12 months of the effective date of the registration statement. The independent members of the board of directors of our general partner will serve as the initial members of the conflicts, audit and compensation committees. As of the closing of this offering, Mr. McCain will be the sole member of each of these committees.

We are managed by the directors and officers of our general partner. All of the senior officers of our general partner are also senior officers of Cheniere and will spend a sufficient amount of time overseeing the management, operations, corporate development and future acquisition initiatives of our business. Stanley C. Horton will be the principal executive responsible for the oversight of our affairs. Each of our general partner’s directors and officers spent less than a majority of his or her time on our business in 2006. All of our operational personnel will be employees of Cheniere LNG O&M Services, L.P., an indirect, wholly-owned subsidiary of Cheniere.

Directors and Executive Officers of Our General Partner

We have no employees, directors or officers. We are managed by our general partner, Cheniere GP. The following sets forth information, as of December 1, 2006, regarding the individuals who currently serve on the board of directors, and as officers, of our general partner.

Name	Age	Position with Our General Partner
Charif Souki	53	Director, Chairman of the Board and Chief Executive Officer
Stanley C. Horton	56	Director, President and Chief Operating Officer
Don A. Turkleson	52	Director, Senior Vice President and Chief Financial Officer
Graham A. McArthur	41	Treasurer
Anne V. Vaughan	40	Secretary
Keith M. Meyer	49	Director
Meg Gentle	32	Director
Lon McCain(1)	58	Director

(1)	Mr. McCain has consented to serve as a director of our general partner immediately following the closing of this offering.

Charif Souki is a director and Chief Executive Officer of our general partner. Mr. Souki, a co-founder of Cheniere, is Chairman of Cheniere’s board of directors and Chief Executive Officer of Cheniere. Since December 2002, Mr. Souki has been the Chief Executive Officer of Cheniere, and he was also President of Cheniere from that time until April 2005. From June 1999 to December 2002, he was Chairman of the board of directors of Cheniere and an independent investment banker. From September 1997 until June 1999, he was co-chairman of the board of directors of Cheniere, and he served as Secretary of Cheniere from July 1996 until September 1997. Mr. Souki has over 20 years of independent investment banking experience in the industry and has specialized in providing financing for small capitalization companies with an emphasis on the oil and gas industry. Mr. Souki received a B.A. from Colgate University and an M.B.A. from Columbia University.

Stanley C. Horton is a director and President and Chief Operating Officer of our general partner. Mr. Horton is President and Chief Operating Officer of Cheniere. He has over 30 years of experience in the natural gas and energy industry. From November 2004 to April 2005, when he joined Cheniere, Mr. Horton served as President and Chief Operating Officer of Panhandle Energy, an owner and operator of 18,000 miles of interstate pipelines and the Lake Charles LNG receiving terminal. From June 2003 until November 2004, he was President and Chief Executive Officer of CrossCountry Energy, which holds interests in and operates natural gas pipeline businesses. From 1997 to June 2003, Mr. Horton was Chairman and Chief Executive Officer of Enron Transportation Services which had responsibility for all of Enron’s North American interstate natural gas pipeline and transmission line companies. Mr. Horton was Chairman and Chief Executive Officer of EOTT Energy Corp., the general partner of EOTT Energy Partners, L.P., prior to the bankruptcy filings of those entities in October 2002. Mr. Horton currently serves on the Board of Directors for the Interstate Natural Gas Association of America and was its Chairman in 2001. He also has chaired the Gas Industry Standards Board (2000) and the Natural Gas Council (2002). He previously served on the Board of Directors of Portland General Electric, an electric utility, and the Board of Directors of Elektro Eletricidade e Serviços S.A., a local electricity distribution company in Sao Paolo, Brazil. Mr. Horton received a B.S. in finance from the University of Florida and an M.S. in management from Rollins College.

Don A. Turkleson is a director and Senior Vice President and Chief Financial Officer of our general partner. Mr. Turkleson is Senior Vice President and Chief Financial Officer of Cheniere. He became a Senior Vice President of Cheniere in May 2004, relinquished the position of Treasurer of Cheniere in December 2004 and relinquished the position of Secretary in September 2006. He had served as Vice President, Chief Financial Officer, Secretary and Treasurer of Cheniere since December 1997. Prior to joining Cheniere in 1997,

Mr. Turkleson was employed by PetroCorp Incorporated from 1983 to 1996, as Controller until 1986, then as Vice President—Finance, Secretary and Treasurer. From 1975 to 1983, he worked as a Certified Public Accountant in the natural resources division of Arthur Andersen & Co. in Houston. Mr. Turkleson received a B.S. in accounting from Louisiana State University. He is a director and past Chairman of the Board of Neighborhood Centers, Inc., a nonprofit organization.

Graham A. McArthur is Treasurer of our general partner. Mr. McArthur is Vice President and Treasurer of Cheniere. He became a Vice President of Cheniere in January 2005 and has served as Treasurer of Cheniere since December 2004. Prior to joining Cheniere in 2004, Mr. McArthur was with Westlake Chemical Corporation since 1996, serving most recently as Assistant Treasurer. He began his career in commercial banking in 1987 before moving into a corporate treasury role in 1991. Mr. McArthur received a B.B.A. in finance from Texas A&M University in 1987 and an M.B.A. from the University of Houston in 1990.

Anne V. Vaughan is Secretary of our general partner. Ms. Vaughan is Assistant General Counsel and Secretary of Cheniere. From April 2000 until joining Cheniere in June 2006, she served as an Attorney and a Senior Attorney with Burlington Resources Inc., a large independent oil and gas company acquired by ConocoPhillips in March 2006. From October 1996 to April 2000, Ms. Vaughan was an associate with the law firm of Chamberlain, Hrdlicka, White, Williams & Martin in Houston, Texas. She received a B.S. in psychology from Tulane University and a J.D. from the University of Texas.

Keith M. Meyer is a director of our general partner. Mr. Meyer has served as Senior Vice President—LNG of Cheniere since May 2004. Prior to that time, he was Vice President—LNG of Cheniere from June 2003. He also serves as President of Cheniere LNG, Inc., a wholly-owned subsidiary of the Company, a position he has held since June 2003. From 2000 to 2003, Mr. Meyer was Vice President of Business Development, LNG and Supply for CMS Panhandle Companies, an interstate natural gas transmission system wholly-owned by CMS Energy and owner of Trunkline LNG, an LNG import terminal in Lake Charles, Louisiana. In that capacity, he oversaw all commercial aspects of Trunkline LNG’s activities. Mr. Meyer also served as Executive Director of CMS Energy’s international gas transmission activities. Prior to joining CMS in 1990, Mr. Meyer was with ANR Pipeline Company for 10 years in strategic planning and project development activities, serving also as Vice President of Marketing for the Empire State Pipeline in New York. He received a B.S. in finance from Wayne State University and an M.B.A. from Rice University.

Meg Gentle is a director of our general partner. She has served as Vice President of Strategic Planning of Cheniere since June 2004. Prior to joining Cheniere, Ms. Gentle spent eight years in energy market development, economic evaluation and long-range planning. She conducted international business development and strategic planning for Anadarko Petroleum Corporation, an oil and gas exploration and development company, for six years and energy market analysis for Pace Global Energy Services, an energy management and consulting firm, for two years. Ms. Gentle received her B.A. in economics and international affairs from James Madison University and an M.B.A. from Rice University.

Lon McCain has agreed to serve on our general partner’s board of directors immediately following the closing of this offering as an independent director of our general partner. Mr. McCain was Vice President, Treasurer and Chief Financial Officer of Westport Resources Corporation, a publicly traded exploration and production company, from 2001 until the sale of that company to Kerr-McGee Corporation in 2004. From 1992 until joining Westport, Mr. McCain was Senior Vice President and Principal of Petrie Parkman & Co., an investment banking firm specializing in the oil and gas industry. From 1978 until joining Petrie Parkman, Mr. McCain held senior financial management positions with Presidio Oil Company, Petro-Lewis Corporation and Ceres Capital. He is currently on the board of directors of Transzap, Inc, a provider of digital data and electronic payment solutions, and Crimson Exploration, Inc., an independent oil and gas company. Mr. McCain received a B.S. in business administration and a Masters of Business Administration/Finance from the University of Denver. Mr. McCain was also an Adjunct Professor of Finance at the University of Denver from 1982 to 2005.

Executive Officer Compensation

Cheniere Energy Partners, L.P. and our general partner were formed in November 2006. Our general partner has paid no compensation to its executive officers since inception and has no plans to do so in the future. Officers and employees of our general partner or its affiliates may participate in employee benefit plans and arrangements sponsored by Cheniere and its affiliates, including plans that may be established by Cheniere and its affiliates in the future.

Compensation Discussion and Analysis

Our general partner has paid no cash compensation to its executive officers since inception. All of the executive officers of our general partner are also executive officers of Cheniere. Cheniere compensates these officers for the performance of their duties as executive officers of Cheniere, which will include managing our partnership after this offering. Cheniere will not allocate this compensation between services for us and services for Cheniere and its affiliates. Instead, an affiliate of Cheniere will provide us various general and administrative services, such as technical, financial, accounting, treasury, tax, staffing and related support services, pursuant to a services agreement for which we will pay a non-accountable administrative fee of $10 million per year, subject to adjustment for inflation. Please read “Certain Relationships and Related Transactions—Our Services Agreement.”

As described below under “—Long-Term Incentive Plan,” our general partner intends to adopt a long-term incentive plan for employees, consultants and directors of our general partner and employees and consultants of its affiliates who perform services for our general partner or its affiliates. The plan will provide for the grant of restricted units, phantom units, unit options and unit appreciation rights covering an aggregate of up to common units. The purpose of the plan will be to enhance attraction and retention of qualified individuals who are essential for the successful operation of our partnership and to encourage them to align their interests with our interests through an equity ownership stake in us.

Director Compensation

Our general partner has paid no compensation to its directors since inception. Following the completion of this offering, officers or employees of our affiliates who also serve as directors of our general partner will not receive additional compensation. Our general partner anticipates that each independent director will receive compensation for attending meetings of the board of directors, as well as committee meetings. The amount of compensation to be paid to independent directors has not yet been determined. In addition, each non-employee director will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by us for actions associated with being a director to the extent permitted under Delaware law.

Long-Term Incentive Plan

Our general partner intends to adopt the Cheniere Energy Partners, L.P. Long-Term Incentive Plan for employees, consultants and directors of our general partner and employees and consultants of its affiliates who perform services for our general partner or its affiliates. The long-term incentive plan consists of four components: restricted units, phantom units, unit options and unit appreciation rights. The long-term incentive plan will permit the grant of awards covering an aggregate of              common units. The plan will be administered by the compensation committee of the board of directors of our general partner.

Our general partner’s board of directors, or its compensation committee, in its discretion may initiate, terminate, suspend or discontinue the long-term incentive plan at any time with respect to any award that has not yet been granted. Our general partner’s board of directors, or its compensation committee, also has the right to alter or amend the long-term incentive plan or any part of the plan from time to time, including increasing the number of units that may be granted subject to unitholder approval as required by the exchange upon which the common units are listed at that time. However, no change in any outstanding grant may be made that would materially impair the rights of the participant without the consent of the participant.

Restricted Units and Phantom Units

A restricted unit will be a common unit subject to forfeiture prior to the vesting of the award. A phantom unit will be a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the compensation committee, cash equivalent to the value of a common unit. The compensation committee may determine to make grants under the plan of restricted units and phantom units to employees, consultants and directors containing such terms as the compensation committee shall determine. The compensation committee will determine the period over which restricted units and phantom units granted to employees, consultants and directors will vest. The committee may base its determination upon the achievement of specified financial objectives. In addition, the restricted units and phantom units will vest upon a change of control of Cheniere Energy Partners, L.P., our general partner or Cheniere, unless provided otherwise by the compensation committee.

If a grantee’s employment, service relationship or membership on the board of directors terminates for any reason, the grantee’s restricted units and phantom units will be automatically forfeited unless, and to the extent, the compensation committee provides otherwise. Common units to be delivered in connection with the grant of restricted units or upon the vesting of phantom units may be common units acquired by our general partner on the open market, common units already owned by our general partner, common units acquired by our general partner directly from us or any other person or any combination of the foregoing. Our general partner will be entitled to reimbursement by us for the cost incurred in acquiring common units. Thus, the cost of the restricted units and delivery of common units upon the vesting of phantom units will be borne by us. If we issue new common units in connection with the grant of restricted units or upon vesting of the phantom units, the total number of common units outstanding will increase. The compensation committee, in its discretion, may grant tandem distribution rights with respect to restricted units and tandem distribution equivalent rights with respect to phantom units.

Unit Options and Unit Appreciation Rights

The plan will permit the grant of options covering common units and the grant of unit appreciation rights. A unit appreciation right is an award that, upon exercise, entitles the participant to receive the excess of the fair market value of a unit on the exercise date over the exercise price established for the unit appreciation right. Such excess may be paid in common units, cash or a combination thereof, as determined by the compensation committee in its discretion. The compensation committee will be able to make grants of unit options and unit appreciation rights under the plan to employees, consultants and directors containing such terms as the committee shall determine. Unit options and unit appreciation rights may not have an exercise price that is less than the fair market value of the common units on the date of grant. In general, unit options and unit appreciation rights granted will become exercisable over a period determined by the compensation committee. In addition, the unit options and unit appreciation rights will become exercisable upon a change in control of Cheniere Energy Partners, L.P., our general partner or Cheniere, unless provided otherwise by the committee. The compensation committee, in its discretion may grant tandem distribution equivalent rights with respect to unit options and unit appreciation rights.

Upon exercise of a unit option (or a unit appreciation right settled in common units), our general partner will acquire common units on the open market or directly from us or any other person or use common units already owned by our general partner, or any combination of the foregoing. Our general partner will be entitled to reimbursement by us for the difference between the cost incurred by our general partner in acquiring these common units and the proceeds received from a participant at the time of exercise. Thus, the cost of the unit options (or a unit appreciation right settled in common units) will be borne by us. If we issue new common units upon exercise of the unit options (or a unit appreciation right settled in common units), the total number of common units outstanding will increase, and our general partner will pay us the proceeds that it receives from an optionee upon exercise of a unit option. The availability of unit options and unit appreciation rights is intended to furnish additional compensation to employees, consultants and directors and to align their economic interests with those of common unitholders.

Reimbursement of Expenses

We will reimburse an affiliate of Cheniere for its out-of-pocket costs and expenses and pay such affiliate an administrative fee of $10 million per year, adjusted for inflation after January 1, 2007, for its management of us, including the compensation of employees of an affiliate of our general partner that perform services on our behalf. These expenses include all expenses necessary or appropriate to conduct our business.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

THE SELLING UNITHOLDER

The limited partner interest in our partnership is divided into units. The following table sets forth the beneficial ownership of our units owned of record and beneficially as of December 1, 2006:

•	each person who beneficially owns more than 5% of the units;

•	each of the directors of our general partner;

•	each of the named executive officers of our general partner;

•	all directors and named executive officers of our general partner as a group; and

•	the selling unitholder, which may be deemed an underwriter in this offering for the common units that it sells in this offering.

The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

Percentage of beneficial ownership after the transaction is based on the number of units outstanding upon the completion of the offering. The table assumes that the underwriters’ option to purchase additional units is not exercised and excludes any common units purchased in this offering by the respective beneficial owners. The address for the beneficial owners listed below is 717 Texas Avenue, Suite 3100, Houston, Texas 77002.

	Beneficial Ownership Prior to the Offering					Common Units Offered	Beneficial Ownership After the Offering
Name of Beneficial Owner	Common Units	Percent- age of Common Units	Subor- dinated Units	Percent- age of Subor- dinated Units	Total Units		Common Units	Percent- age of Common Units	Subor- dinated Units	Percent- age of Subor- dinated Units	Total Units
Cheniere Energy, Inc.(1)	21,206,026	100%	135,383,831	100%	156,589,857	7,289,669	13,916,357	52.7%	135,383,831	100%	149,300,188
Cheniere LNG Holdings, LLC(2)	21,206,026	100%	135,383,831	100%	156,589,857	7,289,669	13,916,357	52.7%	135,383,831	100%	149,300,188
Cheniere Energy Partners GP, LLC	—	—	—	—	—	—	—	—	—	—	—
Charif Souki	—	—	—	—	—	—	—	—	—	—	—
Stanley C. Horton	—	—	—	—	—	—	—	—	—	—	—
Don A. Turkleson	—	—	—	—	—	—	—	—	—	—	—
Graham A. McArthur	—	—	—	—	—	—	—	—	—	—	—
Anne V. Vaughan	—	—	—	—	—	—	—	—	—	—	—
Keith M. Meyer	—	—	—	—	—	—	—	—	—	—	—
Meg Gentle	—	—	—	—	—	—	—	—	—	—	—
Lon McCain	—	—	—	—	—	—	—	—	—	—	—
All named executive officers and directors as a group (8 persons)	—	—	—	—	—	—	—	—	—	—	—

(1)	Cheniere Energy, Inc. is the ultimate parent company of Cheniere LNG Holdings, LLC and may, therefore, be deemed to beneficially own the units held by Cheniere LNG Holdings, LLC.
(2)	Prior to this offering, Cheniere Holdings has owned 100% of the equity interests in the entities that own the Sabine Pass LNG receiving terminal. Following this offering, Cheniere Holdings will own 100% of the equity interests in our general partner and a 90.4% limited partner interest in us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

After this offering, Cheniere Holdings will own 13,916,357 common units and 135,383,831 subordinated units representing a direct 90.4% limited partner interest in us. In addition, our general partner will own 3,302,045 general partner units representing a 2% general partner interest in us.

Distributions and Payments to Our General Partner and Its Affiliates

The following table summarizes the distributions and payments to be made to our general partner and its affiliates in connection with the ongoing operation and liquidation of Cheniere Energy Partners, L.P. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm’s-length negotiations.

Operational Stage

Distributions of available cash to our general partner and its affiliates

We will generally make cash distributions 98% to unitholders, including our general partner and its affiliates, as holders of an aggregate of 13,916,357 common units, all of the subordinated units and the remaining 2% to our general partner.

In addition, if distributions exceed the initial quarterly distribution and other higher target levels, our general partner will be entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target level. We refer to the rights to the increasing distributions as “incentive distribution rights.” Please read “How We Make Cash Distributions—Incentive Distribution Rights” for more information regarding the incentive distribution rights.

Assuming we have sufficient available cash to pay the full initial quarterly distribution on all of our outstanding units, our general partner would receive an annual distribution of approximately $5.6 million on its general partner units and the affiliates of our general partner described above would receive an annual distribution of approximately $253.8 million on their common units and subordinated units.

Payments to our general partner and its affiliates

An affiliate of Cheniere will receive an administrative fee of $10 million per year, as adjusted for inflation after January 1, 2007, commencing in the first quarter of 2009 for general and administrative services for the benefit of our partnership. Such affiliate will also be reimbursed for all out-of-pocket costs and expenses incurred on our behalf.

Pursuant to the O&M Agreement, Sabine Pass LNG will pay our general partner a fixed monthly fee of $95,000 (indexed for inflation). The fixed monthly fee will increase to $130,000 (indexed for inflation) upon substantial completion of the Sabine Pass LNG receiving terminal, and our general partner will thereafter under certain circumstances be entitled to a bonus equal to 50% of the salary component of labor costs. In addition, Sabine Pass LNG is required to reimburse our general partner for its maintenance capital expenditures and operating expenses, which are comprised of labor, maintenance, land lease and insurance expenses. Under the services and secondment agreement, our general partner will pay O&M Services amounts that it receives from Sabine Pass LNG under the O&M Agreement.

Pursuant to the Sabine Pass LNG MSA, prior to substantial completion of construction of the Sabine Pass LNG receiving terminal, Sabine Pass LNG will pay its general partner a monthly fixed fee of $340,000 (indexed for inflation); thereafter, the monthly fixed fee will increase to $520,000 (indexed for inflation). Under a management services agreement, the general partner of Sabine Pass LNG pays Cheniere Terminals amounts that it receives from Sabine Pass LNG for management of the Sabine Pass LNG receiving terminal.

Withdrawal or removal of our general partner

If our general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read “The Partnership Agreement—Withdrawal or Removal of Our General Partner.”

Liquidation Stage

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their respective capital account balances.

Agreements Governing the Transactions

We, our general partner, our operating subsidiary and other parties have entered into or will enter into the various documents and agreements that will effect the transactions and the application of the proceeds of this offering. These agreements will not be the result of arm’s-length negotiations, and they, or any of the transactions that they provide for, may not be effected on terms at least as favorable to the parties to these agreements as they could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions will be paid from the proceeds of this offering.

Contribution Agreement

Pursuant to a contribution agreement to be effective immediately prior to the closing of this offering, Cheniere Holdings will contribute the equity interests in the general and limited partners of Sabine Pass LNG to us in exchange for units. After this contribution, we will subsequently contribute those interests to our wholly-owned subsidiary, Cheniere Energy Investments, LLC. As a result of these transfers, Sabine Pass LNG will become our indirect wholly-owned subsidiary, and we will own the Sabine Pass LNG receiving terminal. Please also read “Summary—Formation Transactions and Partnership Structure.”

Our Services Agreement

Pursuant to a services agreement between us and Cheniere LNG Terminals, Inc., or Cheniere Terminals, an affiliate of Cheniere, we will pay Cheniere Terminals an annual administrative fee of $10 million, adjusted for inflation after January 1, 2007, for the provision of various general and administrative services for our benefit commencing in the first quarter of 2009. We will also be required to reimburse Cheniere Terminals for its services in an amount equal to the sum of all out-of-pocket costs and expenses incurred by Cheniere

Terminals that are directly or indirectly related to our business or activities. If we acquire or construct additional assets during the term of the agreement, Cheniere Terminals will propose a revised administrative fee covering the provision of services for such additional assets. If the conflicts committee of our general partner agrees to the revised administrative fee, Cheniere Terminals will provide services for the additional assets pursuant to the agreement. The $10 million administrative fee includes expenses incurred by Cheniere Terminals to perform all technical, financial, accounting, treasury, tax, staffing and related support and all management and other services necessary or reasonably requested on behalf of our partnership by our general partner in order to conduct our business as contemplated by our partnership agreement. The fee does not include reimbursements for direct expenses that Cheniere Terminals incurs on our behalf, such as salaries of operational personnel performing services on-site at the Sabine Pass LNG receiving terminal and the cost of their employee benefits, including 401(k) plan, pension and health insurance benefits.

Sabine Pass LNG Operation and Maintenance Agreement

In February 2005, Sabine Pass LNG entered into an Operation and Maintenance Agreement, or O&M Agreement, with Cheniere LNG O&M Services, L.P., or O&M Services, an indirect wholly-owned subsidiary of Cheniere. Pursuant to the O&M Agreement, O&M Services has agreed to provide all necessary services required to construct, operate and maintain the Sabine Pass LNG receiving terminal. The O&M Agreement will remain in effect until 20 years after substantial completion of the facility. Prior to substantial completion of the facility, Sabine Pass LNG is required to pay a fixed monthly fee of $95,000 (indexed for inflation). The fixed monthly fee will increase to $130,000 (indexed for inflation) upon substantial completion of the facility, and O&M Services will thereafter in certain circumstances be entitled to a bonus equal to 50% of the salary component of labor costs. In addition, Sabine Pass LNG is required to reimburse O&M Services for its operating expenses, which consist of labor, maintenance, land lease and insurance expenses, and for maintenance capital expenditures. Approval of this agreement was negotiated with the lenders under the then-existing Sabine Pass LNG credit facility and, because Sabine Pass LNG did not otherwise ascertain market terms, may not be on terms as favorable to Sabine Pass LNG as could have been obtained from an unaffiliated third party. Pursuant to the O&M Agreement, Sabine Pass LNG paid O&M Services $868,571 for services provided from February 2005 through December 31, 2005 and $855,000 for services provided from January 1, 2006 through September 30, 2006.

At or near the closing of this offering, O&M Services will assign the O&M Agreement to our general partner, and O&M Services and our general partner will enter into a services and secondment agreement pursuant to which we anticipate that certain employees of O&M Services will be seconded to our general partner to provide operating and routine maintenance services with respect to the Sabine Pass LNG receiving terminal under the direction, supervision and control of our general partner. Under this agreement, our general partner will pay O&M Services amounts that it receives from Sabine Pass LNG under the O&M Agreement. The initial term of the services and secondment agreement will be 20 years. The term will extend for additional 12 month periods unless either party provides 30 days written notice otherwise prior to the expiration of the applicable 12 month period. Our general partner may terminate the agreement upon 30 days written notice.

Sabine Pass LNG Management Services Agreement

In February 2005, Sabine Pass LNG entered into a Management Services Agreement, or the Sabine Pass LNG MSA, with its general partner, Sabine Pass LNG-GP, Inc., which is a wholly-owned subsidiary of us. Pursuant to the Sabine Pass LNG MSA, Sabine Pass LNG appointed its general partner to manage the construction and operation of the Sabine Pass LNG receiving terminal, excluding those matters provided for under the O&M Agreement. The Sabine Pass LNG MSA terminates 20 years after the commercial start date set forth in the Total TUA. Prior to substantial completion of construction of the Sabine Pass LNG receiving facility, Sabine Pass LNG is required to pay its general partner a monthly fixed fee of $340,000 (indexed for inflation); thereafter, the monthly fixed fee will increase to $520,000 (indexed for inflation). Approval of this agreement was negotiated with the lenders under the then-existing Sabine Pass LNG credit facility and, because Sabine Pass LNG did not otherwise ascertain market terms, may not be on terms as favorable to Sabine Pass LNG as could have been obtained from an unaffiliated third party. Pursuant to the Sabine Pass LNG MSA, Sabine Pass LNG paid its general partner $3,060,000 for services provided from February 2005 through December 31, 2005 and $3,108,571 for services provided from January 1, 2006 through September 30, 2006.

Sabine Pass LNG General Partner Management Services Agreement

In September 2006, Sabine Pass LNG-GP, Inc. entered into a Management Services Agreement, or the general partner MSA, with Cheniere Terminals. Pursuant to the general partner MSA, Cheniere Terminals provides to the general partner the technical, financial, staffing and related support necessary to allow it to meet its obligations to Sabine Pass LNG under the Sabine Pass LNG MSA. Under the general partner MSA, Sabine Pass LNG-GP, Inc. will pay Cheniere Terminals amounts that it receives from Sabine Pass LNG for management of the Sabine Pass LNG receiving terminal. Because this is a pass-through agreement, it may not be on terms as favorable to Sabine Pass LNG-GP, Inc. as could have been obtained from an unaffiliated third party. Through September 30, 2006, Sabine Pass LNG-GP, Inc. has paid $340,000 to Cheniere Terminals pursuant to the general partner MSA.

Cheniere Marketing TUA

In November 2006, Sabine Pass LNG entered into an amended and restated TUA with Cheniere Marketing for the reservation of approximately 2.0 Bcf/d of regasification capacity at the Sabine Pass LNG receiving terminal. See “Business—Customers—Cheniere Marketing TUA.”

J&S Cheniere Agreement

In November 2006, Cheniere Marketing entered into a letter agreement with Cheniere LNG, Inc. and Sabine Pass LNG pursuant to which Cheniere Marketing has agreed to relinquish up to 200 Mmcf/d of its regasification capacity (and proportionately reduce its fixed monthly fee) under the Cheniere Marketing TUA if required to allow Sabine Pass LNG to satisfy its obligations under a potential TUA with J&S Cheniere S.A., or J&S Cheniere. J&S Cheniere is a Swiss company in which Cheniere holds a minority interest. This arrangement stems from a 2003 option agreement between Cheniere LNG, Inc. and J&S Cheniere pursuant to which J&S Cheniere has an option to negotiate a TUA for up to 200 Mmcf/d of regasification capacity and proportional LNG storage at the Sabine Pass LNG receiving terminal. The terms of the potential TUA contemplated by the J&S Cheniere option agreement have not been negotiated or finalized, and Cheniere has publicly disclosed its anticipation that definitive arrangements with J&S Cheniere may involve different terms and transaction structures than were contemplated when the option agreement was entered into in December 2003.

Assumption Agreement

Under a settlement agreement dated as of June 14, 2001, Cheniere and affiliated entities engaged in the LNG business, including us and our subsidiaries, have agreed to pay a royalty, which we refer to as the Crest Royalty. The Crest Royalty is calculated based on the volume of natural gas processed through covered LNG facilities and is subject to a maximum of $10.95 million per production year beginning when natural gas is first commercially processed through a covered facility.

We do not expect to pay any Crest Royalty amounts at any time for two reasons:

•

Freeport LNG, L.P., in which Cheniere holds a 30% limited partner interest and which we refer to as Freeport LNG, has assumed the obligation to pay the Crest Royalty based on natural gas processed at Freeport LNG’s receiving terminal. The maximum annual Crest Royalty payment of $10.95 million per contract year is payable if approximately 1.0 Bcf/d is processed. Freeport LNG has entered into TUAs with ConocoPhillips Company and with The Dow Chemical Company, under which capacity payments begin when the Freeport LNG receiving terminal begins commercial operation. The ConocoPhillips TUA reserves capacity of approximately 0.5 Bcf/d initially, which increases to 1.0 Bcf/d in October 2009. The Dow TUA reserves capacity of approximately 0.5 Bcf/d. Freeport LNG has announced that it expects to commence commercial operation in 2008.

•	Our ultimate parent company, Cheniere, has agreed to indemnify us against any Crest Royalty obligation and to pay any Crest Royalty amounts that may be due and not paid by Freeport LNG.

As agreed in the 2001 settlement agreement, Cheniere and affiliated entities engaged in the LNG business, including our partnership, have each entered into an agreement, which we refer to as the Assumption Agreement, under which we each have assumed and adopted the Crest Royalty obligation and have agreed not to create any non-permitted lien, security interest or other encumbrance for borrowed money that is senior to or pari passu with the Crest Royalty obligation. In accordance with this agreement, the payment of any Crest Royalty amount that we may become obligated to pay will be secured by the same collateral as, and payable prior to any payments in respect of, the Sabine Pass LNG notes.

Arrangement Regarding Taxes

In November 2006, Sabine Pass LNG entered into a State Tax Sharing Agreement with Cheniere pursuant to which Cheniere has agreed to prepare and file all Texas franchise tax returns which Sabine Pass LNG and Cheniere are required to file on a combined basis and to timely pay the combined tax liability. If Cheniere, in its sole discretion, demands such payment, Sabine Pass LNG will pay to Cheniere an amount equal to the Texas franchise tax that Sabine Pass LNG would be required to pay if its Texas franchise tax liability were computed on a separate company basis. The State Tax Sharing Agreement contains similar provisions for other state and local taxes required to be filed by Cheniere and Sabine Pass LNG on a combined, consolidated or unitary basis. The State Tax Sharing Agreement is effective for tax returns first due on or after January 1, 2008.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including Cheniere, on the one hand, and us and our limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders. Our partnership agreement contains provisions that modify and limit our general partner’s fiduciary duties to the unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other hand, our general partner will resolve that conflict. Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of the board of directors of our general partner. An independent third party is not required to evaluate the fairness of the resolution.

Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

•	approved by a majority of the conflicts committee, although our general partner is not obligated to seek such approval;

•	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

If our general partner does not seek approval from the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors that it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to believe that he is acting in the best interests of the partnership. Please read “Management—Management of Cheniere Energy Partners, L.P.” for information about the conflicts committee of the board of directors of our general partner.

Conflicts of interest could arise in the situations described below, among others.

Actions taken by our general partner may affect the amount of cash available to pay distributions to unitholders or accelerate the right to convert subordinated units.

The amount of cash that is available for distributions to unitholders is affected by decisions of our general partner regarding such matters as:

•	amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

•	enabling our general partner or its affiliates to receive distributions on any subordinated units held by them; or

•	hastening the expiration of the subordination period.

For example, in the event that we have not generated sufficient cash from our operations to pay the initial quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to pay this distribution on all outstanding units. Please read “How We Make Cash Distributions—Subordination Period.”

Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us or our subsidiaries.

Neither our partnership agreement nor any other agreement requires Cheniere to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow. Cheniere’s directors and officers have a fiduciary duty to make these decisions in the best interests of the stockholders of Cheniere, which may be contrary to our interests.

Because the officers and certain of the directors of our general partner are also directors and/or officers of Cheniere, such directors and officers have fiduciary duties to Cheniere that may cause them to pursue business strategies that disproportionately benefit Cheniere or which otherwise are not in our best interests.

Our general partner is allowed to take into account the interests of parties other than us, such as Cheniere, in resolving conflicts of interest.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, its voting rights with respect to the units that it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership.

Our general partner has limited its liability and reduced its fiduciary duties and has also restricted the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement:

•

provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning that it believed that the decision was in the best interests of our partnership;

•

generally provides that affiliated transactions and resolutions of conflicts of interest not approved by a majority of the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us, as determined by our general partner in good faith, and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us; and

•

provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that such conduct was criminal.

We do not have any officers or employees and rely solely on officers and employees of our general partner and its affiliates.

Affiliates of our general partner conduct businesses and activities of their own in which we have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the officers and employees who provide services to our general partner. The officers of our general partner are not required to work full time on our affairs. These officers are required to devote time to the affairs of Cheniere or its affiliates and are compensated by them for the services rendered to them.

Certain of our general partner’s officers are not required to devote their full time to our business.

All of the senior officers of our general partner are also senior officers of Cheniere and will spend sufficient amounts of their time overseeing the management, operations, corporate development and future acquisition initiatives of our business. Stanley C. Horton will be the principal executive responsible for the oversight of our affairs. Our non-executive directors will devote as much time as is necessary to prepare for and attend board of directors and committee meetings.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets and not against our general partner or its assets or any affiliate of our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its or our liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained terms that are more favorable without the limitation on liability.

Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other hand, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other hand, will not be the result of arm’s-length negotiations.

Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm’s-length negotiations. Our partnership agreement generally provides that any affiliated transaction, such as an agreement, contract or arrangement between us and our general partner and its affiliates, must be:

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

Our general partner will determine, in good faith, the terms of any of these transactions entered into after the sale of the common units offered in this offering.

Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our general partner has sought conflicts committee approval, on such terms as it determines to be necessary or appropriate to conduct our business, including, but not limited to, the following:

•

the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into securities of our partnership, and the incurring of any other obligations;

•	the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

•

the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets or the merger or other combination of us with or into another person subject to any prior approval that may be required under our partnership agreement;

•	the use of our assets for any purpose consistent with the terms of our partnership agreement;

•	the negotiation, execution and performance of any contracts, conveyances or other instruments;

•	the distribution of partnership cash;

•	the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

•	the maintenance of insurance for our benefit and the benefit of our partners;

•

the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships subject to the restrictions in the partnership agreement;

•

the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

•	the indemnification of any person against liabilities and contingencies to the extent permitted by law;

•

the entering into of listing arrangements with any national securities exchange and the delisting of some or all of our securities from, or requesting that trading be suspended on, any such exchange subject to the limitations specified in our partnership agreement;

•	the purchase, sale or other acquisition or disposition of our securities, or the issuance of options, rights, warrants and appreciation rights relating to our securities;

•	the undertaking of any action in connection with our participation in any affiliate; and

•	the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Please read “The Partnership Agreement” for information regarding the voting rights of unitholders.

Common units are subject to our general partner’s limited call right.

Our general partner may exercise its right to call and purchase common units as provided in the partnership agreement or assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read “The Partnership Agreement—Limited Call Right.”

We may choose not to retain separate advisors for ourselves or for the holders of common units.

The attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee and may also perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of our common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of our common units, on the other hand, depending on the nature of the conflict. We do not intend to do so in most cases.

Our general partner’s affiliates may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than those incidental to its ownership of interests in us. However, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. Cheniere may acquire, construct or dispose of LNG receiving terminals or other assets in the future without any obligation to offer us the opportunity to acquire those assets. In addition, under our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to the general partner and its affiliates. As a result, neither the general partner nor any of its affiliates will have any obligation to present business opportunities to us.

Fiduciary Duties

Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and the partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that otherwise would be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has fiduciary duties to manage our general partner in a manner beneficial both to its indirect owner, Cheniere, as well as to you. Without these modifications, our general partner’s ability to make decisions involving conflicts of interests would be restricted. The modifications to the fiduciary standards benefit our general partner by enabling it to take into consideration all parties involved in the proposed action. These modifications also strengthen the ability of our general partner to attract and retain experienced and capable directors. These modifications represent a detriment to the common unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicted interests. The following is a summary of:

•	the fiduciary duties imposed on our general partner by the Delaware Act;

•	material modifications of these duties contained in our partnership agreement; and

•	certain rights and remedies of unitholders contained in the Delaware Act.

State law fiduciary duty standards

Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

Partnership agreement modified standards

Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, Section 7.9 of our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by a majority of the conflicts committee of the board of directors of our general partner must be:

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner, its affiliates and their officers and directors will not be liable for monetary damages to us, our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct.

Rights and remedies of unitholders

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of the partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of itself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

In order to become one of our limited partners, a common unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. Please read “Description of the Common Units—Transfer of Common Units.” This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign our partnership agreement does not render the partnership agreement unenforceable against that person.

Under the partnership agreement, we must indemnify our general partner and its officers, directors and members, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We also must provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC such indemnification is contrary to public policy and therefore unenforceable. If you have questions regarding the fiduciary duties of our general partner, please read “The Partnership Agreement—Indemnification.”

DESCRIPTION OF THE COMMON UNITS

The Common Units

The common units and the subordinated units are separate classes of limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and “Cash Distribution Policy and Restrictions on Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Transfer Agent and Registrar

Duties

U.S. Stock Transfer Corporation will serve as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent against all claims and losses that may arise out of all actions of the transfer agent or its agents or subcontractors for their activities in that capacity, except for any liability due to any gross negligence or willful misconduct of the transfer agent or its agents or subcontractors.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units or the issuance of common units in a merger or consolidation in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. In addition, each transferee:

•	represents that the transferee has the right, power and authority and, if an individual, the capacity necessary to enter into our partnership agreement;

•	agrees to comply with and be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•

gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

An assignee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of the partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “How We Make Cash Distributions;”

•	with regard to the fiduciary duties of our general partner, please read “Conflicts of Interest and Fiduciary Duties;”

•	with regard to the transfer of common units, please read “Description of the Common Units—Transfer of Common Units;” and

•	with regard to allocations of taxable income and taxable loss, please read “Material Tax Consequences.”

Organization and Duration

We were organized on November 21, 2006 and have a perpetual existence.

Purpose

Our purpose under our partnership agreement is to engage in, directly or indirectly, any business activity that is approved by our general partner and in any event that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that our general partner may not cause us to engage, directly or indirectly, in any business activity that our general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. Any decision by our general partner to cause us or our subsidiaries to invest in activities will be subject to its fiduciary duties as modified by our partnership agreement. In general, our general partner is authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Power of Attorney

Each limited partner and each person who acquires a unit from a unitholder and executes and delivers a transfer application grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our partnership agreement.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Voting Rights

The approval of specified matters requires the limited partner vote specified below. Various matters require the approval of a “unit majority,” which means:

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during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

•	after the subordination period, the approval of a majority of the common units.

By virtue of the exclusion of those common units held by our general partner and its affiliates from the required vote, and by their ownership of all of the subordinated units, during the subordination period our general partner and its affiliates do not have the ability to ensure passage of, but do have the ability to ensure defeat of, any amendment which requires a unit majority.

In voting their common and subordinated units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us and our limited partners.

The following is a summary of the vote requirements specified for certain matters under our partnership agreement:

Amendment of our partnership agreement

Certain amendments may be made by our general partner without the approval of the limited partners. Other amendments generally require the approval of a unit majority. Please read “—Amendment of Our Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “—Merger, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “—Termination and Dissolution.”

Continuation of our partnership upon dissolution	Unit majority. Please read “—Termination and Dissolution.”

Withdrawal of our general partner

Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to March 31, 2017 in a manner which would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner

Not less than 66 2/3% of the outstanding common and subordinated units, voting as a single class, including common and subordinated units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of our general partner interest

Our general partner may transfer all, but not less than all, of its general partner interest in us, without a vote of our limited partners, to an affiliate or to another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to March 31, 2017. Please read “—Transfer of General Partner Interest.”

Transfer of incentive distribution rights

Except for transfers to an affiliate or to another person in connection with our general partner’s merger or consolidation with or into, or sale of all or substantially all of its assets to, such person, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to March 31, 2017. Please read “—Transfer of Incentive Distribution Rights.”

Transfer of ownership interests in our general partner	No approval required at any time. Please read “—Transfer of Ownership Interests in Our General Partner.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital that it is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right of, or exercise of the right by, the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for such a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from our partnership agreement.

We conduct business in two states. We may conduct business in other states in the future. Maintenance of our limited liability may require compliance with legal requirements in the jurisdictions in which Cheniere Energy Investments, LLC conducts business, including qualifying our subsidiaries to do business there. Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If, by virtue of our membership interest in Cheniere Energy Investments, LLC or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership statute, or that the right of, or exercise of the right, by the limited partners as a group, to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

During the subordination period, we may not issue any additional common units or units senior to our common units without the approval of the conflicts committee of the board of directors of our general partner. For any common units that we issue prior to June 30, 2009, we must increase the distribution reserve by an amount that our general partner, with the concurrence of the conflicts committee of its board of directors, determines is required to fund the initial quarterly distribution on such additional common units and related general partner units from their date of issuance through the distribution in respect of the quarter ending June 30, 2009. After the subordination period, our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of the conflicts committee.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to the common units.

Upon issuance of additional partnership securities, our general partner will have the right, but not the obligation, to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. Our general partner’s 2% interest in us will thus be reduced if we issue additional partnership securities in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest. In addition, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership securities to the extent necessary to maintain its and its affiliates’ percentage interest in us, whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may:

(1) enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

(2) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld at its option.

The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) and (2) above can be amended upon the approval of the holders of at least 90% of the outstanding limited partner units, voting together as a single class (including units owned by our general partner and its affiliates). Upon completion of this offering, affiliates of our general partner will own 92.3% of the outstanding limited partner units (approximately 91.2% if the underwriters exercise their option to purchase additional common units in full).

No Limited Partner Approval

Our general partner may generally make amendments to the partnership agreement without the approval of any limited partner or assignee to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•

a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that we and our subsidiaries will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•

any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•

mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance; or

•	any other amendments substantially similar to any of the matters described above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or assignee if our general partner determines that those amendments:

•	do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•

are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline, or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Limited Partner Approval

Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments described under “—No Limited Partner Approval.” No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding limited partner units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under Delaware law of any of our limited partners. Finally, our general partner may consummate any merger without the prior approval of our limited partners if we are the surviving entity in the transaction, the transaction would not result in a material amendment to our partnership agreement, each of our units will be an identical unit of our partnership following the transaction, the units to be issued do not exceed 20% of our outstanding units immediately prior to the transaction and our general partner has received an opinion of counsel regarding certain limited liability and tax matters.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of units representing a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation, other combination, or sale of ownership interests of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if our general partner has received an opinion of counsel regarding certain limited liability and tax matters, the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity and the governing instruments of the new entity provide our partners with the same rights and obligations contained in our partnership agreement. The limited partners are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

(1) the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

(2) at any time there are no limited partners, unless the partnership is continued without dissolution in accordance with the Delaware Act;

(3) the entry of a decree of judicial dissolution of our partnership pursuant to the provisions of the Delaware Act; or

(4) the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement.

Upon a dissolution under clause (4), the holders of a unit majority may also elect, within 180 days thereafter, to reconstitute us and continue our business on the same terms and conditions described in our partnership agreement by appointing as general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability under Delaware law of any limited partner; and

•

neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “How We Make Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that an immediate sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to March 31, 2017 without giving 90 days’ notice, obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after March 31, 2017, our general partner may withdraw as general partner, without first obtaining approval of any unitholder, by giving 90 days’ written notice, and such withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without common unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the limited partners. Please read “—Transfer of General Partner Interest” and “—Transfer of Incentive Distribution Rights.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding common and subordinated units, voting together as a single class, including units held by our general partner and its affiliates. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes. The ownership of more than 33 1/3% of the outstanding common and subordinated units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal. At the closing of this offering, affiliates of our general partner will own 92.3% of the outstanding common and subordinated units, in the aggregate (approximately 91.2% if the underwriters exercise their option to purchase additional common units in full).

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and no units held by our general partner and its affiliates are voted in favor of that removal:

•	the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the initial quarterly distribution on the common units will be extinguished; and

•

our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

In the event of removal of our general partner under circumstances where cause exists, or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for their fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner shall become a limited partner and the departing general partner’s general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due to it, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for the transfer by our general partner of all, but not less than all, of its general partner interest to:

•	an affiliate of our general partner (other than an individual), or

•

another entity in connection with the merger or consolidation of our general partner with or into such other entity or the transfer by our general partner of all or substantially all of its assets to such other entity, our general partner may not transfer all or any part of its general partner interest in our partnership to another person prior to March 31, 2017 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in Our General Partner

At any time, the owners of our general partner may sell or transfer all or part of their ownership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

Prior to March 31, 2017, our general partner, its affiliates or a subsequent holder may transfer their incentive distribution rights to an affiliate of the holder (other than an individual) or to another entity as part of the merger or consolidation of such holder with or into such entity, the transfer by such holder of all or substantially all of its assets to such entity, or the sale of all of the ownership interest in such holder without the prior approval of the unitholders. Any other transfers of the incentive distribution rights prior to March 31, 2017, will require the affirmative vote of holders of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. On or after March 31, 2017, the incentive distribution rights will be freely transferable.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Cheniere GP as our general partner or otherwise change management. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner provided that our general partner has notified such transferees in writing that the loss of voting rights shall not apply, or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.

Our partnership agreement also provides that if our general partner is removed without cause and no units held by our general partner and its affiliates are voted in favor of that removal:

•	the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the initial quarterly distribution on the common units will be extinguished; and

•

our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

Limited Call Right

If at any time our general partner and its affiliates hold more than 80% of the total limited partner interest of any class, then outstanding, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons. Following this offering, affiliates of our general partner will own approximately 52.7% of the common units (approximately 49.2% if the underwriters exercise their option to purchase additional common units in full). If the subordinated units convert into common units, an affiliate of our general partner will own approximately 92.3% of the common units (approximately 91.2% if the underwriters exercise their option to purchase additional common units in full).

The purchase price in the event of such an acquisition will be the greater of:

(1) the average of the daily closing prices of the partnership securities of such class over the 20 trading days preceding the date three days before the date the notice is mailed; and

(2) the highest price paid by our general partner or any of its affiliates for any partnership securities of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those partnership securities.

As a result of our general partner’s rights to purchase outstanding units, a holder of units may have his units purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material Tax Consequences—Disposition of Common Units.”

Non-Eligible Citizen; Redemption

If we or any of our subsidiaries is or becomes subject to any federal, state or local law or regulation that our general partner determines would create a substantial risk of cancellation or forfeiture of any property in which we or any of our subsidiaries has an interest based on the nationality, citizenship or other related status of a unitholder, our general partner, acting on our behalf, may at any time require each unitholders to certify that the unitholder is an Eligible Citizen. For this purpose, an Eligible Citizen means a person or entity qualified to hold an interest in real property in jurisdictions in which we or any of our subsidiaries does business or proposes to do business from time to time, and whose status as a unitholder our general partner determines does not or would not subject us or any of our subsidiaries to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

Non-Taxpaying Assignees; Redemption

If a unitholder fails to furnish a citizenship certification containing the required certification within 30 days after request or our general partner determines, with the advice of counsel, that a unitholder is not an Eligible Citizen we will have the right, which we may assign to any of our affiliates, to acquire all but not less than all of the units held by such unitholder. Further, the units will not be entitled to any allocations of income or loss, distributions or voting rights while held by such unitholder.

The purchase price in the event of such an acquisition for each unit held by such unitholder will be equal to the current market price as of the date three days before the date the notice is mailed.

The purchase price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Any such promissory note will bear interest at the rate of 5% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding limited partner units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Securities.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units as a single class.

Any notice, demand, request, report, or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner or Assignee

By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when the transfer and admission is reflected in our books and records. Except as described above under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement we will indemnify the following persons in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages, or similar events:

(1) our general partner;

(2) any departing general partner;

(3) any person who is or was an affiliate of our general partner or any departing general partner;

(4) any person who is or was a member, partner, director, officer, fiduciary or trustee of any entity described in (1), (2) or (3) above (other than any person who is or was our limited partner in such person’s capacity as such);

(5) any person who is or was serving as an officer, director, member, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner or any of their affiliates; or

(6) any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct expenses it incurs or payments it makes on our behalf and all other expenses incurred by our general partner in connection with operating our business. These expenses include the fees and expenses payable by us pursuant to management services agreements.

Books and Reports

Our general partner is required to keep appropriate books and records of our business at our principal offices. The books will be maintained for financial reporting purposes on an accrual basis. Our fiscal year is the calendar year.

We will mail or make available (by posting on our website or other reasonable means) to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also mail or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

(1) a current list of the name and last known address of each partner;

(2) a copy of our tax returns;

(3) information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

(4) copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

(5) information regarding the status of our business and financial condition; and

(6) any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Cheniere GP as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read “Units Eligible for Future Sale.”

UNITS ELIGIBLE FOR FUTURE SALE

After the sale of the common units offered by this prospectus, our general partner and its affiliates will hold, directly and indirectly, an aggregate of 13,916,357 common units and 135,383,831 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period. The sale of these common and subordinated units could have an adverse impact on the price of the common units or on any trading market that may develop.

The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three month period, the greater of:

•	1% of the total number of the securities outstanding; or

•	the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his common units for at least two years, would be entitled to sell common units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

The partnership agreement does not restrict our ability to issue equity securities at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read “The Partnership Agreement—Issuance of Additional Securities.”

Under our partnership agreement, our general partner and its affiliates have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of our partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our general partner will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, our general partner and its affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.

We, our subsidiaries and our general partner and its affiliates, including the directors and executive officers of our general partner, have agreed not to sell any common units for a period of 180 days after the date of this prospectus, subject to certain exceptions. Please read “Underwriting” for a description of these lock-up provisions.

MATERIAL TAX CONSEQUENCES

This section is a discussion of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Andrews Kurth LLP, counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Cheniere Energy Partners, L.P. and Cheniere Energy Investments, LLC.

The following discussion does not address all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs), employee benefit plans or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Andrews Kurth LLP and are based on the accuracy of the representations made by us and our general partner.

No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Andrews Kurth LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made in this discussion may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Andrews Kurth LLP has not rendered an opinion with respect to the following specific federal income tax issues: the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”); whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”); and whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage and processing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than     % of our current income is not qualifying income; however, this estimate could change from time to time. Based on and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Andrews Kurth LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income can change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Andrews Kurth LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and Cheniere Energy Investments, LLC will be disregarded as an entity separate from us for federal income tax purposes.

In rendering its opinion, Andrews Kurth LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Andrews Kurth LLP has relied include:

(a) Neither we nor Cheniere Energy Investments, LLC has elected nor will elect to be treated as a corporation; and

(b) For each taxable year, more than 90% of our gross income will be income that Andrews Kurth LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Andrews Kurth LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of Cheniere Energy Partners, L.P. will be treated as partners of Cheniere Energy Partners, L.P. for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Cheniere Energy Partners, L.P. for federal income tax purposes.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales.”

Items of our income, gain, loss and deduction would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their tax consequences of holding common units in Cheniere Energy Partners, L.P. The references to “unitholders” in the discussion that follow are to persons who are treated as partners in Cheniere Energy Partners, L.P.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income.    We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions.    Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis in his common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “—Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of the non-pro rata portion of that distribution over the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Ratio of Taxable Income to Distributions.    We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2009, will be allocated an amount of federal taxable income for that period that will be less than     % of the cash distributed with respect to that period. We anticipate that after the taxable year ending December 31, 2009, the ratio of allocable taxable income to cash distributions to the unitholders will increase. These estimates are based upon assumptions with respect to the establishment of cash reserves, capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower than our estimate above, and any differences could be material and could materially affect the value of the common units.

Basis of Common Units.    A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that amount is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or a unitholder’s salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when the unitholder disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections.    If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) to account for the difference between the tax basis and fair market value of property contributed to us by our general partner and its affiliates, referred to in this discussion as “Contributed Property.” These allocations are required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account credited with the tax basis of Contributed Property, referred to in the discussion as the “Book-Tax Disparity.” The effect of these allocations to a unitholder purchasing common units in this offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of this offering. In the event we issue additional common units or engage in certain other transactions in the future, “reverse Section 704(c) allocations,” similar to the Section 704(c) allocations described above, will be made to all holders of partnership interests, including purchasers of common units in this offering, to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property we hold at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in such amount and manner as is needed to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by Section 704(c), will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Andrews Kurth LLP is of the opinion that, with the exception of the issues described in “—Tax Consequences of Unit Ownership—Section 754 Election,” “—Uniformity of Units” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales.    A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Andrews Kurth LLP has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from loaning their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates.    In general, the highest effective United States federal income tax rate for individuals is currently 35% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15% if the asset disposed of was held for more than 12 months at the time of disposition.

Section 754 Election.    We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Where the remedial allocation method is adopted (which we will adopt, except as we otherwise determine with respect to certain goodwill properties), Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. If we elect a method other than the remedial method with respect to a goodwill property, Treasury Regulation Section 1.197-2(g)(3) generally requires that the Section 743(b) adjustment attributable to an amortizable Section 197 intangible, which includes goodwill property, should be treated as a newly-acquired asset placed in service in the month when the purchaser acquires the common unit. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. If we elect a method other than the remedial method, the depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the inside basis in such properties. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. If we elect a method other than the remedial method with respect to a goodwill property, the common basis of such property is not amortizable. Please read “—Uniformity of Units.”

Although Andrews Kurth LLP is unable to opine as to the validity of this approach because there is no controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets, and Treasury Regulation Section 1.197-2(g)(3). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Uniformity of Units.” A unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Common Units—Recognition of Gain or Loss.” The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a basis reduction or a built-in loss is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees.”

Initial Tax Basis, Depreciation and Amortization.    The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by our general partner and its affiliates. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Because we may determine not to adopt the remedial method of allocation with respect to any difference between the tax basis and the fair market value of goodwill at the time of an offering, we may not be entitled to any amortization deductions with respect to any goodwill conveyed to us on formation or held by us at the time of any future offering. Please read “—Uniformity of Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units—Recognition of Gain or Loss.”

The costs we incur in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may be able to amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees.    In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Andrews Kurth LLP is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements.    A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is generally required to notify us in writing of that purchase within 30 days after the purchase. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirement.

Constructive Termination.    We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year different from our taxable year, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6) and Treasury Regulation Section 1.197-2(g)(3). Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets, and Treasury Regulation Section 1.197-2(g)(3). Please read “—Tax Consequences of Unit Ownership—Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. Our counsel is unable to opine on the validity of any of these positions. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold tax at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will in all cases yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Andrews Kurth LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement names our general partner as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b) whether the beneficial owner is:

1. a person that is not a United States person;

2. a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

3. a tax-exempt entity;

(c) the amount and description of units held, acquired or transferred for the beneficial owner; and

(d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1) for which there is, or was, “substantial authority;” or

(2) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

Reportable Transactions.    If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “—Information Returns and Audit Procedures” above.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Accuracy-Related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We will initially own property or do business in Louisiana and Texas. We may also own property or do business in other jurisdictions. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Unit Ownership—Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend on, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns, that may be required of him. Andrews Kurth LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN CHENIERE ENERGY PARTNERS, L.P.

BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibits employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be fiduciaries of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

•

the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•

the entity is an “operating company,”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

•

there is no significant investment by “benefit plan investors,” which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above and IRAs (employee benefit plans not subject to ERISA, including governmental plans are not counted as “benefit plan investors”).

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in the first bullet point above.

Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC are acting as joint book-running managers of the offering and representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of common units set forth opposite the underwriter’s name.

Underwriters	Number of Common Units
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse Securities (USA) LLC.

Total	12,500,000

The underwriting agreement provides that the obligations of the underwriters to purchase the common units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the units (other than those covered by their option to purchase additional units described below) if they purchase any units.

The underwriters propose to offer some of the units directly to the public at the public offering price set forth on the cover page of this prospectus and some of the units to dealers at the public offering price less a concession not to exceed $             per unit. The underwriters may allow, and dealers may re-allow, a concession not to exceed $             per unit on sales to other dealers. If all of the units are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of our units offered by them.

The selling unitholder has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus to purchase up to 1,875,000 additional common units at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional units approximately proportionate to that underwriter’s initial purchase commitment.

We, our general partner, all of the officers and directors of our general partner and our principal beneficial unitholders have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup, dispose of or hedge any of our common units or any securities convertible into or exchangeable for our common units. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day period, we issue an earnings release, or material news or a material event relating to us occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Citigroup in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. Citigroup has no present intent or arrangement to release any of the securities subject to these lock-up agreements. The release of any lock-up is considered on a case-by-case basis. Factors in deciding whether to release common units may include the length of time before the lock-up expires, the number of units involved, the reason for the requested release, market conditions, the trading price of our common units, historical trading volumes of our common units and whether the person seeking the release is an officer, director or affiliate of us.

Prior to this offering, there has been no public market for our common units. Consequently, the initial public offering price for the units will be determined by negotiations between our general partner, the selling unitholder and the representatives. Among the factors considered in determining the initial public offering price will be our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded partnerships considered comparable to our partnership. We cannot assure you, however, that the prices at which the units will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common units will develop and continue after this offering.

We have applied to list our common units listed on the American Stock Exchange under the symbol “        .”

The following table shows the underwriting discounts and commissions that we and the selling unitholder are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units.

	No Exercise	Full Exercise
Paid by us per unit	$	$
Paid by the selling unitholder per unit
Total	$	$

We and the selling unitholder will pay our respective proportionate shares of a structuring fee equal to an aggregate of 0.50% of the gross proceeds from this offering. This fee will be paid to Citigroup Global Markets Inc. for evaluation, analysis and structuring of our partnership.

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions and the structuring fee, will be $             million, all of which will be paid by the selling unitholder.

In connection with the offering, the representatives on behalf of the underwriters may purchase and sell common units in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common units in excess of the number of units to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of units made in an amount up to the number of units represented by the underwriters’ option to purchase additional common units. In determining the source of units to close out the covered syndicate short position, the underwriters will consider, among other things, the price of units available for purchase in the open market compared to the price at which they may purchase units through their option to purchase additional common units. Transactions to close out the covered syndicate short position involve either purchases of the common units in the open market after the distribution has been completed or the exercise of their option to purchase additional common units. The underwriters may also make “naked” short sales of units in excess of their option to purchase additional common units. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of units in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when an underwriter repurchases units originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities, as well as purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the units. They may also cause the price of the units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the American Stock Exchange or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated have performed from time to time and are performing investment banking and advisory services for us for which they have received and will receive customary fees and expenses. Credit Suisse Securities (USA) LLC, one of the underwriters in this offering, was an initial purchaser in Sabine Pass LNG’s private placement of the Sabine Pass LNG notes. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated own an approximate one percent fully diluted, indirect ownership interest in us. In addition, John Deutch, a director of Citigroup, also serves on the board of directors of Cheniere. The underwriters may, from time to time, engage in other transactions with and perform other services for us in the ordinary course of our business.

A prospectus in electronic format may be made available by one or more of the underwriters. The representatives may agree to allocate a number of units to underwriters for sale to their online brokerage account holders. The representatives will allocate units to underwriters that may make Internet distributions on the same basis as other allocations. In addition, units may be sold by the underwriters to securities dealers who resell units to online brokerage account holders.

Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as an underwriter and should not be relied upon by investors.

We, our general partner and Cheniere (or our successors) have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for any such liabilities.

Because the National Association of Securities Dealers, Inc. views the common units offered by this prospectus as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD’s Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

VALIDITY OF THE COMMON UNITS

The validity of the common units will be passed upon for us and the selling unitholder by Andrews Kurth LLP, Houston, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

The combined financial statements of Sabine Pass LNG and its general partner and limited partner as of December 31, 2005 and 2004, and for the years ended December 31, 2005 and 2004 and the period from October 20, 2003 (date of inception) to December 31, 2003 included in this prospectus have been audited by UHY LLP, an independent registered public accounting firm, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheet of Cheniere Energy Partners, L.P. as of December 19, 2006 included in this prospectus has been audited by UHY LLP, an independent registered public accounting firm, as stated in their report appearing herein and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheet of Cheniere Energy Partners GP, LLC as of December 19, 2006 included in this prospectus has been audited by UHY LLP, an independent registered public accounting firm, as stated in their report appearing herein and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEPENDENT ENGINEER

Stone & Webster Management Consultants Inc. has prepared the Independent Engineer’s report that is included as Appendix B to this prospectus. The Independent Engineer’s report should be read in its entirety for complete information with respect to the subjects and issues discussed therein. As stated in the Independent Engineer’s report, the Independent Engineer has made a number of assumptions in reaching its conclusions, which are set forth therein, and has used the sources of information described therein. The Independent Engineer believes that the use of such information and assumptions is reasonable for the purposes of the Independent Engineer’s report. The Independent Engineer’s report has been included in this prospectus in reliance upon the conclusions therein and upon the Independent Engineer’s experience in the review of the design, development, construction and operation of projects similar to the Sabine Pass LNG receiving terminal.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-l regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a web site on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s web site and can also be inspected and copied at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

PRESENTATION OF INFORMATION

In this prospectus, unless the context otherwise requires:

•	Bcf means billion cubic feet;

•	Bcf/d means billion cubic feet per day;

•	EPC means engineering, procurement and construction;

•	EPCM means engineering, procurement, construction and management;

•	FERC means the Federal Energy Regulatory Commission;

•	LNG means liquefied natural gas;

•	MMcf/d means million cubic feet per day;

•	MMbtu means million British thermal units;

•	Tcf means trillion cubic feet; and

•	TUA means terminal use agreement.

CAUTIONARY STATEMENT

REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which are statements other than statements of historical fact. Forward-looking statements include, among others:

•	statements regarding our ability to pay distributions to our unitholders;

•

statements relating to the construction and operation of the Sabine Pass LNG receiving terminal, including statements concerning the completion or expansion thereof by certain dates or at all, the costs related thereto and certain characteristics, including amounts of regasification and storage capacity, the number of storage tanks and docks, pipeline deliverability and the number of pipeline interconnections, if any;

•	statements relating to the construction and operation of facilities related to the Sabine Pass LNG receiving terminal;

•	statements regarding our expected receipt of cash distributions from Sabine Pass LNG;

•	statements regarding our ability to make any acquisitions in the future or, if made, our ability to integrate them into our existing business and to operate them in a profitable manner;

•

statements regarding future levels of domestic natural gas production, supply or consumption; future levels of LNG imports into North America; sales of natural gas in North America; and the transportation, other infrastructure or prices related to natural gas, LNG or other energy sources or hydrocarbon products;

•	statements regarding any financing transactions or arrangements, or ability to enter into such transactions or arrangements;

•

statements regarding any TUA or other agreement to be entered into or performed substantially in the future, including any cash distributions and revenues anticipated to be received and the anticipated timing thereof, and statements regarding the amounts of total LNG regasification capacity that are, or may become, subject to TUAs or other contracts;

•	statements regarding counterparties to our TUAs, construction contracts and other contracts;

•	statements regarding any business strategy, any business plans or any other plans, forecasts, projections or objectives, any or all of which are subject to change;

•	statements regarding any independent engineer’s or other expert’s assumptions, estimates, projections or conclusions;

•	statements regarding conflicts of interest with Cheniere and its affiliates;

•	statements regarding legislative, governmental, regulatory, administrative or other public body actions, requirements, permits, investigations, proceedings or decisions; and

•	any other statements that relate to non-historical or future information.

These forward-looking statements are often identified by the use of terms such as “achieve,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “plan,” “project,” “propose,” “strategy” and similar terms. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in “ Risk Factors.” All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these risk factors. Other than as required under the securities laws, we assume no obligation to update or revise these forward-looking statements or provide reasons why actual results may differ.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners, Members and Stockholders of the

Combined Predecessor Entities

Houston, Texas

We have audited the accompanying combined balance sheets of the Combined Predecessor Entities (the “Company”), as defined in Note 1 to the combined financial statements, as of December 31, 2005 and 2004, and the related combined statements of operations, cash flows and changes in owners’ equity for the years ended December 31, 2005 and 2004 and the period from October 20, 2003 (date of inception) to December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion of these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of the Company as of December 31, 2005 and 2004, and the combined results of its operations and its cash flows for the years ended December 31, 2005 and 2004 and the period from October 20, 2003 (date of inception) to December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY LLP

Houston, Texas

December 19, 2006

THE COMBINED PREDECESSOR ENTITIES

A DEVELOPMENT STAGE ENTERPRISE

(As Defined in Note 1)

Combined Balance Sheets

	December 31,		September 30, 2006
	2005	2004
			(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,793	$21,822,032	$7,389
Restricted cash and cash equivalents	8,871,148	—	10,837,165
Accounts receivable	—	—	281,946
Advances to EPC contractor	8,086,700	—	2,732,528
Advances to affiliate	241,916	—	302,327
Derivative asset	423,211	—	2,546,884
Prepaid expenses	415,107	—	436,309
Other	4,750	23,259	30,603

TOTAL CURRENT ASSETS	18,047,625	21,845,291	17,175,151

PROPERTY, PLANT AND EQUIPMENT, net	270,739,878	211,590	563,937,734
DEBT ISSUANCE COSTS, net	18,496,739	1,245,951	25,928,606
LNG INTANGIBLE ASSETS	17,920	12,920	17,920
ADVANCES UNDER LONG-TERM CONTRACTS	—	—	4,880,110
OTHER	—	—	1,892,096
LONG-TERM DERIVATIVE ASSETS	1,837,209	—	—

TOTAL ASSETS	$309,139,371	$23,315,752	$613,831,617

LIABILITY AND OWNERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$—	$207,320	$6,532,250
Accrued liabilities	44,402,904	1,108,043	35,568,895
Accrued liabilities to affiliate	435,000	—	435,000

TOTAL CURRENT LIABILITIES	44,837,904	1,315,363	42,536,145

DEFERRED REVENUE	40,000,000	22,000,000	40,000,000
LONG-TERM DEBT	—	—	351,500,000
LONG-TERM DEBT—RELATED PARTY	37,376,851	—	—
PAYABLE TO AFFILIATE	35,108,487	7,417,617	35,230,444
INTEREST PAYABLE—RELATED PARTY	119,918	—	—
LONG-TERM DERIVATIVE LIABILITY	—	—	19,376,298
OTHER NON-CURRENT LIABILITIES	—	—	550,587
DISTRIBUTION PAYABLE	—	10,000,000	—
COMMITMENTS AND CONTINGENCIES	—	—	—

OWNERS’ EQUITY (DEFICIT)
Owners’ equity (deficit), including deficit accumulated during development stage of $11,672,117, $7,417,228 and $20,966,641 at December 31, 2005 and 2004 and at September 30, 2006, respectively.	149,881,982	(17,417,228)	141,263,566
Accumulated other comprehensive income (loss)	1,814,229	—	(16,625,423)

TOTAL OWNERS’ EQUITY (DEFICIT)	151,696,211	(17,417,228)	124,638,143

TOTAL LIABILITIES AND OWNERS’ EQUITY (DEFICIT)	$309,139,371	$23,315,752	$613,831,617

See accompanying notes to combined financial statements.

THE COMBINED PREDECESSOR ENTITIES

A DEVELOPMENT STAGE ENTERPRISE

(As Defined in Note 1)

Combined Statements of Operations

	Years Ended December 31,		Period from October 20, 2003 (Date of Inception) to December 31, 2003	Nine Months Ended September 30,		Period from October 20, 2003 (Date of Inception) to September 30, 2006
	2005	2004		2006	2005
				(unaudited)	(unaudited)	(unaudited)

REVENUES	$—	$—	$—	$—	$—	$—

EXPENSES
Legal	203,248	1,434,011	587,756	1,655	203,793	2,226,670
Professional	280,488	567,853	152,019	556,536	246,050	1,556,896
Technical consulting	—	2,579,235	1,971,416	25,909	—	4,576,560
Public relations	65,356	25,836	7,500	9,438	65,416	108,130
Land site rental	—	—	—	1,144,596	—	1,144,596
Travel and entertainment	45,441	34,475	15,521	54,134	18,752	149,571
Depreciation expense	12,635	—	—	35,260	7,466	47,895
Overhead charge from affiliates	4,094,015	—	—	2,972,361	2,858,063	7,066,376
Phase 2 development reimbursement to affiliate	—	—	—	4,526,826	—	4,526,826
Other	17,015	40,765	29,234	72,607	10,220	159,621

TOTAL EXPENSES	4,718,198	4,682,175	2,763,446	9,399,322	3,409,760	21,563,141

LOSS FROM OPERATIONS	(4,718,198)	(4,682,175)	(2,763,446)	(9,399,322)	(3,409,760)	(21,563,141)

OTHER INCOME
Interest income	112,701	28,393	—	156,212	103,955	297,306
Derivative gain (loss), net	342,926	—	—	(43,732)	(21,161)	299,194

TOTAL OTHER INCOME	455,627	28,393	—	112,480	82,794	596,500

NET LOSS	$(4,262,571)	$(4,653,782)	$(2,763,446)	$(9,286,842)	$(3,326,966)	$(20,966,641)

See accompanying notes to combined financial statements.

THE COMBINED PREDECESSOR ENTITIES

A DEVELOPMENT STAGE ENTERPRISE

(As Defined in Note 1)

Combined Statements of Owners’ Equity (Deficit)

	Owners’ Equity Excluding Accumulated Other Comprehensive Income (Loss)	Accumulated Other Comprehensive Income (Loss)	Total Owners’ Equity (Deficit)

Balance at October 20, 2003 (Inception)	$—	$—	$—

Comprehensive loss:
Net loss	(2,763,446)	—	(2,763,446)

Total comprehensive loss			(2,763,446)

Balance at December 31, 2003	(2,763,446)	—	(2,763,446)
Distributions	(10,000,000)	—	(10,000,000)
Comprehensive loss:
Net loss	(4,653,782)	—	(4,653,782)

Total comprehensive loss			(4,653,782)

Balance at December 31, 2004	(17,417,228)	—	(17,417,228)
Capital contributions	161,561,781		161,561,781
Rescinded distributions	10,000,000	—	10,000,000
Comprehensive loss:
Change in fair value of derivative instrument	—	1,814,229	1,814,229
Net loss	(4,262,571)	—	(4,262,571)

Total comprehensive loss			(2,448,342)

Balance at December 31, 2005	149,881,982	1,814,229	151,696,211
Capital contributions (unaudited)	668,426	—	668,426
Comprehensive loss: (unaudited)
Change in fair value of derivative instrument	—	(18,439,652)	(18,439,652)
Net loss	(9,286,842)		(9,286,842)

Total comprehensive loss			(27,726,494)

Balance at September 30, 2006 (unaudited)	$141,263,566	$(16,625,423)	$124,638,143

See accompanying notes to combined financial statements.

THE COMBINED PREDECESSOR ENTITIES

A DEVELOPMENT STAGE ENTERPRISE

(As Defined in Note 1)

Combined Statements of Cash Flows

	Years Ended December 31,		Period from October 20, 2003 (Date of Inception) to December 31, 2003	Nine Months Ended September 30,		Period from October 20, 2003 (Date of Inception) to September 30, 2006
	2005	2004		2006	2005
				(unaudited)	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,262,571)	$(4,653,782)	$(2,763,446)	$(9,286,842)	$(3,326,966)	$(20,966,641)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	12,635	—	—	35,260	7,466	47,895
Non-cash derivative (gain) loss	(361,918)	—	—	368,236	2,169	6,318
Change in operating assets and liabilities:						—
Prepaid expenses	(415,583)	—	—	(20,726)	(420,833)	(436,309)
Accounts payable and accrued liabilities	190,904	1,315,363	—	2,809,881	(1,103,146)	4,316,148
Accrued liabilities—affiliate	435,000	—	—	—	435,000	435,000
Deferred revenues	18,000,000	22,000,000	—	—	15,000,000	40,000,000
Payable to affiliate	(7,417,617)	4,553,501	2,864,116	—	(7,417,617)	—
Other	138,903	(23,259)	—	(136,455)	27,828	(20,811)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	6,319,753	23,191,823	100,670	(6,230,646)	3,203,901	23,381,600

CASH FLOWS FROM INVESTING ACTIVITIES
Advances to EPC contractor, net of transfers to construction-in-process	(8,086,700)	—	—	—	(16,173,400)	(8,086,700)
Advances to affiliate	(241,916)	—	—	(60,411)	(297,271)	(302,327)
Investment in restricted cash and cash equivalents	(8,871,148)	—	—	(1,966,017)	—	(10,837,165)
LNG terminal construction-in-process	(229,072,577)	—	—	(287,482,740)	(164,462,914)	(516,555,317)
Advances under long-term contracts	—	—	—	(4,880,110)	—	(4,880,110)
Other assets	—	—	—	(1,892,096)	—	(1,892,096)
Purchase of LNG site options	—	(115,590)	(96,000)	—	—	(211,590)
Purchase of fixed assets and LNG intangible assets	(64,269)	(8,250)	(4,670)	(101,849)	(64,270)	(179,038)

NET CASH USED IN INVESTING ACTIVITIES	(246,336,610)	(123,840)	(100,670)	(296,383,223)	(180,997,855)	(542,944,343)

CASH FLOWS FROM FINANCING ACTIVITIES
Debt issuance costs	(15,847,501)	(1,245,951)	—	(11,506,891)	(15,847,501)	(28,600,343)
Borrowings from Sabine Pass Credit Facility	—	—	—	351,500,000	—	351,500,000
Proceeds from subordinated note borrowings	37,376,851	—	—	—	—	37,376,851
Affiliate payable	35,108,487	—	—	—	—	35,108,487
Repayment of subordinated note payable to affiliate	—	—	—	(37,376,851)	—	(37,376,851)
Partner contributions	161,561,781	—	—	5,000	171,849,782	161,566,781

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	218,199,618	(1,245,951)	—	302,621,258	156,002,281	519,574,925

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(21,817,239)	21,822,032	—	7,389	(21,791,673)	12,182

CASH AND CASH EQUIVALENTS—beginning of year	21,822,032	—	—	—	21,822,032	(4,793)

CASH AND CASH EQUIVALENTS—end of year	$4,793	$21,822,032	$—	$7,389	$30,359	$7,389

NON-CASH INVESTING AND FINANCING ACTIVITIES
Partner contributions	$—	$—	$—	$663,426	$—	$663,426
Distribution payable	$(10,000,000)	$10,000,000	$—	$—	$(10,000,000)	$—

Construction-in-process and debt issuance additions funded with accrued liabilities	$42,812,364	$—	$—	$37,700,724	$10,968,289	$37,700,724

See accompanying notes to combined financial statements.

THE COMBINED PREDECESSOR ENTITIES

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION

Cheniere Energy Partners, L.P. (“Cheniere Energy Partners”) is a Delaware limited partnership formed on November 21, 2006 by Cheniere LNG Holdings, LLC (the “Limited Partner”) and Cheniere Energy Partners GP, LLC (the “General Partner”), both of which are indirect, wholly-owned subsidiaries of Cheniere Energy, Inc. (“Cheniere”). Cheniere Energy Partners was formed to develop, own and operate the Sabine Pass liquefied natural gas, or LNG, receiving and regasification facility, in western Cameron Parish, Louisiana on the Sabine Pass Channel (the “Sabine Pass LNG Receiving Terminal”). Cheniere Energy Partners is in the process of registering its common units, representing limited partner interests, to be sold in an initial public offering (the “Offering”).

As of September 30, 2006, the following entities were determined in accordance with the Rules and Regulations of the U.S. Securities and Exchange Commission to represent the Combined Predecessor Entities (collectively, the “Company” and individually, a “Predecessor Entity”) of Cheniere Energy Partners:

•	Sabine Pass LNG-GP, Inc. (“Sabine Pass GP”) is a Delaware corporation owned by the Limited Partner and was formed in 2004 to be the general partner of Sabine Pass LNG, L.P. (“Sabine Pass LNG”).

•	Sabine Pass LNG-LP, LLC (“Sabine Pass LP”) is a Delaware limited liability company owned by the Limited Partner and was formed in 2004 to be the limited partner of Sabine Pass LNG.

•	Sabine Pass LNG is a Delaware limited partnership, formed with one general partner, Sabine Pass GP, and one limited partner, Sabine Pass LP, which owns the entire interest in the Sabine Pass LNG Receiving Terminal. Sabine Pass LNG is in the development stage, and the purpose of this limited partnership is to own and operate the Sabine Pass LNG Receiving Terminal.

At the closing of the Offering, the Predecessor Entities will be contributed to Cheniere Energy Partners.

NOTE 2—DEVELOPMENT STAGE OPERATIONS

The Company was formed on October 20, 2003 (the earliest formation date of the Combined Predecessor Entities). Operations to date have been devoted to preconstruction and construction activities. Although the Company obtained the Federal Energy Regulatory Commission (“FERC”) approval to commence construction of the Sabine Pass LNG Receiving Terminal in March 2005, arranged financing in February 2005, and began construction of the Sabine Pass LNG Receiving Terminal in March 2005, the ultimate profitability of the Company will depend on, among other factors, the successful completion of construction of the Sabine Pass LNG Receiving Terminal and the commencement of commercial operation, which is not expected until the second quarter of 2008.

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Because common control exists among the Combined Predecessor Entities, the Company’s combined financial statements reflect the financial statements of the Combined Predecessor Entity on a combined basis for the periods presented. All significant intercompany items have been eliminated.

The Company’s combined financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

THE COMBINED PREDECESSOR ENTITIES

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

LNG Site Related Costs

LNG site related costs include costs related to options to lease land that is used for the Sabine Pass LNG Receiving Terminal. Such costs are capitalized and are amortized on a straight-line basis over their estimated useful lives.

Land Site Rentals

From inception to December 31, 2005, rental costs associated with ground or building operating leases that were incurred during the construction period were capitalized as part of LNG terminal construction-in-process. However, beginning January 1, 2006, these rental costs will be expensed in accordance with Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) 13-1, Accounting for Rental Costs Incurred During a Construction Period, which is discussed below.

LNG Intangible Assets

LNG intangible assets include the costs of certain permits for the Sabine Pass LNG Receiving Terminal. Amortization will begin when the Sabine Pass LNG Receiving Terminal is operational and will be calculated on the straight-line method over the estimated useful life of the Sabine Pass LNG Receiving Terminal.

Debt Issuance Costs

Debt issuance costs consist primarily of fees directly associated with arranging project debt financing related to the Sabine Pass LNG Receiving Terminal currently under construction. These costs are capitalized and are amortized to interest expense over the term of the related debt facility.

Revenue Recognition

LNG regasification capacity fees are recognized as revenue over the term of the respective terminal use agreements (“TUAs”). Advance capacity reservation fees are initially deferred.

Income Taxes

Certain of the Company’s Predecessor Entities are partnership entities not taxable for federal income tax purposes. As such, these entities do not directly pay federal income tax, and as such, no provision or liability for federal income taxes is included in the accompanying financial statements.

Under the terms of the Sabine Pass Credit Facility (see Note 11), beginning with the quarter that Sabine Pass LNG begins commercial operation, Sabine Pass LNG will generally be allowed to make quarterly cash distributions to Sabine Pass LP equal to the amount that would be due as quarterly estimated tax payments in respect of the federal and state income and franchise tax liabilities that would have been accrued if Sabine Pass LNG were a separate corporation that was subject to federal and state income and franchise taxes. There were no estimated tax cash distributions made during the calendar year ended December 31, 2005.

THE COMBINED PREDECESSOR ENTITIES

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and cash equivalents and restricted cash. The Company maintains cash balances at financial institutions, which may at times be in excess of federally insured levels. The Company has not incurred losses related to these balances to date.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures for major renewals and betterments are capitalized while expenditures for maintenance and repairs are charged to expense as incurred. Interest costs incurred on debt obtained for the construction of property, plant and equipment are capitalized as construction-in-progress over the life of the project or related debt, whichever is shorter. Depreciation of computer and office equipment, computer software, leasehold improvements and vehicles is computed using the straight-line method over estimated useful lives of the assets, which range from two to ten years. Upon retirement or other disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the account and the resulting gains or losses are recorded in operations.

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-lived Assets, management periodically reviews for impairment of property, plant and equipment whenever events or changes in circumstances have indicated that the carry amount of property, plant and equipment might not be recoverable. No such impairment has been recorded for the years ended December 31, 2005 or 2004.

Cash Flow Hedges

The Company uses cash flow hedges to limit exposure to variability in expected future cash flows (in the Company’s case, the variability of floating interest rate exposure). The hedged item (the underlying risk) is generally unrecognized (i.e., not recorded on the Combined Balance Sheet prior to settlement), and any changes in the fair value, therefore, will not be recorded within earnings. Conceptually, if a cash flow hedge is effective, this means that a variable, such as a movement in interest rates, has been effectively fixed so that any fluctuations will have no net result on either cash flows or earnings. Therefore, if the changes in fair value of the hedged item are not recorded in earnings, then the changes in fair value of the hedging instrument (the derivative) must also be excluded from the Combined Statement of Operations or else a one-sided net impact on earnings will be reported, despite the fact that the establishment of the effective hedge results in no net economic impact. To prevent such a scenario from occurring, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, requires that the fair value of a derivative instrument designated as a cash flow hedge be recorded as an asset or liability on the Combined Balance Sheet, but with the offset reported as part of other comprehensive income, to the extent that the hedge is effective. Any ineffective portion will be reflected in earnings.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

THE COMBINED PREDECESSOR ENTITIES

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

New Accounting Pronouncements

In October 2005, the FASB issued FSP 13-1, Accounting for Rental Costs Incurred During a Construction Period, to address the accounting for rental costs associated with operating leases that are incurred during a construction period. FSP 13-1 requires rental costs associated with ground or building operating leases that are incurred during a construction period to be recognized as rental expense. FSP 13-1 is effective in fiscal years beginning after December 31, 2005. Accordingly, the Company will adopt the new standard during fiscal year 2006. As of December 31, 2005, the Company had capitalized $1,501,277 in rental costs related to the Sabine Pass LNG Receiving Terminal site lease. The Company will begin expensing these rental costs effective January 1, 2006.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments—An Amendment of FASB Statements No. 133 and 140. SFAS No. 155 provides entities with relief from having to separately determine the fair value of an embedded derivative that would otherwise be required to be bifurcated from its host contract in accordance with SFAS No. 133. SFAS No. 155 allows an entity to make an irrevocable election to measure such a hybrid financial instrument at fair value in its entirety, with changes in fair value recognized in earnings. SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company believes that the adoption of SFAS No. 155 will not have a material impact on the Company’s financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets—An Amendment to FASB Statement No. 140. Once effective, SFAS No. 156 will require entities to recognize a servicing asset or liability each time they undertake an obligation to service a financial asset by entering into a servicing contract in certain situations. This statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value and permits a choice of either the amortization or fair value measurement method for subsequent measurement. The effective date of this statement is for annual periods beginning after September 15, 2006, with earlier adoption permitted as of the beginning of an entity’s fiscal year provided the entity has not issued any financial statements for that year. The Company does not plan to adopt SFAS No. 156 early, and the Company does not believe that it will have a material impact on its financial position, results of operations or cash flows.

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This new standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The provisions of FIN No. 48 are to be applied to all tax positions upon initial adoption of this standard. Only tax positions that meet the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized upon adoption of FIN No. 48. The cumulative effect of applying the provisions of FIN No. 48 should be reported as an adjustment to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that fiscal year. The provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006. Earlier application is permitted as long as the enterprise has not yet issued financial statements, including interim financial statements, in the period of adoption. The Company believes that the adoption of FIN No. 48 will not have a material impact on its financial position, results of operations or cash flows.

THE COMBINED PREDECESSOR ENTITIES

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

In July 2006, the FASB issued FSP No. FAS 13-2, Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction. FSP No. FAS 13-2 requires that changes in the projected timing of income tax cash flows generated by a leveraged lease transaction be recognized as a gain or loss in the year in which the change occurs. The pretax gain or loss is required to be included in the same line item in which the leveraged lease income is recognized, with the tax effect being included in the provision for income taxes. FSP No. FAS 13-2 is effective for fiscal years beginning after December 15, 2006. The Company believes that the adoption of FSP No. FAS 13-2 will not have a material impact on its financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption permitted. The Company is currently determining the effect, if any, that the adoption of SFAS No. 157 will have on its financial statements.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plan—an amendment of FASB Statement No. 87, 88, 106 and 132(R). SFAS No. 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and recognize changes in the funded status in the year in which the changes occur. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. The Company believes that the adoption of SFAS No. 158 will not have a material impact on its financial position, results of operations or cash flows.

In September 2006, the FASB issued FSP No. AUG AIR-1, Accounting for Planned Major Maintenance Activities. FSP No. AUG AIR-1 prohibits the use of the accrue-in-advance method for accounting for major maintenance activities and confirms the acceptable methods of accounting for planned major maintenance activities. FSP No. AUG AIR-1 is effective for the first fiscal year beginning after December 15, 2006. The Company believes that the adoption of FSP No. AUG AIR-1 will not have a material impact on its financial position, results of operations or cash flows.

NOTE 4—RESTRICTED CASH AND CASH EQUIVALENTS

In February 2005, the Company entered into an $822,000,000 credit facility (the “Sabine Pass Credit Facility”) with an initial syndicate of 47 financial institutions. Société Générale serves as the administrative agent and HSBC Bank USA, National Association (“HSBC”) serves as collateral agent (see Note 11). Under the terms and conditions of the Sabine Pass Credit Facility, all cash held by the Company is controlled by the collateral agent. These funds can only be released by the collateral agent upon receipt of satisfactory documentation that the Sabine Pass LNG Receiving Terminal’s initial phase (“Phase 1”) project costs are bona fide expenditures and are permitted under the terms of the Sabine Pass Credit Facility. The Sabine Pass Credit Facility does not permit the Company to hold any cash or cash equivalents outside of the accounts established under the agreement. Because these cash accounts are controlled by the collateral agent, the Company’s cash balance of $8,871,148 held in these accounts as of December 31, 2005 is classified as restricted on the accompanying Combined Balance Sheet.

THE COMBINED PREDECESSOR ENTITIES

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

NOTE 5—ADVANCES TO EPC CONTRACTOR

In December 2004, the Company entered into a lump-sum turnkey engineering, procurement and construction (“EPC”) contract with Bechtel Corporation (“Bechtel”) to construct Phase 1 of the Sabine Pass LNG Receiving Terminal. Under the EPC contract, the Company was required to make a 5% advance payment to Bechtel upon issuance of the final notice to proceed (“NTP”) related to the construction of Phase 1. A payment of $32,346,800 was made to Bechtel in March 2005 when the NTP was issued, and the amount was classified as a current asset on the Combined Balance Sheet. In accordance with the payment schedule included in the EPC contract, $2,695,567 per month is being reclassified to construction-in-process over a twelve-month period. As of December 31, 2005, the remaining balance of the advance was $8,086,700.

NOTE 6—PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is comprised of LNG terminal construction-in-progress expenditures, LNG site and related costs and fixed assets, as follows:

	December 31, 2005	December 31, 2004	September 30, 2006
			(unaudited)
LNG TERMINAL COSTS
LNG terminal construction-in-progress	$270,488,707	$—	$563,625,264
LNG site and related costs, net	204,537	211,590	199,247

Total LNG terminal costs	270,693,244	211,590	563,824,511

FIXED ASSETS
Computer and office equipment	3,958	—	19,244
Computer software	19,698	—	33,331
Leasehold improvements	10,000	—	10,000
Vehicles	25,613	—	98,543
Accumulated depreciation	(12,635)	—	(47,895)

Total fixed assets, net	46,634	—	113,223

PROPERTY, PLANT AND EQUIPMENT, NET	$270,739,878	$211,590	$563,937,734

Once placed into service, the LNG terminal construction-in-process costs will be depreciated using the straight-line depreciation method. The Company is in the process of determining the most appropriate approach in grouping identifiable components with similar estimated useful lives. Estimated useful lives for components, once construction is completed, are currently estimated to range between 10 and 50 years.

In February 2005, Phase 1 of the Sabine Pass LNG Receiving Terminal satisfied the criteria for capitalization. Accordingly, costs associated with the construction of Phase 1 of the Sabine Pass LNG Receiving Terminal have been capitalized as construction-in-process since that time. Depreciation expense related to the Company’s fixed assets totaled $12,635 and $0 for the years ended December 31, 2005 and 2004, respectively. During the year ended December 31, 2005, the Company had capitalized $5,332,546 of interest expense, which consisted only of amortization of debt issuance costs and commitment fees, as no borrowings had been made under the Sabine Pass Credit Facility as of December 31, 2005. The Company did not record any capitalized interest expense during the year ended December 31, 2004.

THE COMBINED PREDECESSOR ENTITIES

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

NOTE 7—DEBT ISSUANCE COSTS

As of December 31, 2005 and 2004, the Company had capitalized $18,496,739 and $1,245,951, respectively (net of accumulated amortization of $1,679,213 and $0, respectively) of costs directly associated with the arrangement of the Sabine Pass Credit Facility. The debt issuance costs are amortized over a period of ten years, the term of the facility. Although no borrowings were outstanding as of December 31, 2005 or 2004, the amortization of the debt issuance cost is recorded to interest expense and subsequently capitalized as construction-in-process during the construction period of the Sabine Pass LNG Receiving Terminal. For the years ended December 31, 2005 and 2004, the amount amortized and capitalized was $1,679,213 and $0, respectively.

NOTE 8—DERIVATIVE INSTRUMENTS

Interest Rate Derivative Instruments

In connection with the closing of the Sabine Pass Credit Facility in February 2005, the Company entered into swap agreements (“Swaps”) with HSBC and Société Générale. Under the terms of the Swaps, the Company will be able to hedge against rising interest rates, to a certain extent, with respect to its drawings under the Sabine Pass Credit Facility, up to a maximum amount of $700,000,000. The Swaps have the effect of fixing the LIBOR component of the interest rate payable under the Sabine Pass Credit Facility with respect to hedged drawings under the Sabine Pass Credit Facility up to a maximum of $700,000,000 at 4.49% from July 25, 2005 through March 25, 2009 and at 4.98% from March 26, 2009 through March 25, 2012. The final termination date of the Swaps is March 25, 2012.

Accounting for Hedges

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, establishes accounting and reporting standards for derivative instruments. Under SFAS No. 133, the Company is required to record derivatives on its Combined Balance Sheet as either an asset or liability measured at their fair value, unless exempted from derivative treatment under the normal purchase and normal sale exception. Changes in the fair value of derivatives are recognized currently in earnings unless specific hedge criteria are met. These criteria require that the derivative is determined to be effective as a hedge and that it is formally documented and designated as a hedge.

The Company has determined that the Swaps qualify as cash flow hedges within the meaning of SFAS No. 133 and has designated them as such. At inception, the Company determined the hedging relationship of the Swaps and the underlying debt to be highly effective. The Company will continue to assess the hedge effectiveness of the Swaps on a quarterly basis in accordance with the provisions of SFAS No. 133.

SFAS No. 133 provides that the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow hedging instrument be reported as a component of other comprehensive income (“OCI”) and be reclassified into earnings in the same period during which the hedged forecasted transaction affects earnings. The remaining gain or loss on the derivative instrument, if any, must be recognized currently in earnings. For the year ended December 31, 2005, the Company recognized net derivative gains of $342,926 into earnings. If the forecasted transaction is no longer probable of occurring, the associated gain or loss recorded in OCI is recognized currently in earnings.

THE COMBINED PREDECESSOR ENTITIES

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Below is a reconciliation of the net derivative liability to the Company’s accumulated OCI as of December 31, 2005 and September 30, 2006:

	December 31, 2005	September 30, 2006
		(unaudited)
Net derivative asset (liability)	$2,176,147	$(16,548,046)
Effective non-cash items	(342,926)	(49,210)
Ineffective non-cash items	(18,992)	(28,167)

Accumulated OCI	$1,814,229	$(16,625,423)

The maximum length of time over which the Company has hedged its exposure to the variability in future cash flows for forecasted transactions is seven years under the Swaps. As of December 31, 2005, $548,037 of accumulated net deferred gains on the Swaps, currently included in OCI, was expected to be reclassified to earnings during the next twelve months, assuming no change in the LIBOR forward curve at December 31, 2005. The actual amounts that will be reclassified will likely vary based on the probability that interest rates will, in fact, change. Therefore, the Company is unable to predict what the actual reclassification from OCI to earnings (positive or negative) will be for the next twelve months.

NOTE 9—ACCRUED LIABILITIES

Accrued liabilities consisted of the following:

	December 31,		September 30, 2006
	2005	2004
			(unaudited)
LNG terminal construction costs	$39,729,865	$—	$31,070,624
Interest and related debt fees	4,639,523	—	4,498,271
Professional and legal services	33,516	933,006	—
Other	—	175,037	—
Affiliate	435,000	—	435,000

	$44,837,904	$1,108,043	$36,003,895

NOTE 10—DEFERRED REVENUES

In November 2004, Total LNG USA, Inc. (“Total”) paid the Company a nonrefundable advance capacity reservation fee of $10,000,000 in connection with the reservation of approximately 1.0 Bcf/d of LNG regasification capacity at the Sabine Pass LNG Receiving Terminal. An additional advance capacity reservation fee payment of $10,000,000 was paid by Total to the Company in April 2005. The advance capacity reservation fee payments will be amortized over a 10-year period after operations commence as a reduction of Total’s regasification capacity fee under its TUA. As a result, the Company has recorded the advance capacity reservation payments that it received, although non-refundable, as deferred revenue to be amortized to income over the corresponding 10-year period.

In November 2004, the Company also entered into a TUA to provide Chevron U.S.A., Inc. (“Chevron”), with approximately 700 MMcf/d of LNG regasification capacity at the Sabine Pass LNG Receiving Terminal. In December 2005, Chevron USA exercised its option to increase its reservation capacity by approximately 300

THE COMBINED PREDECESSOR ENTITIES

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

MMcf/d to approximately 1.0 Bcf/d and paid the Company and additional $3,000,000 advance capacity reservation fee. As of December 31, 2005, Chevron USA had made advance capacity reservation fee payments to the Company totaling $20,000,000, with $12,000,000 paid in 2004 and $8,000,000 paid in 2005. These capacity reservation fee payments will be amortized over a 10-year period as a reduction of Chevron USA’s regasification capacity fee under its TUA. As a result, the Company has recorded the advance capacity reservation payments that it received, although non-refundable, as deferred revenue to be amortized to income over the corresponding 10-year period.

As of December 31, 2005 and 2004, the Company had recorded $40,000,000 and $22,000,000, respectively, as deferred revenue on the Combined Balance Sheet related to advance capacity reservation fee payments.

NOTE 11—LONG-TERM DEBT

In February 2005, the Company entered into an $822,000,000 Sabine Pass Credit Facility with an initial syndicate of 47 financial institutions. Société Générale serves as the administrative agent and HSBC Bank, USA serves as collateral agent. The Sabine Pass Credit Facility will be used to fund a substantial majority of the costs of constructing and placing into operations Phase 1 of the Company’s Sabine Pass LNG Receiving Terminal. Unless the Company decides to terminate availability earlier, the Sabine Pass Credit Facility will be available until no later than April 1, 2009, after which time any unutilized portion of the Sabine Pass Credit Facility will be permanently canceled. Before the Company could make an initial borrowing under the Sabine Pass Credit Facility, it was required to provide evidence that it had funded the first $233,715,000 of project costs through equity contributions, cash on-hand and other means. As of December 31, 2005, this requirement had been met.

At December 31, 2005, there were no borrowings outstanding under the Sabine Pass Credit Facility. Borrowings under the Sabine Pass Credit Facility bear interest at a variable rate equal to LIBOR plus the applicable margin. The applicable margin varies from 1.25% to 1.625% during the term of the Sabine Pass Credit Facility. The Sabine Pass Credit Facility provides for a commitment fee of 0.50% per annum on the daily committed, undrawn portion of the facility. Annual administrative fees must also be paid to the administrative and collateral agents.

The principal of loans made under the Sabine Pass Credit Facility must be repaid in semiannual installments commencing six months after the later of (i) the date that substantial completion of the project occurs under the EPC agreement and (ii) the commercial start date under the Total TUA. The Company may specify an earlier date to commence repayment upon satisfaction of certain conditions. In any event, payments under the Sabine Pass Credit Facility must commence no later than October 1, 2009, and all obligations under the Sabine Pass Credit Facility mature and must be fully repaid by February 25, 2015.

In connection with the closing of the Sabine Pass Credit Facility, the Company entered into Swaps with HSBC and Société Générale. Under the terms of the Swaps, the Company will be able to hedge against rising interest rates, to a certain extent, with respect to its drawings under the Sabine Pass Credit Facility, up to a maximum amount of $700,000,000. The Swaps have the effect of fixing the LIBOR component of the interest rate payable under the Sabine Pass Credit Facility with respect to hedged drawings under the Sabine Pass Credit Facility, up to a maximum of $700,000,000, at 4.49% from July 25, 2005 to March 25, 2009, and at 4.98% from March 26, 2009 through March 25, 2012. The final termination date of the Swaps will be March 25, 2012 (see Note 8).

During the construction period, all interest costs, including amortization of related debt issuance costs and commitment fees, will be capitalized as part of the total cost of Phase 1 of the Company’s Sabine Pass LNG

THE COMBINED PREDECESSOR ENTITIES

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Receiving Terminal. As of December 31, 2005, $5,322,547 in commitment fees and amortization of debt issuance costs had been capitalized and included in LNG terminal construction-in-process.

In November 2005, to fund expenditures related to the Sabine Pass LNG Receiving Terminal, the Company entered into a subordinated promissory note with an affiliate, Cheniere LNG Financial Services, Inc., that bears interest at LIBOR plus a 3.00% margin and terminates on June 30, 2015. As of December 31, 2005, the unpaid principal balance of the subordinated promissory note was $37,376,851. The entire principal is due and payable on June 30, 2015.

NOTE 12—RELATED PARTY TRANSACTIONS

As of December 31, 2005 and 2004, the Company had $241,916 and $0, respectively, of advances to affiliates.

During 2005, the Company paid a management fee of $435,000 per month to affiliated parties totaling $4,412,143 since inception through December 31, 2005, which is included as an overhead charge from affiliates within the accompanying Combined Statement of Operations, net of $318,128 capitalized. As of December 31, 2005 and 2004, the Company had $435,000 and $0, respectively, of accrued liabilities to affiliates related to these management fees.

From October 20, 2003 (Date of Inception) through December 31, 2004, the Company’s activities were 100% funded by wholly-owned subsidiaries of Cheniere. During 2005, financing was obtained through a third party (see Note 11). As of December 31, 2005 and 2004, the Company owed Cheniere $0 and $7,417,617, respectively. On November 10, 2004, the Company declared a distribution to Sabine Pass LNG-LP Interests, LLC in the amount of $10,000,000. This amount was subsequently reversed in 2005, as the distribution was rescinded and not paid. In November 2004, Sabine Pass LNG-LP Interests, LLC was merged into Cheniere LNG-LP Interests, LLC. In February 2005, Cheniere LNG-LP Interests, LLC formed Sabine Pass LNG-LP, LLC and contributed the limited partner interest in the Sabine Pass LNG Receiving Terminal to the Company.

As of December 31, 2005, the Company owed an affiliated entity $35,108,487.

NOTE 13—COMMITMENTS AND CONTINGENCIES

LNG Site Leases

In January 2005, the Company exercised its options and entered into three land leases for the Sabine Pass LNG Receiving Terminal site. The leases have an initial term of 30 years, with options to renew for six 10-year extensions with similar terms as the initial term. In February 2005, two of the three leases were amended, thereby increasing the total acreage under lease to 853 acres and increasing the annual lease payments to $1,501,000. The annual lease payments will be adjusted for inflation based on a consumer price index, as defined in the lease agreements, every five years. As of December 31, 2005, the Company was obligated to make future payments totaling $43,529,000, subject to adjustment for inflation. For 2005, these payments were capitalized as part of the construction cost of the Sabine Pass LNG Receiving Terminal; however, beginning January 2006, these lease payments had been expensed as required by FSP 13-1.

For the year ended December 31, 2005, the Company capitalized $1,501,000 of LNG site lease costs.

THE COMBINED PREDECESSOR ENTITIES

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

LNG Commitments

The Company has entered into TUAs with Total and Chevron USA to provide berthing for LNG tankers and for the unloading, storage and regasification of LNG at the Sabine Pass LNG Receiving Terminal.

EPC Agreement

In December 2004, the Company entered into a lump-sum turnkey EPC agreement with Bechtel pursuant to which Bechtel is providing services for the engineering, procurement and construction of Phase 1 of the Sabine Pass LNG Receiving Terminal. In December 2004, a limited notice to proceed (“LNTP”) was issued and accepted by Bechtel, at which time Bechtel was required to promptly commence performance of certain off-site engineering and preparatory work under the EPC agreement. In early April 2005, a final NTP was issued, and Bechtel commenced all other aspects of work under the EPC agreement. The Company agreed to pay Bechtel a contract price of $646,936,000 plus certain reimbursable costs. This contract price is subject to adjustment for changes in certain commodity prices, contingencies, change orders and other items. Payments under the EPC agreement will be made in accordance with the payment schedule set forth in the EPC agreement. The contract price and payment schedule, including milestones, may be amended only by change order. Bechtel will be liable to the Company for certain delays in achieving substantial completion, minimum acceptance criteria and performance guarantees. Bechtel will be entitled to a scheduled bonus of $12,000,000, or a lesser amount in certain cases, if on or before April 3, 2004, Bechtel completes construction sufficient to achieve, among other requirements specified in the EPC agreement, a sendout rate of a least 2.0 Bcf/d for a minimum sustained test period of 24 hours. Bechtel will be entitled to receive an additional bonus of up to $67,000 per day (up to a maximum of $6,000,000) for each day that commercial operation is achieved prior to April 1, 2008.

Operation and Maintenance Agreement

In February 2005, Sabine Pass LNG entered into an Operation and Maintenance Agreement, or O&M Agreement, with Cheniere LNG O&M Services, L.P., or O&M Services, an indirect wholly-owned subsidiary of Cheniere. Pursuant to the O&M Agreement, O&M Services agreed to provide all necessary services required to construct, operate and maintain the Sabine Pass LNG Receiving Terminal. The O&M Agreement will remain in effect until 20 years after substantial completion of the Sabine Pass LNG Receiving Terminal. Prior to substantial completion of the Sabine Pass LNG Receiving Terminal, Sabine Pass LNG is required to pay a fixed monthly fee of $95,000 (indexed for inflation). The fixed monthly fee will increase to $130,000 (indexed for inflation) upon substantial completion of the Sabine Pass LNG Receiving Terminal, and O&M Services will thereafter be entitled to a bonus equal to 50% of the salary component of labor costs in certain circumstances to be agreed upon between Sabine Pass LNG and O&M Services at the beginning of each operating year. In addition, Sabine Pass LNG is required to reimburse O&M Services for its operating expenses, which consist of labor, maintenance, land lease and insurance expenses, and for maintenance capital expenditures.

Sabine Pass LNG General Partner Management Services Agreement

In September 2006, Sabine Pass GP entered into a Management Services Agreement (the “general partner MSA”) with Cheniere LNG Terminals, Inc. (“Cheniere Terminals”). Pursuant to the general partner MSA, Cheniere Terminals provides to Sabine Pass GP the technical, financial, staffing and related support necessary to allow it to meet its obligations to Sabine Pass LNG under the a management services agreement entered into between Sabine Pass LNG and Sabine Pass GP. Under the general partner MSA, Sabine Pass GP will pay Cheniere Terminals amounts that it receives from Sabine Pass LNG for management of the Sabine Pass LNG Receiving Terminal, which, prior to substantial completion of construction of the Sabine Pass LNG Receiving

THE COMBINED PREDECESSOR ENTITIES

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Terminal, is a monthly fixed fee of $340,000 (indexed for inflation) and thereafter, $520,000 (indexed for inflation).

Legal Proceedings

The Company may in the future be involved as a party to various legal proceedings, which are incidental to the ordinary course of business. The Company regularly analyzes current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters. In the opinion of management and legal counsel, as of December 31, 2005, there were no threatened or pending legal matters that would have a material impact on the Company’s results of operations, financial position or cash flows.

NOTE 14—SUBSEQUENT EVENTS

Amended and Restated Credit Facility

The Sabine Pass Credit Facility was amended and restated in July 2006. The Amended Sabine Pass Credit Facility increased the amount of loans available to the Company from $822,000,000 to $1.5 billion to finance a substantial majority of the costs of constructing and placing into operation Phase 1 and the Phase 2 – Stage 1 expansion of the Sabine Pass LNG Receiving Terminal.

Principal amounts owed under the Amended Sabine Pass Credit Facility must be repaid in semi-annual installments commencing upon the earlier of six months following the term conversion date or such earlier date as we may specify upon satisfaction of certain conditions on or before October 1, 2009. Scheduled amortization during the repayment period will be based upon a 19-year mortgage style semi-annual amortization profile with a balloon payment due on the final maturity date of July 1, 2015.

Borrowings under the Amended Sabine Pass Credit Facility bear interest at a variable rate equal to LIBOR plus the applicable margin. The applicable margin varies from 0.875% to 1.125% during the term of the Amended Sabine Pass Credit Facility. Interest is calculated on the unpaid principal amount outstanding and is payable semi-annually in arrears. A commitment fee of 0.50% per annum on the daily, undrawn portion of the lenders’ commitments is required. Administrative fees must also be paid annually to the agent and the collateral agent.

The collateral agent holds all of the Company’s funds and other investments in certain collateral accounts in the Company’s name but under the exclusive control of the collateral agent.

The Amended Sabine Pass Credit Facility contains customary conditions precedent to any borrowings, as well as customary affirmative and negative covenants. The Company was in compliance, in all material respects, with these covenants at September 30, 2006 and December 31, 2005. The Company has obtained, and may in the future seek, consents, waivers and amendments to the Amended Sabine Pass Credit Facility documents. The obligations of the Company under the Amended Sabine Pass Credit Facility are secured by all of the Company’s personal property, including the TUAs with Total, Chevron USA and Cheniere Marketing, Inc. (“Cheniere Marketing”), a wholly-owned subsidiary of Cheniere.

During the construction period, all interest costs, including amortization of related debt issuance costs and commitment fees, will be capitalized as part of the total cost of Phase 1 and Phase 2 – Stage 1 of the Sabine Pass LNG Receiving Terminal. As of September 30, 2006 and December 31, 2005, $15,884,000 and $5,323,000, respectively, in commitment fees, interest costs, impact of interest rate swaps and amortization of debt issuance costs had been capitalized and included in LNG terminal construction-in-progress.

THE COMBINED PREDECESSOR ENTITIES

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

In connection with the closing of the Amended Sabine Pass Credit Facility in July 2006, the Company entered into additional interest rate swap agreements with HSBC Bank, USA and Société Générale. The new swap agreements, along with similar agreements entered into in connection with the closing of the Sabine Pass Credit Facility, have the combined effect of fixing the LIBOR component of the interest rate payable on borrowings up to a maximum of $1.25 billion at a blended rate of 5.26% from July 25, 2006 through July 1, 2015 (collectively, the “Sabine Pass Swaps”).

Under the terms and conditions of the Amended Sabine Pass Credit Facility, all cash held by the Company is controlled by the collateral agent. These funds can only be released by the collateral agent upon receipt of satisfactory documentation that the LNG Receiving Terminal project costs are bona fide expenditures and are permitted under the terms of the Amended Sabine Pass Credit Facility. The Amended Sabine Pass Credit Facility does not permit the Company to hold any cash or cash equivalents outside of the accounts established under the agreement. Because these cash accounts are controlled by the collateral agent, the Company’s cash balance of $10,837,165 held in these accounts as of September 30, 2006 is classified as restricted on the accompanying Combined Balance Sheet.

The Company capitalized $9,095,555 of costs directly associated with the Amended Sabine Pass Credit Facility. The costs capitalized as part of the Amended Sabine Pass Credit Facility, along with the costs capitalized in connection with the Sabine Pass Credit Facility are being amortized over a period of nine years, the remaining term of the facility. For the nine months ended September 30, 2006, the amount amortized and capitalized was $1,663,689.

Issuance of Senior Secured Notes

In November 2006, the Company consummated a private offering of an aggregate principal amount of $2,032,000,000 consisting of $550,000,000 of 7 1/4% Senior Secured Notes due 2013 (the “2013 Notes”) and $1,482,000,000 of 7 1/2% Senior Secured Notes due 2016 (the “2016 Notes” and collectively with the 2013 Notes, the “Senior Notes”). The Senior Notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and in offshore transactions to non-United States persons in reliance on Regulation S under the Securities Act. At closing, net proceeds of approximately $2,000,000,000 from the offering were used as follows: approximately $380,000,000 to repay borrowings under, and replace, the $1,500,000,000 Amended Sabine Pass Credit Facility; approximately $380,000,000 was distributed to the Limited Partner; approximately $335,000,000 to fund a reserve account for scheduled interest payments on the Senior Notes through May 2009; and approximately $18,000,000 to unwind Sabine Pass Swaps and other expenses. The remaining approximately $887,000,000 of net proceeds from the offering will be used to fund the remaining costs to complete Phase 1 and Phase 2 – Stage 1 of the Sabine Pass LNG Receiving Terminal.

The Company may redeem some or all of the Senior Notes at a redemption price equal to 100% of the principal amount plus a make-whole premium, plus accrued and unpaid interest and additional interest, if any, to the redemption date. Until November 30, 2009, the Company may redeem up to 35% of the aggregate principal amount of the 2013 Notes and up to 35% of the aggregate principal amount of the 2016 Notes with the net cash proceeds of one or more equity offerings by the Company with the proceeds that the Company retains or that are contributed to the Company, as applicable, at par plus a premium equal to the coupon, plus accrued and unpaid interest and additional interest, if any, as long as at least 65% of the aggregate principal amount of the 2013 Notes and 2016 Notes, respectively, remains outstanding immediately after such optional redemption and such optional redemption occurs within 90 days of the date of the closing of such equity offering.

Under the indenture governing the Senior Notes, Sabine Pass LNG may not make distributions until certain conditions are satisfied. The indenture requires that Sabine Pass LNG apply its net operating cash flow (i) first, to

THE COMBINED PREDECESSOR ENTITIES

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

fund with monthly deposits its next semiannual payment of approximately $75.5 million of interest on the Senior Notes, and (ii) second, to fund a one-time, permanent debt service reserve fund equal to one semiannual interest payment of approximately $75.5 million on the Senior Notes. Distributions will be permitted only after Phase 1 Target Completion, as defined in the indenture governing the Senior Notes, or such earlier date as project revenues are received, upon satisfaction of the foregoing funding requirements, after satisfying a fixed charge coverage ratio test of 2:1 and after satisfying other conditions specified in the indenture.

Below is a condensed pro forma Combined Balance Sheet showing the impact of the Senior Notes as if they had been issued on September 30, 2006:

	Historical	Pro Forma Adjustments		Pro Forma Adjusted
	(Unaudited)	(Unaudited)		(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,389	$—		$7,389
Restricted cash and cash equivalents	10,837,165	324,212,132	(a)	335,049,297
Derivative asset	2,546,884	(2,546,884	)(b)	—
Other current assets	3,783,713	—		3,783,713

Total current assets	17,175,151	321,665,248		338,840,399

PROPERTY, PLANT AND EQUIPMENT, net	563,937,734	3,552,045	(c)	567,489,779
NON-CURRENT RESTRICTED CASH AND CASH EQUIVALENTS	—	886,677,558	(d)	886,677,558
DEBT ISSUANCE COSTS, net	25,928,606	5,645,833	(e)	31,574,439
OTHER	6,790,126	—		6,790,126

TOTAL ASSETS	$613,831,617	$1,217,540,684		$1,831,372,301

LIABILITIES AND OWNERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$6,532,250	$—		$6,532,250
Accrued liabilities	35,568,895	(35,568,895	)(f)	—
Accrued liabilities affiliate	435,000	(435,000	)(g)	—

TOTAL CURRENT LIABILITIES	42,536,145	(36,003,895)		6,532,250
LONG-TERM DEBT	351,500,000	1,680,500,000	(h)	2,032,000,000
LONG-TERM DERIVATIVE LIABILITY	19,376,298	(19,376,298	)(b)	—
OTHER NON-CURRENT LIABILITIES	75,781,031	—		75,781,031

OWNERS’ EQUITY (DEFICIT)
Owners’ capital	141,263,566	(424,204,546	)(i)	(282,940,980)
Accumulated other comprehensive loss	(16,625,423)	16,625,423	(b)	—

	124,638,143	(407,579,123)		(282,940,980)

TOTAL LIABILITIES AND OWNERS’ EQUITY	$613,831,617	$1,217,540,684		$1,831,372,301

(a)	Reflects the funding of the scheduled interest payment reserve account through the May 2009 interest payment date.
(b)	Reflects the settlement of the interest rate swaps related to the Amended Sabine Pass Credit Facility.
(c)	Reflects an incremental increase related to the additional borrowing from the Amended Sabine Pass Credit Facility in October above the amount accrued as of September 30, 2006.

THE COMBINED PREDECESSOR ENTITIES

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(d)	Reflects the funds to be used specifically for the remaining construction costs to complete Phase 1 and Phase 2 – Stage 1 of the Sabine Pass LNG Receiving Terminal.
(e)	Reflects the impairment of the historical debt issuance costs and the capitalization of the new debt issuance costs directly related to the Senior Notes offering.
(f)	Reflects the payment of accrued liabilities from additional borrowings under the Amended Sabine Pass Credit Facility in October 2006.
(g)	Reflects the payment of the accrued affiliated liability from additional borrowings from the Amended Sabine Pass Credit Facility in October 2006.
(h)	Reflects the termination of the Amended Sabine Pass Credit Facility and the incurrence of the debt from the Senior Notes offering.
(i)	Reflects the reduction of owners’ capital as a result of the distribution from the Company to the Limited Partner for the repayment of principal, accrued interest and a prepayment penalty relating to the Limited Partner’s term debt and the impact of expensing the debt issuance costs and settlement of the Sabine Pass Swaps.

Phase 1 Change Orders

As of January 17, 2007, change orders for $119,440,000 have been approved, increasing the total contract price of Phase 1 to $766,376,000.

Phase 2 – Stage 1

EPC Agreements

In July 2006, the Company entered into an engineering, procurement, construction and management (“EPCM”) Agreement for Phase 2 – Stage 1 with Bechtel for engineering, procurement, construction and management of construction services in connection with the Sabine Pass LNG Receiving Terminal. Bechtel is acting on the Company’s behalf as manager. Cash payments are made into an account that is controlled by Bechtel for payment to vendors that perform work on-site. The account is used to facilitate payments for costs that will be incurred in the future. Under the terms of the EPCM agreement, Bechtel will be paid on a cost reimbursable basis, plus a fixed fee in the amount of $18,500,000. A discretionary bonus may be paid to Bechtel at the Company’s sole discretion upon completion of Phase 2 – Stage 1.

In July 2006, the Company entered into an EPC LNG Unit Rate Soil Improvement Contract with Remedial Construction Services, L.P. (“Remedial”) for engineering, procurement and construction of soil improvement work. Work includes, but is not limited to, design, surveying, estimating, procurement and transportation of materials, equipment, labor, supervision and construction activities necessary to satisfactorily complete work on the Phase 2 – Stage 1 site. The estimated total contract price is $28,500,000. A 10% initial payment of $2,850,000 was made to Remedial in August 2006 and is classified under Other Non-Current Assets on the Combined Balance Sheet. Additional progress payments will be paid based on quantities of work performed at unit rates, minus 10% retainage that will be paid upon final completion as well as any credits and early payment discounts applicable.

In July 2006, the Company entered into an EPC LNG Tank Contract with Diamond LNG LLC (“Diamond”) and Zachry Construction Corporation (“Zachry” and collectively with Diamond, the “Tank Contractor”) for the construction of two Phase 2 – Stage 1 tanks. In addition, the Company has the option for the Tank Contractor to engineer, procure and construct a sixth LNG storage tank, with the cost and completion date thereof to be agreed upon if such option is elected on or before March 31, 2007. The estimated total contract price is $140,870,139.

THE COMBINED PREDECESSOR ENTITIES

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Initial payments of $6,436,841 were made to Diamond and Zachry in August 2006. Additional milestone payments of work incurred, minus a 5% retainage that will be paid upon final completion, will be based on a lump-sum, fixed price, subject to adjustments based on fluctuations in the cost of labor and materials.

TUA Agreement

In November 2006, the Company entered into an amended and restated TUA with Cheniere Marketing to provide berthing for LNG vessels and for the unloading, storage and regasification of LNG at the Sabine Pass LNG Receiving Terminal. The Company has no obligation to provide Cheniere Marketing with certain services such as (i) harbor, mooring and escort services for LNG vessels, including the provision of tugboats, (ii) the transportation of natural gas downstream from the Sabine Pass LNG Receiving Terminal or the construction of any pipelines to provide such transportation or (iii) the marketing of natural gas.

Under the TUA, Cheniere Marketing has reserved approximately 2.0 Bcf/d of regasification capacity assuming an energy content of 1.05 MMBtu per thousand cubic feet and retainage of 2%.

The Cheniere Marketing TUA commences on January 1, 2008 (subject to commercial operations completion), runs for a term of 20 years from the commercial start date under the Cheniere Marketing TUA and is subject to four additional 10-year extension terms. Beginning on the commercial start date under the Cheniere Marketing TUA, Cheniere Marketing is required to pay the Company a fixed monthly fee for this regasification capacity that is comprised of: (i) a reservation fee of $0.28 per MMBtu times  1/12 of the annual reserved LNG receipt capacity; (ii) an operating fee of $0.04 per MMBtu times  1/12 of the annual reserved LNG receipt capacity, which operating fee is adjusted annually for changes in the U.S. Consumer Price Index (All Urban Consumers); and (iii) certain other taxes and regulatory costs. Notwithstanding the foregoing, Cheniere Marketing is required to pay a flat fee of $5,000,000 per month from the commercial start date under the Cheniere Marketing TUA through December 31, 2008. The maximum LNG reception quantity allocated to Cheniere Marketing is reduced to the extent that the Sabine Pass LNG Receiving Terminal is unable to provide services up to such amount as a result of the timing of start dates under existing customer agreements (including the Total and Chevron TUAs) or delays in commencing commercial operations of the Phase 2 – Stage 1 expansion of the Sabine Pass LNG Receiving Terminal; however, the fees to be paid by Cheniere Marketing under the TUA will not be accordingly adjusted. In addition, each month, the Company is entitled to receive a “retainage” equal to 2% of the LNG delivered for Cheniere Marketing’s account, which the Company will use primarily as fuel for revaporization and self-generated power to cover natural gas unavoidably lost at the facility. All of Cheniere Marketing’s obligations during the initial 20-year term of the TUA are supported by an irrevocable guaranty in favor of the Company by Cheniere.

The Cheniere Marketing TUA provides that, at Cheniere Marketing’s request, the Company must construct a sixth LNG storage tank with a working capacity of approximately 160,000 cubic meters of LNG for the benefit of Cheniere Marketing as soon as possible but not later than four years after notification from Cheniere Marketing. The Company’s obligation to construct the additional LNG storage tank will be subject to (i) the receipt of all FERC and other required governmental permits and approvals and (ii) obtaining financing that the Company considers reasonably acceptable in form and content.

Reimbursement to Affiliate

In July 2006, the Company reimbursed an affiliate for certain previously incurred costs directly related to Phase 2 – Stage 1 of the Sabine Pass LNG Receiving Terminal. These costs, which amount to $14,851,928, were reimbursed in connection with the Amended Sabine Pass Credit Facility. The Company accounted for these

THE COMBINED PREDECESSOR ENTITIES

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

reimbursed costs consistent with how the affiliated company recorded these costs, which was consistent with the Company’s accounting policy related to accounting for LNG activities. The reimbursed costs were recorded by the Company as a $4,426,826 Phase 2 development reimbursement expense on the Combined Statement of Operations and $6,436,806 as an addition to LNG terminal construction-in-process and $3,659,566 advances under long-term contracts on the Combined Balance Sheet.

Equity Contribution from Affiliate

In November 2006, the Limited Partner made a $35,108,000 non-cash capital contribution to the Company and released the Company from its obligation to the Limited Partner for such amount.

Income Taxes

Pursuant to the indenture entered into in connection with the issuance of the Senior Notes, Sabine Pass LNG is permitted to make distributions (“Tax Distributions”) for any fiscal year or portion thereof in which Sabine Pass LNG is a limited partnership, disregarded entity or other substantially similar pass-through entity for federal or state income tax purposes. The permitted Tax Distributions are equal to the tax that Sabine Pass LNG would owe if Sabine Pass LNG were a corporation subject to federal and state income tax filing separate federal and state income tax returns (including quarterly estimated payments thereof), excluding the amounts covered by the State Tax Sharing Agreement discussed immediately below. The Tax Distributions are limited to the amount of federal and/or state income taxes paid by Cheniere to the appropriate taxing authorities and are payable by Sabine Pass LNG within 30 days of the date that Cheniere is required to make federal or state income tax payments to the appropriate taxing authorities.

In November 2006, Sabine Pass LNG entered into a state franchise tax sharing agreement (the “State Tax Sharing Agreement”) with Cheniere pursuant to which Cheniere has agreed to prepare and file all Texas franchise tax returns which Sabine Pass LNG and Cheniere are required to file on a combined basis and to timely pay the combined tax liability. If Cheniere, in its sole discretion, demands such payment, then Sabine Pass LNG will pay to Cheniere an amount equal to the Texas franchise tax that Sabine Pass LNG would be required to pay if its Texas franchise tax liability were computed on a separate company basis. The State Tax Sharing Agreement contains similar provisions for other state and local taxes required to be filed by Cheniere and Sabine Pass LNG on a combined, consolidated or unitary basis. The State Tax Sharing Agreement is effective for tax returns first due on or after January 1, 2008.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

Cheniere Energy Partners, L.P.

Houston, Texas

We have audited the accompanying balance sheet of Cheniere Energy Partners, L.P. (the “Partnership”) as of December 19, 2006. This financial statement is the responsibility of the Partnership’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Cheniere Energy Partners, L.P. as of December 19, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY LLP

Houston, Texas

December 19, 2006

CHENIERE ENERGY PARTNERS, L.P.

A DEVELOPMENT STAGE ENTERPRISE

BALANCE SHEET

DECEMBER 19, 2006

ASSETS
Cash	$1,000

Total Assets	$1,000

PARTNERS’ CAPITAL
Partners’ Capital
Limited partner	$980
General partner	20

Total partners’ capital	$1,000

See accompanying note to balance sheet.

CHENIERE ENERGY PARTNERS, L.P.

A DEVELOPMENT STAGE ENTERPRISE

Note to Balance Sheet

December 19, 2006

Note 1—Organization

Cheniere Energy Partners, L.P. (the “Partnership”) is a Delaware limited partnership formed on November 21, 2006 as a holding company to hold interests in other companies. The Partnership’s general partner is Cheniere Energy Partners GP, LLC. The Partnership has been formed and capitalized; however, the Partnership has not conducted any operations since its formation.

The Partnership is in the process of registering its common units, representing limited partner interests, to be sold in an initial public offering. In addition, prior to the closing of this planned offering, the Partnership will issue common units, representing additional limited partner interests, to Cheniere LNG Holdings, LLC, a partnership organized and indirectly owned and operated by Cheniere Energy, Inc., in exchange for all of the equity interest in Sabine Pass LNG—GP, Inc. and Sabine Pass LNG—LP, LLC, which are the general partner and limited partner, respectively, of Sabine Pass LNG, L.P., the owner of a liquefied natural gas receiving terminal being constructed in western Cameron Parish, Louisiana on the Sabine Pass Channel.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of

Cheniere Energy Partners GP, LLC

Houston, Texas

We have audited the accompanying balance sheet of Cheniere Energy Partners GP, LLC (the “Company”) as of December 19, 2006. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Cheniere Energy Partners GP, LLC as of December 19, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY LLP

Houston, Texas

December 19, 2006

CHENIERE ENERGY PARTNERS GP, LLC

A DEVELOPMENT STAGE ENTERPRISE

BALANCE SHEET

DECEMBER 19, 2006

ASSETS
Cash	$980
Investment in Cheniere Energy Partners, L.P.	20

Total Assets	$1,000

MEMBERS’ CAPITAL
Members’ Capital	$1,000

Total members’ capital	$1,000

See accompanying note to balance sheet.

CHENIERE ENERGY PARTNERS GP, LLC

A DEVELOPMENT STAGE ENTERPRISE

Note to Balance Sheet

December 19, 2006

Note 1—Organization

Cheniere Energy Partners GP, LLC (the “General Partner”) is a Delaware limited liability company formed on November 21, 2006, to become the General Partner of Cheniere Energy Partners, L.P. (the “Partnership”). The General Partner has invested $20 in the Partnership for its 2% general partner interest. The General Partner has not conducted any operations since its formation.

APPENDIX A

FORM OF

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

CHENIERE ENERGY PARTNERS, L.P.

*	To be filed by amendment.

A-1

Exhibit 99.2

Appendix B

SABINE PASS LNG TERMINAL
INDEPENDENT TECHNICAL REVIEW REPORT

OCTOBER 21, 2006

Shaw® Stone & Webster Management Consultants, Inc.

LEGAL NOTICE

This document was prepared by Stone & Webster Management Consultants, Inc. (“Stone & Webster Consultants”) solely for the benefit of Cheniere Energy Inc. (“Cheniere”). Neither Stone & Webster Consultants, Cheniere nor their parent corporations or affiliates, nor any person acting in their behalf (a) makes any warranty, expressed or implied, with respect to the use of any information or methods disclosed in this document; or (b) assumes any liability with respect to the use of any information or methods disclosed in this document.

Any recipient of this document, by their acceptance or use of this document, releases Stone & Webster Consultants, Cheniere, their parent corporations and affiliates from any liability for direct, indirect, consequential, or special loss or damage whether arising in contract, warranty, express or implied, tort or otherwise, and irrespective of fault, negligence, and strict liability.

E-MAIL NOTICE

E-mail copies of this report are not official unless authenticated and signed by Stone & Webster Consultants and are not to be modified in any manner without Stone & Webster Consultants’ expressed written consent.

NOMENCLATURE

ACI	American Concrete Institute
AISC	American Institute of Steel Construction
ANSI	American National Standards Institute
API	American Petroleum Institute
AQCR	Air Quality Control Region
ASCE	American Society of Civil Engineers
ASME	American Society of Mechanical Engineers
ASNT	American Society for Non-Destructive Testing
ASTM	American Society for Testing and Materials
AWS	American Welding Society
BACT	Best Available Control Technology
bcf	Billion Cubic Feet
bscfd	Billion Standard Cubic Feet per Day
Btu	British Thermal Unit
bpd	Barrels per Day
CAER	Community Awareness and Emergency Response
CATOX	Catalytic Oxidation Units
CO	Carbon Monoxide
COE	Corp of Engineers
CPI	Corrugated Plate Interceptor
CFR	Code of Federal Regulations
DCS	Distributed Control System
DSCR	Debt Service Coverage Ratio
DLE	Dry Low Emissions
DOT	Department of Transportation
DSAW	Double Submerged-Arc Welded
EPA	Environmental Protection Agency
EPC	Engineering, Procurement and Construction
FAA	Federal Aviation Administration
FEED	Front End Engineering Design
FERC	Federal Energy Regulatory Commission
FWS	Fish and Wildlife Service
HAZOP	Hazards and Operability
hp	Horsepower
IBC	International Building Code
IDC	Interest During Construction
IEC	International Electrotechnical Commission
IEEE	Institute of Electrical and Electronic Engineers
IMO	International Maritime Organization
IRR	Internal Rate of Return
ISA	Instrument Society of America
ISO	International Standards Organization
ITS	Interruptible Transportation Service
JV	Joint Venture
kV	Kilovolt
kW	Kilowatt
LDEQ	Louisiana Department of Environmental Quality
LNG	Liquefied Natural Gas
LS	Lump Sum
MMscfd	Million Standard Cubic Feet per Day

N-1

MP	Mile Post
MSS	Manufacturer Standardization Society
MW	Megawatt
NAAQS	National Ambient Air Quality Standards
NACE	National Association of Corrosion Engineers
NDE	Non-Destructive Examination
NEMA	National Electric Manufacturers Association
NFPA	National Fire Protection Association
NOx	Nitrogen Oxides
NOI	Notice of Intent
NOT	Notice of Termination
NPV	Net Present Value
O&M	Operations and Maintenance
OBE	Operating Basis Earthquake
OC	Operations Center
OCIMF	Oil Companies International Marine Forum
OSHA	Occupational Safety and Health Administration
OSRP	Oil Spill Response Plan
P&I	Protection and Indemnity
PLC	Programmable Logic Controller
PO	Purchase Order
PPE	Personal Protective Equipment
PSD	Prevention of Significant Deterioration
psia	pounds per square inch (absolute)
psig	pounds per square inch (gauge)
QA	Quality Assurance
QC	Quality Control
RAM	Reliability, Availability and Maintainability
SCR	Selective Catalytic Reduction
SIGTTO	Society of International Gas Tanker and Terminal Operations
SPCC	Spill Prevention and Containment Control
SQG	Small Quantity Generator
SSE	Safe Shutdown Earthquake
SSPC	Steel Structures Painting Council
TEMA	Tubular Exchanger Manufacturers’ Association
USCG	United States Coast Guard
V	Volt
VOC	Volatile Organic Compounds

N-2

Independent Engineer’s Report

Sabine Pass LNG Terminal

T-1

INDEPENDENT ENGINEER’S REPORT

1.0    Background

Cheniere Energy, Inc., the Sponsor, is based in Houston, Texas, USA. It originally established a fully owned subsidiary, Sabine Pass LNG, L.P. (“Sabine”) to develop, own and operate the Sabine Pass LNG Terminal Project (“Project”). The Project is located alongside the navigable Sabine River Channel in Cameron Parrish, Louisiana, directly across the river from Sabine Pass, Texas. It comprises a receiving and regasification terminal that will receive, store, and vaporize imported liquefied natural gas (“LNG”). Vaporized natural gas will be exported via natural gas pipeline to U.S. consumers. The Project will operate as a tolling terminal, processing LNG on behalf of two initial Terminal Use Agreement (“TUA”) Customers, Total LNG USA, Inc. and Chevron USA, Inc., who will own the imported LNG and the exported natural gas. The two TUA Customers have each reserved a LNG import and a regasification export capacity of approximately 1,000 million standard cubic feet of gas per day (“MMscfd”). A third TUA Customer, Cheniere Marketing, Inc. (“Cheniere”) has reserved a maximum capacity of approximately 2,000 MMscfd. At this time Cheniere has not yet executed a LNG Off-take Agreement with any LNG liquefaction facility to secure an LNG supply to process through the Project. The terminal was originally designed to import sufficient LNG to produce a maximum peak natural gas export capacity of approximately 2,600 MMscfd. This is termed the Phase I Project. In mid-2006, the Phase 2 Stage I Expansion Project (the “Phase 2 Project”) was implemented. Upon completion, this will increase the maximum peak export capacity to approximately 4,000 MMscfd.

The Phase 1 Project is being implemented under a lump sum turnkey EPC Contract by Bechtel Corporation, (“Bechtel” or the “EPC Contractor”). Principal subcontractors include Mitsubishi Heavy Industries Ltd. (“MHI”) with Matrix Services (jointly “MHI/Matrix”) for the LNG tanks, Weeks Marine Inc. (“Weeks”) for the marine terminal, and Remedial Construction Services, L.P. (“Recon”) for site preparation and soil improvement. Bechtel is also the general EPC Contractor for Phase 2 under a reimbursable form of contract. In addition, Bechtel is providing construction management services to assist Sabine with managing the other principal fixed-price Phase 2 EPC Contractors, a joint venture of Diamond LNG (an MHI company) and Zachry (“Diamond/Zachry”) for the two additional LNG Tanks, and Recon for site preparation and soil improvement.

The U.S. Federal Energy Regulatory Commission (“FERC”) issued approval for the Phase 1 Project on December 21, 2004. Limited Notice to Proceed was issued under the Phase 1 EPC Contract on January 4, 2005. Subsequently, the full Notice to Proceed was issued on April 4, 2005. The Guaranteed Substantial Completion Date was originally September 2, 2008; however, a hurricane Force Majeure Change Order has revised the date to December 20, 2008. Full utilization of the terminal by the two TUA Customers is to commence by April 1, 2009 for Total and by July 1, 2009 for Chevron.

In July 2005 Sabine submitted a permit application to FERC for the Sabine Pass LNG Terminal Phase 2 Expansion Project. Approval was granted on June 15, 2006. Stage 1 of the Phase 2 Expansion Project will increase the peak terminal throughput capacity by 1,400 MMscfd to the ultimate peak capacity of 4,000 MMscfd. Change orders were issued during the construction of the Phase 1 Project to provide tie-ins and other pre-investment work necessary to minimize potential construction and operations interferences to Phase 1 activities during the execution of the Phase 2 Expansion Project. Cheniere undertook a substantial engineering effort and committed pre-investment expenditure to identify and mitigate potential interferences by Phase 2 on the timely completion and operation of Phase 1. In Stone & Webster Consultants’ opinion, the Phase 2 Stage 1 Expansion of Sabine Pass poses negligible risk to the timely completion and operation of the Phase 1 Project.

1

Aerial View from the North

Stone & Webster Management Consultants, Inc. (“Stone & Webster Consultants”) was retained by Cheniere Energy, Inc. to conduct an independent technical assessment of the Project on behalf of the potential investors. Stone & Webster Consultants’ independent technical review report (“Report”), including the observations and conclusions presented herein, is based on, among other things, our review of the available technical, performance, schedule and cost data, visits to terminal site, and interviews with Cheniere personnel. The Report presents our findings and conclusions regarding the following:

•	Plant design and technology;

•	Project execution plans and implementation schedule;

•	Capital costs;

•	Expected plant performance and operating parameters;

•	Operations and maintenance programs and budgets; and

•	Environmental permitting and regulatory issues.

2.0    Summary of Risks

As indicated above, the Terminal is being implemented in two phases under different contracting strategies. The primary revenue for the Project is derived from the Total and Chevron TUAs. Accordingly, Stone & Webster Consultants has considered areas where there is perceived technical risk to the implementation of the Phase 1 Project and areas where the Phase 2 Expansion Project and its operation could impact the Phase I Project. Particular focus has been placed on circumstances where the risk component could materially impact the projected cash flows. Tables 2.0-1 and 2.0-2 present a summary of our assessment of these risks.

2

Table 2.0-1

Phase 1 Project Risks

Risk Component	Comment
LNG Supply Low Risk	This is a Terminal User obligation under the terms of the TUAs with Total and Chevron.

Technology Low Risk

In general, the Project is using established and suitable technology for the Project.

Stone & Webster Consultants is of the opinion that the process facilities to be installed at the terminal are robust and should provide for a long and useful service life. Likewise Stone & Webster Consultants confirms that there are no unusual risks regarding the technology proposed for LNG receipt, LNG storage, or regasification.

Scale Up Low Risk	In Stone & Webster Consultants’ opinion, there is no scale-up risk associated with the Project. All major equipment is proven at the proposed size and capacity levels. Furthermore, the combined LNG export capacity of the two initial TUA Customers is 2,000 MMscfd versus a nameplate export rating of 2,600 MMscfd, thus providing ample excess capacity to service the two primary TUAs.

Environmental Issues Low Risk	Stone & Webster Consultants’ review has not identified any environmental issues that would have an undue effect upon either the Project construction schedule or budget, and compliance with local, state and federal requirements will result in full compliance with the Equator Principles.

Regulatory Issues Low Risk

The Sponsor has identified the appropriate permits and other regulatory approvals required for this Project, including the LNG carrier transit, berths and unloading facilities; the LNG storage and regasification units; power generation; and other infrastructure and auxiliary facilities. In Stone & Webster Consultants’ opinion, the Sponsor is making satisfactory progress towards obtaining the requisite approvals in a timely manner that supports the proposed construction schedule. Total and Chevron will jointly, but separately apply for a send-out pipeline permit to export their gas from the Terminal.

On December 21, 2004, FERC issued the Order Granting Authorization under Section 3 of the Natural Gas Act (“FERC Order”) to Sabine Pass LNG, L.P., authorizing Sabine to construct an LNG terminal and send-out pipeline. The Louisiana LDEQ has issued Sabine a PSD air emissions permit. Sabine received its final construction permit from the U.S. Army Corps of Engineers.

Contracting Strategy and Project Execution Low to Medium Risk	The EPC Contractor is Bechtel Corporation, a skilled and experienced contractor with a long proven track record in the engineering, procurement and construction of energy-related projects, including LNG liquefaction and regasification facilities. The LNG storage tanks will be subcontracted to a consortium of MHI and Matrix Services. The marine terminal and associated dredging have been subcontracted to Weeks Marine, an experienced and reputable marine contractor. Site preparation and pile installation has been subcontracted to Recon, a skilled and experienced civil engineering contractor. In Stone & Webster Consultants’ opinion, each of these firms has the requisite experience and capability to undertake the assigned role for the implementation of the Project.

3

Risk Component	Comment
Sabine does not have sufficient permanent in-house personnel to properly and fully staff the Project Management Team, during Project execution. Therefore the Sponsor will hire temporary contract personnel and consultants to fill the open PMT positions. This organizational structure is typical for projects of this size and complexity, even by well-established major oil and gas corporations, due to previous downsizing. The PMT personnel have not previously worked together as a team and therefore have gone through a learning curve period.

Capital Cost Low to Medium Risk	The EPC Contract portion of the Phase 1 Project cost is being implemented under a LSTK contract with Bechtel. In our opinion, the Owner’s Costs properly reflect the responsibilities and risks carried by the Owner. The Total Phase 1 Project Costs is currently budgeted to fall in the range of US$900 to US$950 million. Stone & Webster Consultants has reviewed the detailed build-up of both the EPC Contract Cost and the Owner’s Costs. In our opinion, based upon our benchmarking of this Capital Expenditure (“CAPEX”) against that of comparable projects, the budget is reasonable.

Operating Cost Low Risk

Operations, maintenance and contract labor costs total US$10.0 million per annum. Other fixed operating costs amount to US$15.1 million per annum in the aggregate. Apportioned Cheniere G&A costs carried by the Project add $8.3 million, and the GE power generation maintenance expenses add a further US$3.2 million, bringing the total annual (Phase 1) O&M costs for year 2010 to US$36.6 million.

Based on Stone & Webster Consultants’ experience with similar LNG receiving and regasification terminals world-wide, these O&M expenses fall well within industry benchmarks for similar facilities.

Based upon the benchmark comparison, the O&M Budget estimate is reasonable. Moreover, the OPEX reimbursement provisions provided by the two primary TUAs cover any reasonable overage above the current O&M cost estimate.

Operating Performance Low Risk

In Stone & Webster Consultants’ opinion, the proposed facilities pose no unusual operating risks for a facility of this nature.

The Sponsor has not commissioned a Reliability, Availability, and Maintainability (“RAM”) Analysis for the Project, but the expected availability of the individual tandem vaporization units is expected to be approximately 96 percent. Based on Stone & Webster Consultants’ experience, the re-gasification and export availability for all sixteen of the Phase 1 vaporizers should be approximately 81.5 percent. This means at least thirteen vaporizers should be fully available at all times. This results in a minimum continuous export availability of approximately 2,340 MMscfd versus the export capacity under the two primary TUAs of 2,000 MMscfd.

The required export capacity of 2,000 MMscfd is equivalent to 90,500 cubic meters per day of LNG in liquid form. The available Phase 1 LNG storage capacity is 480,000 cubic meters, resulting in a storage-to-export ratio of 5.3:1 The industry norm is approximately 4:1, so the terminal has ample storage capacity to service the two primary TUAs.

4

Risk Component	Comment
Operating Performance Low Risk

The required LNG reception quantity including retainage is approximately 90,500 cubic meters per day, which can be supplied on average by one 140,000 cubic meter LNG carrier every 36 hours.

Given the availability of two independent unloading berths, Stone & Webster Consultants has no significant concerns regarding LNG receiving capacity, even accounting for unavailability due to inclement weather.

Interfaces Low to Medium Risk

The respective Customers of the Terminal are responsible for providing pipeline interconnections between the Terminal and the existing export natural gas pipeline grid connections. The main export line should be approximately 16 miles long to the principal connections tie-in points.

Marine support facilities, e.g., tugs and line handling boats are the responsibility of the Terminal Users; however, Sabine will assist in securing and managing these services.

Drinking water will be supplied in bottled form by local suppliers. Utility water will be provided via pipeline from a local supplier. Power will be supplied internally by three LM2500+ simple-cycle gas turbine-driven generators. Only two of the turbines are required for the export capacity required by the two primary TUAs. There will be no external power supply.

Geography Low to Medium Risk	Meteorological conditions for the site and the Gulf of Mexico are well understood. The site is within the hurricane belt. The design applies appropriate criteria to mitigate the impact of hurricanes.

Table 2.0-2

Phase 2 Stage 1 Expansion

Risk Component	Comment
Supply Low Risk	The Bond financing does not rely on cashflow generated from the Phase 2 Stage 1 Expansion. A third TUA has been executed with another Cheniere affiliate, Cheniere Marketing, Inc, but per Stone &Webster Consultants’ understanding, Cheniere has not yet contracted with any LNG liquefaction facility to supply Cheniere with LNG for processing through the Terminal.

Technology Low Risk	The Expansion Project is using proven technology for the tanks and vaporizers. The LNG Berths are being extended using open cell bulkhead technology to accommodate LNG carriers larger than 250,000 cubic meters. Open cell technology has been demonstrated to be effective in over 140 projects in Alaska and the Contiguous 48 States.

Scale Up Low Risk	The Project is using established equipment sizes. Equipment is identical to that used for Phase 1.

Regulatory Issues Low Risk	The Project is governed by established federal, state and local regulations. FERC issued its Authorization Order for the Phase 2 Expansion Project on June 15, 2006.

5

Risk Component	Comment
Environmental Issues Low Risk	Stone & Webster Consultants’ review did not identify any environmental issues that would have an adverse effect on the Project cost, schedule or operation.

Equator Principles Issues Low Risk	The EA complies with the requirements of the Equator Principles. In Stone & Webster Consultants’ opinion, compliance with State and Federal requirements will result in full compliance with the Equator Principles.

Impact of Expansion on Phase 1 Low Risk

There are no unmanageable potential impacts or conflicts between Phase 1 and the Phase 2 Stage 1 Expansion Project.

The Phase 2 Stage 1 expansion can be constructed, commissioned and operated without detriment to the Phase 1 facilities.

Significant care has been given to ensuring that the Phase 2 Stage 1 Expansion of Sabine Pass poses negligible risk to the timely completion and operation of the Phase 1 Project.

Contracting Strategy and Project Execution Low to Medium Risk

In general, Sabine has opted to contract with the same contractors and principal suppliers as used for the Phase 1 Project. Bechtel serves as the main EPCCm Contractor, Diamond-Zachry for the construction of the two new LNG storage tanks, and Recon for soils remediation.

In Stone & Webster Consultants’ opinion, each of these firms has the requisite experience and capability to undertake the assigned role for the implementation of the Project. In addition, Stone & Webster Consultants confirms that this contracting strategy should minimize any conflict between like contractors on the two phases of the Project.

Sabine has selected a cost-reimbursable contracting philosophy for the majority of the Phase 2 Expansion Project that is designed to maximize its flexibility. A lump sum contract has been selected for the LNG tanks albeit with a labor escalation clause. Material costs were fixed following execution of the contract. These tanks are essentially identical to the three Phase 1 tanks. Zachry rather than Matrix is partnering with Diamond as the tank constructor.

In Stone & Webster Consultants’ opinion, the contracting strategy is designed to ensure that the Phase 2 Stage 1 Expansion Project poses negligible risk to the timely completion and operation of the Phase 1 Project.

Sabine has established a dedicated Project Management Team. Sabine will also use Bureau Veritas and other contract personnel, term contract personnel, and possibly personnel from other EPC contractors to supplement the Project Management Team. These positions will be filled as needed as the Project execution progresses.

This organizational structure is typical for projects of this size and complexity, even by well-established major oil and gas corporations, due to previous downsizing. However, these PMT personnel have not previously worked together and will require a learning curve period before the team can efficiently and effectively oversee the various EPC Contractors and facilitate resolution of the detailed technical and execution queries that inevitably arise during execution of such a Project. This represents a medium risk to the Sponsors rather than to Sabine’s debt holders.

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Risk Component	Comment
Project Schedule Low Risk	Completion of the Phase-2 Expansion is not schedule-critical for Sabine’s debt holders. The 36-month schedule for Phase 2 is challenging but achievable.

Capital Cost Low to Medium Risk	The EPC Contract portion of the Phase 2 Project cost is being implemented under a reimbursable EPCCm contract with Bechtel and under fixed-price EPC Contracts with other contractors. In our opinion, the Owner’s Costs properly reflect the responsibilities and risks carried by the Owner. The Total Phase 2 Stage 1 Project Cost is currently budgeted to fall in the range of US$500 to US$550 million. Stone & Webster Consultants has reviewed the detailed build-up of both the EPC Contract Cost and the Owner’s Costs. In our opinion, based upon our benchmarking of this Capital Expenditure (“CAPEX”) against that of comparable projects, including the Phase 1 Project, the budget is reasonable.

Operating Cost Low to Medium Risk	Operations, maintenance and contract labor costs total US$10.0 million per annum. Other fixed operating costs amount to US$15.8 million per annum in the aggregate. Apportioned Cheniere G&A costs carried by the Project add $8.3 million, and the GE power generation maintenance expenses add a further US$4.6 million, bringing the total annual (Phase 1) O&M costs for year 2010 to US$38.7 million, a US$2.1 million increase over Phase 1. Note: fuel for regasification is provided by the Terminal Users.

Interface with Existing Infrastructure Low Risk	Tie-ins to the existing Phase 1 Project have been provided to minimize/eliminate tie-in issues. Expansion of the LNG Berths to accommodate larger LNG carriers is not on the critical path. It will be undertaken before mid-2007 and will not impact operation of the berths during Phase 1.

Interface with Existing Infrastructure Low Risk	Total and Chevron have contracted with the proposed Kinder Morgan LP (“KMLP”) pipeline for the transportation of their natural gas. Sabine will have unhindered access to the Cheniere Sabine Pass Pipeline, L.P. (“CSPP”) pipeline for export of gas from the facilities to service the Cheniere LNG Marketing TUA and for Phase 1 commissioning and performance testing, which will occur before the KMLP is commissioned.

Logistics Low to Medium Risk

The Expansion site has been provided with separate ingress and egress and separate laydown areas from the Phase 1 Project.

The Phase 1 Project and Phase 2 Expansion Project will share use of the common Construction Dock. Detailed planning will facilitate coordination of the use of this facility, but Phase 1 will always have priority access. A dedicated crane and crew will be provided at the Construction Dock to expedite access to all parties.

The Phase 1 Project is proving to be a preferred work location for local craft labor due to the duration of the combined Projects.

The time-lag between phases should facilitate Bechtel Home Office and construction labor moving from Phase 1 to the Phase 2 Project.

Geography Medium Risk	The site is located on the US Gulf coast in an area that is prone to hurricanes. The Phase 1 Project was affected by Hurricane Katrina and Rita during 2005. Primary risk pertains to the construction period when facilities are incomplete.

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3.0    Project Description

3.1    Site

The Sabine Pass LNG plant site is situated on an area once utilized by the U.S. Army Corps of Engineers as a depository for Sabine/Neches Waterway dredging spoils; hence the soils at the site require substantial remediation and enhancement.

3.2    Facilities

The Phase 1 Project consists of the following principal components:

•	Marine receiving terminal capable of unloading two LNG carriers simultaneously. The marine terminal consists of two LNG carrier unloading docks, each capable of unloading an LNG carrier with cargo capacity in the range from 87,600 cubic meters to 250,000 cubic meters of LNG. The Sponsor anticipates that a 250,000 cubic meter LNG carrier will have a draft of 39.4 feet. The US Coast Guard (the “USCG”) states that the shipping channel is currently maintained at 40 feet of depth which is adequate to accommodate current LNG carriers, which have a maximum draft of approximately 37.4 feet. However, recent soundings tabulated by NOAA and data contained in the Vessel Maneuvering Simulation Study indicate channel depths of 42 feet, and that areas of the pass channel have depths of 45 feet. Sponsor will dredge the berth/terminal area to a depth of 45 feet below mean low water line plus two feet of over dredge. The deeper depth of the berths will permit Sabine to better monitor the rate of sedimentation accumulation to better plan future dredging operations.;

•	Three 160,000 cubic meter single containment LNG storage tanks. Each tank is designed for a working tank volume of 160,000 cubic meters, or approximately 1,006,400 barrels. This type of tank comprises an inner LNG containment tank fabricated from nine-percent nickel steel, suitable for the cryogenic storage temperature of approximately (-)260°F. The inner tank is then surrounded by an outer carbon steel tank, which retains the perlite insulation material, which is poured into the annular area between the two tank walls. Each LNG storage tank is enclosed within an individual earthen dike or berm designed to contain 110 percent of the maximum tank volume in the event of a tank rupture. In the U.S., this diked volume is a requirement of federal regulation 49CFR193, which is followed rigorously by the Federal Energy Regulatory Commission (“FERC”);

•	LNG circulation system to keep unloading systems cold between LNG shipments;

•	LNG tank and LNG carrier vapor handling systems ;

•	Storage tank boil-off gas compressors and re-condenser systems;

•	Three LNG in-tank transfer pumps in each tank. The sendout pumps will be multi-stage, seal-less vertical centrifugal pumps, with the entire pump and motor submerged in, in accordance with accepted industry practice;

•	Sixteen LNG high pressure export pumps submerged in a pumpout vessel supplied with the pump and Submerged Combustion Vaporizers (“SCV”). Each SCV is designed with an absorbed heat duty of approximately 116.0 MMBtu per hour, a well-proven capacity level. Vaporizers are essentially self-contained package units, complete with fully integrated burner management systems and safety interlocks. The SCV package also includes the electric motor-driven combustion air blower, which compresses air up to the submerged combustion pressure. SCVs are robust units, currently employed in approximately 75 percent of the world’s LNG regasification terminals, and thus represent very little risk;

•	Natural gas metering stations and export pipeline header;

•	Electric power generation and distribution. This comprises three LM 2500+ aeroderivative gas turbine driven generator sets, which are well-proven in the industry:

•	Utilities, infrastructure, and support facilities.

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The Phase 1 marine terminal consists of two LNG carrier unloading docks, each capable of unloading LNG carriers of between 87,600 cubic meters and 250,000 cubic meters of LNG storage capacity.

Phase 2 comprises the addition of:

•	Modifications to the original berth design by adding approximately 100 feet of additional clearance at the stern of docked LNG carriers by replacing the rock rip-rap covered, sloped underwater shore with vertical bulkhead constructed using open cell technology developed and patented by PND Incorporated (“PND”), headquartered in Anchorage, Alaska.

•	eight tandem vaporization units, each consisting of a high pressure send-out pump coupled to a SCV designed to vaporize approximately 180 MMscfd;

•	two additional 160,000 cubic meter LNG storage tanks;

•	a fourth GE (LM-2500+) gas turbine power generation unit;

•	a partial Ambient Air Vaporizer (“AAV”) train, consisting of 11 cells, to serve as a pilot testing facility. The use of AAV technology has potential operating cost reduction benefits in the summer months. A full AAV train comprises 33 cells and has a design vaporization capacity of 180 MMscfd.

•	a new Auxiliary Control Building;

•	a new electric power Substation;

•	a fourth instrument and utility air compression unit;

•	additional utilities and infrastructure facilities to support the overall expansion program;

•	additional tie-ins and other pre-investment work required to minimize potential construction and operations interferences due to the addition of the subsequent Phase 2 expansion stages.

3.3    Operation

Pumps onboard a LNG carrier are used to unload LNG and transfer it to the storage tanks. As the LNG enters a storage tank, vapor in the tank is displaced. This cold vapor is returned to the LNG carrier to replace the equal volume of unloaded LNG and maintain constant pressure in both the tank and the carrier. This vapor is returned to the carrier via cryogenic blowers. Similarly, between LNG deliveries, a small amount of LNG will be circulated from the storage tanks through the carrier unloading lines to keep them at cryogenic unloading temperature. LNG is pumped from each storage tank by in-tank submerged transfer pumps. These discharge LNG from the tank at approximately 85 psig. Excess tank vapor is compressed to 85 psig. Vapor re-condensers then condense and re-absorb the compressed vapor into the pressurized LNG pumped from the tanks. Multi-stage export pumps boost the pressure of the LNG to 1550 psig. This high-pressure LNG is fed to submerged combustion vaporizers (“SCV”). Each pump feeds one SCV. A total of sixteen pump/vaporizer tandem sets are provided under Phase 1, each with a design export capacity of approximately 180 MMscfd. Achieved capacity depends on the LNG composition. A small amount of the vaporized export gas, less than two percent of the total capacity, will be consumed internally as fuel gas for the terminal. Export gas will be routed through a metering station into the main export pipeline header, which is connected to numerous natural gas distribution pipelines. All export pipeline infrastructure downstream of the metering station is to be supplied by others.

The Phase 1 Sabine Pass LNG Terminal will generate its own electric power from two operating General Electric (LM-2500+) gas turbine-driven generators plus one spare unit. Maximum expected power consumption is approximately 50 MW, compared to an installed capacity of 75 MW. Under Phase 2 a fourth LM-2500+ turbine-generator unit will be added. At the maximum peak export capacity of 4,000 MMscfd, three of the four generators will be required for full Terminal operations, with the fourth unit available as a stand-by spare.

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4.0    Project Status

4.1    Phase 1

Stone & Webster Consultants’ understanding on the current status of the Project is based on our review of the September 2006 Monthly Progress Report issued by Bechtel. Cumulative aggregate progress of the Phase 1 Project through the end of September 2006 was 60.1 percent compared to with planned progress of 62.5 percent. The Project has two near parallel critical paths, one relating to the LNG Tanks which has zero float and the other relating to the power generation facilities which has nine days float. Progress on these two critical paths is such that Bechtel is expected to achieve the Target Bonus Date of April 3, 2008, which corresponds to completion of the main terminal and two of the three LNG Tanks and to a demonstrated export capacity of 2,000 MMscfd. The scheduled Substantial Completion Date which corresponds to completion of the entire terminal and demonstration of the maximum peak export capacity of 2,730 MMscfd, is currently scheduled for November 8, 2008, versus the revised Guaranteed Substantial Completion Date of December 20, 2008. Therefore, the Project is currently proceeding in accordance with the Construction Budget and Schedule.

At the end of September 2006, engineering progress was 95.0 percent versus the baseline plan of 96.0 percent. Procurement progress was 79.0 percent versus the plan of 80.0 percent. Construction progress was reported as 47.7 percent versus the plan of 50.9 percent.

However, the impacts of the 2005 hurricane season on both the LNG Tank and the marine terminal subcontractors have not been integrated into the schedule. Similarly, the impact of the re-design of the marine terminal bulkheads, has not yet been integrated into the baseline construction progress curves. Therefore, some of this apparent progress deficiency will be reduced once that integration occurs. The Target Bonus Completion Date still remains as April 3, 2008, albeit with zero days of float. The Guaranteed Substantial Completion Date has 34 days of positive float, indicating a great deal of comfort in meeting this required completion date.

4.2    Phase 2 Stage 1

The Phase 2 Project is currently undergoing soil stabilization and enhancement, and other contractors are mobililizing for home office engineering and procurement. The early construction management team has also mobilized to the site to oversee Recon’s Phase 2 work. The overall Project Control Schedule has not yet been finalized so baseline progress curves have not yet been developed.

5.0    Project Implementation

5.1    Codes and Standards

In the Project documentation, the Sponsor required that all Project facilities are to be specified, engineered, procured, constructed, operated and maintained in accordance with all applicable Federal and state regulations and accepted industry practices and guidelines. The primary requirements for this federally regulated Project are mandated by the United States Federal Energy Regulatory Commission (“FERC”), which principally refer to 49 CFR 193 and NFPA 59A. These regulations are further augmented by the International Maritime Organization, Society of International Gas Tanker & Terminal Operators Ltd. (“SIGTTO”), and other applicable industry standards and codes which are required and incorporated by reference in the regulations and documents promulgated by these entities. The industry guideline adopted by SIGTTO is specifically referenced in the two Terminal Use Agreements (“TUA”) between Sabine Pass LNG, L.P and the Project’s anchor Customers, Total LNG USA, Inc. and Chevron USA Inc. Equipment provided under both Phase 1 and Phase 2 incorporates the latest technology updates with respect to high efficiency performance and low emissions. Thus the Project will represent little risk from an equipment performance and reliability perspective. Based on the foregoing requirements, in Stone & Webster Consultants’ opinion, the design is consistent with that of similar facilities within the United States and abroad and should result in an LNG terminal facility capable of fulfilling the commitments made under the TUAs.

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5.2    Phase 1 Contracting Strategy

Cheniere contracted Bechtel to undertake the FEED for the Project. It pre-selected MHI/Matrix as the LNG Tank Subcontractor, Weeks Marine as the Marine Subcontractor, and Recon as the Soils Improvement Subcontractor. In addition, Cheniere limited bidding and negotiation on certain long-lead equipment to one or two vendors, including T-Thermal for the submerged combustion vaporizers, IHI for the boil-off gas compressor, and FMC and Connex SVT for the unloading arms. It then negotiated with Bechtel on an open-book estimate basis to provide a lump sum price for turnkey EPC Contract for the Project. Stone & Webster confirms that the selected subcontractors and equipment suppliers have the expertise and experience to perform the specified work or provide the equipment.

5.3    Phase 2 Contracting Strategy

Sponsor provided the following draft contracts and agreements for our review and comment:

•	Reimbursable Bechtel EPCCm Contract,;

•	Fixed Price Diamond/Zachry EPC LNG Tank Contract;

•	Unit Rate Recon EPC Contract for Soils Improvement;

All of these contracts were subsequently executed on July 21, 2006.

In addition, we reviewed the executed Willbros/CSPC EPC Contract for Cheniere Sabine Pass Pipeline Project, dated February 1, 2006.

Sabine executed a reimbursable EPCCm Contract with Bechtel that will provide engineering, procurement and construction management services together with direct hire construction services for those activities not provided by other contractors.

The reimbursable form of contract requires additional diligence and oversight by Sabine, especially when Phase 1 and Phase 2 work is being undertaken concurrently by the same contractor but paid under different compensation arrangements. Sabine issued its “Notice to Proceed” to Bechtel on July 26, 2006.

The Phase 1 scope of work is proceeding under a fixed price, lump-sum turn key contract format. In contrast, the Phase 2 Project is being executed using a combination of individual reimbursable or unit rate contracts between Sabine and selected contractors and a reimbursable time and material contract with Bechtel responsible for all work not directly contracted by Sabine including detailed engineering, procurement and construction services. Bechtel will also serve as Sabine’s overall Construction Manager, in overseeing all contractors for the Phase 2 Expansion project. Under this arrangement Sabine retains total responsibility for risks associated with project scope and also assumes the risk for cost increases associated with labor productivity.

In Stone & Webster Consultants’ opinion, Sabine has selected a contracting scheme that facilitates and complements its goal to minimize any interference between Phase 1 and Phase 2 activities. The contracting basis pays cognizance to the change in the EPC contracting environment over the past two years, in particular reluctance to lump sum bid EPC contracts on the US Gulf Coast. Moreover, the contracting strategy pays cognizance to the protection afforded under the Phase 1 lump sum contract by utilizing the same key contractors and vendors. The contracts reflect generally acceptable provisions and terms that do not impinge upon Phase 1. Overall, the contracting strategy provides Sabine with flexibility should it be necessary to change the mode or order in which the work is completed.

5.4    Foundations

The Sabine Pass LNG plant site is situated on an area once utilized by the U.S. Army Corps of Engineers as a depository for Sabine River Channel dredging spoils. Dredged soils in the tank areas have been stabilized to a

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depth of 12 feet below grade. All foundations for major equipment and structures, including the LNG storage tanks, LNG process equipment, pipe racks and marine terminal equipment, are piled. Project specifications required field testing of at least four piles per tank that support the LNG storage tank foundation. Final pile design for the tank foundation piles was determined from these test results.

5.5    Implications of Phase 2 on the Phase 1 Project

Management and co-ordination of the Phase 1 Project and the Phase 2 Stage 1 Expansion Project present challenges that can be met by careful early planning and diligent attention to execution. Accordingly, Sabine and Bechtel have developed procedures and execution plans that address potential interferences or conflicts between the two projects. The potential adverse effect of the Phase 2 Expansion on the Phase 1 Project is mitigated substantially by the one-year lag between the two Project schedules. Essentially all Phase 1 engineering, procurement, and initial construction activities will be completed before those for Phase 2 commence. Sabine has performed a comprehensive scheduling analysis of the common utilization of the full-time crew and crane at the Construction Dock. This analysis indicates no unmanageable conflicts. Sabine represents that it will provide an experienced and adequately staffed Project Management Team and supporting Owner’s Engineer personnel to properly oversee Bechtel and the other Expansion Project contractors. Sabine and Bechtel will provide a user-friendly, logic-linked Critical Path Method (“CPM”) control schedule as quickly as practical to allow detailed planning especially of tie-ins to the Phase 1 facilities, as well as common use of the Construction Dock and public access roads by all parties, including the two export pipeline projects. Stone & Webster Consultants confirms that this is consistent with good industry practice.

Sabine and Bechtel have implemented enhanced compensation programs to attract and retain skilled construction craft labor for both Projects. Should competition with outside projects drawing on the same labor resource create overall labor shortages at the Sabine site, Phase 1 will have absolute priority to available labor resources. Sabine plans to hire extra operations personnel on a term-contract basis to satisfy operations requirements of both Phases. The term-contract personnel will be released upon achievement of full operational status for the entire expanded facility. Total and Chevron have contracted to use the proposed KMLP pipeline for the transportation of their natural gas, thus completely freeing up the CSPP pipeline for unhindered access by Sabine for commissioning, performance testing of both Phase 1 and Phase 2, and for normal operation of the Phase 2 Stage 1 facilities in servicing the Cheniere TUA export volumes.

Given these scenarios and the overall Phase 2 Stage 1 Project Execution Plan, in Stone & Webster Consultants’ opinion, there are no unmanageable potential impacts, interferences or conflicts between the Phase 1 Project and the Phase 2 Stage 1 Expansion Project in terms of engineering, procurement, construction, commissioning, and performance testing, nor in terms of the achievement and continuation of normal operational status.

6.0    Construction Budget

6.1    Phase 1 Budget

The EPC Contract portion of the Phase 1 Project cost is being implemented under a LSTK contract with Bechtel. In our opinion, the Owner’s Costs properly reflect the responsibilities and risks carried by the Owner. The Total Phase 1 Project Costs is currently budgeted to fall in the range of US$900 to US$950 million. Stone & Webster Consultants has reviewed the detailed build-up of both the EPC Contract Cost and the Owner’s Costs. In our opinion, based upon our benchmarking of this CAPEX budget against comparable projects, the budget is reasonable.

6.2    Phase 2 Budget

The EPC Contract portion of the Phase 2 Project cost is being implemented under a reimbursable EPCCm contract with Bechtel and under fixed-price EPC Contracts with other contractors. In our opinion, the Owner’s

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Costs properly reflect the responsibilities and risks carried by the Owner. The Total Phase 2 Stage 1 Project Cost is currently budgeted to fall in the range of US$500 to US$550 million. Stone & Webster Consultants has reviewed the detailed build-up of both the EPC Contract Cost and the Owner’s Costs. In our opinion, based upon our benchmarking of this CAPEX budget against comparable projects, including the Phase 1 Project, the budget is reasonable.

7.0    Construction Schedule

7.1    Phase 1

The Force Majeure impacts from the hurricanes, resulting in extension of the Guaranteed Substantial Completion Date from September 2, 2008 to December 20, 2008, have been incorporated into the updated Level III CPM Schedule. The revised key contractual Project Milestone dates are summarized below in Table 7.1-1.

Bechtel’s primary critical path runs through the LNG Storage tanks, with RFCD of LNG Tank 2 scheduled for March 23, 2008, with zero float. A near parallel secondary critical path runs through startup of the power generation facilities, which is scheduled for September 27, 2007. This activity currently has nine days of positive float. This means that the actual startup of these facilities can still slip 9 working days without impacting achievement of the Target Bonus Date. Timely startup of the power generation facilities is integral to Bechtel being able to pre-commission and commission the entire terminal. The scheduled Target Bonus Date of April 3, 2008 is currently indicated as having zero days of float, as this is the reference point for the Schedule. However, in Stone & Webster Consultants opinion, field construction is being undertaken in a well-managed and proactive manner. Once engineering and procurement constraints are removed, Stone & Webster Consultants expects construction management to generate float and achieve the Target Bonus Date of April 3, 2008.

Table 7.1-1

Scheduled Key Milestone Dates

Milestone Description	EPC Contract Basis	Early Finish	Late Finish
FERC Approval	Condition Precedent	Dec 21, 2004	Completed
Limited Notice to Proceed (LNTP)	On or Before Jan 4, 2005	Jan 4, 2005	Completed
Notice to Proceed (NTP)	Min 90 days after LNTP	April 4, 2005	Completed
Approved Perf. Test Procedures	By 24 Months after NTP	April 4, 2007	April 4, 2007
Submit Target Bonus Test Procedures		Jan. 7, 2008	Jan. 18, 2008
Ready For Cool Down System #1	Terminal plus Tank No.1	Feb 18, 2008	Feb 28, 2008
Ready For Cool Down System #2	LNG Tank No.2	March 21, 2008	March 25, 2008
Target Bonus Date (2000 MMscfd)	1095 days after NTP	April 3, 2008	April 3, 2008
Ready For Cool Down System #3	LNG Tank No.3	July 1, 2008	Sept. 5, 2008
Ready For Performance Testing		July 18, 2008	July 18, 2008
Substantial Completion		Sept 2, 2008	Nov. 8, 2008
Guaranteed Substantial Completion	1355 days after NTP	Nov. 8, 2008	Dec. 20, 2008
Final Completion (EPC Contract)	Max 90 days after SC	Dec. 10, 2008	Feb. 12, 2009
Total TUA Commences	Total TUA Agreement	April 1, 2009	April 1, 2009
Chevron TUA Commences	Chevron TUA	July 1, 2009	July 1, 2009

7.2    Phase 2

Start-up and commissioning of the Phase 2 Expansion facilities are scheduled for the second quarter of 2009 based on an overall construction duration of 36 months from an Effective Date of late July 2006. While this

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duration would be considered overly optimistic for a new grass-roots facility, in Stone & Webster Consultants opinion, it is aggressive but achievable for the Phase 2 Stage 1 Expansion Project, recognizing that the commercial negotiations and design for the major equipment has already been concluded. This notwithstanding, the construction period for the LNG tanks does not contain excessive float and is not overly generous. Sabine and Bechtel will develop a rigorous, logic-linked, Critical Path Method (“CPM”) control schedule within 120 days after NTP. The CPM schedule will allow detailed planning of tie-ins to the Phase 1 facilities and evaluation of access to the site by all parties, including the two export pipeline projects.

8.0    Environmental Risks

Stone & Webster Consultants has reviewed the environmental and regulatory information provided to us by Sabine pertaining to the Phase 2 Expansion, most of which is contained in Sabine’s FERC application. FERC has issued its permit to construct the Phase 2 Expansion. In Stone & Webster Consultants’ opinion, Sabine should be able to obtain the requisite supplementary permits and other regulatory authorizations for the Phase 2 Expansion Project without significant impacts upon either the Phase 1 Project or to the Phase 2 Expansion Project costs or schedule. The expanded facilities will comply with the Equator Principles.

9.0    Operations & Maintenance Programs

9.1    Expanded Terminal O&M Costs

During the Phase 2 due diligence, Stone & Webster Consultants and Sabine mutually agreed on an operations and maintenance budget for the expanded, Phase 1 plus Phase 2 LNG Terminal, which is summarized in Table 9.1-1. These O&M Expenses were duplicated in the original due diligence Financial Models. The entries reflect those costs and expenses expected during the first full TUA Contract Year of operations, 2010.

Table 9.1-1

LNG Terminal O&M Expenses

Contract Year 2010

O&M Expense Description	2,000 MMscfd US$ Million	4,000 MMscfd US$ Million
Operations, Maintenance & Contract Labor Costs	10.0	10.0
Other Fixed Operations and Maintenance Costs	14.5	15.2
Subtotal Fixed O&M Costs	24.5	25.2
Fixed Opex Contingency Allowance @ 2.5 percent	0.6	0.6
Total Annual Fixed O&M Costs	25.1	25.8
Annual G&A Costs (Sabine Management & O&M Agreements)	8.3	8.3
Annual GE Power Generation Long-term Maintenance Expenses	3.2	4.6
Total Operations & Maintenance Expenses for Year 2010	36.6	38.7

9.2    Terminal Operational Issues

Based upon all information available, Lanier, an outside marine consultant, concluded in its Marine Traffic Study that the infrastructure of the Sabine-Neches Waterway, coupled with projected staffing increases by the Sabine Pilots Association, would be adequate to handle all of the ship traffic increases projected over the next ten years, including the addition of the three new LNG terminals currently planned by other developers along the Sabine-Neches Waterway. Stone & Webster Consultants concurs with this assessment.

The Phase 1 due diligence effort and the two primary TUAs were based on the assumption that Sabine would receive LNG deliveries by carriers averaging 140,000 cubic meters in size. In Stone & Webster

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Consultants’ opinion, an average unloading time of 30 hours per LNG carrier is sufficient. This unloading time is supported by shipping simulation study results obtained from software provided to Sabine by an outside shipping consultant. This unloading time results in a total unloading time of 14,160 hours shared between the two berths, which in turn results in 2,880 hours of slack time between the two berths. This is quite reasonable, assuming the average LNG carrier size is 140,000 cubic meters. However, the bulk of the current LNG carrier fleet ranges between 125,000 and 140,000 cubic meters in size. Assuming half of the deliveries were to arrive by 125,000 cubic meter carriers and half by 140,000 carriers, the total number of deliveries would be approximately 500. Assuming the same unloading time of 30 hours each results in a cumulative unloading time of 15,000 hours. The available slack time for this scenario would be 2,040 hours for a utilization percentage of 88 percent, which is also acceptable. Therefore, in Stone & Webster Consultants’ opinion, the marine unloading facilities as currently designed are more than adequate to support the 2,000 MMscfd of capacity held by the two primary TUA Customers. The facilities also appear to be adequate to support the Sabine Pass LNG Terminal expansion to its peak export capacity 4,000 MMscfd, given that a number of recently ordered LNG carriers are around the 250,000 cubic meter capacity for which the marine terminal is designed.

Sabine’s plan calls for up to fifteen of the pump/vaporizer tandem units to operate at peak capacity, with at least one unit remaining idle as a spare. However, only twelve SCVs are required to meet the combined average demand of the two primary TUA Customers, or 2,000 MMscfd.

In Stone & Webster Consultant’s opinion, one single spare vaporization tandem unit is insufficient to claim a continuous vaporization capacity of 4,000 MMscfd of gas for the expanded facilities. Sabine has not yet commissioned a comprehensive RAM analysis to determine the expected overall availability of the expanded facilities. Therefore Stone & Webster Consultants determined its own estimate of the availability of the expanded facilities to be a sustained export capacity of approximately 3,500 to 3,600 MMscfd, corresponding to 20 of 24 installed SCVs in operation. Therefore, in Stone & Webster Consultants’ opinion, Sabine will be able to demonstrate the necessary performance level to service the two primary TUA Customers.

Stone & Webster Consultants is of the opinion that the addition of the fourth power generation unit will cover the power consumption requirements of the Phase 2 Stage 1 Expansion Project, such that three units will cover operations with the fourth unit as a stand-by spare. In Stone & Webster Consultants’ opinion, the proposed power generation facilities for the Phase 2 Expansion Project will provide a reliable system that will meet all potential Project performance expectations.

The responsibility for providing pipeline interconnections between the terminal and the existing export natural gas pipeline grid system rests solely with each of the respective Customers of the Sabine Pass LNG Terminal. CSPP has received FERC authorization to construct the CSPP pipeline with an authorized capacity of 2,600 MMscfd. However, Total and Chevron both have indicated that they instead plan to export gas via a new KMLP pipeline, and they are responsible for ensuring that the KMLP will be operational when the two primary TUAs commence operations. CSPP has executed a contract with Willbros Group, Inc. to have the CSPP installed and ready for service by September 30, 2007. The scheduled Target Bonus Date for the Phase 1 Sabine Pass LNG Terminal Project is April 3, 2008, so the CSPP should be available to the Project in sufficient time for commissioning and testing under the Bechtel EPC Contract for EPC Contract completion and testing of the Phase 1 Project.

Stone & Webster Consultants has reviewed the proposed OPEX for the combined Phase 1 and Phase 2 Stage 1 facilities. In our opinion, a reasonable level of OPEX has been established by Sabine for the expanded terminal.

10.0    Contracts

10.1    TUAs

Stone & Webster Consultants has reviewed the Total and Chevron TUAs that form the financial foundation of the Project, the respective executed TUA-associated Omnibus Agreements and the executed EPC Contract for Phase 1, dated December 18, 2004.

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Under each of the TUAs, the fees to be paid to Sabine include a Fixed Component Fee, set at US$0.28 per MMBtu of LNG received and is fixed for the 20-year term of the TUA. The FOC Component Fee, designed to partially reimburse Sabine for fixed operating costs, is set initially at US$0.04 per MMBtu, but it is subject to escalation according to the U.S. Consumer Price Index. Also, Sabine is entitled to 2.0 percent of the LNG received for internal terminal energy consumption, primarily for vaporizer and power generation fuel. Stone & Webster Consultants confirms that this should be ample to cover the anticipated consumption. All third-party marine terminal expenses (tug boats and line service boats, etc.) can be passed through 100 percent to the Customers, and the Customers are also obligated to pay a portion of the terminal taxes in addition to the fixed fees. Overall, in Stone & Webster Consultants’ opinion, the TUA fee structure is favorable to the Sponsor, in that payment is due in general terms regardless of terminal throughput, with little risk in terms of Force Majeure and Termination. .

An Omnibus Agreement forms an addendum to each TUA, and provides in each case for early payments, termed Capacity Reservation Fees, of the Fixed Component of the Reservation Fee. These provisions call for Total and Chevron to make US$20.0 million payments to the Sponsor that will be recouped through a monthly reduction in the Fixed Component Fee equal to US$166,667 per month (US$2 million per annum for each) for the first ten years of primary TUA operations.

10.2    Phase 1 EPC Contract

Stone & Webster Consultants reviewed the executed EPC Contract, including the Attachments and Schedules. In our opinion, the EPC Contract generally conforms to the structure, format, and content of basic engineering, procurement and construction contracts utilized for the design and construction of facilities of this type.

The Contract stipulates a payment retention of five percent of each payment due to the Contractor. These funds are surrendered to the Contractor upon achievement of Substantial Completion. Similarly, the Contractor must maintain a Letter of Credit (“LOC”), valued at ten percent of the Contract Price. Upon achievement of Substantial Completion, the value is reduced to five percent, and the LOC is retired completely at the end of the Defects Correction Period, which ends eighteen months following Substantial Completion. These provisions, in general, provide favorable protection against EPC Contractor non-performance during the construction and warranty periods.

As noted previously, the current EPC Contract schedule is based on a 44-month duration, which Stone & Webster Consultants considered to be reasonable. Most schedules for similar facilities range from 37 to 45 months. Even though the Contract provides for Delay Liquidated Damages of up to 10 percent of the Contract Price, robust for a facility of this type, Stone & Webster Consultants sees little likelihood that Delay Liquidated Damages will require enforcement. Performance Liquidated Damages are specified with a maximum liability of up to 10 percent of the Contract Price for Sendout Rate Performance deficiency and up to two percent for Ship Unloading Time deficiency. The aggregate Performance Liquidated Damages are limited to 10 percent. Thus the Contactor is obligated for a maximum Liquidated Damages liability of 20 percent of the Contract Price.

Total Phase 1 EPC Contract maximum liability is limited to 30 percent; however, the Contractor is obligated for much higher liability in the requirement to demonstrate operational capability of all facilities prior to formal Performance Testing, all of which, taken together, constitute favorable protection. Overall, Stone & Webster considers that the terms of the EPC Contract are reasonable and properly place the responsibility for the timely completion and technical performance of the Project on the general EPC Contractor.

11.0    Conclusions

In Stone & Webster Consultants’ opinion:

•	The Phase 1 Project is technically viable;

•	The Phase 1 Project Budget is reasonable;

16

•	The Phase 1 Schedule is reasonable;

•	The Phase 1 Project has been approved by FERC, indicating compliance with environmental regulations and that environmental risks are low;

•	The Phase 1 Project contracting strategy is reasonable and minimizes the strain on a start-up company;

•	The Phase 1 EPC contract provides a suitable basis for contracting the required services;

•	The Phase 1 Project will provide ample availability to service the required 2,000 MMscfd export capacity requirements of the two primary TUA customers;

•	The Phase 2 Stage 1 Expansion of Sabine Pass poses negligible risk to the timely completion and operation of the Phase 1 Project;

•	The Phase 2 Stage 1 Expansion is technically feasible and viable;

•	The Phase 2 Stage 1 Budget is reasonable and generally consistent with that for the Phase 1 Project;

•	The Phase 2 Stage 1 Schedule is reasonable;

•	The Phase 2 Project has been approved by FERC, indicating compliance with environmental regulations and that environmental risks are low;

•	The Phase 2 Stage 1 Project contracting strategy provides the Company with maximum flexibility in Phase 2 Project execution;

•	The Phase 2 Stage 1 construction contracts provide a suitable basis for contracting the required services without impinging on the Phase 1 Project interests;

•	The Phase 2 Stage 1 Project will in effect increase the overall export capacity to a maximum peak rate of 4,000 MMscfd and a long-term sustainable capacity of at least 3,500 MMscfd.

17

12,500,000 Common Units

Representing Limited Partner Interests

Cheniere Energy Partners, L.P.

P R O S P E C T U S

                    , 2007

Citigroup

Merrill Lynch & Co.

Credit Suisse

Until                     , 2007 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the NASD filing fee, the amounts set forth below are estimates.

SEC registration fee		$32,301
NASD filing fee		30,688
American Stock Exchange listing fee		*
Printing and engraving expenses		*
Fees and expenses of legal counsel		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers

The section of the prospectus entitled “The Partnership Agreement—Indemnification” discloses that we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is also made to Section 8 of the form of Underwriting Agreement to be filed as an exhibit to this registration statement in which we and our affiliates will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Item 15. Recent Sales of Unregistered Securities.

On November 21, 2006, in connection with the formation of the partnership, Cheniere Energy Partners, L.P. issued (1) to Cheniere LNG Holdings, LLC the 98% limited partner interest in the partnership for $980 and (2) to Cheniere Energy Partners GP, LLC the 2% general partner interest in an offering exempt from registration under Section 4(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.

Item 16. Exhibit and Financial Statement Schedules

(a) The following documents are filed as exhibits to this registration statement.

Exhibit No.		Description
1.1	**	Form of Underwriting Agreement.

3.1	+	Certificate of Limited Partnership of Cheniere Energy Partners, L.P.

3.2	**	Form of Amended and Restated Agreement of Limited Partnership of Cheniere Energy Partners, L.P. (included as Appendix A to the Prospectus).

Exhibit No.		Description
3.3	+	Certificate of Formation of Cheniere Energy Partners GP, LLC.

3.4	**	Form of Amended and Restated Limited Liability Company Agreement of Cheniere Energy Partners GP, LLC.

4.1		Indenture, dated as of November 9, 2006, by and between Sabine Pass LNG, L.P., as issuer, and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to Cheniere Energy, Inc.’s Current Report on Form 8-K (SEC File No. 001-16383), filed on November 16, 2006).

4.2		Registration Rights Agreement, dated as of November 9, 2006, by and among Sabine Pass LNG, L.P. and Credit Suisse Securities (USA) LLC, as representative of the several initial purchasers (incorporated by reference to Exhibit 4.4 to Cheniere Energy, Inc.’s Current Report on Form 8-K (SEC File No. 001-16383), filed on November 16, 2006).

4.3		Form of 7.25% Senior Secured Note due 2013 (included as Exhibit A1 to Exhibit 4.1 above).

4.4		Form of 7.50% Senior Secured Note due 2016 (included as Exhibit A1 to Exhibit 4.1 above).

5.1	**	Opinion of Andrews Kurth LLP as to the legality of the securities being registered.

8.1	**	Opinion of Andrews Kurth LLP relating to tax matters.

10.1		Collateral Trust Agreement, dated November 9, 2006, by and among Sabine Pass LNG, L.P., The Bank of New York, as collateral trustee, Sabine Pass LNG-GP, Inc. and Sabine Pass LNG-LP, LLC (incorporated by reference to Exhibit 10.1 to Cheniere Energy, Inc.’s Current Report on Form 8-K (SEC File No. 001-16383), filed on November 16, 2006).

10.2		Amended and Restated Parity Lien Security Agreement, dated November 9, 2006, by and between Sabine Pass LNG, L.P. and The Bank of New York, as collateral trustee (incorporated by reference to Exhibit 10.2 to Cheniere Energy, Inc.’s Current Report on Form 8-K (SEC File No. 001-16383), filed on November 16, 2006).

10.3		Third Amended and Restated Multiple Indebtedness Mortgage, Assignment of Rents and Leases and Security Agreement, dated November 9, 2006, between the Sabine Pass LNG, L.P. and The Bank of New York, as collateral trustee (incorporated by reference to Exhibit 10.3 to Cheniere Energy, Inc.’s Current Report on Form 8-K (SEC File No. 001-16383), filed on November 16, 2006).

10.4		Amended and Restated Parity Lien Pledge Agreement, dated November 9, 2006, by and among Sabine Pass LNG, L.P., Sabine Pass LNG-GP, Inc., Sabine Pass LNG-LP, LLC and The Bank of New York, as collateral trustee (incorporated by reference to Exhibit 10.4 to Cheniere Energy, Inc.’s Current Report on Form 8-K (SEC File No. 001-16383), filed on November 16, 2006).

10.5		Security Deposit Agreement, dated November 9, 2006, by and among Sabine Pass LNG, L.P., The Bank of New York, as collateral trustee, and The Bank of New York, as depositary agent (incorporated by reference to Exhibit 10.5 to Cheniere Energy, Inc.’s Current Report on Form 8-K (SEC File No. 001-16383), filed on November 16, 2006).

10.6		State Tax Sharing Agreement, dated November 9, 2006, by and between Cheniere Energy, Inc. and Sabine Pass LNG, L.P. (incorporated by reference to Exhibit 10.9 to Cheniere Energy, Inc.’s Current Report on Form 8-K (SEC File No. 001-16383), filed on November 16, 2006).

10.7		Amended and Restated Terminal Use Agreement, dated November 9, 2006, by and between Cheniere Marketing, Inc. and Sabine Pass LNG, L.P. (incorporated by reference to Exhibit 10.6 to Cheniere Energy, Inc.’s Current Report on Form 8-K (SEC File No. 001-16383), filed on November 16, 2006).

10.8		Guarantee Agreement, dated as of November 9, 2006, by Cheniere Energy, Inc. in favor of Sabine Pass LNG, L.P. (incorporated by reference to Exhibit 10.7 to Cheniere Energy, Inc.’s Current Report on Form 8-K (SEC File No. 001-16383), filed on November 16, 2006).

Exhibit No.	Description
10.9	Letter Agreement, dated November 9, 2006, by and among Cheniere Marketing, Inc., Cheniere LNG, Inc. and Sabine Pass LNG, L.P. in favor of Sabine Pass LNG, L.P. (incorporated by reference to Exhibit 10.8 to Cheniere Energy, Inc.’s Current Report on Form 8-K (SEC File No. 001-16383), filed on November 16, 2006).

10.10	LNG Terminal Use Agreement, dated November 8, 2004, by and between Chevron U.S.A. Inc. and Sabine Pass LNG, L.P. (incorporated by reference to Exhibit 10.4 to Cheniere Energy, Inc.’s Quarterly Report on Form 10-Q (SEC File No. 001-16383), filed on November 15, 2004).

10.11	Omnibus Agreement, dated November 8, 2004, by and between Chevron U.S.A. Inc. and Sabine Pass LNG, L.P. (incorporated by reference to Exhibit 10.5 to Cheniere Energy, Inc.’s Quarterly Report on Form 10-Q (SEC File No. 001-16383), filed on November 15, 2004).

10.12	Guaranty Agreement, dated December 15, 2004, from ChevronTexaco Corporation to Sabine Pass LNG, L.P. (incorporated by reference to Exhibit 10.12 to Sabine Pass LNG, L.P.’s Registration Statement on Form S-4 (SEC File No. 333-138916), filed on November 22, 2006).

10.13	Amendment to LNG Terminal Use Agreement, dated December 1, 2005, by and between Chevron USA, Inc. and Sabine Pass LNG, L.P. (incorporated by reference to Exhibit 10.12 to Sabine Pass LNG, L.P.’s Registration Statement on Form S-4 (SEC File No. 333-138916), filed on November 22, 2006).

10.14	LNG Terminal Use Agreement, dated September 2, 2004, by and between Total LNG USA, Inc. and Sabine Pass LNG, L.P. (incorporated by reference to Exhibit 10.1 to Cheniere Energy, Inc.’s Quarterly Report on Form 10-Q (SEC File No. 001-16383), filed on November 15, 2004).

10.15	Amendment of LNG Terminal Use Agreement, dated January 24, 2005, by and between Total LNG USA, Inc. and Sabine Pass LNG, L.P. (incorporated by reference to Exhibit 10.40 to Cheniere Energy, Inc.’s Annual Report on Form 10-K (SEC File No. 001-16383), filed on March 10, 2005).

10.16	Omnibus Agreement, dated September 2, 2004, by and between Total LNG USA, Inc. and Sabine Pass LNG, L.P. (incorporated by reference to Exhibit 10.2 to Cheniere Energy, Inc.’s Quarterly Report on Form 10-Q (SEC File No. 001-16383), filed on November 15, 2004).

10.17	Guaranty, dated as of November 9, 2004, by Total S.A. in favor of Sabine Pass LNG, L.P. (incorporated by reference to Exhibit 10.3 to Cheniere Energy, Inc.’s Quarterly Report on Form 10-Q (SEC File No. 001-16383), filed on November 15, 2004).

10.18	Operation and Maintenance Agreement, dated February 25, 2005, between Sabine Pass LNG, L.P. and Cheniere LNG O&M Services, L.P. (incorporated by reference to Exhibit 10.5 to Cheniere Energy, Inc.’s Current Report on Form 8-K (SEC File No. 001-16383), filed on March 2, 2005).

10.19	Management Services Agreement, dated February 25, 2005, between Sabine Pass LNG-GP, Inc. and Sabine Pass LNG, L.P. (incorporated by reference to Exhibit 10.6 to Cheniere Energy, Inc.’s Current Report on Form 8-K (SEC File No. 001-16383), filed on March 2, 2005).

10.20	Lump Sum Turnkey Engineering, Procurement and Construction Agreement, dated December 18, 2004, between Sabine Pass LNG, L.P. and Bechtel Corporation (incorporated by reference to Exhibit 10.1 to Cheniere Energy, Inc.’s Current Report on Form 8-K (SEC File No. 001-16383), filed on December 20, 2004).

10.21	Change Orders 1 through 27 to Lump Sum Turnkey Engineering, Procurement and Construction Agreement dated December 18, 2004 between Sabine Pass LNG, L.P. and Bechtel Corporation (incorporated by reference to Exhibit 10.15 to Cheniere Energy, Inc.’s Annual Report on Form 10-K (SEC File No. 001-16383), filed on March 3, 2006).

10.22	Change Orders 28, 29 and 31 to Lump Sum Turnkey Engineering, Procurement and Construction Agreement dated December 18, 2004 between Sabine Pass LNG, L.P. and Bechtel Corporation (incorporated by reference to Exhibit 10.4 to Cheniere Energy, Inc.’s Quarterly Report on Form 10-Q (SEC File No. 001-16383), filed on May 5, 2006).

Exhibit No.	Description
10.23	Change Orders 30, 32 and 33 to Lump Sum Turnkey Engineering, Procurement and Construction Agreement dated December 18, 2004 between Sabine Pass LNG, L.P. and Bechtel Corporation (incorporated by reference to Exhibit 10.10 to Cheniere Energy, Inc.’s Quarterly Report on Form 10-Q (SEC File No. 001-16383), filed on August 4, 2006).

10.24	Change Orders 34, 35, 36, 37 and 38 to Lump Sum Turnkey Engineering, Procurement and Construction Agreement dated December 18, 2004, between Sabine Pass LNG, L.P. and Bechtel Corporation (incorporated by reference to Exhibit 10.1 to Cheniere Energy, Inc.’s Quarterly Report on Form 10-Q (SEC File No. 001-16383), filed on November 6, 2006).

10.25	Agreement for Engineering, Procurement, Construction and Management of Construction Services for the Sabine Phase 2 Receiving, Storage and Regasification Terminal Expansion, dated July 21, 2006, between Sabine Pass LNG, L.P. and Bechtel Corporation (incorporated by reference to Exhibit 10.7 to Cheniere Energy, Inc.’s Quarterly Report on Form 10-Q (SEC File No. 001-16383), filed on August 4, 2006).

10.26	Change Order 1 to Agreement for Engineering, Procurement, Construction and Management of Construction Services for the Sabine Phase 2 Receiving, Storage and Regasification Terminal Expansion, dated July 21, 2006, between Sabine Pass LNG, L.P. and Bechtel Corporation (incorporated by reference to Exhibit 10.2 to Cheniere Energy, Inc.’s Quarterly Report on Form 10-Q (SEC File No. 001-16383), filed on November 6, 2006).

10.27	Engineer, Procure and Construct (EPC) LNG Tank Contract, dated July 21, 2006, among Sabine Pass LNG, L.P., Zachry Construction Corporation and Diamond LNG LLC (incorporated by reference to Exhibit 10.8 to Cheniere Energy, Inc.’s Quarterly Report on Form 10-Q (SEC File No. 001-16383), filed on August 4, 2006).

10.28	Engineer, Procure and Construct (EPC) LNG Unit Rate Soil Contract, dated July 21, 2006, between Sabine Pass LNG, L.P. and Remedial Construction Services, L.P. (incorporated by reference to Exhibit 10.9 to Cheniere Energy, Inc.’s Quarterly Report on Form 10-Q (SEC File No. 001-16383), filed on August 4, 2006).

10.29**	Management Services Agreement, dated September 1, 2006, between Sabine Pass LNG-GP, Inc. and Cheniere LNG Terminals, Inc.

10.30**	Form of Services Agreement between Cheniere Energy Partners, L.P. and Cheniere LNG Terminals, Inc.

10.31**	Form of Services and Secondment Agreement between Cheniere LNG O&M Services, L.P. and Cheniere Energy Partners GP, LLC.

10.32**	Form of Contribution, Conveyance and Assumption Agreement.

10.33**	Form of Cheniere Energy Partners, L.P. 2007 Long-Term Incentive Plan.

10.34+	Change Order 39 to Lump Sum Turnkey Engineering, Procurement and Construction Agreement dated December 18, 2004, between Sabine Pass LNG, L.P. and Bechtel Corporation.

10.35	Change Order 40 to Lump Sum Turnkey Engineering, Procurement and Construction Agreement dated December 11, 2006, between Sabine Pass LNG, L.P. and Bechtel Corporation (incorporated by reference to Exhibit 10.31 to Sabine Pass LNG, L.P.’s Registration Statement on Form S-4/A (SEC File No. 333-138916), filed on January 10, 2007).

10.36*	Change Order 41 to Lump Sum Turnkey Engineering, Procurement and Construction Agreement dated December 11, 2006, between Sabine Pass LNG, L.P. and Bechtel Corporation.

10.37	Settlement and Purchase Agreement dated as of June 14, 2001, by and among Cheniere Energy, Inc., CXY Corporation, Crest Energy, L.L.C., Crest Investment Company and Freeport LNG Terminal, LLC, and two related letter agreements, each dated February 27, 2003.

Exhibit No.	Description

10.38	Letter regarding Assumption and Adoption of Obligations under Settlement and Purchase Agreement, dated May 9, 2005, and Indemnification Agreement, dated May 9, 2005, by Cheniere Energy, Inc. (incorporated by reference to Exhibit 10.29 to Sabine Pass LNG, L.P.’s Registration Statement on Form S-4/A (SEC File No. 333-138916), filed on January 10, 2007).

21.1+	List of Subsidiaries of Cheniere Energy Partners, L.P.

23.1*	Consent of UHY LLP.

23.2**	Consents of Andrews Kurth LLP (included in Exhibit 5.1 and Exhibit 8.1).

23.3*	Consent of Stone & Webster Management Consultants, Inc.

23.4+	Consent of Lon McCain to be named as a director.

24.1+	Powers of Attorney (included in signature pages).

24.2*	Power of Attorney of Meg Gentle.

+	Previously filed
*	Filed herewith
**	To be filed by amendment.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

The registrant undertakes to send to each limited partner at least on an annual basis a detailed statement of any transactions with Cheniere Energy Partners GP, LLC or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to Cheniere Energy Partners GP, LLC or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the partnership.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 25, 2007.

CHENIERE ENERGY PARTNERS, L.P.

By:	Cheniere Energy Partners GP, LLC, its general partner

By:	/S/ DON A. TURKLESON
Name:	Don A. Turkleson
Title:	Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the general partner of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

* Charif Souki	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	January 25, 2007

* Stanley C. Horton	Director, President and Chief Operating Officer	January 25, 2007

/S/ DON A. TURKLESON Don A. Turkleson	Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 25, 2007

/S/ MEG GENTLE Meg Gentle	Director	January 25, 2007

* Keith M. Meyer	Director	January 25, 2007

*By:	/s/ DON A. TURKLESON
Don A. Turkleson Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.		Description
1.1	**	Form of Underwriting Agreement.

3.1	+	Certificate of Limited Partnership of Cheniere Energy Partners, L.P.

3.2	**	Form of Amended and Restated Agreement of Limited Partnership of Cheniere Energy Partners, L.P. (included as Appendix A to the Prospectus).

3.3	+	Certificate of Formation of Cheniere Energy Partners GP, LLC.

3.4	**	Form of Amended and Restated Limited Liability Company Agreement of Cheniere Energy Partners GP, LLC.

4.1		Indenture, dated as of November 9, 2006, by and between Sabine Pass LNG, L.P., as issuer, and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to Cheniere Energy, Inc.’s Current Report on Form 8-K (SEC File No. 001-16383), filed on November 16, 2006).

4.2		Registration Rights Agreement, dated as of November 9, 2006, by and among Sabine Pass LNG, L.P. and Credit Suisse Securities (USA) LLC, as representative of the several initial purchasers (incorporated by reference to Exhibit 4.4 to Cheniere Energy, Inc.’s Current Report on Form 8-K (SEC File No. 001-16383), filed on November 16, 2006).

4.3		Form of 7.25% Senior Secured Note due 2013 (included as Exhibit A1 to Exhibit 4.1 above).

4.4		Form of 7.50% Senior Secured Note due 2016 (included as Exhibit A1 to Exhibit 4.1 above).

5.1	**	Opinion of Andrews Kurth LLP as to the legality of the securities being registered.

8.1	**	Opinion of Andrews Kurth LLP relating to tax matters.

10.1		Collateral Trust Agreement, dated November 9, 2006, by and among Sabine Pass LNG, L.P., The Bank of New York, as collateral trustee, Sabine Pass LNG-GP, Inc. and Sabine Pass LNG-LP, LLC (incorporated by reference to Exhibit 10.1 to Cheniere Energy, Inc.’s Current Report on Form 8-K (SEC File No. 001-16383), filed on November 16, 2006).

10.2		Amended and Restated Parity Lien Security Agreement, dated November 9, 2006, by and between Sabine Pass LNG, L.P. and The Bank of New York, as collateral trustee (incorporated by reference to Exhibit 10.2 to Cheniere Energy, Inc.’s Current Report on Form 8-K (SEC File No. 001-16383), filed on November 16, 2006).

10.3		Third Amended and Restated Multiple Indebtedness Mortgage, Assignment of Rents and Leases and Security Agreement, dated November 9, 2006, between the Sabine Pass LNG, L.P. and The Bank of New York, as collateral trustee (incorporated by reference to Exhibit 10.3 to Cheniere Energy, Inc.’s Current Report on Form 8-K (SEC File No. 001-16383), filed on November 16, 2006).

10.4		Amended and Restated Parity Lien Pledge Agreement, dated November 9, 2006, by and among Sabine Pass LNG, L.P., Sabine Pass LNG-GP, Inc., Sabine Pass LNG-LP, LLC and The Bank of New York, as collateral trustee (incorporated by reference to Exhibit 10.4 to Cheniere Energy, Inc.’s Current Report on Form 8-K (SEC File No. 001-16383), filed on November 16, 2006).

10.5		Security Deposit Agreement, dated November 9, 2006, by and among Sabine Pass LNG, L.P., The Bank of New York, as collateral trustee, and The Bank of New York, as depositary agent (incorporated by reference to Exhibit 10.5 to Cheniere Energy, Inc.’s Current Report on Form 8-K (SEC File No. 001-16383), filed on November 16, 2006).

10.6		State Tax Sharing Agreement, dated November 9, 2006, by and between Cheniere Energy, Inc. and Sabine Pass LNG, L.P. (incorporated by reference to Exhibit 10.9 to Cheniere Energy, Inc.’s Current Report on Form 8-K (SEC File No. 001-16383), filed on November 16, 2006).

Exhibit No.	Description
10.7	Amended and Restated Terminal Use Agreement, dated November 9, 2006, by and between Cheniere Marketing, Inc. and Sabine Pass LNG, L.P. (incorporated by reference to Exhibit 10.6 to Cheniere Energy, Inc.’s Current Report on Form 8-K (SEC File No. 001-16383), filed on November 16, 2006).

10.8	Guarantee Agreement, dated as of November 9, 2006, by Cheniere Energy, Inc. in favor of Sabine Pass LNG, L.P. (incorporated by reference to Exhibit 10.7 to Cheniere Energy, Inc.’s Current Report on Form 8-K (SEC File No. 001-16383), filed on November 16, 2006).

10.9	Letter Agreement, dated November 9, 2006, by and among Cheniere Marketing, Inc., Cheniere LNG, Inc. and Sabine Pass LNG, L.P. in favor of Sabine Pass LNG, L.P. (incorporated by reference to Exhibit 10.8 to Cheniere Energy, Inc.’s Current Report on Form 8-K (SEC File No. 001-16383), filed on November 16, 2006).

10.10	LNG Terminal Use Agreement, dated November 8, 2004, by and between Chevron U.S.A. Inc. and Sabine Pass LNG, L.P. (incorporated by reference to Exhibit 10.4 to Cheniere Energy, Inc.’s Quarterly Report on Form 10-Q (SEC File No. 001-16383), filed on November 15, 2004).

10.11	Omnibus Agreement, dated November 8, 2004, by and between Chevron U.S.A. Inc. and Sabine Pass LNG, L.P. (incorporated by reference to Exhibit 10.5 to Cheniere Energy, Inc.’s Quarterly Report on Form 10-Q (SEC File No. 001-16383), filed on November 15, 2004).

10.12	Guaranty Agreement, dated December 15, 2004, from ChevronTexaco Corporation to Sabine Pass LNG, L.P. (incorporated by reference to Exhibit 10.12 to Sabine Pass LNG, L.P.’s Registration Statement on Form S-4 (SEC File No. 333-138916), filed on November 22, 2006).

10.13	Amendment to LNG Terminal Use Agreement, dated December 1, 2005, by and between Chevron USA, Inc. and Sabine Pass LNG, L.P. (incorporated by reference to Exhibit 10.12 to Sabine Pass LNG, L.P.’s Registration Statement on Form S-4 (SEC File No. 333-138916), filed on November 22, 2006).

10.14	LNG Terminal Use Agreement, dated September 2, 2004, by and between Total LNG USA, Inc. and Sabine Pass LNG, L.P. (incorporated by reference to Exhibit 10.1 to Cheniere Energy, Inc.’s Quarterly Report on Form 10-Q (SEC File No. 001-16383), filed on November 15, 2004).

10.15	Amendment of LNG Terminal Use Agreement, dated January 24, 2005, by and between Total LNG USA, Inc. and Sabine Pass LNG, L.P. (incorporated by reference to Exhibit 10.40 to Cheniere Energy, Inc.’s Annual Report on Form 10-K (SEC File No. 001-16383), filed on March 10, 2005).

10.16	Omnibus Agreement, dated September 2, 2004, by and between Total LNG USA, Inc. and Sabine Pass LNG, L.P. (incorporated by reference to Exhibit 10.2 to Cheniere Energy, Inc.’s Quarterly Report on Form 10-Q (SEC File No. 001-16383), filed on November 15, 2004).

10.17	Guaranty, dated as of November 9, 2004, by Total S.A. in favor of Sabine Pass LNG, L.P. (incorporated by reference to Exhibit 10.3 to Cheniere Energy, Inc.’s Quarterly Report on Form 10-Q (SEC File No. 001-16383), filed on November 15, 2004).

10.18	Operation and Maintenance Agreement, dated February 25, 2005, between Sabine Pass LNG, L.P. and Cheniere LNG O&M Services, L.P. (incorporated by reference to Exhibit 10.5 to Cheniere Energy, Inc.’s Current Report on Form 8-K (SEC File No. 001-16383), filed on March 2, 2005).

10.19	Management Services Agreement, dated February 25, 2005, between Sabine Pass LNG-GP, Inc. and Sabine Pass LNG, L.P. (incorporated by reference to Exhibit 10.6 to Cheniere Energy, Inc.’s Current Report on Form 8-K (SEC File No. 001-16383), filed on March 2, 2005).

10.20	Lump Sum Turnkey Engineering, Procurement and Construction Agreement, dated December 18, 2004, between Sabine Pass LNG, L.P. and Bechtel Corporation (incorporated by reference to Exhibit 10.1 to Cheniere Energy, Inc.’s Current Report on Form 8-K (SEC File No. 001-16383), filed on December 20, 2004).

Exhibit No.	Description
10.21	Change Orders 1 through 27 to Lump Sum Turnkey Engineering, Procurement and Construction Agreement dated December 18, 2004 between Sabine Pass LNG, L.P. and Bechtel Corporation (incorporated by reference to Exhibit 10.15 to Cheniere Energy, Inc.’s Annual Report on Form 10-K (SEC File No. 001-16383), filed on March 3, 2006).

10.22	Change Orders 28, 29 and 31 to Lump Sum Turnkey Engineering, Procurement and Construction Agreement dated December 18, 2004 between Sabine Pass LNG, L.P. and Bechtel Corporation (incorporated by reference to Exhibit 10.4 to Cheniere Energy, Inc.’s Quarterly Report on Form 10-Q (SEC File No. 001-16383), filed on May 5, 2006).

10.23	Change Orders 30, 32 and 33 to Lump Sum Turnkey Engineering, Procurement and Construction Agreement dated December 18, 2004 between Sabine Pass LNG, L.P. and Bechtel Corporation (incorporated by reference to Exhibit 10.10 to Cheniere Energy, Inc.’s Quarterly Report on Form 10-Q (SEC File No. 001-16383), filed on August 4, 2006).

10.24	Change Orders 34, 35, 36, 37 and 38 to Lump Sum Turnkey Engineering, Procurement and Construction Agreement dated December 18, 2004, between Sabine Pass LNG, L.P. and Bechtel Corporation (incorporated by reference to Exhibit 10.1 to Cheniere Energy, Inc.’s Quarterly Report on Form 10-Q (SEC File No. 001-16383), filed on November 6, 2006).

10.25	Agreement for Engineering, Procurement, Construction and Management of Construction Services for the Sabine Phase 2 Receiving, Storage and Regasification Terminal Expansion, dated July 21, 2006, between Sabine Pass LNG, L.P. and Bechtel Corporation (incorporated by reference to Exhibit 10.7 to Cheniere Energy, Inc.’s Quarterly Report on Form 10-Q (SEC File No. 001-16383), filed on August 4, 2006).

10.26	Change Order 1 to Agreement for Engineering, Procurement, Construction and Management of Construction Services for the Sabine Phase 2 Receiving, Storage and Regasification Terminal Expansion, dated July 21, 2006, between Sabine Pass LNG, L.P. and Bechtel Corporation (incorporated by reference to Exhibit 10.2 to Cheniere Energy, Inc.’s Quarterly Report on Form 10-Q (SEC File No. 001-16383), filed on November 6, 2006).

10.27	Engineer, Procure and Construct (EPC) LNG Tank Contract, dated July 21, 2006, among Sabine Pass LNG, L.P., Zachry Construction Corporation and Diamond LNG LLC (incorporated by reference to Exhibit 10.8 to Cheniere Energy, Inc.’s Quarterly Report on Form 10-Q (SEC File No. 001-16383), filed on August 4, 2006).

10.28	Engineer, Procure and Construct (EPC) LNG Unit Rate Soil Contract, dated July 21, 2006, between Sabine Pass LNG, L.P. and Remedial Construction Services, L.P. (incorporated by reference to Exhibit 10.9 to Cheniere Energy, Inc.’s Quarterly Report on Form 10-Q (SEC File No. 001-16383), filed on August 4, 2006).

10.29**	Management Services Agreement, dated September 1, 2006, between Sabine Pass LNG-GP, Inc. and Cheniere LNG Terminals, Inc.

10.30**	Form of Services Agreement between Cheniere Energy Partners, L.P. and Cheniere LNG Terminals, Inc.

10.31**	Form of Services and Secondment Agreement between Cheniere LNG O&M Services, L.P. and Cheniere Energy Partners GP, LLC.

10.32**	Form of Contribution, Conveyance and Assumption Agreement.

10.33**	Form of Cheniere Energy Partners, L.P. 2007 Long-Term Incentive Plan.

10.34+	Change Order 39 to Lump Sum Turnkey Engineering, Procurement and Construction Agreement dated December 18, 2004, between Sabine Pass LNG, L.P. and Bechtel Corporation.

10.35	Change Order 40 to Lump Sum Turnkey Engineering, Procurement and Construction Agreement dated December 11, 2006, between Sabine Pass LNG, L.P. and Bechtel Corporation (incorporated by reference to Exhibit 10.31 to Sabine Pass LNG, L.P.’s Registration Statement on Form S-4/A (SEC File No. 333-138916), filed on January 10, 2007).

Exhibit No.	Description
10.36*	Change Order 41 to Lump Sum Turnkey Engineering, Procurement and Construction Agreement dated December 11, 2006, between Sabine Pass LNG, L.P. and Bechtel Corporation.

10.37*	Settlement and Purchase Agreement dated as of June 14, 2001, by and among Cheniere Energy, Inc., CXY Corporation, Crest Energy, L.L.C., Crest Investment Company and Freeport LNG Terminal, LLC, and two related letter agreements, each dated February 27, 2003.

10.38	Letter regarding Assumption and Adoption of Obligations under Settlement and Purchase Agreement, dated May 9, 2005, and Indemnification Agreement, dated May 9, 2005, by Cheniere Energy, Inc. (incorporated by reference to Exhibit 10.29 to Sabine Pass LNG, L.P.’s Registration Statement on Form S-4/A (SEC File No. 333-138916), filed on January 10, 2007).

21.1+	List of Subsidiaries of Cheniere Energy Partners, L.P.

23.1*	Consent of UHY LLP.

23.2**	Consents of Andrews Kurth LLP (included in Exhibit 5.1 and Exhibit 8.1).

23.3*	Consent of Stone & Webster Management Consultants, Inc.

23.4+	Consent of Lon McCain to be named as a director.

24.1+	Powers of Attorney (included in signature pages).

24.2*	Power of Attorney of Meg Gentle.

+	Previously filed
*	Filed herewith
**	To be filed by amendment.